EXECUTION VERSION

CREDIT AGREEMENT

by and among

CHIQUITA BRANDS INTERNATIONAL, INC.,
as Parent,

CHIQUITA BRANDS L.L.C.,
and each U.S. Subsidiary listed as a Borrower on the signature pages hereto, as Borrowers,

THE LENDERS THAT ARE PARTIES HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunning Managers

Dated as of February 5, 2015
_______________________________________

TABLE OF CONTENTS

LIST OF SCHEDULES AND EXHIBITS

SCHEDULE 1.01A	Eligible Equipment Locations

SCHEDULE 1.01B	Eligible Inventory Locations

SCHEDULE 1.01C	Existing Letters of Credit

SCHEDULE 2.01	Commitments

SCHEDULE 9.16(b)	Additional Borrowing Base Reports

EXHIBIT A-1	Form of Notice of Borrowing

EXHIBIT A-2	Form of Notice of Conversion/Continuation

EXHIBIT B-1	Form of Revolving Note

EXHIBIT B-2	Form of Swingline Note

EXHIBIT C	Form of U.S. Tax Compliance Certificate

EXHIBIT D	Form of Officers’ Certificate

EXHIBIT E	Form of Guaranty and Security Agreement

EXHIBIT F	Form of Solvency Certificate

EXHIBIT G	Form of Compliance Certificate

EXHIBIT H	Form of Assignment and Assumption Agreement

EXHIBIT I	Form of Borrowing Base Certificate

EXHIBIT J	Form of Perfection Certificate

EXHIBIT K	Form of Bank Product Provider Agreement

Exhibit 10.1
THIS CREDIT AGREEMENT (this “Agreement”), dated as of February 5, 2015, among CHIQUITA BRANDS INTERNATIONAL, INC. (“Parent”), CHIQUITA BRANDS L.L.C. (the “Lead Borrower”), each U.S. Subsidiary listed as a Borrower on the signature pages hereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time (together with the Lead Borrower, the “Borrowers”), the Lenders (as hereinafter defined) party hereto from time to time, BANK OF AMERICA, N.A., as the administrative agent and collateral agent (in such capacities, the “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunning managers (in such capacities, the “Joint Lead Arrangers”). Capitalized terms used in this Agreement shall have the meanings set forth in Section 1.
W I T N E S S E T H:
WHEREAS, pursuant to the Agreement and Plan of Merger dated as of October 26, 2014 (including all schedules and exhibits thereto, and as amended and in effect from time to time, the “Merger Agreement”) by and among Cavendish Global Limited, an England and Wales company, Cavendish Acquisition Corporation, a New Jersey corporation (“Merger Sub”), Parent and, solely for purposes of Article IX thereof, Burlingtown UK LTD and Erichton Investments Ltd., and subject to the satisfaction of the conditions precedent therein, Merger Sub will merge with and into Parent, with Parent as the surviving corporation of such merger (the “Merger”).
WHEREAS, (a) the Borrowers have requested that the Lenders extend credit in the form of Loans in an aggregate principal amount at any time outstanding not to exceed $150,000,000, (b) the Borrowers have requested that the Issuing Bank issue Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $70,000,000 and (c) the Borrowers have requested the Swingline Lender to extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $25,000,000.
NOW THEREFORE, the Lenders are willing to extend such credit to the Borrowers, the Swingline Lender is willing to make Swingline Loans to the Borrowers and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrowers on the terms and subject to the conditions set forth herein.
Section 1.Definitions and Accounting Terms.
1.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“7.875% Senior Notes” means the 7.875% Senior Secured Notes of Parent and the Lead Borrower due 2021 issued pursuant to the 7.875% Senior Notes Indenture.
“7.875% Senior Notes Indenture” means that certain Indenture dated as of February 5, 2013 by and among Parent, the Lead Borrower and Wells Fargo Bank, National Association, as Trustee.
“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement or, in the case of any Additional Debt, any term having substantially the same meaning in any Additional Debt Intercreditor Agreement.

“Accounts” means an account (as that term is defined in the UCC).
“Account Debtor” means any Person who is obligated on an Account.
“Acquired Entity or Business” means either (x) the assets constituting a business unit, division, product line, line of business, manufacturing facility or distribution facility of any Person not already a Subsidiary of the Lead Borrower or (y) no less than 50.1% of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Subsidiary of the Lead Borrower (or shall be merged with and into the Lead Borrower or a Subsidiary of the Lead Borrower).
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of assets constituting a business unit, division, product line, line of business, manufacturing facility or distribution facility of any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person (and, in all events, no less than 50.1% of the Equity Interests of such other Person), as a result of which such other Person shall become a Subsidiary of the first Person.
“Additional Debt” means any Indebtedness of Parent or any Restricted Subsidiary in the form of secured loans or notes; provided that, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (a) no such Indebtedness, to the extent incurred by any Loan Party, shall be guaranteed by any Person other than any of the Loan Parties, (b) no such Indebtedness shall be subject to scheduled amortization or similar principal payments required to be paid on a regularly recurring basis (other than de minimus scheduled amortization not to exceed 1.00% per annum or, in the case of secured term loans, scheduled amortization in an amount customary for such type of term loans based on market conditions at the time of incurrence of such term loans (as determined in good faith by Parent)) or have a final maturity, in either case, prior to the date occurring ninety-one (91) days following the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) to the extent such Indebtedness is incurred by any Loan Party, any “asset sale” mandatory prepayment provision or offer to prepay or purchase covenant included in the agreement or indenture governing such Indebtedness, as the case may be, in respect of ABL Priority Collateral shall provide that Parent or the respective Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement with the net cash proceeds of such ABL Priority Collateral before prepaying or offering to prepay such Indebtedness with such net cash proceeds and (d) in the case of any such Indebtedness incurred by a Loan Party, (i) such Indebtedness (A) if secured by any assets comprising ABL Priority Collateral, shall be secured by such assets comprising ABL Priority Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations, (B) if secured by any assets comprising Noteholder Priority Collateral, shall be secured by such assets comprising Noteholder Priority Collateral on a first-lien basis relative to the Liens on such Noteholder Priority Collateral securing the Obligations and (C) shall not be secured by any property or assets of Parent or any of its Subsidiaries other than the Collateral, (ii) such Indebtedness (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent then in effect), any Permitted Junior Debt Intercreditor Agreement (to the extent then in effect), any Additional Debt Intercreditor Agreement (to the extent then in effect) and any other material intercreditor and/or subordination agreement relating to Indebtedness secured by all or any portion of the Collateral, (iii) the security agreements relating to such Indebtedness shall be substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Agent) and (iv) the Liens securing such Indebtedness shall be subject to, and an Additional Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to, an Additional Debt Intercreditor Agreement; provided that if such Indebtedness is the initial issue of Additional Debt by the Loan Parties that is secured by assets of the Loan Parties, then the Loan Parties (if required), the Agent and the Additional Debt Representative for such Indebtedness shall have executed and delivered an Additional Debt Intercreditor

Agreement. The issuance or incurrence of Additional Debt shall be deemed to be a representation and warranty by the Lead Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.
“Additional Debt Documents” means, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Additional Debt, including any credit agreements, indentures, promissory notes and security documents related thereto, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“Additional Debt Intercreditor Agreement” means an intercreditor agreement among the Agent and one or more Additional Debt Representatives for holders of Additional Debt providing that, inter alia, the Liens on the ABL Priority Collateral in favor of the Additional Debt Representatives (for the benefit of the holders of Additional Debt) shall be junior to the Liens on the ABL Priority Collateral in favor of the Agent (for the benefit of the Secured Parties) and the Liens on the Noteholder Priority Collateral in favor of the Additional Debt Representatives (for the benefit of the holders of Additional Debt) shall be senior to the Liens on the Noteholder Priority Collateral in favor of the Agent (for the benefit of the Secured Parties), which intercreditor agreement shall be in form and substance reasonably satisfactory to the Agent (and, if the terms of such intercreditor agreement are materially different (as determined by the Agent) than the Intercreditor Agreement, the Required Lenders) and the Lead Borrower and may be on terms and conditions substantially similar to the Intercreditor Agreement or otherwise within the range of terms and conditions customary for intercreditor agreements that are of the type that govern intercreditor relationships between holders of senior secured credit facilities and holders of the same type of Indebtedness as such Additional Debt, as such intercreditor agreement may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“Additional Debt Representative” means, with respect to any series of Additional Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture, credit agreement or agreement pursuant to which such Additional Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.
“Additional Security Documents” has the meaning set forth in Section 9.12(a).
“Adjustment Date” means the first day of January, April, July and October of each fiscal year.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 10.06 of this Agreement, (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agent” has the meaning set forth in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, and together with its and their respective officers, directors, employees, attorneys, and agents.
“Agent’s Liens” means the Liens granted by each Loan Party to the Agent under the Loan Documents and securing the Obligations.
“Agent’s Spot Rate of Exchange” means, with respect to any currency, the rate determined by the Agent to be its spot rate for the purchase of such currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if it does not have as of the date of determination a spot buying rate for any such currency.
“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all Lenders.
“Aggregate Exposures” means, at any time, the sum of (a) the aggregate outstanding amount of all Loans plus (b) the Letter of Credit Exposure, each determined at such time.
“Agreement” has the meaning set forth in the preamble hereof.
“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBO Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Availability of the Borrowers for the most recently ended calendar quarter:

Level	Average Availability (% of Line Cap)	Interest Rate Margin for LIBO Rate Loans	Interest Rate Margin for Base Rate Loans
I	≥ 66%	1.25%	0.25%
II	≥33% and < 66%	1.50%	0.50%
III	<33%	1.75%	0.75%

provided, that until completion of the first full calendar quarter after the Closing Date, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease on the first day of each calendar quarter based on Average Availability, and each such increase or decrease in the Applicable Margin shall be effective on the Adjustment Date occurring immediately after the last day of the calendar quarter most recently ended. If the Borrowers fail to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then, at the option of the Required Lenders, the Applicable Margin shall be determined as if Level III were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until the date of delivery of such Borrowing Base Certificate.
“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of the Borrowers for the most recently ended calendar quarter:

Level	Average Revolver Usage	Unused Line Fee Rate
I	< 50%	0.375%
II	≥ 50%	0.250%

provided, that until completion of the first full calendar quarter after the Closing Date, the Applicable Unused Line Fee Percentage shall be determined as if Level I were applicable. Thereafter, the Applicable Unused Line Fee Percentage shall be subject to increase or decrease on the first day of each calendar quarter based on Average Revolver Usage, and each such increase or decrease in the Applicable Unused Line Fee Percentage shall be effective on the Adjustment Date occurring immediately after the last day of the calendar quarter most recently ended. If the Borrowers fail to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then, at the option of the Required Lenders, the Applicable Unused Line Fee Percentage shall be determined as if Level I were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until the date of delivery of such Borrowing Base Certificate.
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit H to this Agreement.
“Availability” means, as of any applicable date, the amount by which the Line Cap at such time exceeds the Aggregate Exposures on such date.
“Available Equity Amount” means an amount equal to the sum of, without duplication, (a) the Net Cash Proceeds from any issuance of Qualified Equity Interests in Parent (to the extent promptly contributed as cash common equity to the Lead Borrower) after the Closing Date (other than Specified Equity Contributions and other than issuances to a Restricted Subsidiary), plus (b) the Net Cash Proceeds of capital contributions made in cash to Parent (to the extent promptly contributed as cash common equity to the Lead Borrower) after the Closing Date (other than Specified Equity Contributions and capital contributions by a Restricted Subsidiary), plus (c) all Dividends and distributions, repayments of principal, payments of interest and other returns of or on capital received in cash by Parent or any of its Restricted Subsidiaries in respect of any permitted Acquisition or other permitted Investment made using the Available Equity Amount in an amount not to exceed the original amount of such Acquisition or other Investment, minus (d) the aggregate amount of Dividends and other distributions made pursuant to Section 10.03(xiv), Investments made pursuant to Section 10.05(xix) and any payment, prepayment, redemption or acquisition made pursuant to Section 10.07(a)(i)(B); provided, however, (A) the foregoing amounts specified in the immediately preceding clauses (a), (b) and (c) shall only be available as part of the Available Equity Amount to the extent the proposed use thereof is substantially contemporaneous with the applicable receipt of cash by the Lead Borrower of the amounts referenced in the immediately preceding clauses (a), (b) and (c) and (B) any Specified Equity Contributions shall be excluded from the calculation of Available Equity Amount.
“Average Availability” means, at any Adjustment Date, the average for the calendar quarter ended immediately prior to such Adjustment Date of the daily amounts determined as of 5:00 p.m., New York City time, for each day during such calendar quarter expressed as a percentage equivalent to a fraction (a) the numerator of which is Availability at such time and (b) the denominator of which is the Line Cap in effect at such time.
“Average Revolver Usage” means, at any Adjustment Date, the average for the calendar quarter ended immediately prior to such Adjustment Date of the daily amounts determined as of 5:00 p.m., New York City time, for each day during such calendar quarter expressed as a percentage equivalent to a fraction

(a) the numerator of which is the Revolver Usage at such time and (b) the denominator of which is the Aggregate Commitments in effect at such time.
“Bank Product” means any one or more of the following financial products or accommodations extended to a Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards”, “p-cards” or “e-payables”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services (including Noticed Bank Products) or (f) transactions under Hedge Agreements (including Noticed Bank Products).
“Bank Product Agreements” means those agreements entered into from time to time by a Loan Party or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Loan Party or any of its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that the Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Loan Party or its Subsidiaries; provided, in order for any item described in clauses (a), (b), or (c) above, as applicable, to constitute “Bank Product Obligations,” if the applicable Bank Product Provider is any Person other than the Agent or its Affiliates, Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to any Loan Party or its Subsidiaries (except with respect to Bank Products of a Bank Product Provider (other than the Agent or its Affiliates) that exist on the Closing Date in which case such items shall constitute Bank Product Obligations at such time as the Agent shall receive a Bank Product Provider Agreement from such Bank Product Provider).
“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than the Agent or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to any Loan Party or its Subsidiaries (except with respect to Bank Products that exist on the Closing Date in which case such Person (other than the Agent or its Affiliates) shall constitute a Bank Product Provider at such time as the Agent shall receive a Bank Product Provider Agreement from such Person); provided, further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit K to this Agreement, in form and substance satisfactory to the Agent, duly executed by the applicable Bank Product Provider, Borrowers, and the Agent.
“Bank Product Reserves” means, as of any date of determination, those reserves that Agent in its Permitted Discretion deems necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of the liabilities and obligations of Loan Parties in respect of Bank Product

Obligations) in respect of Bank Products then provided or outstanding; provided that no such reserves shall be established in respect of any Bank Product Obligations to the extent the applicable Bank Product Provider shall have provided a written acknowledgment to the Agent acknowledging that (a) the Bank Product in respect of such Bank Product Obligations does not constitute a “Noticed Bank Product” and (b) Bank Product Reserves will not be established in respect of such Bank Product Obligations.
“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.
“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½ of 1%, (b) the LIBO Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced by the Agent from time to time as its “prime rate”; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or such LIBO Rate, respectively. The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.
“Base Rate Loan” means each portion of the Loans that bears interest at a rate determined by reference to the Base Rate.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which a Loan Party or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Bond Mortgage” has the meaning set forth in Section 9.13.
“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement; provided that (x) Parent or Lead Borrower shall have provided the Agent and the Joint Lead Arrangers with at least 10 Business Days prior written notice with respect to any designation of any U.S. Subsidiary as a Borrower after the Closing Date and (y) prior to such designation, Parent or Lead Borrower shall have provided the Agent and the Joint Lead Arrangers with all documentation and other information required by regulatory authorities under applicable “know your customer” rules and regulations, including the PATRIOT Act, related to such U.S. Subsidiary, to the extent requested in writing by the Agent or any Joint Lead Arranger.

“Borrowing” means the borrowing of the same Type of Loan by the Borrowers from all the Lenders having Commitments on a given date (or resulting from a conversion or conversions on such date), having in the case of LIBO Rate Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 3.01 shall be considered part of the related Borrowing of LIBO Rate Loans.
“Borrowing Base” means, as of any date of determination, the sum, without duplication, of:
(a)    85% of the amount of Eligible Accounts; plus
(b)    the lesser of (A) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory at such time, and (B) the product of 85% multiplied by the Net Orderly Liquidation Value of Eligible Inventory identified in the most recent inventory appraisal ordered and obtained by the Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Orderly Liquidation Value applicable to such categories) at such time; plus
(c)    the Fixed Asset Availability Amount; less
(d)    the aggregate amount of Borrowing Base Reserves, if any, established by the Agent in its Permitted Discretion.
The Agent shall have the right from time to time to establish or modify any of the Borrowing Base Reserves, in each case in the Agent’s Permitted Discretion, and any newly established or modified Borrowing Base Reserves shall become effective on the third Business Day after the Agent provides written notice thereof to the Lead Borrower (which notice shall include a description in reasonable detail of the basis for such determination); provided that (a) employees, agents or other representatives of the Agent shall use commercially reasonable efforts to be available during regular business hours during such period to discuss any such proposed establishment or modification of such Borrowing Base Reserves with the Lead Borrower and, without limiting the right of the Agent to establish or modify Borrowing Base Reserves in its Permitted Discretion, the Borrowers may take such action as may be required so that the event, condition, other circumstance or fact that is the basis for such establishment or modification of such Borrowing Base Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Agent in its Permitted Discretion, provided that no prior written notice shall be required for any modification to any Borrowing Base Reserves resulting by virtue of mathematical calculations of the amount of the Borrowing Base Reserves in accordance with the methodology of calculation previously utilized, (b) the Agent shall not establish a general “availability block”, and (c) any Borrowing Base Reserve established or modified by the Agent shall bear a reasonable relationship to the event, condition, other circumstance or fact that is the basis for such Borrowing Base Reserve, as determined by the Agent in its Permitted Discretion, and no Borrowing Base Reserve shall be established in duplication of any other Borrowing Base Reserve then established and shall not duplicate exclusions from eligibility. Subject to the foregoing, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered by the Lead Borrower to the Agent pursuant to this Agreement (it being understood that in the event any Borrowing Base Certificate delivered to the Agent pursuant to this Agreement in connection with any Acquisition or other Investment, any disposition or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary is required to calculate the Borrowing Base on a Pro Forma Basis, the Borrowing Base shall be determined by reference to such Borrowing Base Certificate delivered substantially concurrently with the consummation of such Acquisition or other Investment, disposition or designation, as applicable); provided that the Agent may from time to time in its Permitted Discretion adjust the calculations as set forth in such Borrowing Base Certificate to the extent such Borrowing Base Certificate does not accurately reflect, as of the date of the applicable Borrowing Base set forth therein, the Eligible Accounts, the Eligible Inventory, the Fixed Asset Availability Amount or the Borrowing Base Reserves, and any such adjustment shall become effective on the next Business Day after the Agent provides written notice thereof to the Lead Borrower (which notice shall include a description in reasonable detail of the basis for such determination).
“Borrowing Base Certificate” means a certificate in the form of Exhibit I (with such changes thereto as may be reasonably agreed by the Agent and the Lead Borrower from time to time to reflect the components of, or Borrowing Base Reserves against, the Borrowing Base as provided for hereunder) or any other form that is reasonably acceptable to the Agent and the Lead Borrower, signed and certified as accurate and complete by a Responsible Officer of the Lead Borrower.
“Borrowing Base Reserves” means Reserves, Receivable Reserves, Bank Product Reserves, PACA/Growers Reserves, Inventory Reserves, Currency Reserves, Landlord Reserves and Dilution Reserves, in each case established by the Agent in its Permitted Discretion.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to remain closed in the state of New York, except that, if a determination of a Business Day shall relate to a LIBO Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Calculation Date” has the meaning set forth in the definition of “Pro Forma Basis.”
“California Property” has the meaning set forth in Section 9.13.
“Capital Expenditures” means, with respect to any Person, all cash expenditures by such Person which should be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capital Expenditures incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with the Merger or a Permitted Acquisition, (ii) the purchase price of property, plant, equipment or other capital assets that are purchased simultaneously with the trade-in of existing property, plant, equipment or other capital assets to the extent that the gross amount of such purchase price is reduced by a credit for such existing property, plant, equipment or other capital assets being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by a third party (excluding any Loan Party or any of its Restricted Subsidiaries) and for which no Loan Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (v) property, plant, equipment or other capital assets taken in settlement of accounts and (vi) expenditures that constitute the purchase of property, plant, equipment or other capital assets to the extent financed with the net cash proceeds received from sales, transfers or other dispositions or casualty or condemnation events in respect of assets (other than assets included in the calculation of the Borrowing Base) constituting property, plant, equipment or other capital assets (so long as such proceeds (A) are not included in Consolidated EBITDA and (B) are so applied within 12 months of such sale, transfer, disposition, casualty or condemnation event).
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with U.S. GAAP.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with U.S. GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent for deposit into the Letter of Credit Collateral Account, for the benefit of the Agent, the Issuing Bank or the Swingline Lender (as applicable) and the Lenders, cash as collateral for the Letter of Credit Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash in accordance with Section 2.13(j). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Dollars and other currencies held by Parent, the Borrowers and the other Restricted Subsidiaries in the ordinary course of business, (i) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above and (j) instruments equivalent to those referred to in clauses (a) through (i) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short-term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted in jurisdictions outside of the United States by Parent, the Borrowers or any other Restricted Subsidiary; provided, that such instruments specified in this clause (j) shall not be deemed to be Cash Equivalents for purposes of (A) calculation of cash and Cash Equivalents received in an asset sale pursuant to Section 10.02(iii) or (B) the definition of Designated Non-Cash Consideration.
“Cash Management Services” means any cash management or similar services including treasury, depository, cash pooling, operational foreign exchange management, zero balance arrangements, cash sweeps, temporary advances, interest and fees, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.
“Cavendish US” means Cavendish US Corporation, a Delaware corporation.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.
“CFC” means each person that is a “controlled foreign corporation” as defined in Section 957(a) of the Code.
“Change of Control” means at any time and for any reason whatsoever, (a) Parent shall fail to directly or indirectly own 100% on a fully diluted basis of the Lead Borrower’s Equity Interests, (b) prior to any Initial Public Offering, Permitted Holders shall fail to have, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act) in the aggregate of at least 50.1% on a fully diluted basis of voting interests in Parent’s Equity Interests, (c) on and after an Initial Public Offering, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders (or any one or more Parent Companies in which the Sponsor and its Sponsor Affiliates, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests and in which no other such “person” or “group,” directly or indirectly, owns or controls (by ownership, contract or otherwise) more voting Equity Interests of such Parent Company than owned by Sponsor and its Sponsor Affiliates), shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Equity Interests having more, directly or indirectly, than 49% of the total voting power of all outstanding Equity Interests of Parent in the election of directors, unless at such time the Permitted Holders (or any one or more Parent Companies in which the Sponsor and its Sponsor Affiliates, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests and in which no other such “person” or “group,” directly or indirectly, owns or controls (by ownership, contract or otherwise) more voting Equity Interests of such Parent Company than owned by Sponsor and its Sponsor Affiliates) are direct or indirect “beneficial owners” (as so defined) of Equity Interests of Parent having a greater percentage of the total voting power of all outstanding Equity Interests of Parent in the election of directors than that owned by each other “person” or “group” described above, (d) after an Initial Public Offering has occurred, the Board of Directors of Parent shall cease to consist of a majority of Continuing Directors or (e) a “change of control” or similar event shall occur as provided in (I) the Convertible Senior Notes Indenture or the 7.875% Senior Notes Indenture (in each case, other than as a result of the Merger) or (II) any Permitted Junior Debt, any Additional Debt or any other Indebtedness of a Loan Party, in each case of this clause (II), with an aggregate principal amount in excess of the Threshold Amount.
“Change of Control Equity Contribution” means a cash common equity contribution to Parent in an amount equal to the amount required to be paid by Parent and the Lead Borrower to purchase any and all of the 7.875% Senior Notes tendered in accordance with the terms and conditions of the 7.875% Senior Notes Indenture pursuant to the Change of Control Offer to Purchase.
“Change of Control Offer to Purchase” means the Offer to Purchase (as defined in the 7.875% Senior Notes Indenture) made by Parent and the Lead Borrower on February 3, 2015 in respect of the 7.875% Senior Notes as a result of the occurrence of the Change of Control Triggering Event (as defined in the 7.875% Senior Notes Indenture) in connection with the Transaction.
“Charges” has the meaning set forth in Section 13.24.
“Clayton County Authority” has the meaning set forth in Section 9.13.
“Closing Date” means the date of the making of the initial Loan (or other extension of credit) under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and, any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the Code shall be deemed to be a reference to such section of the Code and any successor statutes, and all regulations and guidance promulgated thereunder.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of the Agent or the Lenders under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to the Agent.
“Commitment” means, with respect to (i) each Lender, its commitment to make Loans, (ii) each Swingline Lender, its commitment to make Swingline Loans, and (iii) each Issuing Bank, its commitment to issue Letters of Credit, in each case pursuant to the terms and conditions of this Agreement, and in the case of Loans in such Dollar amounts as are set forth beside such Lender’s name under the applicable heading on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.04.
“Commitment Increase” has the meaning set forth in Section 2.15(a).
“Commitment Increase Notice” has the meaning set forth in Section 2.15(b).
“Committed Foreign Currencies” means Sterling, Euros, Swiss Francs and, solely to the extent agreed by Agent and the Issuing Bank, other currencies.
“Company Disclosure Letter” has the meaning set forth in the Merger Agreement.
“Company Material Adverse Effect” means any change, circumstance, development, effect, event or occurrence that has had or would reasonably be expected to have a material adverse effect on, the assets and liabilities (taken as a whole), business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that changes, circumstances, developments, effects, events or occurrences after October 26, 2014 shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent resulting from (A) changes in general economic or political conditions, financial credit or securities markets in general or in the industries in which Parent and its Subsidiaries, taken as a whole, operate; (B) changes in Laws of general applicability, GAAP or other accounting standards or interpretations thereof; (C) acts of war or terrorism; (D) acts of God, calamities, storms, earthquakes, hurricanes, droughts or other natural disasters (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Parent or any of its Subsidiaries); (E) changes in bunker (fuel oil) prices or currency exchange rates; (F) a decrease in the market price or trading volume of the Securities of Parent in and of itself, or the fact, in and of itself, that Parent failed to meet any projections, forecasts or revenue or earnings predictions (provided that any underlying change, circumstance, development, effect, event or occurrence may be deemed to constitute, and shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); (G) the announcement or the existence of the Merger Agreement or the transactions contemplated thereby or the performance of and the compliance with the Merger Agreement (except that this clause (G) shall not apply with respect to Parent’s representations and warranties in Section 4.3(c) of the Merger Agreement); (H) any litigation brought or threatened by shareholders of Parent (whether on behalf of Parent or otherwise) in connection with the Merger Agreement; (I) the taking of any action or the failure to take any action with the express prior written consent of Parent (subject to the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed)); or (J) contingencies, proceedings or other actions described in any publicly filed reports of Parent as of October 26, 2014 (provided, that unanticipated developments with respect to any such contingencies, proceedings or other actions not described in any publicly filed reports of Parent as of October 26, 2014 shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); except if, in the case of clauses (A) and (B), such change, circumstance, development, effect, event or occurrence has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared with other companies operating in the industries in which Parent and its Subsidiaries operate. Capitalized terms used in this definition and not otherwise defined in this Agreement have the meanings assigned to them in the Merger Agreement as in effect on October 26, 2014.
“Compliance Certificate” means a certificate substantially in the form of Exhibit G to this Agreement delivered by the chief financial officer or chief accounting officer of the Lead Borrower to the Agent.
“Consolidated Depreciation and Amortization Expense” means, with respect to Parent and the Restricted Subsidiaries, on a consolidated basis, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including goodwill and organizational costs), in each case for such period determined in accordance with U.S. GAAP.
“Consolidated EBITDA” means, with respect to Parent and the Restricted Subsidiaries, on a consolidated basis, for any period determined in accordance with U.S. GAAP):
(a)     Consolidated Net Income for such period; plus
(b)    all of the following, in each case as determined without duplication in accordance with Section 13.06(a) and, except with respect to immediately succeeding clauses (viii), (ix), and, to the extent of lost profits, (x), to the extent deducted in calculating Consolidated Net Income for such period:
(i)    Interest Expense;
(ii)    provision for taxes based on income, revenues or profits or capital (or any alternative tax in lieu thereof), including, without limitation, federal, foreign, state, franchise and similar taxes and foreign withholding taxes of Parent and the Restricted Subsidiaries paid or accrued during such period, including an amount equal to the tax distributions actually made to any Parent Company in respect of such period in accordance with Section 10.03 as though such amounts had been paid as taxes based on income or profits or capital directly by Parent or its Restricted Subsidiaries for such period;
(iii)    Consolidated Depreciation and Amortization Expense for such period;
(iv)    other costs or expense pursuant to any management equity plan, supplemental executive retirement plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Lead Borrower or net cash proceeds of an issuance of Qualified Equity Interests in Parent (or in any Parent Company) contributed to the capital of the Lead Borrower;
(v)    any compensation expense (whether cash or non-cash) resulting from the repurchase of any Equity Interests of Parent from management, officers, employees, directors or consultants of Parent or any of its Restricted Subsidiaries, in each case pursuant to the provisions of clause (iii) of Section 10.03;
(vi)    any up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposal or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful) and up-front or financing fees, transaction costs, commissions, expenses, premiums or charges related to the Transaction (including fees paid to the Sponsor and/or its Affiliates in connection with the Merger) and any nonrecurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful);
(vii)    cash restructuring charges or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions or other Investments after the Closing Date, costs related to the opening and closure and/or consolidation of offices and facilities, project start-up costs, transition costs (including the termination or discontinuation of activities constituting a business), retention charges, contract termination costs, retention, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and curtailments or modifications to pension and post-retirement benefit plans (including any settlement of pension liabilities), consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company or any other costs incurred in connection with any of the foregoing; provided that the aggregate amount of add backs made pursuant to this clause (vii) for any period of four consecutive fiscal quarters, when added to the aggregate amount of add backs made pursuant to clause (viii) below for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 20% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (vii) or clause (viii) below);
(viii)    the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by Parent in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transaction or any acquisition or disposition or operational change by Parent or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, provided that (A) a duly completed certificate signed by a Responsible Officer of Parent shall be delivered to the Agent with the Compliance Certificate required to be delivered pursuant to Section 9.01(e), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably expected and factually supportable in the good faith judgment of Parent, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transaction, 18 months after the Closing Date and (II) in all other cases, within 18 months after the consummation of the acquisition, disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma (or Pro Forma Basis) adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions, other operating improvements and synergies are not associated with the Transaction or any other specified transaction, all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (viii) to the extent occurring more than six full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies and (E) the aggregate amount of add backs made pursuant to this clause (viii) for any period of four consecutive fiscal quarters, when added to the aggregate amount of add backs made pursuant to clause (vii) above for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 20% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (viii) or clause (vii) above);
(ix)    to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as Parent has made a reasonable determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), charges, expenses, losses and lost profits with respect to liability or casualty events or relating to business interruption;
(x)    charges, expenses, losses and lost profits to the extent covered by contractual indemnification or refunding provisions in favor of Parent or a Restricted Subsidiary and actually paid or refunded in cash;
(xi)    management, consulting, monitoring, advisory or other fees (including transaction and termination or exit fees and fees with respect to financial advisory, financing, underwriting, placement or other investment banking services) and related indemnities and expenses paid or accrued during such period to the Sponsor and the Sponsor Affiliates and permitted under Section 10.06; and
(xii)    all non-cash charges and non-cash losses which were included in arriving at Consolidated Net Income for such period (excluding any such non-cash charges or non-cash losses to the extent that they represent an accrual or reserve for potential cash charges or losses in any future period or amortization of a prepaid cash charge or loss that was paid in a prior period);
minus all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);
provided that, notwithstanding the foregoing:
(1)    to the extent that any non-cash charge added back to Consolidated Net Income pursuant to any of the foregoing provisions for any period shall become a cash event during any subsequent period, the amount thereof shall be deducted from Consolidated Net Income in determining Consolidated EBITDA for such subsequent period, except, (x) in the case of compensation expense resulting from the repurchase of any Equity Interests of any Parent Company from employees of Parent or any of its Restricted Subsidiaries, to the extent permitted to be added in determining Consolidated EBITDA pursuant to the foregoing sub-clause (v) of immediately preceding clause (b), and (y) in the case of restructuring charges, to the extent permitted to be added in determining Consolidated EBITDA pursuant to the foregoing sub-clause (vii) of immediately preceding clause (b);
(2)    in determining the Fixed Charge Coverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business (other than any Unrestricted Subsidiary redesignated as a Restricted Subsidiary) acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by Parent or any of its Restricted Subsidiaries during such period; and
(3)    in determining the Fixed Charge Coverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any disposition of assets constituting a business unit, division, product line, line of business, manufacturing facility or distribution facility of any Subsidiary of Parent or of the Equity Interests of any Subsidiary of Parent during such period and not subsequently reacquired by Parent or any of its Restricted Subsidiaries during such period.
Notwithstanding anything herein to the contrary, Consolidated EBITDA (before giving effect to any pro forma adjustments or other adjustments contemplated in the definition of Pro Forma Basis) shall be deemed to be $15,603,000 for the fiscal quarter ended December 31, 2013, $30,213,000 for the fiscal quarter ended March 31, 2014, $69,187,000 for the fiscal quarter ended June 30, 2014, and $28,781,000 for the fiscal quarter ended September 30, 2014.
“Consolidated Net Income” means, for any period, the net income (or loss) of Parent and the Restricted Subsidiaries for such period, determined on a consolidated basis (after deducting non-controlling interests), provided that:
(i)    in determining Consolidated Net Income, the net income (or loss) of any other Person that is not Parent or a Restricted Subsidiary or is accounted for by Parent by the equity method of accounting shall be included (x) in the case of net income, only to the extent of the payment of dividends, distributions or other payment that are actually paid in cash (or to the extent converted into cash) by such other Person to Parent or a Restricted Subsidiary during such period, or (y) in the case of net loss, only to the extent of any losses actually funded (through Investments or otherwise) by Parent or a Restricted Subsidiary during such period;
(ii)    any extraordinary, non-recurring or unusual gains or losses or expenses (including relating to the Transaction and any reconstruction, re-commissioning or reconfiguration of fixed assets for alternate uses) shall be excluded;
(iii)    the net income or loss for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with U.S. GAAP;
(iv)    any charges, expenses, losses, gains or income from disposed, abandoned or discontinued operations shall be excluded;
(v)    any gains or losses attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by Parent, shall be excluded;

(vi)    any effects of purchase accounting (including the effects of such adjustments pushed down to Parent and its Subsidiaries) in component amounts required or permitted by U.S. GAAP, resulting from the application of purchase accounting in relation to the Transaction or any Permitted Acquisition or Investment that is consummated after the Closing Date or the amortization or write-up, writedown or write-off of any amounts thereof shall be excluded;
(vii)    any gains or losses from the early extinguishment of Indebtedness or Bank Products or other derivative obligations shall be excluded;
(viii)    any gain or loss resulting from Bank Products or other derivative instruments and the application of the application of Accounting Standards Codification No. 815 and their respective related pronouncements and interpretations shall be excluded;
(ix)    any impairment charge or asset write-off, write-up or write-down, in each case pursuant to U.S. GAAP, shall be excluded;
(x)    any noncash compensation expense recorded from grants or periodic re-measurements of stock appreciation or similar rights, stock options, restricted stock or other rights or any other issuance of Equity Interests to employees, directors or consultants of Parent or any of its Restricted Subsidiaries or any compensation expense arising out of Parent’s supplemental executive retirement plans shall be excluded;
(xi)    any adjustments attributable to foreign currency translations, including those relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of U.S. GAAP, including ASC No. 830, shall be excluded;
(xii)    accruals and reserves that are established within 12 months after the Closing Date that are required to be established as a result of the Transaction in accordance with U.S. GAAP shall be excluded; and
(xiii)    all Dividends paid (or deemed paid pursuant to the last sentence of Section 10.03) during such period pursuant to clauses (v), (vi), (vii) and (viii) of Section 10.03 shall reduce Consolidated Net Income (except to the extent (I) the amount paid with such Dividends by Parent would not, if the respective expense or other item had been incurred directly by Parent, have reduced Consolidated Net Income or (II) such Dividend is paid by Parent in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated Net Income, in each case as calculated pursuant to the provisions of this definition).
“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Parent and the Restricted Subsidiaries at such date.
“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Continuing Directors” means the directors of Parent on the date of consummation of an Initial Public Offering, and each other director if, in each case, such other director’s nomination for election to the board of directors of Parent or the Parent Company that is the registrant with respect to such Initial Public Offering, as the case may be, is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote or consent of, or is appointed or otherwise approved by, the Sponsor or any Sponsor Affiliate, or those Permitted Holders which then hold a majority of the voting Equity Interests in Parent or the Parent Company that is the registrant with respect to such Initial Public Offering, as the case may be, then held by all Permitted Holders, in his or her election by the shareholders of Parent or the Parent Company that is the registrant with respect to such Initial Public Offering, as the case may be.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered by a Loan Party, the Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Convertible Senior Notes” means Parent’s 4.25% Convertible Senior Notes due 2016 issued pursuant to the Convertible Senior Notes Indenture.
“Convertible Senior Notes Documents” means the Convertible Senior Notes Indenture, the Convertible Senior Notes, and any other documents, agreements or instruments executed in connection therewith.
“Convertible Senior Notes Indenture” means that certain Indenture dated February 1, 2008 (as amended by that certain First Supplemental Indenture dated as of February 12, 2008) between Parent and Wells Fargo Bank, National Association (as successor trustee to Bank of America, N.A., as successor-by-merger to LaSalle Bank National Association pursuant to an Instrument of Resignation, Appointment and Acceptance dated January 20, 2009), as Trustee.
“Copyright Security Agreement” has the meaning set forth in the Security Agreement.
“Credit Event” means the making of any Loan.
“Credit Extension” means, as the context may require, (i) a Credit Event or (ii) the issuance, amendment, extension or renewal of any Letter of Credit by the Issuing Bank or the amendment, extension or renewal of any Existing Letter of Credit; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.
“Currency Reserves” means at any time, the Equivalent (determined as of the most recent Exposure Determination Date) equal to 5% of the aggregate amount of any Letter of Credit denominated in a Committed Foreign Currency outstanding at such time.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within 2 Business Days of the date that it is required to do so under this Agreement (including the failure to make available to the Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement) unless such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that the conditions to funding have not been satisfied, (b) has notified Parent, the Borrowers, the Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by the Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it under this Agreement within 2 Business Days of the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Loans that are Base Rate Loans.
“Deposit Account” means any deposit account (as that term is defined in the UCC).
“Deposit Account Control Agreement” means a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Deposit Account) for the Lead Borrower or any other Loan Party, in each case as required by and in accordance with the terms of Section 9.16.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Parent or one of its Restricted Subsidiaries in connection with a sale of assets that is so designated as Designated Non-Cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits (other than, on a dollar for dollar basis, credits for cash received by a Borrower), or other dilutive items with respect to the Borrowers’ Accounts during such period, by (b) the Borrowers’ billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point (or fraction thereof, rounding to the nearest one-tenth of 1 percentage point) for each percentage point (or fraction thereof, rounding to the nearest one-tenth of 1 percentage point) by which Dilution is in excess of 5%.

“Disclosure Letter” means the letter executed by Parent in favor of the Agent in connection herewith, dated on or about the date hereof and attaching Schedules S-1, 8.12, 8.14, 8.18, 8.20, 9.13, 9.15, 9.16, 10.01, 10.02, 10.04, 10.05 and 10.06.
“Disqualified Equity Interests” means , with respect to any Person, any Equity Interests in such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition:
(a)     mature or are mandatorily redeemable (other than solely for Qualified Equity Interests in such Person or cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise;
(b)     are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests in such Person or cash in lieu of fractional shares of such Equity Interests), in whole or in part;
(c)     provide for the scheduled payments of dividends in cash; or
(d)     are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests;
in each case, prior to the date that is 180 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancelation, expiration or cash collateralization of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any officer, director, employee, manager, partner, consultant or independent contractor or to any plan for the benefit of officers, directors or employees or by any such plan to such officers, directors or employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s retirement, termination, resignation, death or disability.
“Disqualified Lender” means (x) certain banks, financial institutions and other institutional lenders that were specified in writing by the Lead Borrower or the Sponsors to the Agent on or prior to October 26, 2014, or, if consented to in writing by the Agent, prior to the Closing Date (and, in each case, disclosed to each Lender executing this Agreement on the Closing Date to the extent requested in writing by such Lender), (y) competitors of Parent and its Subsidiaries that have been specified in writing by the Lead Borrower or the Sponsors to the Agent (which specifications the Agent shall provide to the other Lenders that have requested in writing to receive them) on or after the Closing Date from time to time and (z) Affiliates of any Persons set forth in preceding clauses (x) and (y) (but which shall, in all events, not include any bond fide debt investment funds that are Affiliates of any such Persons) that have been specified in writing by the Lead Borrower or the Sponsors to the Agent on or after the Closing Date (which specifications the Agent shall provide to the other Lenders that have requested in writing to receive them) from time to time or where such Affiliate’s relationship is readily apparent on its face from the name of such Affiliate (as reasonably determined by the Agent in accordance with its customary syndication practices). Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Agent will not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Agent will not have any liability with respect to any assignment made to a Disqualified Lender.
“Distribution Conditions” means as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from such action, and (ii) (a) Availability on a Pro Forma Basis would be at least the greater of (x) 20.0% of the Line Cap and (y) $20,000,000, in each case immediately after giving effect to such action and over the 30 consecutive days prior to consummation of such action (as calculated on a Pro Forma Basis), or (b) Availability on a Pro Forma Basis would be at least 15.0% of the Line Cap immediately after giving effect to such action and over the 30 consecutive days immediately prior to such action (as calculated on a Pro Forma Basis) and the Fixed Charge Coverage Ratio would be at least 1.00 to 1.00 on a Pro Forma Basis for the most recent Test Period for which Section 9.01 Financials have been delivered to the Agent.
“Dividend” means, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes.
“Dollars” or “$” means United States dollars.
“Dominion Account” means a special concentration account established by the Lead Borrower at Bank of America, N.A. or another bank reasonably acceptable to the Agent, over which the Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of any Loan Document.
“Effective Yield” means, as to any Loans, the effective yield on such Loans as determined by the Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.
“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that at the written request of the Lead Borrower, the Borrowing Base may be modified to include the Eligible Accounts of a Foreign Subsidiary, but only so long as the Agent and all of the Lenders have provided their prior written consent to so including the Eligible Accounts of a Foreign Subsidiary in the Borrowing Base (it being understood and agreed that if such consent, if given by the Agent and the Lenders, may include such conditions as they deem appropriate, including, without limitation, the following: (i) the eligibility criteria for Eligible Accounts of a Foreign Subsidiary may be modified and additional Reserves may be established, (ii) each Foreign Subsidiary may be required to become a Loan Party (and the Agent and the Lenders shall have received the information and searches described in Section 13.15) and if a Borrower, the interest rate, currency, and borrowing procedures shall be determined by the Agent and the Lenders, (iii) Foreign Subsidiaries of Parent may be required to guaranty the Obligations of such Foreign Subsidiary secured by a first priority Lien on the assets of such Foreign Subsidiary, (iv) Parent and its U.S. Subsidiaries may be required to guaranty the Obligations of each Foreign Subsidiary, and each Foreign Subsidiary may be required to guaranty the Obligations of each Loan Party unless such Foreign Subsidiary is a CFC and providing such guaranty by such Foreign Subsidiary would result in adverse tax consequences (as determined in good faith by Parent) or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as reasonably determined by the Agent and the Lead Borrower) in relation to the benefits to the Agent and the Lenders of the guaranty afforded thereby, and (v) each of the conditions precedent set forth in Section 7 may be required to have been satisfied and Loan Parties to have executed and delivered such agreements, instruments, documents and opinions as the Agent may request to effectuate the forgoing). In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:
(a)    Accounts that the Account Debtor has failed to pay within 90 days of the original invoice date or 60 days of the original due date, or Accounts with selling terms of more than 30 days;
(b)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;
(c)    Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower;
(d)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;
(e)    Accounts that are not payable in Dollars or Canadian Dollars;
(f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, (ii) is not organized under the laws of the United States or Canada or any state, province or subdivision thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof in each case, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Agent and is directly drawable by the Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Agent;
(g)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of the Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state or political subdivision of the United States;
(h)    Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute;

(i)    Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
(j)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received written notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;
(k)    Accounts, the collection of which, the Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition;
(1)    Accounts that are not subject to a valid and perfected and, subject to Permitted Liens, first priority, Agent’s Lien;
(m)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;
(n)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;
(o)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services; or
(p)    Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to the Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
“Eligible Equipment” means Equipment of a Borrower that has been appraised by an appraiser reasonably acceptable to the Agent pursuant to the most recent appraisal of the Equipment of the Borrowers, upon which the Agent is expressly entitled to rely, to determine the Net Orderly Liquidation Value of such Equipment, that complies with each of the representations and warranties respecting Eligible Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that an item of Equipment shall not be included in Eligible Equipment if:
(a)    a Borrower does not have good, valid, and marketable title thereto;
(b)    it is not located at one of the locations in the continental United States set forth on Schedule 1.01A (as such Schedule may be updated from time to time) (so long as the Agent has not disapproved in writing of any such location);

(c)    it is in-transit (other than vehicles or generator sets so long as located in the United States);
(d)    it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (ii) the Agent has established a Landlord Reserve with respect to such location (provided, that Equipment shall not be excluded as Eligible Equipment solely as a result of this clause (d) during the 90 day period following the Closing Date (or such longer period as may be reasonably acceptable to the Agent));
(e)    it is not subject to a valid and perfected and, subject to Permitted Liens, first priority Agent’s Lien (provided, that Equipment subject to certificates of title shall not be excluded as Eligible Equipment solely as a result of this clause (e) during the 60 day period following the Closing Date (or such longer period as may be reasonably acceptable to the Agent));
(f)    it is not in good working order and marketable condition (ordinary wear and tear excepted);
(g)    it is worn out, obsolete, damaged or defective Equipment;
(h)    it consists of computer hardware;
(i)    it consists of fixtures, or, unless the Agent otherwise agrees, it consists of Equipment that is not readily removable from the Real Property upon which it is located without causing physical damage to such Real Property;
(j)    it consists of tooling; or
(k)    it is leased to a Borrower or by a Borrower.
“Eligible Inventory” means Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market value on a basis consistent with the Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
(a)    a Borrower does not have good, valid, and marketable title thereto;
(b)    a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower);
(c)    it is not located at one of the locations in the continental United States set forth on Schedule 1.01B (as such Schedule may be updated from time to time) (so long as the Agent has not disapproved in writing of any such location) (or in-transit from one such location to another such location);
(d)    it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 1.01B to another location set forth on Schedule 1.01B (as such Schedule may be updated from time to time) (so long as the Agent has not disapproved in writing of any such location));
(e)    it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) the Agent has established a Landlord Reserve with respect to such location (provided, that Inventory shall not be excluded as Eligible Inventory solely as a result of this clause (e) during the 90 day period following the Closing Date (or such longer period as may be reasonably acceptable to the Agent));
(f)    it is the subject of a bill of lading or other document of title;
(g)    it is not subject to a valid and perfected and, subject to Permitted Liens, first priority Agent’s Lien;
(h)    it consists of goods returned or rejected by a Borrower’s customers or goods subject to any seizure, withdrawal, recall, suspension or detention (whether voluntary or otherwise);
(i)    it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials (other than paper roll stock), supplies used or consumed in the Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment;
(j)    it is subject to third party trademark, licensing or other proprietary rights, unless the Agent is satisfied that such Inventory can be freely sold by the Agent on and after the occurrence of an Event of a Default despite such third party rights;
(k)    it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to the Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition);
(1)    it is crops growing or to be grown; or
(m)    it is at a location at which the aggregate book value of all Inventory of Loan Parties at such location is less than $100,000.
“Eligible Transferee” means: (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender (other than a Defaulting Lender) and any Related Fund of any Lender (other than a Defaulting Lender); (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $500,000,000 (or such lesser amount that is reasonably acceptable to Agent (but not less than $250,000,000)); (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $500,000,000 (or such lesser amount that is reasonably acceptable to Agent (but not less than $250,000,000)); (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $500,000,000 (or such lesser amount that is reasonably acceptable to Agent (but not less than $250,000,000)); (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $500,000,000 (or such lesser amount that is reasonably acceptable to the Agent (but not less than $250,000,000)); and (d) during the continuation of an Event of Default specified in Section 11.01 or 11.05, any other Person approved by Agent; provided, that no Loan Party or Affiliate of a Loan Party shall qualify as an Eligible Transferee. In addition, for the avoidance of doubt, a natural person shall (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), in no events, constitute an Eligible Transferee.
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by any Governmental Authority for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline or written policy of a Governmental Authority, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party, relating to the pollution or protection of the Environment, the effect of the Environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Equipment” means equipment (as that term is defined in the UCC).
“Equity Contribution” means the contribution by the Sponsors in cash in immediately available funds directly or indirectly to Merger Sub as equity capital (or, in the case of clause (iv) below, (a) contribute cash as Permitted Parent Debt or (b) commit, pursuant to documentation in form and substance reasonably satisfactory to the Agent, to contribute in cash in immediately available funds directly or indirectly to Merger Sub as equity capital or Permitted Parent Debt) (in each case such equity capital to be common equity or, if preferred equity, on terms reasonably satisfactory to the Lead Arranger, and in the case of Permitted Parent Debt, such Permitted Parent Debt shall be unsecured and non-recourse to any Subsidiary of Parent) of an amount sufficient to fund the sum of (i) the payments made or to be made to acquire all of the Shares (as defined in the Merger Agreement), (ii) the payments made or to be made in respect of Company Stock Options (as defined in the Merger Agreement), Company Restricted Stock (as defined in the Merger

Agreement) and Company RSUs (as defined in the Merger Agreement) as provided in the Merger Agreement, (iii) the aggregate value of all Deferred Share Rights (as defined in the Merger Agreement) as of the Effective Time (as defined in the Merger Agreement), (iv) the payments made or to be made to the holders of the Convertible Senior Notes and (v) other than amounts not to exceed $30,000,000 in the aggregate funded with loans under the Existing Credit Agreement, the payments made or to be made for other fees and expenses of Cavendish Global Limited, Merger Sub and Parent related to the transactions contemplated by the Merger Agreement.
“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Equivalent” in Dollars of any currency other than Dollars on any date means the equivalent in Dollars of such other currency determined at the Agent’s Spot Rate of Exchange on the date falling two Business Days prior to the date of conversion or notional conversion, as the case may be.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by Parent, a Restricted Subsidiary, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of Parent, a Restricted Subsidiary, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or the receipt by Parent, a Restricted Subsidiary, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (e) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by Parent, a Restricted Subsidiary, or an ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of Parent, a Restricted Subsidiary, or an ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which Parent or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Parent or any Restricted Subsidiary could reasonably be expected to have liability, (h) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (i) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (j) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (k) the receipt by Parent, a Restricted Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA or, (l) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.
“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that together with a Loan Party would be (or has been) treated as a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code. ERISA Affiliate shall include any Subsidiary of any Loan Party.
“Euros” means the lawful currency of the European Union.
“Event of Default” has the meaning set forth in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Deposit Account” means a Deposit Account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) which is used for paying taxes, including sales taxes, (iii) which is used as an escrow account or as a fiduciary or trust account, or (iv) which individually has an average daily closing balance for any fiscal month of less than $500,000 and which, collectively, together with any other Deposit Accounts that are Excluded Deposit Accounts pursuant to this clause (iv), has an average daily closing balance for any fiscal month of less than $5,000,000.
“Excluded Property” has the meaning set forth in the Security Agreement.
“Excluded Subsidiary” means any Subsidiary of Parent (other than a Borrower) that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) not a Wholly-Owned Subsidiary of Parent or one or more of its Wholly-Owned Restricted Subsidiaries, (e) an Immaterial Subsidiary, unless otherwise designated by the Lead Borrower in a certificate of a Responsible Officer of the Lead Borrower delivered to the Agent, (f) established or created pursuant to Section 10.05(xi) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (g) prohibited by applicable law from guaranteeing the Loans, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee in each case, unless, such consent, approval, license or authorization has been received, in each case so long as the Agent shall have received a certification from the Lead Borrower’s general counsel or a Responsible Officer of the Lead Borrower as to the existence of such prohibition or consent, approval, license or authorization requirement, (h) prohibited from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (i) a Subsidiary with respect to which a guarantee by it of the Obligations would result in material adverse tax consequences to Parent, the Lead Borrower or the Restricted Subsidiaries, as reasonably determined by the Lead Borrower in a certificate of a Responsible Officer of the Lead Borrower delivered to the Agent, (j) a not-for-profit Subsidiary, (k) a captive insurance company, (l) a special purpose entity or a bankruptcy remote entity, (m) any other Subsidiary with respect to which the Agent and the Lead Borrower reasonably agree the cost or other consequences (including any adverse tax consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (n) any Subsidiary that is a direct or indirect Subsidiary of a CFC; provided that, notwithstanding the above, (x) if a Subsidiary executes the Security Agreement then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Security Agreement in accordance with the terms hereof and thereof) and (y) if a Subsidiary serves as a guarantor under (I) the 7.875% Senior Notes, (II) the Convertible Senior Notes or (III) any other Indebtedness for borrowed money incurred by any Loan Party (other than any Foreign Subsidiary), in each case under this clause (III), with a principal amount in excess of the Threshold Amount, then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Security Agreement in accordance with the terms hereof and thereof).
“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any franchise taxes and branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 5.01(b) or (c) of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), other than (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 5.01 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.
“Existing Commitment” has the meaning set forth in Section 2.19(a).
“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 5, 2013, among Parent, the Borrowers, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto.
“Existing Indebtedness” has the meaning set forth in Section 10.04(vii).
“Existing Letters of Credit” means those letters of credit issued under the Existing Credit Agreement described on Schedule 1.01C hereto.
“Existing Loans” has the meaning set forth in Section 2.19(a).
“Existing Note Debt” means the Indebtedness of Parent and certain of its Subsidiaries under the Existing Note Documents.
“Existing Note Documents” means (a) the Convertible Senior Notes Documents and (b) the 7.875% Senior Notes Indenture, the 7.875% Senior Notes and any other documents, agreements or instruments executed in connection therewith.
“Existing Noteholders” means the Persons from time to time owning the Existing Notes.
“Existing Notes” means (i) the Convertible Senior Notes, and (ii) the 7.875% Senior Notes.

“Existing Notes Indentures” means the 7.875% Senior Notes Indenture and the Convertible Senior Notes Indenture.
“Exposure Determination Date” means (a) each date on which a Letter of Credit is issued with a stated amount denominated in a Committed Foreign Currency, (b) the last Business Day of each calendar month and (c) if a Default or an Event of Default shall have occurred and be continuing, such additional dates as the Agent shall specify.
“Extended Commitments” has the meaning set forth in the definition of “Extension Permitted Amendment.”
“Extended Loans” has the meaning set forth in the definition of “Extension Permitted Amendment.”
“Extending Lender” has the meaning set forth in Section 2.19(a).
“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Agent and the Lead Borrower, among Parent, the Lead Borrower, the Agent and one or more Extending Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.19.
“Extension Offer” has the meaning set forth in Section 2.19(a).
“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.19, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans and/or Commitments (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the yield on such Extended Loans (including any increase or decrease in, or an introduction of, interest margins, benchmark rate floors, fixed interest rates or fees or premiums), (b) a modification of voluntary or mandatory prepayments or commitment terminations applicable thereto, (c) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (d) an addition of one or more covenants applicable to Parent and/or the Restricted Subsidiaries or any other provisions; provided that, in the case of this clause (d), to the extent such covenants or provisions are not consistent with those applicable under the Loan Documents prior thereto, such differences shall be reasonably satisfactory to the Agent (it being agreed, however, that (x) any Extension Agreement may include any financial maintenance covenant if such financial maintenance covenant applies only to periods after the latest Maturity Date in effect at the time of the effectiveness thereof or, following notice to the Agent, this Agreement is amended to include such financial maintenance covenant for the benefit of all Lenders and (y) any Extension Agreement may include covenants and other provisions applicable only to periods after the latest Maturity Date in effect at the time of effectiveness thereof).
“Extraordinary Advances” means Protective Advances and Overadvances.
“Farm Products Registration” has the meaning set forth in Section 9.18(a).
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any such amended or successor version).

“FCCR Test Amount” has the meaning set forth in Section 10.11(a).
“FCPA” has the meaning set forth in Section 8.15(c).
“Fee Letter” means that certain fee letter, dated as October 26, 2014, among the Lead Borrower, the Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
“Fees” means all amounts payable pursuant to or referred to in Section 2.05.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
“Fixed Asset Availability Amount” means, as of any date of determination, an amount equal to the least of (a) the Fixed Asset Sub-Line Amount, (b) $50,000,000, (c) 85% of the Net Orderly Liquidation Value of all Eligible Equipment, and (d) 30% of the Aggregate Commitments.
“Fixed Asset Sub-Line Amount” means $19,550,000; provided that the Fixed Asset Sub-Line Amount shall be permanently reduced on the first day of each calendar quarter after the Closing Date by an amount equal to the amount of such Fixed Asset Sub-Line Amount divided by 28 (unless clause (B) of the final proviso of this definition shall then be applicable); provided, further, that within 60 days following the completion of an appraisal, in form and substance satisfactory to the Agent, calculating the Net Orderly Liquidation Value of Eligible Equipment, Borrower may by written notice to the Agent, so long as no Event of Default has occurred and is then continuing and the Fixed Charge Coverage Ratio for the 12 month period most recently ended prior to such notice for which the Agent has received Section 9.01 Financials have been delivered is at least 1.00 to 1.00 elect to cause the Fixed Asset Sub-Line Amount to be increased to an amount equal to 85% of the Net Orderly Liquidation Value of Eligible Equipment based on such appraisal (but in no event shall the Fixed Asset Sub-Line Amount exceed $50,000,000 or 30% of the Aggregate Commitments); provided, in addition, that (A) such election shall not be made more than twice and (B) upon the Fixed Asset Sub-Line Amount being so increased pursuant to such election then such increased Fixed Asset Sub-Line Amount shall be reduced on the first day of each calendar quarter following such election by an amount equal to the maximum amount of such increased Fixed Asset Sub-Line Amount (as determined immediately after giving effect to such election) divided by 28.
“Fixed Charges” means, with respect to any fiscal period and with respect to Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP, the sum, without duplication, of (a) Interest Expense paid in cash during such period, net of interest income for such period, plus (b) the aggregate amount of scheduled principal payments or similar principal payments required to be paid on a regularly recurring basis made during such period in respect of Indebtedness for borrowed money of Parent and its Restricted Subsidiaries (other than any such payments made by Parent or any Restricted Subsidiary to Parent or a Restricted Subsidiary or payments made in connection with a refinancing of such Indebtedness), plus (c) the aggregate amount of principal payments on Capitalized Lease Obligations made by Parent and its Restricted Subsidiaries during such period (other than payments made in connection with a refinancing of such Capitalized Lease Obligations), plus (d) the aggregate amount of all Dividends paid in cash by Parent during such period.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent and the Restricted Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP, the ratio of (a) Consolidated EBITDA for such period minus the sum of (i) Capital Expenditures paid in cash (excluding such Capital Expenditures financed with the proceeds of any Indebtedness (other than Loans)) for such period and (ii) all federal, state, and foreign and local income taxes paid in cash during such period, to (b) Fixed Charges for such period.
“Fleet Assets” means ocean-going vessels and related equipment and machinery which are acquired, leased, improved or replaced after the Closing Date and any assets related thereto, but excluding, for the avoidance of doubt any renewal or extension of any agreement with respect to ocean-going vessels or related equipment or machinery existing on the Closing Date.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.
“Foreign Lender” means any Lender or Participant that is not a U.S. Person.
“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Parent or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of Parent or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.
“Fresh Express” has the meaning set forth in Section 9.13.
“Fresh International” has the meaning set forth in Section 9.13.
“Fronting Exposure” means a Defaulting Lender’s Pro Rata Share of Letter of Credit Exposure or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 2.11.
“Fronting Fee” has the meaning set forth in Section 2.05(c).
“FSA” has the meaning set forth in Section 8.15(e).
“FSHCO” means any U.S. Subsidiary substantially all of the assets of which consist of Equity Interests in one or more (a) CFCs or (b) Subsidiaries described in this definition.
“Georgia Lease” has the meaning set forth in Section 9.13.
“Georgia Property” has the meaning set forth in Section 9.13.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means (a) Parent, and (b) each other Person that becomes a guarantor after the Closing Date.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations relating to the protection of the Environment as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Loan Party or any of its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means any Lender or any of its Affiliates; provided, that no such Person (other than the Agent or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Loan Party or any of its Subsidiaries (except with respect to Hedge Agreements that exist on the Closing Date in which case such Person (other than the Agent or its Affiliates) shall constitute a Hedge Provider at such time as the Agent shall receive a Bank Product Provider Agreement from such Person); provided, further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
“Immaterial Subsidiary” means any Subsidiary of Parent that, as of the date of the most recent Section 9.01 Financials that have been delivered to the Agent, does not have (a) assets (determined on a consolidated basis for such Subsidiary and its Subsidiaries) in excess of 5.0% of Consolidated Total Assets or (b) revenues (determined on a consolidated basis for such Subsidiary and its Subsidiaries) for the period of four consecutive fiscal quarters ending on such date in excess of 5.0% of the consolidated revenues of Parent and the Restricted Subsidiaries for such period; provided that if as of such date or for such period of four consecutive fiscal quarters ending on such date, the assets or revenues (determined as set forth above) of all Subsidiaries that under clauses (a) and (b) above would constitute Immaterial Subsidiaries shall have exceeded 7.5% of Consolidated Total Assets on such date or 7.5% of the consolidated revenues of Parent and the Restricted Subsidiaries for such period, then one or more of such Subsidiaries shall for all purposes of this Agreement be deemed not to be Immaterial Subsidiaries in descending order based on the amounts of their assets or revenues (determined as set forth above), as the case may be, until such excess shall have been eliminated.
“Increase Date” has the meaning set forth in Section 2.15(b).
“Increase Loan Lender” has the meaning set forth in Section 2.15(b).
“Incremental Commitment Agreement” has the meaning set forth in Section 2.15(d).
“Indebtedness” as to any Person means, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments (other than, for the avoidance of doubt, performance bonds, surety bonds and similar instruments) and all reimbursement or other obligations in respect of letters of credit, bankers acceptances or letters of guaranty, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than (i) trade or grower payables incurred in the ordinary course of business and repayable in accordance with customary trade practices, (ii) royalty payments payable in the ordinary course of business in respect of non-exclusive licenses, (iii) accrued expenses incurred in the ordinary course of business, (iv) deferred compensation payable to management, officers, employees, directors or consultants of Parent or any Restricted Subsidiary and any such obligations incurred under ERISA and (v) any purchase price adjustment or earn-out obligation, except, in the case of this clause (v), to the extent that the amount thereof is a liability on the balance sheet (excluding, for the avoidance of doubt, the footnotes thereto) of such Person in accordance with U.S. GAAP), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Liabilities” has the meaning set forth in Section 13.01(a).
“Indemnified Person” has the meaning set forth in Section 13.01(a).
“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Initial Mortgaged Properties” has the meaning set forth in Section 9.13.
“Initial Public Offering” means the issuance by Parent or any Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” has the meaning set forth in Section 8.19.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by Parent, certain of its Subsidiaries, and the Agent, the form and substance of which is reasonably satisfactory to the Agent.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of February 5, 2013 by and among Parent, the subsidiaries of Parent listed on the signature pages thereto and Wells Fargo Bank, National Association, as ABL Agent, and Wells Fargo Bank, National Association, as Noteholder Collateral Agent, as amended and supplemented by the Joinder to the Intercreditor Agreement dated as of the Closing Date (pursuant to which the Agent replaces Wells Fargo Bank, National Association as the ABL Agent thereunder as of the Closing Date).
“Interest Determination Date” means, with respect to any LIBO Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBO Rate Loan.
“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with U.S. GAAP and which shall include, without limitation, any interest on the Permitted Parent Debt.
“Interest Period” means, with respect to each LIBO Rate Loan, a period commencing on the date of the making of such LIBO Rate Loan (or the continuation of a LIBO Rate Loan or the conversion of a Base Rate Loan to a LIBO Rate Loan) and ending on the earliest of (i) the date that is 1, 2, 3, 6, or, subject to the consent of all Lenders, 12 months thereafter, (ii) subject to the consent of all Lenders, a date specified by the Lead Borrower that is less than 1 month thereafter or (iii) the Maturity Date; provided, that (a) interest shall accrue at the applicable rate based upon the LIBO Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (c) except in the case of an Interest Period of less than 1 month, with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 (or, if applicable, 12) months after the date on which the Interest Period began, as applicable.
“Interim Period” has the meaning set forth in Section 10.11(b).
“Inventory” means inventory (as that term is defined in the UCC).
“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that the Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory.
“Investment” has the meaning set forth in Section 10.05.

“Issuing Bank” means (a) the Agent, (b) any other Lender that, at the request of the Lead Borrower and with the consent of the Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.13 of this Agreement (it being understood that, as of the Closing Date, the Agent is the only Issuing Bank except with respect to the Existing Letters of Credit) and (c) with respect to the Existing Letters of Credit, Wells Fargo Bank, National Association.
“Joint Lead Arrangers” has the meaning set forth in the preamble to this Agreement.
“Joint Venture” means any Person other than an individual (i) in which Parent or any of its Restricted Subsidiaries holds or acquires an ownership interest (by way of ownership of Equity Interests or other evidence of ownership) of 80% or less and (ii) which is engaged in a business permitted by Section 10.09.
“Junior Representative” means, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.
“Landlord Reserve” means, as to each location (other than a location owned in fee by Parent or a Restricted Subsidiary) at which a Borrower has Inventory (with an aggregate book value in excess of $100,000), Eligible Equipment or material books and records and as to which a Collateral Access Agreement has not been received by the Agent on or after the 90th day following the Closing Date, a reserve established by the Agent in its Permitted Discretion in an amount not to exceed 3 months’ rent under the lease relative to such location.
“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swingline Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.04(b) and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including Issuing Bank and the Swingline Lender) and Agent, or any one or more of them.
“Letter of Credit” means a letter of credit (as that term is defined in the UCC) issued by Issuing Bank in Dollars, including any Existing Letter of Credit, or a bank guarantee, bank bond or comparable instrument issued by Issuing Bank in a Committed Foreign Currency.
“Letter of Credit Collateral Account” means a collateral account in the form of a deposit account established and maintained by the Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 2.13.
“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit in Dollars, which amount shall be deemed to include the Equivalent in Dollars of any such payment made in a Committed Foreign Currency.
“Letter of Credit Document” means, with respect to any Letter of Credit, (x) a letter of credit application or a letter of credit agreement, (y) an agreement equivalent to the foregoing in clause (x) with respect to a bank guarantee, bank bond or comparable instrument issued by Issuing Bank in a Committed Foreign Currency, or (z) any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of an Issuing Bank and relating to such Letter of Credit.

“Letter of Credit Expiration Date” means the date which is five (5) Business Days prior to the Maturity Date.
“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.
“Letter of Credit Foreign Currency Sub-Limit” means the Equivalent of EUR17,000,000.
“Letter of Credit Fee” has the meaning set forth in Section 2.05(c).
“Letter of Credit Obligations” means the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom) and (b) the stated amount of all outstanding Letters of Credit.
“Letter of Credit Sub-Limit” means $70,000,000.
“Letter of Credit Usage” means, (a) as of any date of determination, the aggregate undrawn amount in Dollars of all outstanding Letters of Credit, which amount shall be deemed to include the Equivalent in Dollars of any Letter of Credit denominated in a Committed Foreign Currency, plus (b) the aggregate principal amount in Dollars of all Letter of Credit Disbursements that have not yet been reimbursed by Borrowers at such time, which amount shall be deemed to include the Equivalent in Dollars of any Letter of Credit Disbursements denominated in a Committed Foreign Currency.
“LIBO Rate” means for each Interest Period, the offered rate per annum (adjusted for statutory reserve requirements for eurocurrency liabilities) for deposits of Dollars that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) on the applicable Interest Determination Date; and if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (which determination shall be conclusive in the absence of manifest error), at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) on the applicable Interest Determination Date to first class banks in the London interbank Eurodollar market for such Interest Period for the applicable principal amount on such date of determination (and, if any such rate is below zero, the LIBO Rate shall be deemed to be zero).
“LIBO Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBO Rate.
“LIBO Rate Margin” has the meaning set forth in the definition of Applicable Margin.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Line Cap” means equal to an amount that is the lesser of (a) the Aggregate Commitments and (b) the then applicable Borrowing Base.

“Liquidity Event” means the occurrence of a date when (a) Availability shall have been less than the greater of (i) 10% of the Line Cap and (ii) $10,000,000, in either case for five consecutive Business Days, until such date as (b) (x) Availability shall have been at least equal to the greater of (i) 10% of the Line Cap and (ii) $10,000,000 for 30 consecutive calendar days.
“Liquidity Notice” means a written notice delivered by the Agent at any time during a Liquidity Period to any bank or other depository at which any Deposit Account (other than any Excluded Deposit Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to a Dominion Account, or in the case of a Dominion Account, to the Agent on a daily basis, (b) to cease following directions or instructions given to such bank or other depository by any Loan Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Deposit Account), and (c) to follow all directions and instructions given to such bank or other depository by the Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.
“Liquidity Period” means any period throughout which (a) a Liquidity Event has occurred and is continuing or (b) a Specified Event of Default has occurred and is continuing.
“Loan” means any Loan (including any Swingline Loan and Extraordinary Advance) made (or to be made) hereunder.
“Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Commitments, the amount of such Lender’s Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of such Lender.
“Loan Documents” means this Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Disclosure Letter, the Fee Letter, the Security Agreement, the Intercompany Subordination Agreement, any Letter of Credit Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by a Loan Party and any member of the Lender Group in connection with this Agreement.
“Loan Party” means any Borrower or any Guarantor.
“Location” of any Person means such Person’s “location” as determined pursuant to Section 9-307 of the Uniform Commercial Code of the State of New York.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities or financial condition of Parent and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment and other material obligations under the Loan Documents or (c) a material adverse effect on the rights and remedies of the Agent or any Lender under the Loan Documents or their ability to realize upon the Collateral.
“Material Real Property” means each parcel of Real Property that is now or hereafter owned in fee by any Loan Party that (together with any other parcels constituting a single site or operating property) has a fair market value (as determined by the Lead Borrower in good faith) of at least $2,000,000.
“Maturity Date” means the date that is five years after the Closing Date.

“Maximum Rate” has the meaning set forth in Section 13.24.
“Merger” has the meaning set forth in the recitals.
“Merger Agreement” has the meaning set forth in the recitals.
“Merger Agreement Representations” means those representations and warranties made by Parent and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Merger Sub (or its Affiliates) has the right to terminate its obligations under the Merger Agreement, or to decline to consummate the Merger pursuant to the Merger Agreement, as a result of a breach of such representations and warranties in the Merger Agreement.
“Merger Documents” means the collective reference to the Merger Agreement and all other agreements and documents relating to the Merger, as same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Merger Sub” has the meaning set forth in the recitals.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Mortgage” means a mortgage, debenture, leasehold mortgage, deed of trust, deed of immovable hypothec, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Agent, in favor of the Agent for the benefit of the Secured Parties, as the same may be amended, modified, restated and/or supplemented from time to time.
“Mortgage Policy” has the meaning set forth in Section 9.13.
“Mortgaged Property” means any Material Real Property of any Loan Party which will be encumbered (or required to be encumbered) by a Mortgage.
“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.
“Net Cash Proceeds” means:
(a)    with respect to the incurrence or issuance of any Indebtedness, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out of pocket costs, fees, commissions, premiums and expenses incurred in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i) above; and
(b)    with respect to any issuance or sale of Equity Interests, the proceeds of such issuance or sale in the form of cash and Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Net Orderly Liquidation Value” means with respect to Eligible Equipment or Eligible Inventory, in each case and as of any date of determination, the orderly liquidation value expressed as a percentage of the book value of the Borrowers’ Eligible Inventory or Eligible Equipment that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory or Eligible Equipment net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Eligible Inventory or Eligible Equipment and to be as specified in the most recent appraisal received by the Agent from an appraisal company selected by the Agent, upon which the Agent is expressly entitled to rely.
“Netherlands Guarantee Facility” means that certain Guarantee Facility Agreement dated as of July 5, 2010 by and among Coöperatieve Centrale Raiffeisen – Boerenleenbank B.A. and Chiquita Banana Company B.V.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Note” means each Revolving Note or Swingline Note, as applicable.
“Noteholder Priority Collateral” means “Noteholder Priority Collateral” as defined in the Intercreditor Agreement or, in the case of any Additional Debt, any term having substantially the same meaning in any Additional Debt Intercreditor Agreement.
“Notice of Borrowing” means a notice substantially in the form of Exhibit A-1 hereto.
“Notice Office” means (i) for credit notices, the office of the Agent located at Bank of America, N.A., GA7-293-08-01, 300 Galleria Parkway, Suite 800, Atlanta, GA 30339, Attention: John M. Olsen, Telephone No.: (404) 607-3218, Telecopier No.: (404) 607-3277, and (ii) for operational notices, the office of the Agent located at Bank of America, N.A., GA7-293-08-01, 300 Galleria Parkway, Suite 800, Atlanta, GA 30339, Attention: John M. Olsen, Telephone No.: (404) 607-3218, Telecopier No.: (404) 607-3277; or such other office or person as the Agent may hereafter designate in writing as such to the other parties hereto.
“Noticed Bank Product” means any Bank Product Obligations arising under a Bank Product Agreement with respect to which the Lead Borrower and the Bank Product Provider thereof have notified the Agent of the intent to include such Bank Product Obligations (in the maximum amount specified in such notice) as a Noticed Bank Product hereunder and with respect to which a Bank Products Reserve has subsequently been established in the maximum amount set forth in such notice.
“Obligations” means (a) all loans (including the Loans (inclusive of Extraordinary Advances and Swingline Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities, obligations (including indemnification and expense reimbursement obligations), fees (including the fees provided for in the Fee Letter and any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by any of the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by any of the Loan Documents or by law or otherwise in connection with any of the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) fees payable under any of the Loan Documents, and (vi) indemnities, expense reimbursement obligations and other amounts payable by any Loan Party under any Loan Document. Any reference in any of the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” has the meaning set forth in Section 8.15(b).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04) that are imposed as a result of any present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan.
“Overadvance” has the meaning set forth in Section 2.17.
“Overadvance Loan” means a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.
“PACA” means the Perishable Agricultural Commodities Act of 1930, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.
“PACA/Growers Reserves” means reserves determined by the Agent in its Permitted Discretion in an amount up to the amount owing by Loan Parties to suppliers of agricultural commodities and other farm products, to the extent such suppliers may assert a Lien on or trust over any of the Collateral, including in respect of a claim under PACA.
“Parent” means Chiquita Brands International, Inc., a New Jersey Corporation.
“Parent Company” means any direct or indirect parent company of Parent (other than non-corporate investment funds that are Sponsor Affiliates).
“Participant Register” has the meaning set forth in Section 13.04.
“Patent Security Agreement” has the meaning set forth in the Security Agreement.
“PATRIOT Act” has the meaning set forth in Section 13.15.

“Payment Conditions” means as to any relevant action contemplated in this Agreement, (i) no Event of Default has then occurred and is continuing or would result from such action, and (ii) (a) Availability on a Pro Forma Basis would be at least the greater of (x) 20.0% of the Line Cap and (y) $20,000,000, in each case immediately after giving effect to such action and over the 30 consecutive days prior to consummation of such action (as calculated on a Pro Forma Basis), or (b) Availability on a Pro Forma Basis would be at least 12.5% of the Line Cap immediately after giving effect to such action and over the 30 consecutive days immediately prior to such action (as calculated on a Pro Forma Basis) and the Fixed Charge Coverage Ratio would be at least 1.00 to 1.00 on a Pro Forma Basis for the most recent Test Period for which Section 9.01 Financials have been delivered to the Agent.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.
“Pennsylvania Property” has the meaning set forth in Section 9.13.
“Perfection Certificate” means a certificate in the form of Exhibit J.
“Permitted Acquisition” means the acquisition by Parent or any of its Restricted Subsidiaries of an Acquired Entity or Business; provided that (in each case) (A) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (B) all applicable requirements of Sections 9.14 are satisfied.
“Permitted Acquisition Payment Conditions” means as to any Permitted Acquisition, (i) no Event of Default has occurred and is continuing or would result from such Permitted Acquisition, in each case (other than to the extent arising under Sections 11.01 or 11.05) as of the date on which the definitive documentation with respect to such Permitted Acquisition is entered into, and (ii) (x) Availability on a Pro Forma Basis would be at least the greater of (A) 17.5% of the Line Cap and (B) $17,500,000, in each case, immediately after giving effect to such Permitted Acquisition and over the 30 consecutive days immediately prior to such Permitted Acquisition (as calculated on a Pro Forma Basis) or (y) Availability on a Pro Forma Basis would be at least 12.5% of the Line Cap immediately after giving effect to such Permitted Acquisition and over the 30 consecutive days immediately prior to such Permitted Acquisition (as calculated on a Pro Forma Basis) and the Fixed Charge Coverage Ratio would be at least 1.00 to 1.00 on a Pro Forma Basis for the most recent Test Period for which Section 9.01 Financials have been delivered to the Agent.
“Permitted Discretion” means a determination made by the Agent in good faith in the exercise of its reasonable credit judgment (from the perspective of a secured asset-based lender) in accordance with customary business practices for comparable secured asset-based lending facilities.
“Permitted Dispositions” means the sale, lease, conveyance or other disposition of all or any part of the property or assets of Parent or any of its Restricted Subsidiaries; provided that all applicable requirements of Section 10.02 are satisfied in connection therewith.
“Permitted Encumbrance” means, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto, all of which exceptions must be acceptable to the Agent in its reasonable discretion.

“Permitted Holders” means (i) the Sponsor and Sponsor Affiliates, (ii) any Permitted Transferee of any of the foregoing Persons, and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i) and (ii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting Equity Interests of Parent or any of its direct or indirect parent entities held by such “group.”
“Permitted Indebtedness” means the incurrence by Parent or any of its Restricted Subsidiaries of any Indebtedness; provided that all applicable requirements of Section 10.04 are satisfied in connection therewith.
“Permitted Investments” means the Investments made by Parent or any of its Restricted Subsidiaries; provided that all applicable requirements of Section 10.05 are satisfied in connection therewith.
“Permitted Junior Debt” means any Indebtedness of Parent or any Restricted Subsidiary (A) in the form of unsecured or secured loans (“Permitted Junior Loans”) or (B) evidenced by unsecured, secured, senior or subordinated notes and incurred pursuant to one or more issuances of such notes (“Permitted Junior Notes”); provided that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) except as provided in clause (v) below, no such Indebtedness, to the extent incurred by any Loan Party, shall be secured by any asset of Parent or any of its Subsidiaries, (ii) no such Indebtedness, to the extent incurred by any Loan Party, shall be guaranteed by any Person other than Parent, the Borrowers or any Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or similar principal payments required to be paid on a regularly recurring basis (other than de minimus scheduled amortization not to exceed 1.00% per annum) or have a final maturity, in either case prior to the date occurring ninety-one (91) days following the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (iv) any “asset sale” or “change of control” mandatory prepayment provision or offer to prepay or purchase covenant included in the agreement or indenture governing such Indebtedness, as the case may be, to the extent incurred by any Loan Party, shall provide that Parent or the respective Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement before, in the case of Permitted Junior Loans, prepaying or offering to prepay such Indebtedness, and in the case of Permitted Junior Notes, offering to purchase such Indebtedness and (v) in the case of any such Indebtedness incurred by a Loan Party that is secured (A) such Indebtedness is secured by only assets comprising Collateral (as defined in the Security Documents) on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Loan Parties, and not secured by any property or assets of Parent or any of its Restricted Subsidiaries other than the Collateral (as defined in the Security Documents), (B) such Indebtedness (and the Liens securing the same) are permitted by the terms of the Intercreditor Agreement (if then in effect), any Additional Debt Intercreditor Agreement (if then in effect), any Permitted Junior Debt Intercreditor Agreement (if then in effect) and any other material intercreditor and/or subordination agreement relating to Indebtedness secured by all or any portion of the Collateral, (C) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Agent) and (D) the Liens securing such Permitted Junior Debt shall be subject to, and a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to, a Permitted Junior Debt Intercreditor Agreement; provided that if such Indebtedness is the initial issue of Permitted Junior Notes or incurrence of Permitted Junior Loans by Parent or any Restricted Subsidiary that is secured by assets of Parent or any other Loan Party, then the Loan Parties (if required), the Agent and the Junior Representative for such Indebtedness shall have executed and delivered a Permitted Junior Debt Intercreditor Agreement. The issuance or incurrence of Permitted Junior Debt shall be deemed to be a representation and warranty by the Lead Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.
“Permitted Junior Debt Documents” means after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans or the issuance of Permitted Junior Notes, including any credit agreements, indentures, promissory notes and security documents related thereto, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“Permitted Junior Debt Intercreditor Agreement” means an intercreditor agreement among the Agent and one or more Junior Representatives for holders of Permitted Junior Debt providing that, inter alia, the Liens on the Collateral (as defined in the Security Documents) in favor of the Agent (for the benefit of the Secured Parties) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt), as such intercreditor agreement may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Permitted Junior Debt Intercreditor Agreement shall be in a form customary for transactions of the type contemplated thereby (as reasonably determined by the Agent and, if the terms of such intercreditor agreement are materially different (as determined by the Agent) than the Intercreditor Agreement, the Required Lenders) and otherwise reasonably satisfactory to the Agent (and, if the terms of such intercreditor agreement are materially different (as determined by the Agent) than the Intercreditor Agreement, the Required Lenders) and the Lead Borrower.
“Permitted Junior Loans” has the meaning set forth in the definition of “Permitted Junior Debt.”
“Permitted Junior Notes” has the meaning set forth in the definition of “Permitted Junior Debt.”
“Permitted Liens” has the meaning set forth in Section 10.01.
“Permitted Parent Debt” means unsecured Indebtedness of Parent provided by a Sponsor the net proceeds of which will be used to (a) refinance the Senior Convertible Notes, (b) refinance a portion of the 7.875% Senior Secured Notes, (c) fund a distribution to its Parent Company in an aggregate amount not to exceed $43,775,000 and/or (d) pay fees, premiums and expenses relating to any of the foregoing, provided that (i) no such Indebtedness shall be guaranteed by any Subsidiary of Parent or otherwise directly or indirectly receive any credit support from any Subsidiary of Parent, (ii) no such Indebtedness shall be subject to scheduled amortization or similar principal payments required to be paid on a regularly recurring basis or have a final maturity, in either case prior to the date occurring ninety-one (91) days following the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (iii) no such Indebtedness shall have any mandatory prepayment provision or offer to prepay or purchase covenant included in the definitive documentation governing such Indebtedness, except to the extent applicable solely as a result of the sale of assets not constituting Collateral and such prepayment or offer to prepay or purchase shall only be made with net after-tax proceeds of such sale of assets that are then available for distribution by Parent to its Parent Company (for the avoidance of doubt, such definitive documentation shall provide that, unless a bankruptcy or insolvency event of default has occurred and is continuing in respect of Parent under such definitive documentation, no such prepayment or offer to prepay or purchase shall be required to be made in cash at any time that such payment in cash is prohibited by the terms of this Agreement) and (iv) any distribution made on such Indebtedness, including any cash interest, shall be subject to the satisfaction of the Distribution Conditions and the absence of any Event of Default prior to or immediately after giving effect thereto.
“Permitted Transferees” means (i) any Sponsor Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and stepchildren) and/or direct lineal descendants.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Plan” means any pension plan as defined in Section 3(2) of ERISA other than a Foreign Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Parent or a Restricted Subsidiary or with respect to which Parent or a Restricted Subsidiary has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.
“Prior Agent” means Wells Fargo Bank, National Association, as administrative agent under the Existing Credit Agreement.
“Pro Forma Basis” means, in connection with any calculation of compliance with any financial term, the calculation thereof after giving effect on a pro forma basis to (v) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant four consecutive fiscal quarter period (the “Test Period”) as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Test Period, (w) any Dividends paid or payable after the last day of the relevant Test Period (and on or prior to the date of such calculation) as if such Dividends had been paid on the last day of the relevant Test Period, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Test Period, (y) any disposition of assets constituting a business unit, division, product line, line of business, manufacturing facility or distribution facility of any Subsidiary of Parent or of the Equity Interests of any Subsidiary of Parent and/or (z) any Permitted Acquisition then being consummated as well as any other Permitted Acquisition consummated after the first day of the Test Period most recently ended prior to the date of any such Permitted Acquisition for which Section 9.01 Financials are available and on or prior to the date of the Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:
(i)    all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of the respective Test Period and remain retired through the date of determination;
(ii)    all Indebtedness assumed to be outstanding pursuant to immediately preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Test Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding);
(iii)    in making any determination of Consolidated EBITDA, pro forma effect shall be given to any disposition of assets constituting a business unit, division, product line, line of business, manufacturing facility or distribution facility of Parent or any Restricted Subsidiary or of the Equity Interests of any Subsidiary of Parent consummated during the periods described above, with such Consolidated EBITDA to be determined as if such disposition (or the relevant portion thereof) was consummated on the first day of the relevant Test Period. Pro forma calculations for any fiscal period ending on or prior to the first anniversary of a disposition of assets constituting a business unit, division, product line, line of business, manufacturing facility or distribution facility of Parent or any Restricted Subsidiary or of the Equity Interests of any Subsidiary of Parent may offset operating expense reductions or other operating improvements or synergies reasonably expected to result from a disposition (less the amount of costs reasonably expected to be incurred by Parent and its Restricted Subsidiaries to achieve such cost savings) against reductions in Consolidated EBITDA attributable to such a disposition, to the extent that Parent delivers to the Agent, (i) a certificate of the chief financial officer or chief accounting officer of Parent setting forth such operating expense reductions and the costs to achieve such reductions and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and the costs to achieve such reductions; provided that any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies shall be subject to the limitations set forth in the definition of Consolidated EBITDA;
(iv)    in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition consummated during the periods described above (excluding that portion of the assets or business acquired pursuant to any Permitted Acquisition which has been sold or disposed of thereafter and prior to the date of the respective determination), with such Consolidated EBITDA to be determined as if such Permitted Acquisition (or the relevant portion thereof) was consummated on the first day of the relevant Test Period. Pro forma calculations for any fiscal period ending on or prior to the first anniversary of a Permitted Acquisition may include adjustments to reflect operating expense reductions or other operating improvements or synergies reasonably expected to result from such Permitted Acquisition, less the amount of costs reasonably expected to be incurred by Parent and its Restricted Subsidiaries to achieve such cost savings, to the extent that Parent delivers to the Agent, (i) a certificate of the chief financial officer or chief accounting officer of Parent setting forth such operating expense reductions and the costs to achieve such reductions and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and the costs to achieve such reductions; provided that any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies shall be subject to the limitations set forth in the definition of Consolidated EBITDA; and
(v)        in making any determination of the Fixed Charge Coverage Ratio, in the event that Parent or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the Test Period), and solely for purposes of Section 10.11, in a principal amount in excess of $10,000,000, in each case, subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated on a Pro Forma Basis as if such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, had occurred at the beginning of the Test Period.
For purposes of this definition, if any Indebtedness bears a floating rate of interest and is being calculated on a Pro Forma Basis, the interest on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligations have a remaining term in excess of 12 months as of the Calculation Date). For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent may designate.
“Pro Rata Share” means, as of any date of determination:
(a)    with respect to a Lender’s obligation to make all or a portion of the Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Loans, and with respect to all other computations and other matters related to the Commitments or the Loans, the percentage obtained by dividing (i) the Loan Exposure of such Lender by (ii) the aggregate Loan Exposure of all Lenders;
(b)    with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Loan Exposure of such Lender by (ii) the aggregate Loan Exposure of all Lenders; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Commitments had not been terminated and based upon the Commitments as they existed immediately prior to their termination; and
(c)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 13.01 of this Agreement), the percentage obtained by dividing (i) the Loan Exposure of such Lender by (ii) the aggregate Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.04; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Protective Advances” has the meaning set forth in Section 2.18.
“Qualified Equity Interests” means and refers to any Equity Interests issued by a Person that are not Disqualified Equity Interests.
“Real Property” of any Person means, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” or “Refinancings” shall have correlative meanings.
“Refinancing Amendment” means an amendment to this Agreement executed by (a) each Borrower requesting an extension of credit under a Refinancing Facility, (b) the Agent and (c) each lender that agrees to provide any portion of the Indebtedness being incurred pursuant to such Refinancing Facility, which amendment shall include (x) an acknowledgment by such lender of the terms and conditions of the Intercreditor Agreement and any applicable Additional Debt Intercreditor Agreement or Permitted Junior Debt Intercreditor Agreement and an agreement by such lender to be bound thereby and (y) such other protective provisions as the Agent shall require in its reasonable discretion.
“Refinancing Facility” has the meaning set forth in Section 2.20.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;
(b)    such refinancings, renewals, or extensions do not result in a shortening of the Weighted Average Life to Maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended;

(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness; and
(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
“Refinancing Lender” has the meaning set forth in Section 2.20.
“Register” has the meaning set forth in Section 13.13.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Release” means actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into, through or upon the Environment or within, from or into any building, structure, facility or fixture.
“Relevant Currency” has the meaning set forth in Section 13.22(b).
“Replaced Lender” has the meaning set forth in Section 3.04.
“Replacement Lender” has the meaning set forth in Section 3.04.
“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Loan Exposure of all Lenders; provided, that (i) the Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).
“Reserves” means, as of any date of determination and without duplication (including with respect to any items that are otherwise addressed through eligibility criteria), those reserves (other than Receivable Reserves, Bank Product Reserves, PACA/Growers Reserve, Landlord Reserves, Currency Reserves, Dilution Reserves and Inventory Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain with respect to the Borrowing Base in order, among other things, (a) to reflect claims and liabilities that the Agent reasonably determines may need to be satisfied in connection with the realization upon the Collateral included in the Borrowing Base or (b) to reflect criteria, events, conditions, contingencies or risks that could materially adversely affect the quantity, quality or value of the Collateral included in the Borrowing Base, the enforceability or priority of Agent’s Lien thereon, the amount that the Agent, the Lenders or any Issuing Bank could receive in realization upon any such Collateral or the validity or enforceability of the Loan Documents (including, without limitation, reserves with respect to (i) sums that a Loan Party is required to pay under any Section of any Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (ii) amounts owing by a Loan Party or any of its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law), and (iii) fluctuations in currency exchange rates).
“Responsible Officer” means, with respect to any Person, its chief executive officer, president, or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility; provided that, with respect to compliance with financial covenants, “Responsible Officer” means the chief financial officer, chief accounting officer, treasurer or controller of Parent or the Lead Borrower, or any other officer of Parent or the Lead Borrower having substantially the same authority and responsibility.
“Restricted Subsidiary” means each Subsidiary of Parent other than any Unrestricted Subsidiary. The Borrowers shall at all times constitute Restricted Subsidiaries.
“Returns” has the meaning set forth in Section 8.09.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Loans (inclusive of Swingline Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.
“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Revolving Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s Letter of Credit Exposure, plus the aggregate amount at such of such Lender’s Swingline Loan Exposure.
“Revolving Note” means each revolving note substantially in the form of Exhibit B-1 hereto.
“Safra 7.875% Senior Notes Commitment” has the meaning set forth in the definition of “Safra Commitment Letter.”
“Safra Bank” means Bank J. Safra Sarasin AG.
“Safra Commitment Letter” means the letter agreement, dated February 5, 2015, between Safra Bank, Cavendish US, Parent and the Lead Borrower, pursuant to which (a) Safra Bank has committed, in favor of Parent and the Lead Borrower and on the terms and conditions set forth therein, to provide sufficient funds to Cavendish US for the purpose of causing Cavendish US to make the Change of Control Equity Contribution on or prior to March 5, 2015 and (b) Cavendish US has committed, in favor of Parent and the

Lead Borrower and on the terms and conditions set forth therein to make the Change of Control Equity Contribution on or prior to March 5, 2015 (such commitments, collectively, the “Safra 7.875% Senior Notes Commitment”).
“Sale-Leaseback Transaction” means any arrangements with any Person providing for the leasing by Parent or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Parent or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, and (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill Financial, Inc., and any successor to its ratings agency business.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Section 9.01 Financials” shall mean the quarterly and annual financial statements required to be delivered pursuant to Sections 9.01(a) and (b).
“Secured Party” means, collectively, each member of the Lender Group, each of the Bank Product Providers and each of the Indemnified Persons.
“Securities Account” means a securities account (as that term is defined in the UCC).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” has the meaning set forth in Section 6.09.
“Security Documents” means the Control Agreements, the Copyright Security Agreement, the Security Agreement, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group and each Additional Security Document.
“Settlement Date” has the meaning set forth in Section 2.14(c).
“Significant Parties” means (a) the Loan Parties and (b) Restricted Subsidiaries (other than Immaterial Subsidiaries) that are U.S. Subsidiaries or Significant Subsidiaries.

“Significant Subsidiaries” means each of the Restricted Subsidiaries of Parent listed on Schedule S-1 to the Disclosure Letter and each other Restricted Subsidiary of Parent that, at any date of determination, meets any of the following criteria:
(a)    for the most recent fiscal year generated gross revenue (excluding intercompany sales among Parent and its Subsidiaries) exceeding the Dollar equivalent of $40,000,000; or
(b)    as at the end of the most recent fiscal year, owned assets (excluding intercompany receivables from Parent and its Restricted Subsidiaries) exceeding the Dollar equivalent of $15,000,000.
“Similar Business” means any business and any services, activities or businesses incidental, or reasonably related or similar to, or complementary to any line of business engaged in by Parent and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
“Solvent” means, with respect to any Person and its Subsidiaries, taken as a whole, as of any date of determination, that (a) at fair valuations, the sum of the debts (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, is less than all of the assets of such Person and its Subsidiaries, taken as a whole, (b) such Person and its Subsidiaries, taken as a whole, are not engaged or about to engage in a business or transaction for which the remaining assets of such Person and its Subsidiaries, taken as a whole, are unreasonably small in relation to the business or transaction or for which the property remaining with such Person and its Subsidiaries, taken as a whole, is an unreasonably small capital, and (c) such Person and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or reasonably believe that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Event of Default” means any Event of Default arising under Section 11.01, 11.02 (solely with respect to representations, warranties or statements made or deemed made by any Loan Party in a Borrowing Base Certificate delivered to the Agent), 11.03(ii), 11.03(iii) (solely relating to a failure to comply with Section 9.16(c)) or 11.05.
“Specified Equity Contribution” has the meaning set forth in Section 10.11(b).
“Specified Representations” means each representation and warranty, with respect to Parent and the Borrowers, contained in any of Sections 8.01(i), 8.02, 8.03(iii), 8.05(b), 8.08(c), 8.11 (other than, to the extent such representation and warranty relates to perfection of a security interest in any Collateral referred to therein, if (x) such Collateral may not be perfected by the filing of a financing statement under the UCC or taking possession of a stock certificate to the extent related to a material, Wholly-Owned U.S. Subsidiary and (y) perfection of the Collateral Agent’s security interest in such Collateral described in preceding clause (x) may not be accomplished prior to or on the Closing Date after using commercially reasonable efforts without undue burden or expense), 8.15(b) (solely with respect to the PATRIOT Act), 8.15(c), 8.15(d)  and 8.16.
“Sponsors” means Burlingtown UK LTD and J. Safra Foods Holdings S.à r.l. and their respective Affiliates.

“Sponsor Affiliate” means the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by one or more of the Sponsors.
“Sponsor Associates” has the meaning set forth in the definition of “Permitted Transferees.”
“Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
“Subsidiary Guarantor” means each U.S. Subsidiary of Parent in existence on the Closing Date (after giving effect to the Transaction) other than any Excluded Subsidiary, as well as each U.S. Subsidiary of Parent established, created or acquired after the Closing Date which becomes a party to the Security Agreement in accordance with the requirements of this Agreement or the provisions of the Security Agreement.
“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Loan Exposure of all Lenders; provided, that (i) the Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are 2 or more Lenders, “Supermajority Lenders” must include at least 2 Lenders (who are not Affiliates of one another).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities thereunder.
“Swingline Lender” means the Agent or any other Lender that, at the request of the Borrowers and with the consent of the Agent agrees, in such Lender’s sole discretion, to become the Swingline Lender under Section 2.12.
“Swingline Loan” means any Loan made by the Swingline Lender pursuant to Section 2.12.
“Swingline Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swingline Loans on such date.
“Swingline Note” means each swingline note substantially in the form of Exhibit B-2 hereto.
“Swingline Sub-limit” has the meaning set forth in Section 2.12(a).
“Swiss Francs” means the lawful currency of Switzerland.

“Syndication Agent” has the meaning set forth in the preamble to this Agreement.
“Tax Group” has the meaning set forth in Section 10.03(vi).
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
“Test Period” has the meaning set forth in the definition of “Pro Forma Basis.”
“Threshold Amount” means $30,000,000.
“Trademark Security Agreement” has the meaning set forth in the Security Agreement.
“Transaction” means, collectively, (i) the consummation of the Merger, (ii) the consummation of the Refinancing of the Existing Credit Agreement, (iii) the consummation of the Equity Contribution, (iv) the entering into of the Loan Documents and the incurrence of Loans on the Closing Date, and (v) the payment of all Transaction Costs.
“Transaction Costs” means the fees, premiums and expenses payable by Parent and its Subsidiaries in connection with the Transaction.
“Type” means the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBO Rate Loan.
“UCC” means the New York Uniform Commercial Code, as in effect from time to time.
“Unfunded Pension Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.
“United States” means the United States of America.
“Unrestricted Subsidiary” means (i) each Subsidiary of Parent listed on Schedule 9.15 to the Disclosure Letter and (ii) any Subsidiary of Parent designated by the board of directors of Parent as an Unrestricted Subsidiary pursuant to Section 9.15 subsequent to the Closing Date; provided, however, that no Borrower shall be designated as an Unrestricted Subsidiary.
“Unused Line Fee” has the meaning set forth in Section 2.05(a).
“U.S. GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Subsidiary” means any direct or indirect Subsidiary of Parent that is organized under the laws of a State of the United States or the District of Columbia.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Wholly-Owned Foreign Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary of such Person.
“Wholly-Owned Restricted Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.
“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to immediately preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Parent and its Subsidiaries under applicable law).
“Wholly-Owned U.S. Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is a U.S. Subsidiary of such Person.
1.02    Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Sections, paragraphs, clauses, sub-clauses, Exhibits and Schedules shall be deemed references to Sections, paragraphs, clauses and sub-clauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Loan Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Loan Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern Standard time (daylight or standard, as applicable).

Section 2.Amount and Terms of Credit.
2.01    Commitments.
Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrowers, at any time and from time to time on and after the Closing Date until the earlier of one Business Day prior to the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding the lesser of (A) such Lender’s Commitment, and (B) such Lender’s Pro Rata Share multiplied by the Borrowing Base then in effect. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and re-borrow Loans. All Borrowers shall be jointly and severally liable as borrowers for all Loans regardless of which Borrower receives the proceeds thereof.
2.02    Loans.
(a)    Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of Base Rate Loans, not less than $500,000 and (B) in the case of LIBO Rate Loans, an integral multiple of $250,000 and not less than $1,000,000, or (ii) equal to the remaining available balance of the applicable Commitments.
(b)    Subject to Section 3.01, each Borrowing shall be comprised entirely of Base Rate Loans or LIBO Rate Loans as the Lead Borrower may request pursuant to Section 2.03. Each Lender may at its option make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement or cause the Borrowers to pay additional amounts pursuant to Section 3.01. Borrowings of more than one Type may be outstanding at the same time; provided further that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than ten Borrowings of LIBO Rate Loans outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)    Except with respect to Loans deemed made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Agent may designate not later than 2:00 p.m., New York City time, and the Agent shall promptly credit the amounts so received to an account as directed by the Lead Borrower in the applicable Notice of Borrowing maintained with the Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.
(d)    Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Agent, such Lender and the Lead Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the such Borrower until the date such amount is repaid to the Agent at (i) in the case of the Lead Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)    Notwithstanding any other provision of this Agreement, the Lead Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(f)    If the Issuing Bank shall not have received from the Lead Borrower the payment required to be made by Section 2.13(e) within the time specified in such Section, the Issuing Bank will promptly notify the Agent of the Letter of Credit Disbursement and the Agent will promptly notify each Lender of such Letter of Credit Disbursement and its Pro Rata Share thereof. Each Lender shall pay by wire transfer of immediately available funds to the Agent on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Share of such Letter of Credit Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan of such Lender, and such payment shall be deemed to have reduced the Letter of Credit Exposure), and the Agent will promptly pay to the Issuing Bank amounts so received by it from the Lenders. The Agent will promptly pay to the Issuing Bank any amounts received by it from the Lead Borrower pursuant to Section 2.13(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Agent thereafter will be promptly remitted by the Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Share of such Letter of Credit Disbursement available to the Agent as provided above, such Lender and the Lead Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Agent for the account of the Issuing Bank at (i) in the case of the Lead Borrower, a rate per annum equal to the interest rate applicable to Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, the Base Rate.
(g)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Lead Borrower, the Agent and such Lender.
2.03    Borrowing Procedure. To request a Borrowing, the Lead Borrower shall notify the Agent of such request by telecopy or electronic transmission (if arrangements for doing so have been approved by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed) or telephone (promptly confirmed by telecopy) (i) in the case of a Borrowing of LIBO Rate Loans, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing or (ii) in the case of a Borrowing of Base Rate Loans (other than Swingline Loans), not later than 12:00 p.m. (noon), New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Notice of Borrowing shall be irrevocable, subject to Sections 2.09 and 3.01, and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Notice of Borrowing in a form approved by the Agent and signed by the Lead Borrower. Each such telephonic and written Notice of Borrowing shall specify the following information in compliance with Section 2.02:
(a)    the aggregate amount of such Borrowing;
(b)    the date of such Borrowing, which shall be a Business Day;
(c)    whether such Borrowing is to be a Borrowing of Base Rate Loans or a Borrowing of LIBO Rate Loans;
(d)    in the case of a Borrowing of LIBO Rate Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and in compliance with Section 2.02(e);
(e)    the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02; and
(f)    that the conditions set forth in Section 6 or Section 7, as applicable, have been satisfied or waived as of the date of such notice.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Borrowing of Base Rate Loans. If no Interest Period is specified with respect to any requested Borrowing of LIBO Rate Loans, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to compliance with Section 2.02(e)). Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
2.04    Evidence of Debt; Repayment of Loans.
(a)    Each Borrower, jointly and severally, hereby unconditionally promises to pay on the Maturity Date (i) to the Agent for the account of each Lender, the then unpaid principal amount of each Loan of such Lender, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan and (iii) all other Obligations.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Lead Borrower shall be entitled to review records of such accounts with reasonable prior notice during normal business hours.
(c)    The Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender. The Lead Borrower shall be entitled to review records of such accounts with reasonable prior notice during normal business hours.

(d)    The entries made in the accounts maintained pursuant to immediately preceding paragraphs (b) and (c) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B-1 or Exhibit B-2, as applicable.
2.05    Fees.
(a)    Unused Line Fee. The Borrowers shall, jointly and severally, pay to the Agent, for the pro rata benefit of the Lenders (other than any Defaulting Lender), a fee equal to the Applicable Unused Line Fee Percentage multiplied by the amount by which the Commitments (other than Commitments of a Defaulting Lender) exceed the average daily balance of outstanding Loans (other than Swingline Loans) and stated amount of outstanding Letters of Credit during any calendar quarter (such fee, the “Unused Line Fee”). Such fee shall accrue commencing on the Closing Date, and will be payable in arrears on the first day of each calendar quarter thereafter.
(b)    Agent Fees. The Borrowers, jointly and severally, agree to pay to the Agent, for its own account, the fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Lead Borrower and the Agent.
(c)    Letter of Credit and Fronting Fees. The Borrowers, jointly and severally, agree to pay (i) to the Agent for the account of each Lender a participation fee (“Letter of Credit Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on LIBO Rate Loans pursuant to Section 2.06, on the average daily amount of such Lender’s Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Exposure, and (ii) to each Issuing Bank (x) a fronting fee (“Fronting Fee”), which shall accrue, at a rate of 0.125% per annum on the average daily aggregate face amount of the Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which all Letters of Credit issued by such Issuing Bank cease to be outstanding and all reimbursement obligations in respect thereof have been satisfied, as well as (y) such Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder as agreed between the Lead Borrower and the Issuing Bank from time to time. Letter of Credit Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the first day of the subsequent calendar quarter, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand; provided further, that upon the termination of any Letter of Credit by its terms, all Letter of Credit Fees accrued with respect to such Letter of Credit shall be due and payable as of the date of such termination. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand. All Letter of Credit Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and, except as set forth above in this paragraph, the last day).
(d)    Payment of Fees. All fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution among the Lenders (other than Defaulting Lenders) pursuant to their respective Pro Rata Shares, except that the Fronting Fees shall be paid directly to the Issuing Bank. Once paid, none of the fees shall be refundable under any circumstances.
2.06    Interest on Loans.
(a)    Subject to the provisions of Section 2.06(c), the Loans comprising each Borrowing of Base Rate Loans, including each Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
(b)    Subject to the provisions of Section 2.06(c), the Loans comprising each Borrowing of LIBO Rate Loans shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate Loans.
(d)    (i)  Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar quarter occurring after the Closing Date, on the Maturity Date and, in the case of Loans, upon termination of the Commitments prior to the Maturity Date; and
(ii)     Accrued interest on each LIBO Rate Loan shall be payable in arrears (x) on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than 3 months, on each date during such Interest Period occurring every 3 months from the first day of such Interest Period, and (y) in the case of Loans, upon termination of the Commitments prior to the Maturity Date;
provided that (A) interest accrued pursuant to paragraph (c) of this Section 2.06 shall be payable on demand and, absent demand, as provided in this Section 2.06(d), (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365/366 days, and in each case shall be payable for the actual number of days elapsed (including the first day and the last day, other than, in respect of any Loan, Letter of Credit, Letter of Credit Disbursement, Commitment or other Obligation (in the event of a prepayment or repayment of any Loan or Letter of Credit Disbursement or any Commitment termination, subject to Section 2.10(a)) the last day that such Loan, Letter of Credit, Letter of Credit Disbursement, Commitment or other Obligation is outstanding). The applicable Base Rate or LIBO Rate shall be determined by the Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
2.07    Termination and Reduction of Commitments.
(a)    The Commitments shall automatically terminate on the Maturity Date.
(b)    The Lead Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) any such reduction shall be in a minimum amount of $5,000,000 (and any integral multiples of $1,000,000 in excess thereof) (or, if less, the then aggregate amount of the Commitments) and (ii) the Commitments shall not be terminated or reduced if after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Aggregate Exposures would exceed the Aggregate Commitments.
(c)    The Lead Borrower shall notify the Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination or reduction of the Commitments under this Section 2.07 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Lead Borrower (by notice to the Agent at any time on or prior to the specified effective date) if such condition is not satisfied. Any effectuated termination or reduction of the Aggregate Commitments shall be permanent. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
2.08    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of LIBO Rate Loans, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Lead Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Borrowing of LIBO Rate Loans, may elect Interest Periods therefor, all as provided in this Section 2.08. The Lead Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Lead Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Borrowings of LIBO Rate Loans outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued.
(b)    To make an election pursuant to this Section 2.08, the Lead Borrower shall notify the Agent of such election by telephone or electronic transmission (if arrangements for doing so have been approved by the Agent, which approval shall not be unreasonably withheld, delayed or conditioned) by the time that a Notice of Borrowing would be required under Section 2.03 if the Lead Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.05. Each such telephonic Notice of Conversion/Continuation shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Notice of Conversion/Continuation substantially in the form of Exhibit A-2, unless otherwise agreed to by the Agent and the Lead Borrower.

(c)    Each telephonic and written Notice of Conversion/Continuation shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) immediately below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Borrowing of Base Rate Loans or a Borrowing of LIBO Rate Loans; and
(iv)    if the resulting Borrowing is a Borrowing of LIBO Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Notice of Conversion/Continuation requests a Borrowing of LIBO Rate Loans but does not specify an Interest Period, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of a Notice of Conversion/Continuation, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If a Notice of Conversion/Continuation with respect to a Borrowing of LIBO Rate Loans is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Base Rate Loans. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Lead Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Borrowing of LIBO Rate Loans and (ii) unless repaid, each Borrowing of LIBO Rate Loans shall be converted to a Borrowing of Base Rate Loans at the end of the Interest Period applicable thereto.
2.09    Optional and Mandatory Prepayments of Loans.
(a)    Optional Prepayments. The Lead Borrower shall have the right at any time and from time to time to prepay, without premium or penalty, any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000.
(b)    Loan Prepayments.
(v)    In the event of the termination of all the Commitments, the Lead Borrower shall, on the date of such termination, repay or prepay all the outstanding Borrowings and all outstanding Swingline Loans and Cash Collateralize or backstop on terms reasonably satisfactory to the Agent the Letter of Credit Exposure in accordance with the procedures set forth in Section 2.13(j).

(vi)    In the event of any partial reduction of the Commitments, then (A) at or prior to the effective date of such reduction, the Agent shall notify the Lead Borrower and the Lenders of the Aggregate Exposures after giving effect thereto and (B) if the Aggregate Exposures would exceed the Line Cap then in effect, after giving effect to such reduction, then the Lead Borrower shall, on the date of such reduction (or, if such reduction is due to the imposition of new Borrowing Base Reserves or a change in the methodology of calculating existing Borrowing Base Reserves, within five Business Days following such notice), first, repay or prepay all Swingline Loans (or the relevant portion thereof), second, repay or prepay Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.
(vii)    In the event that the Aggregate Exposures at any time exceeds the Line Cap then in effect, the Lead Borrower shall, within 1 Business Day of receiving demand, apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.09(b)(iii). The Lead Borrower shall, first, repay or prepay all Swingline Loans (or relevant portion thereof), second, repay or prepay Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess. The Agent may determine the Aggregate Exposures hereunder from time to time, including, without limitation, on each Exposure Determination Date.
(viii)    In the event that the aggregate Letter of Credit Exposure of all Lenders exceeds the Letter of Credit Sub-Limit then in effect, the Lead Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.
(ix)    In the event that the aggregate Letter of Credit Exposure of all Lenders in respect of Letters of Credit outstanding in a Committed Foreign Currency exceeds the Letter of Credit Foreign Currency Sub-Limit then in effect, the Lead Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.
(c)    Application of Prepayments.
(i)    Prior to any optional or mandatory prepayment of Borrowings hereunder, the Lead Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (i) of this Section 2.09(c). Unless during a Liquidity Period, except as provided in Section 2.09(b)(iii) hereof, all mandatory prepayments shall be applied as follows: first, to fees and reimbursable expenses of the Agent then due and payable pursuant to the Loan Documents; second, to interest then due and payable on the Borrowers’ Swingline Loans; third, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the Loans and other amounts due pursuant to Sections 3.02 and 5.01; fifth, to the principal balance of the Loans until the same have been prepaid in full; sixth, to Cash Collateralize all Letter of Credit Exposure plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and eighth, as required by the Intercreditor Agreement, any Additional Debt Intercreditor Agreement or any Permitted Junior Debt Intercreditor Agreement or, in the absence of any such requirement, returned to the Lead Borrower or to such party as otherwise required by law.

(ii)    Amounts to be applied pursuant to this Section 2.09 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay LIBO Rate Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the Base Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Lead Borrower, the balance of such required prepayment shall be either (A) deposited in the Letter of Credit Collateral Account and applied to the prepayment of LIBO Rate Loans on the last day of the then next-expiring Interest Period for LIBO Rate Loans (with all interest accruing thereon for the account of the Lead Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.10. Notwithstanding any such deposit in the Letter of Credit Collateral Account, interest shall continue to accrue on such Loans until prepayment.
(d)    Notice of Prepayment. The Lead Borrower shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Borrowing of LIBO Rate Loans, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Borrowing of Base Rate Loans, not later than 3:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this Section shall be irrevocable, except that the Lead Borrower may, by subsequent notice to the Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur (and a notice of prepayment may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Lead Borrower (by notice to the Agent at any time on or prior to the specified date of prepayment) if such condition is not satisfied) and, provided that (i) the Lead Borrower reimburses each Lender pursuant to Section 3.02 for any funding losses within 30 days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans in accordance with the provisions of Section 2.08 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
2.10    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.
(a)    Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of Letter of Credit Disbursements, or of amounts payable under Sections 3.01, 3.02 and 5.01 or otherwise) at or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, not later than 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Agent, be deemed to have been received on the next succeeding Business

Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at 20975 Swenson Dr., Waukesha, WI, 53186, Attn: Chiquita Loan Operations, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.02, 5.01 and 13.01 shall be made to the Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Agent for the benefit of the Persons specified therein. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed Letter of Credit Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 11.11 hereof, as applicable, ratably among the parties entitled thereto.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Letter of Credit Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Letter of Credit Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Letter of Credit Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letter of Credit Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Disbursements to any assignee or participant, other than to Parent or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of Parent and each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Loan Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Loan Party in the amount of such participation.
(d)    Unless the Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that the Lead Borrower will not make such payment, the Agent may assume that the Lead Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Lead Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.10(d), 2.12(d) or 2.13(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
2.11    Defaulting Lenders.
(a)    Reallocation of Pro Rata Share; Amendments. For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans or Letters of Credit, the Agent shall exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata Shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 13.10(e).
(b)    Payments; Fees. The Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Agent such amounts until all Obligations owing to the Agent, Non-Defaulting Lenders and other Secured Parties have been paid in full. The Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or re-advance the amounts to the Lead Borrower hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the Unused Line Fee under Section 2.05(a). To the extent any Letter of Credit Obligations owing to a Defaulted Lender are reallocated to other Lenders, Letter of Credit Fees attributable to such Letter of Credit Obligations under Section 2.05(c) accruing on and after the date of such reallocation shall be paid to such other Lenders. The Agent shall be paid all Letter of Credit Fees attributable to Letter of Credit Obligations that are not so reallocated.
(c)    Cure. The Lead Borrower, the Agent and each Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata Shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, Letter of Credit Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Shares. Unless expressly agreed by the Lead Borrower, the Agent and each Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of Letter of Credit Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.
2.12    Swingline Loans.
(a)    Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall not be obligated to, make Swingline Loans to the Lead Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 (the “Swingline Sub-Limit”) or (ii) the Aggregate Exposures exceeding the lesser of (A) the Aggregate Commitments and (B) the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Lead Borrower may borrow, repay and reborrow Swingline Loans.

(b)    Swingline Loans. To request a Swingline Loan, the Lead Borrower shall notify the Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Agent will promptly advise the Swingline Lender of any such notice received from the Lead Borrower. The Swingline Lender shall make each Swingline Loan available to the Lead Borrower by means of a credit to the general deposit account of the Lead Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an Letter of Credit Disbursement as provided in Section 2.13(e), by remittance to the Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan. The Lead Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. All Swingline Loans shall be Base Rate Loans and shall be made in minimum amounts of $100,000 and in integral multiples of $50,000 thereafter.
(c)    Prepayment. The Lead Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Agent before 3:00 p.m., New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s administrative questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.
(d)    Participations. The Swingline Lender may by written notice given to the Agent not later than 3:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Commitment). Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify the Lead Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Lead Borrower (or other party on behalf of the Lead Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

(e)    If the Maturity Date shall have occurred at a time when Extended Commitments are in effect, then on the Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided that, if on the occurrence of the Maturity Date (after giving effect to any repayments of Loans and any reallocation of Letter of Loan Participations as contemplated in Section 2.13(o)), there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Commitments which will remain in effect after the occurrence of the Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Commitments and such Swingline Loans shall not be so required to be repaid in full on the Maturity Date.
2.13    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Lead Borrower may request the issuance of Letters of Credit for the Lead Borrower’s account or the account of Parent or a Subsidiary of the Lead Borrower in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the Lead Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of Parent or a Subsidiary). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Lead Borrower to, or entered into by the Lead Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section 2.13), to be a Letter of Credit issued hereunder for the account of the Lead Borrower (or Parent or the applicable Subsidiary of the Lead Borrower specified therein).
(b)    Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Lead Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) a request (in form and substance reasonably satisfactory to such Issuing Bank and the Agent) to the Issuing Bank and the Agent not later than 1:00 p.m. on the second Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (vii) such other matters as the Issuing Bank may reasonably require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank (w) the Letter of Credit to be amended, renewed or extended; (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension, and (z) such other matters as the Issuing Bank may reasonably require. If requested by the Issuing Bank, the Lead Borrower also shall submit a letter of credit application substantially on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Lead Borrower shall be deemed to represent and warrant (solely in the case of (w) and (x)) that, after giving effect to such issuance, amendment, renewal or extension) (A) the Letter of Credit Exposure shall not exceed $70,000,000, (B) the total Revolving

Exposures shall not exceed the lesser of (1) the total Commitments and (2) the Borrowing Base then in effect and (C) if a Defaulting Lender exists, either such Lender or the Lead Borrower has entered into arrangements satisfactory to the Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. Unless the Issuing Bank shall otherwise agree, no Letter of Credit shall be denominated in a currency other than Dollars.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Agent (it being understood that the Agent has agreed to any existing later terms in respect of Existing Letters of Credit set forth on Schedule 1.01C) and the applicable Issuing Bank may agree and, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and, unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Agent and the applicable Issuing Bank (in which case the expiry may extend no longer than twelve months after the Letter of Credit Expiration Date) the Letter of Credit Expiration Date. Each Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but, subject to the foregoing, not beyond the date that is after the Letter of Credit Expiration Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
(d)    Participations. By the issuance of a Letter of Credit (including the Existing Letters of Credit), or an amendment to a Letter of Credit increasing the amount thereof (including the prior issuance of the Existing Letters of Credit), and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by the Issuing Bank and not reimbursed by the Lead Borrower on the date due as provided in paragraph (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the Lead Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments or whether or not an Overadvance exists or is created thereby, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Lead Borrower shall reimburse such Letter of Credit Disbursement by paying to the Issuing Bank an amount equal to such Letter of Credit Disbursement not later than 2:00 p.m., New York City time, on the Business Day after receiving notice from the Issuing Bank of such Letter of Credit Disbursement; provided that, whether or not the Lead Borrower submits a Notice of Borrowing, the Lead Borrower shall be deemed to have requested (except to the extent the Lead Borrower makes payment to reimburse such Letter of Credit Disbursement when due) a Borrowing of Base Rate Loans in an amount necessary to reimburse such Letter of Credit Disbursement. If the Lead Borrower fails to make such payment when due, the Issuing Bank shall notify the Agent and the Agent shall notify each Lender of the applicable Letter of Credit Disbursement, the payment then due from the Lead Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Pro Rata Share of the unreimbursed Letter of Credit Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Lead Borrower pursuant to this paragraph, the Agent shall, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, distribute such payment to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any Letter of Credit Disbursement (other than the funding of Base Rate Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Lead Borrower of its obligation to reimburse such Letter of Credit Disbursement.
(f)    Obligations Absolute.
(i)    Subject to the limitations set forth below, the obligation of the Lead Borrower to reimburse Letter of Credit Disbursements as provided in paragraph (e) of this Section 2.13 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which the Lead Borrower may have at any time against a beneficiary of any Letter of Credit, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Lead Borrower hereunder; provided that the Lead Borrower shall have no obligation to reimburse the Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). Neither the Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Lead Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Lead Borrower to the extent permitted by applicable law) suffered by the Lead Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(ii)    The Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the Lead Borrower or other Person of any obligations under any Letter of Credit Document. The Issuing Bank does not make to the Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, such documents or any Loan Party. The Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Letter of Credit Document; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.
(iii)    No Issuing Bank or any of its Affiliates, and their respective officers, directors, employees, agents and investment advisors shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit Documents except as a result of its actual gross negligence or willful misconduct as determined by court of competent jurisdiction in a final non-appealable judgment. The Issuing Bank shall not have any liability to any Lender if the Issuing Bank refrains from any action under any Letter of Credit or such Letter of Credit Documents until it receives written instructions from the Required Lenders.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Agent and the Lead Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Lead Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such Letter of Credit Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(e)).
(h)    Interim Interest. If the Issuing Bank shall make any Letter of Credit Disbursement, then, unless the Lead Borrower shall reimburse such Letter of Credit Disbursement in full on the date such Letter of Credit Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Lead Borrower reimburses such Letter of Credit Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Lead Borrower fails to reimburse such Letter of Credit Disbursement when due pursuant to paragraph (e) of this Section 2.13, then Section 2.06(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.13 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Agent and the Lead Borrower. The Issuing Bank may be replaced at any time by agreement between the Lead Borrower and the Agent, provided that so long as no Default or Event of Default exists, such successor Issuing Bank shall be reasonably acceptable to the Lead Borrower. One or more Lenders may be appointed as additional Issuing Banks in accordance with paragraph (k) below. The Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Lead Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Lead Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.
(j)    Cash Collateralization.
(i)    If any Specified Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Lead Borrower shall deposit in the Letter of Credit Collateral Account, in the name of the Agent and for the benefit of the Secured Parties, an amount in cash equal to 100.00% of the Letter of Credit Exposure as of such date. Each such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Lead Borrower under this Agreement, but shall be immediately released and returned to the Lead Borrower (in no event later than two (2) Business Days) once all Specified Events of Default are cured or waived. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of the Lead Borrower and at the Lead Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Lead Borrower for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure), be applied to satisfy other Obligations of the Lead Borrower.
(ii)    The Lead Borrower shall, on demand by the Issuing Bank or the Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender, which Cash Collateral shall be immediately released and returned to the Lead Borrower (in no event later than two (2) Business Days) after such Lender has ceased to be a Defaulting Lender.
(k)    Additional Issuing Banks. The Lead Borrower may, at any time and from time to time with the consent of the Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require. In addition, all references herein and in the other Loan Documents to the term "Issuing Bank" or "the Issuing Bank" (including without limitation any references to required consents of Issuing Bank or the Issuing Bank) shall, with respect to the Existing Letters of Credit, be deemed to refer to Wells Fargo Bank, National Association in its capacity as Issuing Bank.

(l)    Limitations on Issuance Obligations. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or
(ii)    the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.
(m)    No Obligation to Amend. The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(n)    Letter of Credit Collateral Account.
(i)    The Agent is hereby authorized to establish and maintain at the Notice Office, in the name of the Agent and pursuant to a dominion and control agreement, a restricted deposit account designated “The Lead Borrower Letter of Credit Collateral Account.” Each Loan Party shall deposit into the Letter of Credit Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.13(j) hereof.
(ii)    The balance from time to time in such Letter of Credit Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the Letter of Credit Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full. All funds in “The Lead Borrower Letter of Credit Collateral Account” may be invested in accordance with the provisions of Section 2.13(j).
(o)    Extended Commitments. If the Maturity Date shall have occurred at a time when Extended Commitments are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.13(d) and (e)) under (and ratably participated in by Lenders) the Extended Commitments, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.13(j). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Maturity Date with respect to Existing Loans shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Loans in any Letter of Credit issued before the Maturity Date.
2.14    Settlement Amongst Lenders.
(a)    The Swingline Lender may, at any time (but, in any event shall weekly), on behalf of the Lead Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Agent to cause the Lenders to make a Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Share of the outstanding amount of Swingline Loans, which request may be made regardless of whether the conditions set forth in Section 7 have been satisfied. Upon such request, each Lender shall make available to the Agent the proceeds of such Loan for the account of the Swingline Lender. If the Swingline Lender requires a Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, at the Federal Funds Rate.
(b)    The amount of each Lender’s Pro Rata Share of outstanding Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swingline Loans) and repayments of Loans (including Swingline Loans) received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.
(c)    The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Loans (including Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each Lender its applicable Pro Rata Share of repayments, and (ii) each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Loans made by each Lender with respect to Loans to the Borrowers (including Swingline Loans) shall be equal to such Lender’s applicable Pro Rata Share of Loans (including Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, at the Federal Funds Rate.
2.15    Commitment Increase.
(a)    Subject to the terms and conditions set forth herein, after the Closing Date, the Lead Borrower shall have the right to request, by written notice to the Agent, an increase in the Commitments (a “Commitment Increase”) in an aggregate amount not to exceed $50,000,000; provided that (a) such Commitment Increase is permitted under the 7.875% Senior Notes Indenture and (b) any Commitment Increase shall be in a minimum aggregate amount of $10,000,000.

(b)    Each notice submitted pursuant to this Section 2.15 (a “Commitment Increase Notice”) requesting a Commitment Increase shall specify (i) the date on which the Lead Borrower proposes that the Commitment Increase shall be effective, which shall be a date not less than five Business Days (or such shorter period as may be agreed to by the Agent) after the date on which such notice is delivered to the Agent, (ii) the amount of the Commitment Increase being requested, (iii) the identity of each Person proposed to become an Increase Loan Lender in connection therewith (it being agreed that (A) any Lender approached to provide any Commitment Increase may elect or decline, in its sole discretion, to provide such Commitment Increase and (B) any Person that the Lead Borrower proposes to be an Increase Loan Lender, if such Person is not then a Lender, must be an Eligible Transferee and, if such consent would then be required pursuant to the definition of Eligible Transferee for an assignment to such Person of a Commitment or Loan, shall be subject to the written consent of the Agent, the Swingline Lender and the Issuing Bank (such consent not to be unreasonably withheld or delayed) and (iv) in no event shall a Defaulting Lender be entitled to participate in such Commitment Increase. In the event that any Lender or other Person agrees to participate in any Commitment Increase (each an “Increase Loan Lender”), such Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Lead Borrower, which date shall be as soon as practicable after the date of receipt of the Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Commitment Increase shall be subject to the satisfaction of each of the following conditions: (1) no Default or Event of Default exists and is continuing or would exist after giving effect thereto; (2) each of the representations and warranties made by any Loan Party set forth in Section 8 hereof or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Commitment Increase with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty); (3) other than with respect to such Increase Loan Lenders that are Lenders prior to the applicable Increase Date, the Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Lead Borrower, the Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Lead Borrower, the Agent, and the Increase Loan Lenders; (4) Loan Parties shall execute and deliver or cause to be executed and delivered to the Agent such amendments to the Loan Documents, legal opinions and other documents as the Agent may reasonably request in connection with any such transaction, which amendments, legal opinions and other documents shall be reasonably satisfactory to the Agent; and (5) the Borrowers shall have paid to the Agent and the Lenders such additional fees as may be agreed to be paid by the Borrowers in connection therewith.
(c)    On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.15, (i) the Agent shall effect a settlement of all outstanding Loans among the Lenders that will reflect the adjustments to the Commitments of the Lenders as a result of the Commitment Increase, (ii) the Agent shall notify the Lenders and Loan Parties of the occurrence of the Commitment Increase to be effected on the Increase Date, (iii) Schedule 2.01 shall be deemed modified to reflect the revised Commitments of the affected Lenders and (iv) Notes will be issued, at the expense of the Borrowers, to any Lender participating in the Commitment Increase and requesting a Note.
(d)    The terms and provisions of the Commitment Increase shall be identical to the Loans and the Commitments, after giving effect to any amendments thereto, and, for purposes of this Agreement and the other Loan Documents, all Loans made under the Commitment Increase shall be deemed to be Loans. Without limiting the generality of the foregoing, (i) the rate of interest applicable to the Commitment Increase shall be the same as the rate of interest applicable to the existing Loans, (ii) unused line fees applicable to the Commitment Increase shall be calculated using the same Applicable Unused Line Fee Percentage applicable to the existing Loans, (iii) the Commitment Increase shall share ratably in any mandatory prepayments of the Loans, (iv) after giving effect to such Commitment Increases, Commitments shall be reduced based on each Lender’s Pro Rata Share, (v) the Commitment Increase shall rank pari passu in right of payment and security with the existing Loans and shall be secured by the same Collateral as the existing Loans, and (vi) the Commitment Increase shall be guaranteed to the same extent and by the same Guarantors as the existing Loans; provided that (A) if the Lead Borrower determines to increase the interest rate (including by increasing interest margins or introducing benchmark rate floors) or fees payable in respect of such Commitment Increase or Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the existing Commitments or Loans and other extensions of credit made thereunder, as applicable, shall be increased, in the same manner, to equal such interest rate or fees payable in respect of such Commitment Increase or Loans and other extensions of credit made thereunder, as the case may be, and (B) the Borrowers, at the Lead Borrower’s election, may pay any upfront fees or closing fees in connection with any Commitment Increase without being required to pay such fees in connection with the existing Commitments or Loans. Each joinder agreement and any amendment to any Loan Document requested by the Agent in connection with the establishment of the Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement (an “Incremental Commitment Agreement”) and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Agent and the Lead Borrower, to effect the provisions of this Section 2.15.
2.16    Lead Borrower. Each Borrower hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, the Issuing Bank or any Lender. The Lead Borrower hereby accepts such appointment. The Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Lead Borrower on behalf of any Borrower. The Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Agent, the Issuing Bank and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it.
2.17    Overadvances. If the aggregate Loans outstanding exceed the Line Cap (an “Overadvance”) at any time, the excess amount shall be payable by the Borrowers on demand by the Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. The Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required) and (ii) the aggregate amount of all Overadvances is not known by the Agent to exceed 5% of the Borrowing Base and the aggregate amount of all Overadvance Loans, together with the aggregate amount of all Protective Advances, is not known by the Agent to exceed 10% of the Borrowing Base, (b) regardless of whether an Event of Default exists, if the Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $2,500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the aggregate outstanding Loans and Letter of Credit Obligations to exceed the aggregate Commitments. Required Lenders may at any time revoke the Agent’s authority to make further

Overadvances by written notice to the Agent. Absent such revocation, the Agent’s determination that funding of a Overadvances is appropriate shall be conclusive. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Agent or the Lenders of the then existing Event of Default. In no event shall any Borrower or other Loan Party be permitted to require any Overadvance Loan to be made.
2.18    Protective Advances. The Agent shall be authorized, in its discretion, following notice to and consultation with the Lead Borrower, at any time, to make Base Rate Loans (“Protective Advances”) (a) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed 10% of the Borrowing Base, if the Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses; provided that, the aggregate amount of outstanding Protective Advances plus the outstanding amount of Loans and Letter of Credit Obligations shall not exceed the aggregate Commitments. Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Share. Required Lenders may at any time revoke the Agent’s authority to make further Protective Advances under clause (a) by written notice to the Agent. Absent such revocation, the Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Agent may use the proceeds of such Protective Advances to (i) protect, insure, maintain or realize upon any Collateral or (ii) defend or maintain the validity or priority of the Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Agent shall use reasonable efforts to notify the Lead Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being properly contested in good faith by Parent or any of its Subsidiaries.
2.19    Extension Offers (a) Subject to the terms of this Section 2.19, the Lead Borrower may on one or more occasions when no Event of Default exists, by written notice to the Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders, on equal terms to each Lender, with respect to all or a portion of the Commitments (the “Existing Commitments”) and/or Loans (the “Existing Loans”), together with any related outstandings, to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Agent and acceptable to the Lead Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than ten Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Agent). Extension Permitted Amendments shall become effective only with respect to the Existing Loans and Existing Commitments of the Lenders that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments as to which such Lender’s acceptance has been made. The Extension Offer shall not be required to be in any minimum amount or any minimum increment, provided that the Lead Borrower may, at its option and subject to its right to waive any such condition in its sole discretion, specify as a condition to the effectiveness of any Extension Permitted Amendment that a minimum amount, as specified in the Extension Offer, of Loans and Commitments be extended. The Lead Borrower may amend, revoke or replace any Extension Offer at any time prior to the effectiveness of the applicable Extension Agreement.(b)     An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by Parent, the Lead Borrower, each applicable Extending Lender and the Agent; provided that no Extension Permitted Amendment shall become effective unless Parent and the Lead Borrower shall have delivered to the Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered on the Closing Date under Section 6) by the Agent in connection therewith. The Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Lead Borrower, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the accepting Lenders as a new class of Loans and/or Commitments hereunder (including for purposes of prepayments and voting (it being agreed that such new class of Loans and/or Commitments may be afforded class voting rights requiring the consent of Lenders under such class in addition to any other consent of Lenders that might otherwise be required under Section 13.10) and to enable such new class of Loans and/or Commitments to be extended under this Section or refinanced under Section 2.20); provided that (i) the borrowing and repayment (except for repayments required upon the maturity, repayments made in connection with any Refinancing Amendment and repayments made in connection with a permanent repayment and termination of the applicable Commitments) of Loans under the Commitments of such new class and the remaining Commitments shall be made on a ratable basis as between the Commitments of such new class and the remaining Commitments, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit, Swingline Loan, Overadvance or Protective Advance shall be made on a ratable basis as between the Commitments of such new class and the remaining Commitments (and the applicable Extension Agreement shall contain reallocation and cash collateralization provisions, in form and substance reasonably satisfactory to the Agent and the Lead Borrower, with respect to Letters of Credit, Swingline Loans, Overadvances and Protective Advances outstanding on the Maturity Date), (iii) the Revolving Availability Period and the Maturity Date, as such terms are used in reference to Letters of Credit issued by any Issuing Bank or Swingline Loans, may not be extended without the prior written consent of such Issuing Bank or the Swingline Lender, as applicable and (iv) the final maturity date of Loans under the Commitments of such new class shall not be earlier than the latest Maturity Date of any other Loans hereunder and the Weighted Average Life to Maturity of Loans under the Commitments of such new class shall not be shorter than the Weighted Average Life to Maturity of other Loans hereunder. The Agent agrees that its consent to any amendment to this Agreement or any other Loan Document as contemplated above, or to the form and substance of any Extension Agreement, will not be unreasonably withheld or delayed.
2.20    Refinancing Facility. At any time after the Closing Date, the Lead Borrower may obtain, from any Lender or other Person that would be an Eligible Transferee (a “Refinancing Lender”), Refinancing Indebtedness in respect of all (but not a portion of) the Obligations then outstanding under this Agreement (a “Refinancing Facility”) pursuant to a Refinancing Amendment; provided, that (x) the effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Agent, receipt by the Agent of board resolutions, officers’ certificates, reaffirmation agreements consistent with those delivered on or prior to the Closing Date in connection with the initial extension of credit hereunder and otherwise deemed necessary or advisable by the Agent in its reasonable discretion and (y) upon the effectiveness of such Refinancing Amendment, the proceeds of the Refinancing Facility shall be applied to repay all the Obligations then outstanding under this Agreement and cash collateralize (or otherwise back-stop) all Letters of Credit (pursuant to arrangements and documentation reasonably satisfactory to the Agent and the Issuing Banks), and the Commitments hereunder shall be terminated. The Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Facility incurred pursuant thereto. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.20. The terms and conditions of any Refinancing Facility and Loans and other extensions of credit thereunder shall be as determined by the Lead Borrower and the applicable Refinancing Lenders.

Section 3.Yield Protection, Illegality and Replacement of Lenders.
3.01    Increased Costs, Illegality, etc.
(h)    In the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agent):
(i)    on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate;
(ii)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBO Rate Loan because of any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the official interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, official guideline or request, such as, but not limited to: (A) any additional Tax imposed on any Lender (except Indemnified Taxes or Other Taxes indemnified under Section 5.01 or any Excluded Taxes) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate; or
(iii)    at any time, that the making or continuance of any LIBO Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank Eurodollar market;
then, and in any such event, such Lender (or the Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Lead Borrower and, except in the case of clause (i) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBO Rate Loans shall no longer be available until such time as the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Lead Borrower with respect to LIBO Rate Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, each Borrower, jointly and severally, agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.
(i)    At any time that any LIBO Rate Loan is affected by the circumstances described in Section 3.01(a)(ii), the Lead Borrower may, and in the case of a LIBO Rate Loan affected by the circumstances described in Section 3.01(a)(iii), the Lead Borrower shall, either (x) if the affected LIBO Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Agent telephonic notice (confirmed in writing) on the same date that the Lead Borrower was notified by the affected Lender or the Agent pursuant to Section 3.01(a)(ii) or (iii) or (y) if the affected LIBO Rate Loan is then outstanding, upon at least three Business Days’ written notice to the Agent, require the affected Lender to convert such

LIBO Rate Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).
(j)    If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the National Association of Insurance Commissioners or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then each Borrower, jointly and severally, agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.
(k)    Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Closing Date in applicable law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 3.01).
(l)    A certificate of a Lender setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or any corporation controlling such Lender, as the case may be, as specified in paragraph (a) or (c) of this Section delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(m)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or any corporation controlling such Lender, as the case may be, pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Lead Borrower of the circumstance giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(n)    Notwithstanding any other provision of this Section to the contrary, no Lender or corporation controlling any Lender shall request, or be entitled to receive, any compensation pursuant to this Section unless it shall be the general policy or practice of such Lender or such corporation to seek compensation from other similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section.
3.02    Compensation. Each Borrower, jointly and severally, agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBO Rate Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Agent) a Borrowing of, or conversion from or into, LIBO Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the applicable Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any prepayment or repayment (including any termination or reduction of Commitments made pursuant to Section 2.07 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBO Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any LIBO Rate Loans is not made on any date specified in a notice of termination or reduction given by the Lead Borrower; or (iv) as a consequence of (x) any other default by any Borrower to repay its LIBO Rate Loans when required by the terms of this Agreement or (y) any election made pursuant to Section 3.01(b).
3.03    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 5.01 with respect to such Lender, it will, if requested by the Lead Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 3.01 and 5.01.
3.04    Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of an event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 5.01 with respect to such Lender, (c) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.10(b), or (d) any Lender has failed to accept an Extension Offer made to such Lender and with respect to which all other Lenders of the applicable class have accepted such Extension Offer or are being (or have been) replaced or whose Commitments are being (or have been) terminated, in each case in accordance with this Section, the Lead Borrower shall have the right, so long as no Event of Default under Section 11.01 or 11.05 shall have occurred and be continuing, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees (other than any Disqualified Lender), none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Agent and each Issuing Bank (to the extent the Agent’s and Issuing Bank’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Lead Borrower, the Replacement Lender and the Replaced Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.05 and (ii) all obligations of each Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.13 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 5.01, 12.07 and 13.01), which shall survive as to such Replaced Lender. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 3.04, each Borrower hereby irrevocably authorizes the Lead Borrower to take all necessary action, in the name of such Borrower, as described above in this Section 3.04 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 3.04.
3.05    Inability to Determine Rates. If the Required Lenders determine in good faith that for any reason (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Base Rate, the utilization of the LIBO Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of LIBO Rate Loans in the amount specified therein.
Section 4.[Reserved].
Section 5.Taxes.
5.01    Net Payments.
(f)    All payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law. If any Taxes are required to be withheld or deducted from such payments, then the Loan Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 5.01), the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make any required deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The Loan Parties will furnish to the Agent within 45 days after the date the payment by any of them of any Indemnified Taxes or Other Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the applicable Loan Party. The Loan Parties jointly and severally agree to indemnify and hold harmless the Agent and each Lender, and reimburse the Agent and each Lender, within 10 days of written request therefor, for the amount of any Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 5.01) payable or paid by the Agent or such Lender or required to be withheld or deducted from a payment to the Agent or such Lender, and any Other Taxes, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by the Agent or any Lender shall be conclusive absent manifest error.
(g)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Agent, at the time or times reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduce rate of, withholding Tax. In addition, each Lender shall deliver to the Lead Borrower and the Agent, at the time or times reasonably requested by the Lead Borrower or the Agent, such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.01(c)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall, whenever change in circumstances renders such documentation (including any specific documents required below in Section 5.01(c)) inaccurate in any respect, deliver promptly to the Lead Borrower and the Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Lead Borrower or the Agent) or promptly notify the Lead Borrower and the Agent in writing of its inability to do so.
(h)    Without limiting the generality of the foregoing: (x) Each Lender that is not a U.S. Person shall deliver to the Lead Borrower and the Agent on or prior to the Closing Date or, in the case of a Lender that is a Lender to the Lead Borrower and that is an assignee or transferee of an interest under this Agreement pursuant to Section 3.04 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or Form W-8ECI (or successor form), or (ii) in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit C (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from U.S. withholding tax with respect to payments of interest to be made under this Agreement and under any Note; or (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate, Form W-8IMY, and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 5.01(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption), the U.S. Tax Compliance Certificate may be provided by such

Lender on behalf of such beneficial owners); (y) Each Lender to the Lead Borrower that is a U.S. Person shall deliver to the Lead Borrower and the Agent, at the times specified in Section 5.01(b), two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States back-up withholding requirements; and (z) if any payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Lead Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower or the Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.01(c)(z), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Notwithstanding any other provision of this Section 5.01, a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver and shall promptly notify the Lead Borrower and the Agent in writing of its legal inability to do so.
(i)    If the Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which a Loan Party has paid additional amounts pursuant to Section 5.01(a), it shall pay to the relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under Section 5.01(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the relevant Loan Party, upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.01(d), in no event will the Agent or any Lender be required to pay any amount to any Loan Party pursuant to this Section 5.01(d) to the extent that such payment would place the Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in this Section 5.01(d) shall be construed to obligate the Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.
(j)    For the avoidance of doubt, for purposes of Section 5.01, the term “Lender” shall include any Issuing Bank.
Section 6.Conditions Precedent to Credit Extensions on the Closing Date.
The Agent, Swingline Lenders, the Issuing Bank and the Lenders shall not be required to fund any Loans or Swingline Loans, or arrange for the issuance of, or issue, any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived.

6.01    Closing Date; Loan Documents; Notes. On or prior to the Closing Date, Parent, each Borrower, the Agent and each of the Lenders on the date hereof shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Agent or, in the case of the Lenders, shall have given to the Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.
6.02    Officer’s Certificate. On the Closing Date, the Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Lead Borrower (and not in any individual capacity) by a Responsible Officer of the Lead Borrower, certifying on behalf of the Lead Borrower that all of the conditions in Sections 6.06, 6.07 and 6.14 have been satisfied on such date.
6.03    Opinions of Counsel. On the Closing Date, the Agent shall have received (i) from Cravath, Swaine & Moore LLP, special counsel to Parent, an opinion addressed to the Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Agent and (ii) from local counsel to the Loan Parties reasonably satisfactory to the Agent practicing in those jurisdictions in which the Loan Parties are organized (if organized other than under the laws of Delaware and New York) which opinions shall be in form and substance reasonably satisfactory to the Agent.
6.04    Corporate Documents; Proceedings, etc.
(f)    On the Closing Date, the Agent shall have received a certificate from each Loan Party, dated the Closing Date, signed by a Responsible Officer of such Loan Party, and attested to by the Secretary or any Assistant Secretary of such Loan Party, in the form of Exhibit D with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Loan Party and the resolutions of such Loan Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Agent.
(g)    On the Closing Date, the Agent shall have received good standing certificates and bring-down confirmation, if any, for the Loan Parties which the Agent reasonably may have requested, certified by proper governmental authorities.
6.05    Refinancing of Existing Credit Agreement. Parent and its Subsidiaries shall have repaid in full all Indebtedness outstanding under the Existing Credit Agreement, together with all accrued but unpaid interest, fees and other amounts owing thereunder (other than contingent obligations not yet due and payable and Existing Letters of Credit rolled over on the Closing Date pursuant to the terms of this Agreement and other letters of credit issued thereunder that shall have been backstopped or cash collateralized in a manner reasonably satisfactory to the issuing bank therefor) and (i) all commitments to lend or make other extensions of credit thereunder shall have been terminated and (ii) all security interests and guarantees in respect of, and Liens securing, the Indebtedness and other obligations thereunder created pursuant to the security and guarantee documentation relating thereto shall have been terminated and released (or arrangements therefor reasonably satisfactory to the Agent shall have been made).
6.06    Equity Contribution; Consummation of the Merger.
(f)    On or prior to the Closing Date, the Equity Contribution shall have been made and Merger Sub shall have received the proceeds thereof which, together with proceeds from loans under the Existing Credit Agreement (in an aggregate principal amount not to exceed $30,000,000), and the proceeds on the Closing Date from the Loans (in an aggregate principal amount not to exceed $30,000,000), shall be sufficient to fund the sum of (i) the Required Payment Amount (as defined in the Merger Agreement) and all other consideration in respect of the consummation of the Merger on the closing date therefor, (ii) the repurchase of any or all of the Convertible Senior Notes that may be tendered (if required to be paid pursuant to the terms of the Convertible Senior Notes on or prior the Closing Date) and (iii) the consummation of the Refinancing of the Existing Credit Agreement on the Closing Date and the payment of all related fees, commissions and expenses.
(g)    The Merger shall have been consummated in accordance with the terms and conditions of the Merger Agreement; provided that the Merger Agreement (as initially in effect on October 26, 2014) shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in a manner that is materially adverse to the Lenders without the consent of the Joint Lead Arrangers (not to be unreasonably withheld or delayed); provided, further, that (a) any reduction of less than 10% in the purchase price in connection with the Merger shall not be deemed to be material and adverse to the interests of the Lenders and the Joint Lead Arrangers and (b) any increase in purchase price shall not be deemed to be material and adverse to the interests of the Lenders and the Joint Lead Arrangers if it is funded solely by an increase in the Equity Contribution.
(h)    On the Closing Date, (x) the Agent shall have received true and correct copies of all material Merger Documents and documents evidencing the Equity Contribution; certified as such by an appropriate officer of the Lead Borrower and (y) the Merger Agreement (including all schedules and exhibits thereto) shall be in full force and effect.
(i)    The Safra 7.875% Senior Notes Commitment shall be in full force and effect and the Safra Commitment Letter shall be in full force and effect (and not have been terminated or expired) and shall not have been amended, waived or modified in a manner materially adverse to the Lenders.
6.07    Company Material Adverse Effect. Except as fairly disclosed in the Company SEC Documents (such term as defined in the Merger Agreement as in effect on October 26, 2014) filed or furnished with the SEC since January 1, 2011 and publicly available prior to October 26, 2014 (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the Company Disclosure Letter in the form delivered to the Agent on October 26, 2014 (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed a disclosure with respect to any other section of the Merger Agreement to which the relevance of such item is reasonably apparent), since December 31, 2013, there shall not have been any change, circumstance, development, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
6.08    Notice of Borrowing. The Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested (provided that, in all events, the aggregate principal amount of Loans permitted to be borrowed on the Closing Date shall not exceed $30,000,000 in the aggregate) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.13(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b).
6.09    Guaranty and Security Agreement. On the Closing Date, each Loan Party shall have duly authorized, executed and delivered the Guaranty and Security Agreement substantially in the form of Exhibit E (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”)

covering all of such Loan Party’s present and future Collateral referred to therein, and guaranteeing all of the obligations of the Borrowers as more fully provided therein, and shall have delivered to the Agent:
(i)    proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be reasonably necessary or desirable to perfect the security interests purported to be created by the Security Agreement;
(ii)    certified copies, each of a recent date, of (x) requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name the Lead Borrower or any other Loan Party as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Lead Borrower or any other Loan Party as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens, (y) United States Patent and Trademark Office and United States Copyright Office searches reasonably requested by the Agent and (z) reports as of a recent date listing all effective tax and judgment liens with respect to the Lead Borrower or any other Loan Party in each jurisdiction as the Agent may reasonably require;
(iii)    all Collateral consisting of promissory notes and certificated Equity Interests, together with executed and undated stock powers and/or assignments in blank; and
(iv)    evidence that all other actions necessary to perfect (to the extent required in the Security Agreement) the security interests in the Collateral (including, without limitation, Collateral in the form of promissory notes and Equity Interests (whether certificated or uncertificated)) purported to be created by the Security Agreement have been taken.
6.10    Borrowing Base Certificate. The Agent shall have received (a) a Borrowing Base Certificate prepared as of the end of the most recent fiscal month of the Lead Borrower ended at least 15 consecutive Business Days prior to the Closing Date (or such shorter period as may be elected by the Lead Borrower) and otherwise in form and substance reasonably satisfactory to the Agent, or (b) the most recent borrowing base certificate delivered under the Existing Credit Agreement to the existing revolving lenders thereunder (but only to the extent that it was delivered on a substantially contemporaneous basis to the Agent) (the “Existing Borrowing Base Certificate”).
6.11    Financial Statements; Pro Forma Balance Sheet. On or prior to the Closing Date, the Agent and the Joint Lead Arrangers and the Lenders shall have received (i) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of Parent for the three most recently completed fiscal years of Parent ended at least 90 days before the Closing Date, (ii) unaudited consolidated balance sheets and related statements of operations and cash flows for Parent for each fiscal quarter of Parent ended after the close of its September 30, 2014 fiscal quarter and at least 45 days prior to the Closing Date and (iii) a pro forma consolidated balance sheet of Parent and its Subsidiaries as of the twelve month period ending December 31, 2014, giving effect to the Transactions, all of which financial statements shall be prepared in accordance with U.S. GAAP.
6.12    Solvency Certificate. On the Closing Date, the Agent shall have received a solvency certificate from the chief financial officer of Parent substantially in the form of Exhibit F.
6.13    Fees, etc. On the Closing Date, the Lead Borrower shall have paid to the Agent, the Joint Lead Arrangers and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses to the extent invoiced at least two (2) Business Days prior to the Closing Date) and other compensation payable to the Agent, the Joint Lead Arrangers or such Lender in respect of the Transaction to the extent then due.
6.14    Closing Date Representation and Warranties. All Merger Agreement Representations shall be true and correct in all material respects on the Closing Date, and all Specified Representations made by any Loan Party shall be true and correct in all material respects on the Closing Date (in each case, any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Closing Date).
6.15    PATRIOT Act. The Agent and the Joint Lead Arrangers shall have received from the Loan Parties all documentation and other information required by regulatory authorities under applicable “know your customer” rules and regulations, including the PATRIOT Act, in each case, at least 5 days prior to the Closing Date to the extent requested in writing at least 10 days prior to the Closing Date.
6.16    Outstanding Indebtedness. After giving effect to the Transactions, Parent and the Restricted Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the Indebtedness incurred under this Agreement, (b) the Convertible Senior Notes, (c) the 7.875% Senior Notes, (d) Permitted Parent Debt and (e) intercompany debt, ordinary course capital leases, other Indebtedness permitted pursuant to the Merger Agreement and other Indebtedness permitted by Section 10.04 (other than pursuant to Section 10.04(xv) or (xxvi)).
The requirements set forth in Section 6.09(ii), (iii) and (iv) above (except (x) to the extent that a Lien on such Collateral may under applicable law be perfected upon closing by the filing of financing statements under the UCC and (y) the delivery of certificated Equity Interests, together with executed and undated stock powers and/or assignments in blank, of the Lead Borrower and its Wholly-Owned U.S. Subsidiaries (including Guarantors but other than any Immaterial Subsidiary) to the extent included in the Collateral, with respect to which a Lien may be perfected upon closing by the delivery of certificated Equity Interests) shall not constitute conditions precedent to any Credit Extensions on the Closing Date after the Lead Borrower’s use of commercially reasonable efforts to satisfy such requirements without undue burden or expense, to provide such items on or prior to the Closing Date if the Lead Borrower agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within one hundred twenty (120) days after the Closing Date (subject to extensions approved by the Agent in its reasonable discretion).
Section 7.Conditions Precedent to all Credit Extensions after the Closing Date. The obligation of each Lender and each Issuing Bank to make any Credit Extension after the Closing Date (other than the making of any Overadvance Loan or Protective Advance) shall be subject to the satisfaction (or waiver) of each of the conditions precedent set forth below:
7.01    Notice of Borrowing. The Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment to increase the amount thereof, extension or renewal (other than an automatic renewal permitted by Section 2.13(a)) of a Letter of Credit, the Issuing Bank and the Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.13(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b).
7.02    Availability. Availability on the proposed date of such Credit Extension shall be adequate to cover the amount of such Credit Extension.

7.03    No Default. No Default or Event of Default shall have occurred and be continuing at the time of, or result from, such Credit Extension.
7.04    Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Section 8 hereof or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).
The acceptance of the benefits of each such Credit Extension after the Closing Date shall constitute a representation and warranty by the each Borrower to the Agent and each of the Lenders that all the conditions specified in this Section 7 and applicable to such Credit Extension are satisfied as of that time (other than such conditions which are subject to the discretion of the Agent or the Lenders). All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Agent at the Notice Office for the account of each of the Lenders.
Section 8.Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans, each of Parent and each Borrower, as applicable, makes the following representations and warranties, in each case after giving effect to the Transaction, on the Closing Date and as of each other date the representations and warranties are required to be or are deemed made pursuant to this Agreement.
8.01    Organizational Status; Good Standing. Each of Parent, the Lead Borrower and each of the other Significant Parties (i)(x) is duly organized and validly existing and (y) is in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified, authorized to do business and in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except in each case referred to in clauses (i)(y) (other than with respect to Parent and the Borrowers), (ii) and (iii), for failures to be so which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
8.02    Power and Authority. Each Loan Party has the requisite organizational power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary organizational action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
8.03    No Violation. Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation applicable to such Loan Party or any order, writ, injunction or decree of any court or Governmental Authority binding on such Loan Party, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Loan Party or of any Significant Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Loan Party or any Significant Party is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Loan Party (except, in each case referred to in clauses (i) and (ii), as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect).
8.04    Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by any Governmental Authority, is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with, the execution, delivery and performance of any Loan Document.
8.05    Financial Statements; Financial Condition.
(d)    (i) The consolidated balance sheets of Parent and its consolidated Subsidiaries for each of the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, respectively, and the related consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of Parent and its consolidated Subsidiaries for each such fiscal year present fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of Parent and its consolidated Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been audited by PricewaterhouseCoopers LLP and prepared in accordance with U.S. GAAP consistently applied.
(ii)    All unaudited consolidated financial statements of Parent and its consolidated Subsidiaries furnished to the Lenders on or prior to the Closing Date pursuant to clause (ii) of Section 6.11, have been prepared in accordance with U.S. GAAP consistently applied by Parent, except as otherwise noted therein, subject to year-end audit and normal adjustments (including adjustments from income tax calculations and quarterly cut-off procedures) and the absence of footnotes.
(iii)    The pro forma consolidated balance sheet of Parent and its consolidated Subsidiaries furnished to the Lenders pursuant to clause (iii) of Section 6.11 has been prepared as of September 30, 2014 as if the Transaction and the financing therefor had occurred on such date. Such pro forma consolidated balance sheet presents a good faith estimate of the pro forma consolidated financial position of Parent and its consolidated Subsidiaries as of September 30, 2014. The pro forma consolidated statement of operations of Parent furnished to the Lenders pursuant to clause (iii) of Section 6.11 has been prepared for the four fiscal quarters ended September 30, 2014, as if the Transaction and the financing therefor had occurred on the first day of such four-quarter period. Such pro forma consolidated statement of operations presents a good faith estimate of the pro forma consolidated results of operations of Parent and its consolidated Subsidiaries as if the Transaction and the financing therefor had occurred on the first day of such four-quarter period.

(e)    On and as of the Closing Date, after giving effect to the consummation of the Transaction and the financing transactions related thereto (including the incurrence of all Loans), Parent and its Subsidiaries, taken as a whole, are Solvent.
(f)    The Projections have been prepared in good faith and are based on assumptions that were believed by Parent to be reasonable at the time made and at the time delivered to the Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Parent and its Subsidiaries, that no assurances can be given that any particular Projections will be realized, that Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ significantly from projected or estimated results and such differences may be material).
(g)    After giving effect to the consummation of the Transaction and the financing transactions related thereto (including the incurrence of all Loans), since December 31, 2013 there has been no change, event or occurrence that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
8.06    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any officer or director of Parent or the Lead Borrower, threatened in writing against Parent, the Lead Borrower or any Restricted Subsidiary (i) with respect to the Transaction or any Loan Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.
8.07    True and Complete Disclosure.
(p)    As of the Closing Date, all written information (taken as a whole) furnished by or on behalf of any Loan Party in writing to the Agent or any Lender (including, without limitation, all such written information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein does not contain any misstatement of material fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such written information was provided.
(q)    Notwithstanding anything to the contrary in the foregoing clause (a) of this Section 8.07, none of the Loan Parties makes any representation, warranty or covenant with respect to any information consisting of statements, estimates, forecasts and projections regarding the future performance of Parent or any of its Subsidiaries, or regarding the future condition of the industries in which they operate other than that such information has been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof.
8.08    Use of Proceeds; Margin Regulations.
(d)    (i)  All proceeds of the Loans incurred on the Closing Date will be used by the Lead Borrower to finance the Refinancing of the Existing Credit Agreement and to pay the Transaction Costs (provided that, in all events, the aggregate principal amount of Loans permitted to be borrowed on the Closing Date shall not exceed $30,000,000 in the aggregate), and (ii) Letters of Credit issued on the Closing Date may be issued only as “back-to-back” letters of credit to support the Existing Letters of Credit (or may consist of Existing Letters of Credit deemed issued hereunder).

(e)    All proceeds of the Loans incurred after the Closing Date will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, Permitted Investments, Dividends and any other purpose not prohibited by this Agreement.
(f)    No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
8.09    Tax Returns and Payments. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Significant Party has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Significant Parties, (ii) the Returns accurately reflect in all material respects all liability for Taxes of the Significant Parties for the periods covered thereby, (iii) each Significant Party has paid all Taxes payable by them, other than those that are being contested in good faith by appropriate proceedings for which reserves have been established in the consolidated financial statements of Parent in accordance with U.S. GAAP, and (iv) there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of any officer or director of Parent or the Lead Borrower, threatened in writing by any authority regarding any Taxes relating to the Significant Parties.
8.10    ERISA.
(a)    No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.
(b)    There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.
(c)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any officer or director of Parent or the Lead Borrower, threatened in writing against Parent, the Lead Borrower or any ERISA Affiliate, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(d)    Each of the Significant Parties and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(e)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, and (iii) neither the Lead Borrower nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.
8.11    The Security Documents.
(a)    The provisions of the Security Agreement are effective to create in favor of the Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the Loan Parties in the Collateral (as described in the Security Agreement), and upon (i) the timely and proper filing of financing statements listing each applicable Loan Party, as a debtor, and the Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Loan Party, (ii) sufficient identification of commercial tort claims (as applicable), (iii) execution of a control agreement establishing the Agent’s “control” (within the meaning of the UCC) with respect to any Deposit Account, (iv) the recordation of the Patent Security Agreement, if applicable, and the Trademark Security Agreement, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office and (v) the recordation of the Copyright Security Agreement, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, the Agent, for the benefit of the Secured Parties, shall have (to the extent provided in the Security Agreement) a fully perfected security interest in all right, title and interest in all of the Collateral (as described in the Security Agreement and other than Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by the taking of the foregoing actions), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.
(b)    Upon delivery in accordance with Section 9.12 or 9.13 as applicable, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and, upon recordation in the appropriate recording office, perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).
8.12    Properties. All Material Real Property owned by any Loan Party as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12 of the Disclosure Letter. Each of the Significant Parties has good and marketable title or valid leasehold interest in the case of Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement (or, to the extent sold or otherwise disposed of prior to the Closing Date, the Existing Credit Agreement)), free and clear of all Liens, other than Permitted Liens.

8.13    Capitalization. All outstanding shares of capital stock of the Lead Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the Lead Borrower that may be imposed as a matter of law) and are owned by Parent. All outstanding shares of capital stock of each Borrower are owned directly by the Lead Borrower or another Loan Party. The Lead Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.
8.14    Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transaction, (i) Parent has no direct Subsidiaries other than the Lead Borrower and (ii) the Lead Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14 of the Disclosure Letter. Schedule 8.14 of the Disclosure Letter correctly sets forth, as of the Closing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of the Lead Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.
8.15    Compliance with Statutes; OFAC Rules and Regulations; PATRIOT Act; FCPA; Farm Products.
(a)    Parent and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering and embargoed persons), and all applicable restrictions imposed by, all Governmental Authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
(b)    Parent and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.
(c)    None of Parent nor any of its Subsidiaries is in violation in any material respects of any of the foreign assets control regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or other sanctions imposed by the United Nations, the European Union, the United Kingdom and/or the United States of America, and none of Parent or any of its Subsidiaries is (i) in violation of and shall not violate, in any material respects, any of the country or list based economic and trade sanctions administered and enforced by OFAC or (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority. Neither Parent nor any of its Subsidiaries (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has assets located in Sanctioned Entities except to the extent authorized by the U.S. federal government by specific or general license, or (iii) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities except to the extent authorized by the U.S. federal government by specific or general license. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity except to the extent authorized by the U.S. federal government by specific or general license.
(d)    Parent and each Subsidiary is in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C.§§ 78dd-1, et seq. (“FCPA”), and any foreign counterpart thereto applicable to Parent or such Subsidiary (including the United Kingdom Bribery Act of 2010). To the knowledge of any officer or director of Parent or the Lead Borrower, none of Parent or any Subsidiary has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Parent or any Subsidiary or to any other Person, in violation of FCPA.
(e)    To the knowledge of any officer or director of Parent or the Lead Borrower, each of the Borrowers has taken all action necessary to insure that any “farm products” (as defined in the Food Security Act of 1985 (the “FSA”)) purchased by a Loan Party are free and clear of any Lien created by the seller of such farm products, except Permitted Liens. Parent and its Subsidiaries have complied with all payment instructions, if any, with respect to purchases of “farm products” (as defined in the FSA).
8.16    Investment Company Act. No Significant Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.
8.17    Environmental Matters.
Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect:
(a)    The Significant Parties are, and for the past three years have been, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of any officer or director of Parent or the Lead Borrower, threatened Environmental Claims against any Significant Party or any Real Property currently owned, leased or operated by any Significant Party. None of the Real Property currently owned, leased or operated by any Significant Party and, to the knowledge of any officer or director of Parent or the Lead Borrower, none of the Real Property formerly owned, leased or operated by any Significant Party is the subject of an Environmental Claim against any Significant Party. None of the Real Property currently owned, leased or operated by any Significant Party (i) is subject to any Lien or similar restrictions on the ownership, lease, occupancy or transferability of such Real Property by any Significant Party under any applicable Environmental Law or (ii) has been designated or identified by a Government Authority as a Hazardous Material disposal site under Environmental Law.
(b)    Hazardous Materials have not at any time been generated, used, treated or stored, or transported, or Released, by any Significant Party or, to the knowledge of any officer or director of Parent or the Lead Borrower, by previous owners or operators on, to or from any Real Property currently or formerly owned, leased or operated by any Significant Party where such generation, use, treatment, storage, transportation or Release has (i) violated or would reasonably be expected to violate any applicable Environmental Law, (ii) given rise to an Environmental Claim against any Significant Party or (iii) would be reasonably expected to give rise to liability under any applicable Environmental Law against any Significant Party.
8.18    Labor Relations. Except as set forth in Schedule 8.18 of the Disclosure Letter or except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against any of the Significant Parties or, to the knowledge of any officer or director of Parent or the Lead Borrower, threatened against any of the Significant Parties, (b) to the knowledge of any officer or director of Parent or the Lead Borrower, there are no questions concerning union representation with respect to any of the Significant Parties, (c) the hours worked by and payments made to employees of any of the Significant Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of any officer or director of Parent or the Lead Borrower, no wage and hour department investigation has been made of any of the Significant Parties. All material payments due from a Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
8.19    Intellectual Property. Each of the Significant Parties owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulae, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its respective business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.
8.20    Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Holding Company Status etc. Schedule 8.20 of the Disclosure Letter contains for each Loan Party, as of the Closing Date, (i) the exact legal name of such Loan Party, (ii) the type of organization of such Loan Party, (iii) whether or not such Loan Party is a registered organization, (iv) the jurisdiction of organization of such Loan Party, (v) such Loan Party’s Location and (vi) the organizational identification number (if any) of such Loan Party. To the extent that such Loan Party does not have an organizational identification number on the Closing Date and later obtains one, such Loan Party shall promptly thereafter notify the Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Agent to the extent necessary to maintain the security interest of the Agent in the Collateral intended to be granted pursuant to the Security Documents fully perfected and in full force and effect.
8.21    Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate (a) is true and correct in all material respects, in each case as of the date such information is required to be determined in accordance with Section 9.16(a), and (b) has been prepared in all material respects in accordance with the requirements of this Agreement, in each case, as of the date of delivery of such Borrowing Base Certificate.
Section 9.    Affirmative Covenants. Each of Parent and the Borrowers hereby covenants and agrees that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) any contingent indemnification obligations and expense reimbursement obligations arising hereunder which are not then due and payable and (ii) Bank Product Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Agent and Issuing Bank):
9.01    Information Covenants. The Lead Borrower will furnish to the Agent for distribution to each Lender:
(a)    Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Parent, (i) the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income, comprehensive income and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period (provided that in the case of statements of cashflows, only the statement for the elapsed portion of the fiscal year ended shall be provided), in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by a Responsible Officer of Parent that they fairly present in all material respects in accordance with U.S. GAAP the consolidated financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to year-end audit and normal adjustments (including adjustments from income tax calculations and quarterly cut-off procedures) and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period (or other suitable commentary prepared for internal use by Parent in the ordinary course and otherwise reasonably satisfactory to the Agent). If Parent has filed (within the time period required above) a Form 10-Q with the SEC for any fiscal quarter described above, then to the extent that such quarterly report on Form 10-Q contains any of the foregoing items, the Lenders shall accept such Form 10-Q in lieu of such items.
(b)    Annual Financial Statements. Within 90 days after the close of each fiscal year of Parent, (i) the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, comprehensive income and cash flows for such fiscal year setting forth (commencing with Parent’s fiscal year ending December 31, 2014) comparative figures for the preceding fiscal year and certified, in the case of consolidated financial statements, by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Agent, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than solely on account of any upcoming maturity date with respect to Obligations under this Agreement, the Existing Notes or any refinancing of Indebtedness existing on the Closing Date that is permitted under this Agreement or on account of any anticipated or actual inability to satisfy any financial maintenance covenant under this Agreement, the Existing Notes or any refinancing of Indebtedness existing on the Closing Date that is permitted under this Agreement) to the effect that such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of Parent and its consolidated Subsidiaries as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year (or other suitable commentary prepared for internal use by Parent in the ordinary course and otherwise reasonably satisfactory to the Agent). If Parent has filed (within the time period required above) a Form 10-K with the SEC for any fiscal year described above, then to the extent that such annual report on Form 10-K contains any of the foregoing items, the Lenders shall accept such Form 10-K in lieu of such items.
(c)    Annual Budget. No later than 90 days following the first day of each fiscal year of Parent, an annual budget in form reasonably satisfactory to the Agent (including Projections for Parent and its Restricted Subsidiaries on a consolidated basis) for each of the twelve months of such fiscal year prepared in reasonable detail, with appropriate discussion, and providing the principal assumptions upon which such forecast is based.
(d)    [Reserved]

(e)    Officer’s Certificates. At the time of the delivery of the Section 9.01 Financials, a Compliance Certificate, certifying on behalf of the Lead Borrower that, to such Responsible Officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth the reasonably detailed calculations with respect to the Fixed Charge Coverage Ratio for such period, (ii) certify that there have been no changes to Schedule 3(b) to the Perfection Certificate since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this clause (ii), or if there have been any such changes, a list in reasonable detail of such changes, (iii) certify that there have been no changes to the locations where Collateral in an aggregate amount (for any one location) in excess of $100,000 is located on any Real Property of any Grantor that is leased by such Grantor from a third party since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this clause (iii), or if there have been any such changes, a list in reasonable detail of such changes, and (iv) if such Compliance Certificate is being delivered in connection with annual financial statements under Section 9.01(b), certify that there have been no changes to Schedule 1, 2, 3, 4, 5, 6, 7, 9 or 11, in each case, to the Security Agreement, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this clause (iv), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iv), only to the extent that such changes are required to be reported to the Agent pursuant to the terms of such Security Documents) and whether the Lead Borrower and the other Loan Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.
(f)    Notice of Default, Litigation, Material Adverse Effect and Change in Purchasing. Promptly after any officer of Parent or the Lead Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under any the Existing Note Documents or any other Indebtedness in excess of the Threshold Amount, (ii) any litigation or governmental investigation or proceeding pending against Parent or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Loan Document, (iii) any material change in the purchasing decisions of Parent or its Subsidiaries with respect to bananas or other agricultural products that may, in the reasonable determination of Parent or Lead Borrower, lead to a material increase in third party claims against Parent or any of its Subsidiaries related to PACA or related laws or regulations, or (iv) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.
(g)    Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its Restricted Subsidiaries shall publicly file with the SEC or to deliver to holders (or any trustee, agent or other representative therefor) of the Existing Notes pursuant to the terms of the Existing Notes Documents.
(h)    Environmental Matters. Promptly after any officer of Parent or the Lead Borrower obtains written notice thereof, provide written notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to result in a Material Adverse Effect:

(i)    commencement of any Environmental Claim against the Lead Borrower or any other Significant Party or any Real Property owned by the Lead Borrower or any other Significant Subsidiary;
(ii)    any reportable Release on or arising from any Real Property owned, leased or operated by the Lead Borrower or any other Significant Party that (A) results in any material noncompliance by the Lead Borrower or any other Significant Party with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against the Lead Borrower or any other Significant Party;
(iii)    any reportable Release on any Real Property owned, leased or operated by the Lead Borrower or any other Significant Party that could reasonably be expected to cause such Real Property to be subject to any Lien or similar restrictions on the ownership, lease, occupancy, use or transferability by the Lead Borrower or any other Significant Party of such Real Property under any Environmental Law; and
(iv)    the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Lead Borrower or any other Significant Party as required by any Environmental Law or any governmental or other administrative agency, and all notices received by the Lead Borrower or any other Significant Party from any government or governmental agency under, or pursuant to, CERCLA which identify the Lead Borrower or any other Significant Party as potentially responsible parties for remediation costs or which otherwise notify the Lead Borrower or any other Significant Party of potential liability under CERCLA.
All such notices shall describe in reasonable detail the nature of the claim, investigation, reportable Release or removal or remedial action and the Lead Borrower’s or such other Significant Party’s response thereto. Notwithstanding anything to the contrary contained above, notice shall not be required to be given of the matters disclosed in the Merger Agreement, except that if there are any adverse developments with respect to matters so disclosed which would rise to the standards set forth above, then a subsequent notice shall be required.
(i)    Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, a reasonably detailed reconciliation (which may be in footnote form) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
(j)    Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Lead Borrower or any of its Subsidiaries as the Agent or any Lender (through the Agent) may reasonably request.
9.02    Books, Records and Inspections.
(a)    Parent will, and will cause each other Significant Party to, keep proper books of record and accounts in which full, true and correct entries in conformity with U.S. GAAP in all material respects shall be made of all dealings and transactions and matters involving the assets and business of Parent or such other Significant Party, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization).

(b)    Parent and the Lead Borrower will permit the Agent, subject to reasonable advance notice to, and reasonable coordination with, Parent and the Lead Borrower and normal business hours, to visit and inspect the properties of Parent or any Borrower, at the Borrowers’ expense as provided in clause (c) below, inspect, audit and make extracts from Parent or any Borrower’s corporate, financial or operating records, and discuss with its officers, advisors and independent accountants (subject to such accountants’ customary policies and procedures) Parent’s or such Borrower’s business, financial condition, assets and results of operations (it being understood that a representative of Parent or the Lead Borrower is allowed to be present in any discussions with officers, advisors and independent accountants); provided that the Agent shall only be permitted to conduct one field examination and one inventory appraisal with respect to any Collateral comprising the Borrowing Base per 12-month period; provided, further, that if at any time Availability is less than 20% of the Line Cap for a period of 5 consecutive Business Days during such 12-month period, one additional field examination and one additional inventory appraisal of Collateral will be permitted in such 12-month period and except that during the continuance of an Event of Default, there shall be no limit on the number of additional field examinations and inventory appraisals of Collateral that shall be permitted at the Agent’s request. No inspection shall involve invasive testing without the prior written consent of the Lead Borrower. Neither the Agent nor any Lender shall have any duty to Parent or any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with Parent or any Borrower. Each of Parent and the Borrowers acknowledges that all inspections, appraisals and reports are prepared by the Agent and Lenders for their purposes, and Parent and the Borrowers shall not be entitled to rely upon them.
(c)    The Borrowers will reimburse the Agent for all reasonable out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 13.01) of the Agent in connection with (i) one examination per fiscal year of any Borrower’s books and records or any other financial or Collateral matters as the Agent deems appropriate and (ii) field examinations and inventory appraisals of Collateral comprising the Borrowing Base in each case subject to the limitations on such examinations, audits and appraisals permitted under the preceding paragraph. Subject to and without limiting the foregoing, the Borrowers specifically agree to pay the Agent’s then standard charges for examination activities, including the standard charges of the Agent’s internal appraisal group (which charges shall be limited to a rate per day per person equal to the lesser of $1,000 and the rate that would be charged by such personnel on a per day basis for such examination activities). This Section shall not be construed to limit the Agent’s right to use third parties for such purposes.
9.03    Maintenance of Property; Insurance.
(a)    Parent will, and will cause each other Significant Party to, (i) keep all tangible property necessary to the business of Parent and the other Significant Parties in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) maintain with financially sound and reputable insurance companies insurance (in the good faith judgment of Parent or the Lead Borrower) on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Parent and the other Significant Parties, and (iii) furnish to the Agent, upon its reasonable request therefor, information as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.
(b)    If at any time the improvements on a Mortgaged Property are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of

1968 (as now or hereafter in effect or successor act thereto), then Parent shall, or shall cause the applicable Loan Party to maintain, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Agent evidence of such insurance in form and substance reasonably acceptable to the Agent.
(c)    Parent will, and will cause each Loan Party to, at all times keep its property insured in favor of the Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other material policy of general liability or casualty insurance maintained by or on behalf of any Loan Party) (i) shall be endorsed to the Agent’s reasonable satisfaction for the benefit of the Agent (including, without limitation, by naming the Agent as loss payee and/or additional insured) and (ii) if agreed by the insurer (which agreement the Lead Borrower shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Agent; provided that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs for which endorsements are not customary or as the Agent may approve; and (y) self-insurance programs.
(d)    If Parent or any other Loan Party shall fail to maintain insurance in accordance with this Section 9.03, or Parent or any other Loan Party shall fail to so endorse the applicable policies or certificates with respect thereto, after any applicable grace period, the Agent shall have the right (but shall be under no obligation) to procure such insurance and the Loan Parties jointly and severally agree to reimburse the Agent for all reasonable costs and expenses of procuring such insurance.
9.04    Existence; Franchises. Parent will, and will cause each other Significant Party to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, in the case of Parent and the other Significant Parties, its and their rights, franchises, licenses, permits, and Intellectual Property, in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by Parent or any of its Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by Parent or any of its Restricted Subsidiaries of any rights, franchises, licenses, permits, or Intellectual Property in the ordinary course of business that Parent reasonably determines in good faith are no longer material to the operations of Parent and its Restricted Subsidiaries taken as a whole or (iii) the withdrawal by Parent or any of its Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company or other organizational entity, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.05    Compliance with Statutes, etc. Parent will, and will cause each of its Restricted Subsidiaries (other than any Immaterial Subsidiaries) to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental protection, OFAC, FCPA, the United Kingdom Bribery Act of 2010 and other similar anti-corruption legislation in other relevant jurisdictions, and the PATRIOT Act), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06    Compliance with Environmental Laws.
(a)    Parent will comply, and will cause each other Significant Party to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by Parent or any other Significant Party and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except such non-compliances or non-payment as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of Parent). Except as would not reasonably be expected to have, a Material Adverse Effect, neither Parent nor any other Significant Party will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Parent or any other Significant Party, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties or transported to or from such Real Properties in compliance with all applicable Environmental Laws.
(b)    (i) After the receipt by the Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that Parent or any other Significant Party is not in compliance with Section 9.06(a) or (iii) at any time when an Event of Default is in existence, the Loan Parties will (in each case) jointly and severally provide, at the written request of the Agent, a Phase I environmental site assessment report concerning any Mortgaged Property owned, leased or operated by Parent or any other Significant Party (in the event of (i) or (ii) that is the subject of or could reasonably be expected to be the subject of such notice or noncompliance), prepared by an environmental consulting firm reasonably approved by the Agent, indicating the presence or absence of Hazardous Materials and the reasonable worst case cost of any removal or remedial action in connection with such Hazardous Materials on such Mortgaged Property. If the Loan Parties fail to provide the same within 30 days after such request was made, the Agent may order the same, the reasonable cost of which shall be borne by the Lead Borrower, and the Loan Parties shall grant and hereby grant to the Agent and the Lenders and their respective agents access to such Mortgaged Property and specifically grant the Agent and the Lenders a license to undertake such an assessment at any reasonable time upon reasonable notice to the Lead Borrower, all at the sole expense of the Loan Parties (who shall be jointly and severally liable therefor).
9.07    ERISA. As soon as possible and, in any event, within ten (10) Business Days after any officer or director of Parent or the Lead Borrower knows of the occurrence of any of the following, Parent will deliver to the Agent a certificate of a Responsible Officer of Parent setting forth the full details as to such occurrence and the action, if any, that any Significant Party or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Significant Party, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by such Significant Party or such ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: that (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result in a Material Adverse Effect; (c) any Significant Party or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect; (d) that a contribution required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a Material Adverse Effect; or (e) that a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected to result in a Material Adverse Effect. Parent will also deliver to the Agent, upon request by the Agent, a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series, including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) filed with the Internal Revenue Service or other Governmental Authority of each Plan that is maintained or sponsored by a Significant Party.
9.08    End of Fiscal Years; Fiscal Quarters. Parent will not and will not permit any of its Restricted Subsidiaries to change its fiscal year or fiscal quarters (other than, in the case of any Restricted Subsidiary, to match that of Parent).
9.09    [Reserved]Payment of Taxes
9.10    Use of Proceeds. Each Borrower will use the proceeds of the Loans only as provided in Section 8.08, and for the avoidance of doubt, will not use any such proceeds for any purpose that would breach the FCPA, the United Kingdom Anti Bribery Act of 2010 or any other similar anti-corruption legislation in other relevant jurisdictions.
9.11    Additional Security; Further Assurances; etc.
(a)    Parent will, and will cause each other Loan Party to, grant to the Agent for the benefit of the Secured Parties security interests and Mortgages in such assets and properties (other than Excluded Property and, in the case of Real Property, limited to Material Real Property) of Parent and such other Loan Parties as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Agent or the Required Lenders (collectively, as may be amended, modified or supplemented from time to time, the “Additional Security Documents”); provided that (i) the pledge of the outstanding capital stock of any FSHCO or Foreign Subsidiary directly owned by a Loan Party shall be limited to (x) no more than sixty-five percent (65%) of the total combined voting power for all classes of the voting Equity Interests of such FSHCO or Foreign Subsidiary and (y) one-hundred percent (100%) of the non-voting Equity Interests of such FSHCO or Foreign Subsidiary, (ii) security interests and Mortgages shall not be required with respect to any Real Property that is not Material Real Property and (iii) security interests and Mortgages shall not be required with respect to any assets or properties to the extent that such security interests or Mortgages would result in a material adverse tax consequence to Parent or its Restricted Subsidiaries, as reasonably determined by the Lead Borrower and notified in writing to the Agent. All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and (subject to exceptions as are reasonably acceptable to the Agent) shall constitute, upon taking all necessary perfection action (which the Loan Parties agree to promptly take) valid and enforceable perfected security interests and Mortgages (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), subject to the Intercreditor Agreement, any Additional Debt Intercreditor Agreement and any Permitted Junior Debt Intercreditor Agreement, superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Agent) the Liens in favor of the Agent required to be granted pursuant to the Additional Security Documents and all Taxes, fees and other charges payable in connection therewith shall be paid in full. Notwithstanding any other provision in this

Agreement or any other Loan Document, no FSHCO or Foreign Subsidiary shall be required to pledge any of its assets to secure any obligations of the Loan Parties under the Loan Documents or guarantee the obligations of the Loan Parties under the Loan Documents.
(b)    Subject to the terms of the Intercreditor Agreement, any Additional Debt Intercreditor Agreement and any Permitted Junior Debt Intercreditor Agreement with respect to any person that is or becomes a Restricted Subsidiary after the Closing Date, promptly (i) deliver to the Agent the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of such Restricted Subsidiary directly owned by any Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party (to the extent required pursuant to the Security Agreement) and (ii) cause such new Subsidiary (other than an Excluded Subsidiary) (A) to execute a joinder agreement to the Security Agreement, substantially in the form annexed thereto, and (B) to take all actions reasonably necessary or advisable in the opinion of the Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent.
(c)    Parent will, and will cause each of the other Loan Parties to, at the expense of the Lead Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Agent, promptly, upon the reasonable request of the Agent, at the Lead Borrower’s expense, any document or instrument supplemental to or confirmatory of the Security Documents, including opinions of counsel, or otherwise deemed by the Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.
(d)    If the Agent reasonably determines that it or the Lenders are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property, the Lead Borrower will, at its own expense, provide to the Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Agent.
(e)    Each of Parent and the Borrowers agrees that each action required by clauses (a) through (d) of this Section 9.12 shall be completed as soon as reasonably practicable, but in no event later than 90 days after such action is required to be taken pursuant to such clauses or requested to be taken by the Agent or the Required Lenders (or such longer period as the Agent shall otherwise reasonably agree), as the case may be; provided that in no event will Parent or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.
9.12    Post-Closing Actions. Parent agrees that it will, or will cause the relevant Loan Parties to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Agent may reasonably agree. Within 120 days following the Closing Date (or such later date as the Agent shall reasonably agree to), the Lead Borrower shall deliver to the Agent each of the following documents, which shall be reasonably satisfactory in form and substance to the Agent and its counsel, with respect to (x) a Mortgage on the fee interest of B C Systems, Inc., a Delaware corporation, in the real property located in Salinas, California (the “California Property”), (y) a Mortgage on the fee interest of Verdelli Farms, Inc., a

Pennsylvania corporation in the real property located in Harrisburg, Pennsylvania (the “Pennsylvania Property”), and (z) a Mortgage on the leasehold interest of Fresh Express in the real property located in Morrow, Georgia (the “Georgia Property” and, together with the California Property and the Pennsylvania Property, the “Initial Mortgaged Properties”):
(a)    Insurance. (i) Policies or certificates of insurance covering each Initial Mortgaged Property, for the benefit of the Agent and the Lender Group, as additional insured and loss payee and mortgagee and otherwise bearing endorsements of the character reasonably acceptable to the Agent confirming coverage required under Section 9.03 and (ii) flood hazard determination search certificates with respect to the Initial Mortgaged Properties;
(b)    Mortgages. Fully executed counterparts of Mortgages covering each Initial Mortgaged Property, together with evidence that counterparts of such Mortgages have been delivered to the applicable title company for recording in all places to the extent necessary or, in the reasonable opinion of the Agent, desirable, to effectively create a valid and enforceable first priority mortgage lien on the Initial Mortgaged Properties in favor of the Agent for its benefit and the benefit of the Lender Group (subject to the Intercreditor Agreement), securing the Obligations (provided that in jurisdictions that impose mortgage recording taxes, such Mortgages shall not secure indebtedness in an amount exceeding 100% of the fair market value of the applicable Initial Mortgaged Property, as reasonably determined, in good faith, by the Lead Borrower and reasonably acceptable to the Agent;
(c)    Counsel Opinions. Favorable opinions addressed to the Agent and the Lenders, of (A) local counsel in the jurisdiction where the Initial Mortgaged Properties are located regarding the enforceability and perfection of the Mortgages and, in cases where the applicable Loan Party is organized in the jurisdiction where the Initial Mortgaged Property is located, regarding the valid existence, due authorization, execution and delivery of the applicable Mortgage, and (B) except in instances where such items are addressed in the opinion from local counsel, counsel for the Loan Parties regarding valid existence, due authorization, execution and delivery of the Mortgages, in each case, in form and substance reasonably acceptable to the Agent;
(d)    Title Insurance. With respect to each such Mortgage, a fully paid mortgage policy (a “Mortgage Policy”) insuring (or committing to insure) the lien of such Mortgage as a valid and enforceable first priority mortgage or deed of trust lien on the Initial Mortgaged Property described therein (subject to the Intercreditor Agreement), in an amount not less than 100% of the fair market value of such Initial Mortgaged Property as reasonably determined, in good faith, by the Lead Borrower and reasonably acceptable to the Agent issued by the title company, which reasonably assures the Agent that each Mortgage is a valid and enforceable mortgage lien on the applicable Initial Mortgaged Property, free and clear of all defects and encumbrances subject only to the Permitted Liens), and each such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Agent and shall include such title endorsements and other affirmative insurance as the Agent shall reasonably request, to the extent available at commercially reasonable rates (excluding endorsements or coverage related to creditors’ rights); provided, however, that it is understood that such title insurance may include exceptions for matters that would be disclosed by a survey or inspection of the applicable Mortgaged Property;
(e)    Required Consents. With respect to each Initial Mortgaged Property, Borrowers shall make commercially reasonable efforts (which shall not include the commencement of litigation or require the payment of any sum of money unless such payment is expressly set forth in the agreement under which consent is sought) to obtain such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments, as necessary, in order for the owner or holder of the fee or leasehold interest constituting such Initial Mortgaged Property to grant the lien contemplated by the applicable Mortgage, including, without limitation, a subordination, non‑disturbance and attornment agreement in favor of the Agent with respect to the California Property, executed by Boutonnet Farms, Inc. and BC Systems, in a form substantially similar to the Subordination, Non‑Disturbance and Attornment Agreement dated May 22, 2013, executed by Boutonnet Farms, Inc. and BC Systems in favor of the Prior Agent in connection with the Existing Credit Agreement;
(f)    Mortgaged Properties indemnification. With respect to the Initial Mortgaged Properties, such affidavits, certificates, instruments of indemnification and other items (including a so‑called “gap” indemnification) as shall be reasonably required to induce the title company to issue the applicable Mortgage Policies and endorsements contemplated above;
(g)    Collateral Fees and Expenses. Evidence reasonably acceptable to the Agent of payment by Borrowers of all Mortgage Policy premiums, search and examination charges, mortgage filing and recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and issuance of the Mortgage Policies referred to above; and
(h)    Georgia Property Deliverables. With respect to the Georgia Property, (A) a subordination agreement executed by Fresh International Corp. (“Fresh International”) in favor of the Agent, subordinating the interest of Fresh International under the Deed to Secure Debt, Assignment of Rents and Leases and Security Agreement dated April 1, 2004 (the “Bond Mortgage”) made by the Development Authority of Clayton County (the “Clayton County Authority”) in favor of Fresh International and recorded in the Clayton County, Georgia Records at Deed Book 7729, Page 279 to the Lease Agreement dated as of April 1, 2004 (as heretofore amended, the “Georgia Lease”) and to the Mortgage for the Georgia Property, in a form substantially similar to the Subordination Agreement dated May 22, 2013 executed by Fresh International in favor of the Prior Agent in connection with the Existing Credit Agreement, (B) an assignment of the Bond Mortgage by Fresh International in favor of the Agent, in a form substantially similar to the Assignment of Deed to Secure Debt dated May 22, 2013, made by Fresh International in favor of the Prior Agent in connection with the Existing Credit Agreement and (C) use commercially reasonable efforts to deliver an estoppel certificate and consent to the Mortgage for the Georgia Property executed by the Clayton County Authority, Fresh International and Fresh Express in favor of the Agent, in a form substantially similar to the Estoppel Certificate and Consent dated May 23, 2013, executed by the Development Authority of Clayton County, Fresh International and Fresh Express in favor of the Prior Agent in connection with the Existing Credit Agreement.
9.13    Permitted Acquisitions.
(a)    Subject to the provisions of this Section 9.14 and the requirements contained in the definition of Permitted Acquisition, Parent and its Restricted Subsidiaries may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) the Permitted Acquisition Payment Conditions shall be satisfied on a Pro Forma Basis for such Permitted Acquisition; provided that this clause (i) shall not apply to any Permitted Acquisition funded solely by the issuance of Qualified Equity Interests in Parent, and (ii) the Lead Borrower shall have delivered to the Agent and each Lender a certificate executed by its chief financial officer, chief accounting officer or treasurer, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clause (i).
(b)    At the time of each Permitted Acquisition involving the creation or acquisition of a Restricted Subsidiary, or the acquisition of Equity Interests of any Person, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition, to the extent directly owned by a Loan Party, shall be pledged for the benefit of the Secured Parties pursuant to (and to the extent required by) the Security Agreement; provided that the pledge of the outstanding capital stock of any FSHCO or Foreign Subsidiary directly owned by a Loan Party shall be limited to (x) no more than sixty-five percent (65%) of the total combined voting power for all classes of the voting Equity Interests of such FSHCO or Foreign Subsidiary and (y) one-hundred percent (100%) of the non-voting Equity Interest of such FSHCO or Foreign Subsidiary; provided that for the avoidance of doubt, no FSHCO or Foreign Subsidiary shall be required to pledge any of its assets in connection with any such Permitted Acquisition.
(c)    Parent shall cause each Restricted Subsidiary (other than any Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 9.12, to the reasonable satisfaction of the Agent.
(d)    The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Lead Borrower that the certifications pursuant to this Section 9.14 are true and correct in all material respects and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.
9.14    Designation of Subsidiaries. Parent may at any time after the Closing Date designate any Restricted Subsidiary (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Payment Conditions shall be satisfied on a Pro Forma Basis, (iii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the net worth of the Subsidiary designated immediately prior to such designation (such net worth to be calculated without regard to any Obligations of such Subsidiary under the Security Agreement) and (y) the aggregate principal amount of any Indebtedness owed by the Subsidiary to Parent or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Sections 10.05 and 10.06, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it would continue, after such designation, to be a “Restricted Subsidiary” for the purpose of the Existing Notes or any other Indebtedness of any Loan Party with a principal amount in excess of the Threshold Amount, (v) immediately after giving effect to the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, Parent shall comply with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (vi) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary, (vii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, no recourse whatsoever (whether by contract or by operation of law or otherwise), other than by Investments by Loan Parties in such Unrestricted Subsidiary permitted under Section 10.05, may be had to any of the Loan Parties or any of their respect properties or assets for any obligations of such Unrestricted Subsidiary, (viii) once any Unrestricted Subsidiary is designated as a Restricted Subsidiary, such Subsidiary may not be re-designated as an Unrestricted Subsidiary and (ix) the Lead Borrower shall have delivered to the Agent and each Lender a certificate executed by its chief financial officer or treasurer, certifying compliance with the requirements of the preceding clauses (i) through (viii), inclusive, and containing the calculations (in reasonable detail) required by the preceding clause (ii). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (y) a return on any Investment by Parent or any Restricted Subsidiary in Unrestricted Subsidiaries

pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Parent’s or such Restricted Subsidiary’s Investment in such Subsidiary.
9.15    Collateral Monitoring and Reporting.
(a)    Borrowing Base Certificates. By the 20th day of each fiscal month of the Lead Borrower, the Lead Borrower shall deliver to the Agent (and the Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate prepared as of the close of business on the last day of the previous fiscal month of the Lead Borrower (provided that, during any period in which Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000, the Lead Borrower shall deliver to the Agent weekly Borrowing Base Certificates by the third Business Day of every week prepared as of the close of business on Friday of the previous week, which weekly Borrowing Base Certificates shall be in standard form unless otherwise reasonably agreed to by the Agent; provided, further, that the foregoing delivery requirement shall revert to a fiscal monthly delivery requirement in the event that Availability shall be equal to or greater than the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000 for a period of no less than 30 consecutive days) (in addition, the Lead Borrower may, at its election, deliver to the Agent (and the Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate more frequently (prepared as of the close of business on the date specified therein) provided (x) that such election shall be permitted only once during any consecutive sixty (60) day period, (y) that the Lead Borrower shall be required to deliver a Borrowing Base Certificate to the Agent at the same frequency and regularity at all times during such consecutive sixty (60) day period, and (z) that in addition to the Borrowing Base Certificates delivered pursuant to the preceding clause (y), the Lead Borrower shall continue to deliver Borrowing Base Certificates on a fiscal monthly or weekly basis as required by this Section 9.16(a)); it being understood that (i) Inventory amounts shown in any Borrowing Base Certificates delivered on a weekly (or more frequent) basis will be based on the Inventory amount (a) set forth in the most recent weekly report, where possible, and (b) for the most recently ended fiscal month for which such information is available with regard to locations where it is impracticable to report Inventory more frequently, and (ii) the amount of Eligible Accounts shown in any Borrowing Base Certificate delivered on a weekly (or more frequent) basis will be based on the amount of the gross Accounts set forth in the most recent weekly report, less the amount of ineligible Accounts reported for the most recently ended fiscal month). All calculations of Availability in any Borrowing Base Certificate shall be made by the Lead Borrower and certified by a Responsible Officer, provided that the Agent may from time to time review and adjust any such calculation in consultation with the Lead Borrower to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Borrowing Base Reserves.
(b)    Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Agent the sales, collection, reconciliation and other reports identified on Schedule 9.16(b) in form reasonably satisfactory to the Agent on the periodic basis set forth in Schedule 9.16(b) (but not more frequently than at the time of delivery of each of the Section 9.01 Financials). The Lead Borrower shall also provide to the Agent, on or before the 20th day after the end of each fiscal month of the Lead Borrower, a detailed aged trial balance of all Accounts as of the end of such fiscal month, specifying each Account’s Account Debtor name and the amount, invoice date and due date as the Agent may reasonably request.
(c)    Maintenance of Dominion Account. Within ninety (90) days (or such later date as the Agent may agree in its reasonable discretion) of the Closing Date (or, with respect to any Deposit Account other than Excluded Deposit Accounts opened by a Loan Party following the Closing Date, within sixty (60) days (or such later date as the Agent may agree in its reasonable discretion) after the date such Loan Party notifies the Agent of the opening of such Deposit Account or the date any Person becomes a Loan Party hereunder),

(i) each Loan Party shall cause each bank or other depository institution at which any Deposit Account other than any Excluded Deposit Account is maintained, to enter into a Deposit Account Control Agreement that provides for such bank or other depository institution to transfer to a Dominion Account, on a daily basis, all balances in each Deposit Account (other than any Excluded Deposit Account maintained by any Loan Party with such depository institution) for application to the Obligations then outstanding following the receipt by such bank or other depository institution of a Liquidity Notice (it being understood that the Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), (ii) the Borrowers shall establish the Dominion Account and obtain an agreement (in form reasonably satisfactory to the Agent) from the Dominion Account bank, establishing the Agent’s control over and Lien in the Dominion Account, which may be exercised by the Agent during any Liquidity Period, requiring immediate deposit of all remittances received to a Dominion Account, (iii) each Loan Party irrevocably appoints the Agent as such Loan Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made and (iv) each Loan Party shall (A) take reasonable steps to ensure that each Account Debtor will make all payments with respect to ABL Priority Collateral into Deposit Accounts subject to Deposit Account Control Agreements, or (B) promptly, and in any event within one Business Day, deposit or cause to be deposited any such payments into Deposit Accounts subject to Deposit Account Control Agreements (it being understood that, except upon the occurrence and during the continuance of an Event of Default, it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Deposit Account pursuant to clause (iv) of the definition thereof). The Agent and the Lenders assume no responsibility to the Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any check, draft or other item of payment payable to a Borrower (including those constituting proceeds of Collateral) accepted by any bank.
(d)    Proceeds of Collateral. If any Borrower receives cash or any check, draft or other item of payment payable to a Borrower with respect to any ABL Priority Collateral, it shall hold the same in trust for the Agent and promptly, and in any event within one Business Day, deposit the same into any such Deposit Account or Dominion Account (it being understood that, except upon the occurrence and during the continuance of an Event of Default, it shall not be a Default or Event of Default if any such payments are deposited in an Excluded Deposit Account).
(e)    Administration of Deposit Accounts. Schedule 9.16 to the Disclosure Letter sets forth all Deposit Accounts (other than Excluded Deposit Accounts) maintained by the Loan Parties, including all Dominion Accounts, as of the Closing Date. Subject to Section 9.16(c), each Loan Party shall take all actions necessary to establish the Agent’s control (within the meaning of the UCC) over each such Deposit Account other than Excluded Deposit Accounts at all times. Each Loan Party shall be the sole account holder of each Deposit Account maintained by it and shall not allow any other Person (other than the Agent and the applicable depositary bank) to have control over a Deposit Account maintained by it or any deposits therein. The Lead Borrower shall promptly notify the Agent of any opening or closing of a Deposit Account (other than any Excluded Deposit Accounts) by any Loan Party, and the Loan Parties shall not open any Deposit Accounts (other than any Excluded Deposit Accounts) at any bank that the Agent has advised the Lead Borrower is unlikely, as reasonably determined by the Agent in good faith, based on prior experience, to provide a Deposit Account Control Agreement as required by Section 9.16(c).
9.16    Safra Commitment LetterParent and the Lead Borrower shall enforce the obligations of Safra Bank and Cavendish US under the Safra Commitment Letter, including, but not limited to, enforcing (a) the obligation of Safra Bank to provide sufficient funds to Cavendish US for the purpose of causing Cavendish US to make the Change of Control Equity Contribution on or prior to March 5, 2015 and (b) the obligation of Cavendish US to make the Change of Control Equity Contribution on or prior to March 5, 2015. Parent and the Lead Borrower agree that the Safra Commitment Letter may not be amended and the terms thereunder shall not be changed, waived or terminated, in each case, without the reasonable consent of the Agent.
9.17    Liens. Parent will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Parent or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or, in the case of Parent or any of its Restricted Subsidiaries that is a U.S. Subsidiary, sell accounts receivable to any Person (other than a Borrower) with recourse to Parent or any of its Restricted Subsidiaries that is a U.S. Subsidiary); provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):
(iii)    Liens for Taxes, assessments or governmental charges or levies not delinquent by more than 30 days or Liens for Taxes being contested in good faith and by appropriate proceedings for which reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);
(iv)    Liens in respect of property or assets of Parent or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s, landlords’, laborers’, mechanics’ and suppliers’ (including vendors of perishable agricultural commodities under PACA) liens and other similar Liens arising in the ordinary course of business, and which secure obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, subject to any such Lien for which reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);
(v)    Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01 to the Disclosure Letter (or to the extent not listed on such Schedule 10.01, (i) the property subject to such Liens under this clause (iii) does not constitute ABL Priority Collateral and (ii) where the fair market value of all property to which such Liens under this clause (iii) not listed on such Schedule 10.01 to the Disclosure Letter attach is less than $15,000,000 in the aggregate), plus modifications, renewals, replacements, refinancings and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Parent or any of its Restricted Subsidiaries (other than after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and the proceeds and products thereof) unless such Lien is permitted under the other provisions of this Section 10.01;
(vi)    Liens created pursuant to the Loan Documents (including Liens securing Bank Product Obligations);
(vii)    Leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons in the ordinary course of business and not materially interfering with the conduct of the business (including the business’ right to use the licensed Intellectual Property) of Parent or any of its Restricted Subsidiaries;
(viii)    Liens upon assets of Parent or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iii), provided that (x) such Liens serve only to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation does not encumber any asset of Parent or any of its Restricted Subsidiaries other than the proceeds of the assets giving rise to such Capitalized Lease Obligations;
(ix)    Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Closing Date and used in the ordinary course of business of Parent or any of its Restricted Subsidiaries and placed at the time of the acquisition or construction thereof by Parent or such Restricted Subsidiary or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iii) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of Parent or such Restricted Subsidiary; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms;
(x)    easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies, which in the aggregate do not materially interfere with the conduct of the business of Parent or any of its Restricted Subsidiaries;
(xi)    Liens arising from precautionary UCC or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;
(xii)    attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09;
(xiii)    statutory and common law landlords’ liens under leases to which Parent or any of its Restricted Subsidiaries is a party;
(xiv)    Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;
(xv)    Permitted Encumbrances;
(xvi)    Liens on property or assets (other than Accounts or Inventory (or any proceeds, respectively, thereof) of a Loan Party, unless such Liens are expressly made junior to the Liens in favor of the Agent on terms reasonably approved by the Agent), acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, (y) such Liens are not on property or assets of a U.S. Subsidiary of Parent to the extent comprised of Accounts or Inventory (or any proceeds, respectively, thereof) and (z) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Parent or any of its Restricted Subsidiaries; and any extensions, renewals and replacements thereof so long as the aggregate principal amount of the Indebtedness secured by such Liens does not increase from that amount outstanding at the time of any such extension, renewal or replacement, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension, and such extension, renewal or replacement does not encumber any asset or properties of Parent or any of its Restricted Subsidiaries other than the proceeds of the assets subject to such Lien;
(xvii)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;
(xviii)    Liens on assets of Foreign Subsidiaries (or on assets of other Restricted Subsidiaries that are not Loan Parties (provided that such Liens are not on property or assets of a U.S. Subsidiary of Parent to the extent comprised of Accounts or Inventory (or any proceeds, respectively, thereof)) securing Indebtedness of Foreign Subsidiaries (or Indebtedness of other Restricted Subsidiaries that are not Loan Parties) permitted pursuant to Section 10.04;
(xix)    any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;
(xx)    Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xiii);
(xxi)    any encumbrances or restrictions (including, without limitation, put and call agreements, options, rights of first refusal and similar rights) with respect to the Equity Interests of any Joint Venture or partnership permitted by the terms of this Agreement arising pursuant to the agreements evidencing or governing such Joint Venture or partnership;
(xxii)    Liens (a) on Collateral in favor of any Loan Party securing intercompany Indebtedness permitted by Section 10.05, provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.05 shall be subordinated to the Liens created pursuant to the Security Documents pursuant to an intercreditor agreement and which intercreditor agreement shall be in form and substance reasonably satisfactory to the Agent and the Lead Borrower, as such intercreditor agreement may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof and (b) on assets of any Restricted Subsidiary that is not a Loan Party securing intercompany obligations of such Restricted Subsidiary owing to Parent or any other Restricted Subsidiary;

(xxiii)    Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;
(xxiv)    Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);
(xxv)    Liens that may arise on inventory or equipment of Parent or any of its Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Parent and its Restricted Subsidiaries;
(xxvi)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xxvii)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(xxviii)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(xxix)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business;
(xxx)    Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;
(xxxi)    Liens not otherwise permitted by this Section, to the extent securing liabilities not in excess of the greater of $10,000,000 and 0.625% of Consolidated Total Assets (determined at the time of incurrence of such Liens and the related liabilities) in the aggregate at any time outstanding, provided that, if such Liens are on ABL Priority Collateral, such Liens are junior to the Liens securing the Obligations on terms reasonably approved by the Agent;
(xxxii)    cash deposits with respect to the defeasance, discharge, redemption or other prepayment of Indebtedness, in each case to the extent permitted by Section 10.07, to the extent applicable to such Indebtedness, or otherwise not prohibited by this Agreement;

(xxxiii)    Liens on Collateral securing Indebtedness to the extent permitted by Section 10.04(xv) so long as such Liens are subject to a Permitted Junior Debt Intercreditor Agreement;
(xxxiv)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business;
(xxxv)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(xxxvi)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of Parent and the Restricted Subsidiaries complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Parent or any Restricted Subsidiary;
(xxxvii)    deposits made in the ordinary course of business to secure liability to insurance carriers;
(xxxviii)    receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(xxxix)    Liens on cash deposits securing any Swap Contracts permitted hereunder;
(xl)    Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Refinancing Indebtedness, any Additional Debt or any Permitted Junior Debt;
(xli)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness related thereto is the subject of Refinancing Indebtedness permitted under Section 10.04 and so long as the replacement Liens only encumber those assets that secured the original Indebtedness (or assets replacing such assets);
(xlii)    Liens on the Collateral securing (a) Indebtedness permitted by Section 10.04(xxv), so long as such Liens are subject to the Intercreditor Agreement, or (b) Indebtedness permitted by Section 10.04(xxvi), so long as such Liens are subject to an Additional Debt Intercreditor Agreement;
(xliii)    to the extent constituting Liens, restrictions on dispositions of assets (to the extent permitted by Section 10.02 (other than pursuant to Section 10.02(xxv))) to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;
(xliv)    Liens on cash and Cash Equivalents of Foreign Subsidiaries of Parent in an aggregate amount of not more than EUR 17,000,000 to secure the Netherlands Guarantee Facility; and
(xlv)    Liens not otherwise permitted by this Section, to the extent securing liabilities not in excess of the greater of $10,000,000 and 0.625% of Consolidated Total Assets (determined at the time of incurrence of such Liens and the related liabilities) in the aggregate at any time outstanding.

In connection with the granting of Liens of the type described in this Section 10.01 by the Lead Borrower or any of its Restricted Subsidiaries, the Agent shall, and shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
9.18    Consolidation, Merger, or Sale of Assets, etc. Parent will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs, or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions of any Person, except that:
(i)    dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements shall be permitted;
(ii)    any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation;
(iii)    Parent and its Restricted Subsidiaries may sell assets (so long as, if any such assets consist of Collateral included in the Borrowing Base, a new pro forma Borrowing Base Certificate is delivered in connection with such sale and if, pursuant to such Borrowing Base Certificate, the Aggregate Exposures exceed the Line Cap, the Borrowers shall, concurrently with such asset sale, prepay Loans or Cash Collateralize Letter of Credit Exposure such that the Aggregate Exposures shall not exceed the Line Cap) so long as (x) each such sale is on terms and conditions not less favorable to Parent or such Restricted Subsidiary as would reasonably be obtained by Parent or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate and Parent or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by Parent or such Restricted Subsidiary, as the case may be) and (y) at least 75% of the consideration received by Parent or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-Cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as reasonably determined by Parent or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration (including Designated Non-Cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Parent or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which Parent and the Restricted Subsidiaries shall have been validly released from all obligations and liabilities by all applicable creditors in writing reasonably acceptable to the Agent, (B) any securities received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, and (C) any Designated Non-Cash Consideration received by Parent or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the greater of (A) $25,000,000 and (B) 1.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(iv)    each of Parent and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));
(v)    each of Parent and its Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;
(vi)    each of Parent and its Restricted Subsidiaries may grant licenses, sublicenses (including licenses or sublicenses of Intellectual Property), leases or subleases to other Persons in the ordinary course of business and not materially interfering with the conduct of the business (including the business’ right to use the licensed Intellectual Property) of Parent or any of its Restricted Subsidiaries;
(vii)    (v) Parent may merge, consolidate or amalgamate in compliance with the last sentence of Section 10.09(b), (w) any U.S. Subsidiary of the Lead Borrower may be merged, consolidated or amalgamated with or into the Lead Borrower (so long as the surviving Person of such merger, consolidation or amalgamation is the Lead Borrower and the Lead Borrower remains organized or existing under the laws of the United States of America, any State thereof or the District of Columbia) or any other Loan Party (other than Parent or the Lead Borrower) (so long as the surviving Person of such merger, consolidation or amalgamation is a Wholly-Owned U.S. Subsidiary of the Lead Borrower and is or becomes a Loan Party concurrently with such merger, consolidation or amalgamation), (x) any Foreign Subsidiary of Parent or other Excluded Subsidiary may be merged, consolidated or amalgamated with or into any Foreign Subsidiary of Parent or any other Excluded Subsidiary, (y) any Foreign Subsidiary of Parent may be merged, consolidated or amalgamated with or into any Loan Party (so long as such Loan Party is the surviving corporation of such merger, consolidation or amalgamation) and (z) any Restricted Subsidiary may liquidate or dissolve itself in accordance with applicable law so long as, if such Restricted Subsidiary is a Loan Party, the assets of such Restricted Subsidiary are transferred to another Loan Party (other than Parent) in connection with such liquidation or dissolution; provided that any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vii), so long as (I) no Event of Default then exists and no Default or Event of Default would result therefrom and (II) any security interests granted to the Agent for the benefit of the Secured Parties in the assets (and Equity Interests) of any such Person subject to any such transaction shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation or liquidation);
(viii)    each of Parent and its Restricted Subsidiaries may make transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), transfers of property that are subject to any other involuntary seizure, transfer or confiscation or requisition of use of property, and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(ix)    each of Parent and its Restricted Subsidiaries may make sales or leases of (A) inventory, (B) goods held for sale and (C) immaterial assets with a fair market value, in the case of this clause (C), of less than $7,500,000, in each case, in the ordinary course of business;
(x)    each of Parent and its Restricted Subsidiaries may sell, transfer, abandon or otherwise dispose of outdated, obsolete, surplus, damaged or worn out property, in each case, in the ordinary course of business and including property that is the subject of involuntary loss, damage or destruction;
(xi)    each of Parent and its Restricted Subsidiaries may sell, transfer or otherwise dispose of assets acquired pursuant to a Permitted Acquisition which assets are not used or useful to the core or principal business of Parent and its Restricted Subsidiaries; provided that (A) the aggregate proceeds received by Parent or such Restricted Subsidiary from all such sales, transfers or dispositions relating to a given Permitted Acquisition shall not exceed 20% of the aggregate consideration paid for such Permitted Acquisition and (B) such assets are sold, transferred or disposed of on or prior to the first anniversary of the relevant Permitted Acquisition;
(xii)    in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02 (other than pursuant to Section 10.02(xxv)), as a substantially concurrent interim step, a Restricted Subsidiary of Parent may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;
(xiii)    each of Parent and its Restricted Subsidiaries may effect Sale-Leaseback Transactions involving ships, trucks, containers or other similar Equipment or real property acquired after the Closing Date and not more than 180 days prior to such Sale-Leaseback Transaction for cash in an amount at least equal to the cost of such property;
(xiv)    each of Parent and its Restricted Subsidiaries may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(xv)    each of Parent and its Restricted Subsidiaries may make transfers of property subject to casualty or condemnation proceedings;
(xvi)    each of Parent and its Restricted Subsidiaries may abandon Intellectual Property rights or allow Intellectual Property rights to lapse, in each case, in the ordinary course of business and which in the reasonable good faith determination of Parent or a Restricted Subsidiary are not material to the conduct of the business of Parent and its Restricted Subsidiaries taken as a whole;
(xvii)    each of Parent and its Restricted Subsidiaries may make voluntary terminations of, or unwind, Swap Contracts;
(xviii)    each of Parent and its Restricted Subsidiaries may make dispositions resulting from foreclosures by third parties on properties of Parent or any of its Restricted Subsidiaries and acquisitions by Parent or any of its Restricted Subsidiaries resulting from foreclosures by such Persons or properties of third parties;
(xix)    each of Parent and its Restricted Subsidiaries may terminate leases and subleases;

(xx)    each of Parent and its Restricted Subsidiaries may make Dividends permitted under Section 10.03 and may use cash and Cash Equivalents to make payments that are otherwise permitted under Section 10.07;
(xxi)    each of Parent or its Restricted Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;
(xxii)    sales, transfers, dispositions or contributions of property shall be permitted (A) between Loan Parties, (B) between Restricted Subsidiaries (other than Loan Parties), (C) by Restricted Subsidiaries that are not Loan Parties to Loan Parties or (D) by Loan Parties to any Restricted Subsidiary that is not a Loan Party; provided in the case of this clause (D) that (1) the portion (if any) of any such sale, disposition or contribution of property made for less than fair market value and (2) any noncash consideration received in exchange for any such sale, transfer, disposition or contribution of property, shall in each case constitute an Investment in such Restricted Subsidiary;
(xxiii)    any sale, transfer or other disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a sale, transfer or other disposition otherwise permitted pursuant to this Section 10.02 (other than pursuant to Section 10.02(xxv)) shall be permitted;
(xxiv)    dispositions permitted by Section 10.03 shall be permitted;
(xxv)    the use or transfer of cash or Cash Equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of any Loan Document shall be permitted, provided that, for the avoidance of doubt, this clause (xxv) shall not permit (A) any winding up, liquidation or dissolution, or any merger or consolidation or sale lease-back transaction or (B) any conveyance, sale, lease or other disposition the subject matter of which is otherwise regulated by another clause of this Section 10.02;
(xxvi)    the granting, creation, incurrence, assumption or existence of any Permitted Lien shall be permitted;
(xxvii)    the making of Investments permitted under Section 10.05 shall be permitted;
(xxviii)    sales, transfers and other dispositions by Persons that are not Significant Parties shall be permitted, provided such sales, transfers and other dispositions are for fair market value on an arm’s length basis;
(xxix)    so long as no Default or Event of Default has occurred and is continuing, the cancellation of intercompany Indebtedness owing (A) between Loan Parties, (B) between Restricted Subsidiaries that are not Loan Parties and (C) by Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be permitted; and
(xxx)    each of the dispositions in Schedule 10.02 of the Disclosure Letter shall be permitted.
To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to Parent or a Restricted

Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Agent shall, and shall be authorized to, take any actions deemed appropriate in order to effect the foregoing.
9.19    Dividends. Parent will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to Parent or any of its Restricted Subsidiaries, except that:
(iii)    any Restricted Subsidiary of Parent may authorize, declare and pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to Parent or any of its Restricted Subsidiaries which directly or indirectly own equity therein;
(iv)    any non-Wholly-Owned Subsidiary of Parent may authorize, declare and pay Dividends to its shareholders generally so long as Parent or its Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
(v)    so long as no Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, Parent may authorize, declare and pay cash Dividends or other distributions (or pay a Dividend to any Parent Company to enable it or another Parent Company) to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of Parent or such Parent Company from current or former management, employees, officers, directors and consultants (and their respective estates, heirs, beneficiaries, spouses, former spouses, domestic partners and former domestic partners) of Parent and its Restricted Subsidiaries; provided that (A) the aggregate amount of Dividends made by Parent pursuant to this clause (iii) shall not (net of any cash proceeds received by Parent (but in no event from any Initial Public Offering) from issuances of its Equity Interests in connection with such redemption or repurchase), in either case, exceed either (x) during any fiscal year of Parent, $10,000,000 (provided that subject to the immediately succeeding clause (y), the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (iii) shall increase the amount of cash Dividends permitted to be paid in any succeeding fiscal year pursuant to this clause (iii)) or (y) for all periods after the Closing Date (taken as a single period), $30,000,000; (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by Parent or any of its Restricted Subsidiaries after the Closing Date; plus (II) the net proceeds from the sale of Qualified Equity Interests in Parent, in each case to members of management, employees, officers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Closing Date, where the Net Cash Proceeds of such sale are received by or contributed to Parent; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to Parent or any of its Restricted Subsidiaries from members of management, officers, directors, employees or consultants of Parent or any of its Subsidiaries in connection with a repurchase of Equity Interests of Parent or any Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;
(vi)    Parent may authorize, declare and pay cash Dividends or other distributions to any Parent Company so long as the proceeds thereof are promptly used by such Parent Company (or subsequently paid to any other Parent Company) to pay expenses incurred by any Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to Parent, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as such Parent Company shall cause the amount of such expenses to be repaid to Parent or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if such offering is completed;
(vii)    Parent may authorize, declare and pay cash Dividends or other distributions to any Parent Company so long as the proceeds thereof are promptly used by such Parent Company (or subsequently paid to any other Parent Company) to pay reasonable and documented costs (including all reasonable and documented professional fees and expenses) incurred by any Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;
(viii)    Parent may authorize, declare and pay cash Dividends or other distributions to any Parent Company or the Equity Interest holders thereof in amounts required for any Parent Company or the Equity Interest holders thereof to pay, in each case without duplication:
(a)    franchise Taxes (and other fees and expenses) required to maintain their corporate existence to the extent such Taxes, fees and expenses are reasonably attributable to the operations of Parent and its Restricted Subsidiaries;
(b)    Taxes of Parent, any Subsidiary or any member of a consolidated, combined or similar income tax group (a “Tax Group”) of which any Parent Company is the common parent, and non-U.S. and U.S. federal, state and local income Taxes (including minimum Taxes) (or franchise and similar Taxes imposed in lieu of such minimum Taxes), in each case that are attributable to the taxable income of Parent and its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that Parent and its Subsidiaries would have been required to pay as a stand-alone Tax Group; provided further that the permitted payment pursuant to this clause (b) with respect to the Taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by such Unrestricted Subsidiary to Parent or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar Taxes;
(c)    customary salary, bonus and other benefits payable to officers and employees of any Parent Company to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operations of Parent and its Restricted Subsidiaries, provided that the aggregate amount of Dividends paid pursuant to this clause (c), when taken together with the aggregate amount of Dividends and fees paid pursuant to clause (x)(a) below and Section 10.06(v), shall not exceed $15,000,000 during any fiscal year of Parent;
(d)    general corporate operating and overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of any

Parent Company to the extent such costs and expenses are reasonably attributable to the ownership or operations of Parent and its Restricted Subsidiaries;
(e)    cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent or any Parent Company; and
(f)    any customary, reasonable and documented fees and expenses related to any unsuccessful equity offering by any Parent Company directly attributable to the operations of Parent and its Restricted Subsidiaries;
(ix)    Parent may authorize, declare and pay cash Dividends to any Parent Company (who may subsequently pay cash Dividends to any other Parent Company) so long as the proceeds thereof are used to pay reasonable and customary indemnities to directors, officers and employees of any Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of Parent and its Restricted Subsidiaries;
(x)    Parent may authorize, declare and pay cash Dividends or other distributions to any Parent Company so long as the proceeds thereof are promptly used by such Parent Company (or subsequently paid to any other Parent Company) for payment of obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of Parent and its Restricted Subsidiaries;
(xi)    Parent or any Restricted Subsidiary may authorize, declare and pay any Dividend or other distributions constituting payments of the merger consideration, or in order to satisfy indemnity and other similar obligations, under the Merger Agreement as in effect on the Closing Date;
(xii)    Parent may authorize, declare and pay cash Dividends or other distributions to pay (or pay cash Dividends to any Parent Company (who may subsequently pay cash Dividends to any other Parent Company) so long as the proceeds thereof are used to pay), in each case without duplication, (a) the Sponsor or Sponsor Affiliate fees that are then permitted to be paid pursuant to Section 10.06(v), provided that the aggregate amount of Dividends paid pursuant to this clause (x)(a), when taken together with the aggregate amount of Dividends paid pursuant to clause (vi)(c) above, shall not exceed $15,000,000 during any fiscal year of Parent, or (b) the Sponsor or Sponsor Affiliate expenses and indemnification payments that are then permitted to be paid pursuant to Section 10.06(viii);
(xiii)    repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards shall be permitted;
(xiv)    Parent or any Restricted Subsidiary may authorize, declare and pay any Dividends so long as the Distribution Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Dividend;
(xv)    any Restricted Subsidiary may authorize, declare and pay cash Dividends to purchase minority interests in non-Wholly-Owned Subsidiaries; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed $10,000,000;

(xvi)    Parent or any Restricted Subsidiary may authorize, declare and pay cash Dividends with the Available Equity Amount;
(xvii)    Parent or any Restricted Subsidiary may authorize, declare and make Dividends or other distributions payable solely in additional Equity Interests (other than Disqualified Equity Interests, except to the extent paid-in-kind in respect of Disqualified Equity Interests of the same class permitted under Section 10.04) of such Person so long as in the case of a Dividend or other distribution by a Restricted Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution; and
(xviii)    Parent may make regularly scheduled interest payments in respect of the Convertible Senior Notes and may redeem or repurchase the Convertible Senior Notes upon exercise by any holder thereof of any put right arising from the Transaction with proceeds from Permitted Parent Debt permitted under Section 10.04.
In determining compliance with this Section 10.03, amounts loaned or advanced to any Parent Company pursuant to Section 10.05(xxi) shall be deemed to be cash Dividends paid to such Parent Company to the extent provided in said Section 10.05(xxi).
9.20    Indebtedness. Parent will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(v)    Indebtedness incurred pursuant to this Agreement and the other Loan Documents;
(vi)    Indebtedness under Swap Contracts so long as the entering into of such Swap Contracts is for bona fide hedging activities and not for speculative purposes;
(vii)    Indebtedness of Parent and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) described in Section 10.01(vi) or 10.01(vii) and any Refinancing Indebtedness in respect of such Indebtedness; provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations and the principal amount of all such other Indebtedness incurred or assumed in each case after the Closing Date under this clause (iii), when taken together with the aggregate outstanding amount of Investments made under Section 10.05(xxx), exceed the greater of $200,000,000 and 12.5% of Consolidated Total Assets (determined at the time of incurrence or assumption of such Indebtedness) at any one time outstanding;
(viii)    Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);
(ix)    Indebtedness of a Restricted Subsidiary of Parent acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) in no event shall the aggregate principal amount of Indebtedness incurred or assumed in each case after the Closing Date permitted by this clause (v) exceed the greater of $100,000,000 and 6.0% of Consolidated Total Assets (determined at the time of incurrence or assumption of such Indebtedness);

(x)    intercompany Indebtedness among Parent and its Restricted Subsidiaries to the extent permitted by Section 10.05(vi);
(xi)    Indebtedness outstanding on the Closing Date and listed on Schedule 10.04 of the Disclosure Letter (“Existing Indebtedness”) and any subsequent extension, renewal or refinancing thereof; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension; provided, however, that such refinancing Indebtedness: (x) has a Weighted Average Life to Maturity at the time such refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being extended, renewed or refinanced; (y) to the extent such refinancing Indebtedness extends, renews or refinances Indebtedness subordinated or pari passu to the Loans, such refinancing Indebtedness is subordinated or pari passu to the Loans at least to the same extent as the Indebtedness being extended, renewed or refinanced; and (z) shall not include Indebtedness of a Subsidiary of Parent that is not a Loan Party that refunds, refinances, replaces, renews, extends or defeases Indebtedness of a Loan Party;
(xii)    Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii) shall not at any time exceed the greater of $100,000,000 and 11.75% of Consolidated Total Assets (with, for purposes of this clause (viii), Consolidated Total Assets being (x) calculated excluding all assets other than those owned by Foreign Subsidiaries and (y) determined at the time of incurrence of such Indebtedness);
(xiii)    (a) guarantees made by Parent or any of its Restricted Subsidiaries of obligations (not constituting debt for borrowed money) of Parent or any of its Restricted Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (b) Indebtedness of any Loan Party as an account party in respect of trade letters of credit issued in the ordinary course of business;
(xiv)    Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;
(xv)    Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including, in each case, Bank Product Obligations;
(xvi)    (a) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former management, employees, officers, directors or consultants of Parent or its Restricted Subsidiaries incurred in the ordinary course of business, (b) Indebtedness representing deferred compensation or stock-based compensation to current or former management, employees, officers, directors or consultants of Parent and the Restricted Subsidiaries and (c) Indebtedness consisting of promissory notes issued by any Loan Party to current or former management, employees, officers, directors or consultants, their respective estates, heirs, beneficiaries, spouses, former spouses, domestic partners or former domestic partners to finance the purchase or redemption of Equity Interests of Parent or any Parent Company permitted by Section 10.03;
(xvii)    endorsements of instruments or other payment items for deposit;
(xviii)    refinancings, renewals or extensions of any Indebtedness incurred pursuant to clause (v) above, provided that the aggregate principal amount of the Indebtedness to be refinanced, renewed or extended does not increase from that amount outstanding at the time of any such refinancing, renewal or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension, and is on terms not less favorable in any material respect to the Lenders;
(xix)    Permitted Junior Debt of Parent and its Restricted Subsidiaries incurred under Permitted Junior Debt Documents so long as (a) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Junior Notes or Permitted Junior Loans, as the case may be, (b) no Event of Default then exists or would result therefrom and (c) unless the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness, the amount of Permitted Junior Debt which may be incurred pursuant to this clause (xv) shall not exceed the greater of $50,000,000 and 3.0% of Consolidated Total Assets (determined at the time of incurrence of such Indebtedness);
(xx)    Indebtedness and guarantees in respect of customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, value added tax obligations and completion guarantees and other obligations of a like nature, all in the ordinary course of business;
(xxi)    Indebtedness to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;
(xxii)    guarantees made by Parent or any of its Restricted Subsidiaries of Indebtedness of Parent or any of its Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that such guarantees are permitted by Section 10.05;
(xxiii)    guarantees made by any Foreign Subsidiary or any other Restricted Subsidiary that is not a Loan Party of Indebtedness of any other Foreign Subsidiary or any other Restricted Subsidiary that is not a Loan Party permitted to be outstanding under this Section 10.04;
(xxiv)    guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with Section 10.04, or any refinancing thereof pursuant to Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to Section 10.04 at the time of the consummation of the Permitted Acquisition to which such Indebtedness relates;
(xxv)    customary guarantees in connection with sales, other dispositions and leases permitted under Section 10.02, other than pursuant to Section 10.02(xxv), (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxvi)    guarantees of Indebtedness of management, directors, officers, employees and consultants of Parent or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;
(xxvii)    guarantees of Indebtedness of a Person in connection with a Joint Venture, provided that the aggregate principal amount of any Indebtedness so guaranteed shall not exceed the greater of $50,000,000 and 3.0% of Consolidated Total Assets (determined at the time of incurrence of such guarantee of such Indebtedness);
(xxviii)    contingent liabilities in respect of any indemnification obligation or adjustment of purchase price incurred in connection with the consummation of one or more Permitted Acquisitions or other Investments;
(xxix)    subject to the Intercreditor Agreement, Indebtedness in respect of the 7.875% Senior Notes in an aggregate amount not to exceed $415,000,000, and Refinancing Indebtedness in respect thereof;
(xxx)    Additional Debt of Parent and its Restricted Subsidiaries so long as (a) all such Additional Debt is incurred in accordance with the requirements of the definition of Additional Debt and (b) the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to the incurrence of such Indebtedness, and Refinancing Indebtedness in respect thereof;
(xxxi)    unsecured Indebtedness under the Convertible Senior Notes Documents in an aggregate amount not to exceed $200,000,000, and Refinancing Indebtedness in respect thereof, provided, that (a) Parent shall consummate the repurchase of any Convertible Senior Notes required as a result of the Transaction in accordance with the terms of the Convertible Senior Notes Indenture, (b) such $200,000,000 shall be reduced by the principal amount of Convertible Senior Notes that are so repurchased and (c) the Convertible Senior Notes shall be Refinanced solely with proceeds from Permitted Parent Debt permitted under this Section 10.04;
(xxxii)    Indebtedness of Fresh Express as successor-by-merger to Fresh-Cuts Incorporated, in an aggregate amount not to exceed $27,000,000 to Fresh International pursuant to the Georgia Lease and related agreements, instruments and documents;
(xxxiii)    Indebtedness of Fresh Express pursuant to a lease of its Streamwood, Illinois facility, the aggregate outstanding amount of which does not exceed $50,000,000;
(xxxiv)    any other unsecured Indebtedness incurred by Parent or any of its Subsidiaries in an aggregate amount not to exceed $25,000,000;
(xxxv)    Indebtedness of Chiquita Banana Company B.V. (and of such additional Subsidiaries that are CFCs that may from time to time be joined as borrowers under such credit facility) in an aggregate amount not to exceed EUR 17,000,000 or the equivalent thereof in alternate currencies under the Netherlands Guarantee Facility;
(xxxvi)    Permitted Parent Debt in an aggregate outstanding amount not to exceed $287,550,000 so long as such Permitted Parent Debt is incurred and remains outstanding in accordance with the requirements of Permitted Parent Debt; and

(xxxvii)    all premiums (if any), interest (including post-petition interest), accretion, amortization, original issue discount, payment of interest in kind, fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxii) above.
9.21    Advances, Investments and Loans. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or other investment in, any other Person, or designate a Subsidiary as an Unrestricted Subsidiary (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by Parent and its Restricted Subsidiaries with respect thereto), except that the following shall be permitted:
(i)    Parent and its Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Parent or such Restricted Subsidiary;
(ii)    Parent and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;
(iii)    Parent and its Restricted Subsidiaries (a) may hold the Investments existing on the Closing Date in Parent or any Restricted Subsidiary, provided that any such Investment by a Restricted Subsidiary that is not a Loan Party in any Loan Party is described on Schedule 10.05 to the Disclosure Letter, and (b) may make and hold the Investments held by them (or that are made pursuant to legally binding written commitments existing) on the Closing Date and described on Schedule 10.05 to the Disclosure Letter, and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are made pursuant to legally binding written commitments existing on the Closing Date and set forth in such Schedule 10.05(iii) or are permitted under the other provisions of this Section 10.05;
(iv)    Parent and its Restricted Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers;
(v)    Parent and its Restricted Subsidiaries may enter into Swap Contracts to the extent permitted by Section 10.04(ii);
(vi)    (a) Parent and any Restricted Subsidiary may make intercompany loans to, guarantees on behalf of, and other Investments in Loan Parties, (b) any Foreign Subsidiary or other Restricted Subsidiary that is not a Loan Party may make intercompany loans to, guarantees on behalf of, and other Investments in, Parent or any of its Restricted Subsidiaries so long as in the case of such intercompany loans to Loan Parties, all payment obligations of the respective Loan Parties are subordinated to their obligations under the Loan Documents on terms reasonably satisfactory to the Agent, (c) the Loan Parties may make intercompany loans to, guarantees on behalf of, and other Investments in, Subsidiaries that are not Loan Parties so long as (1) such intercompany loans, guarantees or other Investments arise in the ordinary course of business reasonably consistent with past practices, or (2) if such intercompany loans, guarantees or other Investments do not arise in the ordinary course of business reasonably consistent with past practices, the aggregate amount of outstanding loans, guarantees and other Investments made pursuant to this sub-clause (c)(2) does not exceed the greater of $20,000,000 and 1.25% of Consolidated Total Assets (determined at the time such Investment is made), (d) any Restricted Subsidiary that is not a Loan Party may make intercompany loans to, guarantees on behalf of and other Investments in, any other Restricted Subsidiary that is also not a Loan Party and (e) Loan Parties may make intercompany loans and other Investments in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that results in the proceeds of the initial Investment being invested in one or more Loan Parties;
(vii)    Permitted Acquisitions shall be permitted in accordance with Section 9.14;
(viii)    loans and advances by Parent and its Restricted Subsidiaries to management, officers, directors, employees and consultants of Parent and its Restricted Subsidiaries in connection with (a) relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (b) any such Person’s purchase of Equity Interests of Parent or any Parent Company, provided that no cash is actually advanced pursuant to this clause (b) unless immediately repaid;
(ix)    advances of payroll payments to management, officers, directors, employees and consultants of Parent and its Restricted Subsidiaries in the ordinary course of business;
(x)    non-cash consideration may be received in connection with any sale of assets permitted pursuant to Section 10.02 (other than pursuant to Section 10.02(xxv));
(xi)    additional Restricted Subsidiaries of Parent may be established or created if Parent and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);
(xii)    extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of advances and prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;
(xiii)    earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);
(xiv)    Investments in Deposit Accounts or Securities Accounts opened in the ordinary course of business;
(xv)    Investments in the nature of pledges or deposits with respect to leases or utilities, or as required by Governmental Authorities or other third parties, including suppliers, in the ordinary course of business;

(xvi)    Investments in the ordinary course of business consisting of endorsements for collection or deposit;
(xvii)    purchases of minority interests in non-Wholly-Owned Subsidiaries by Parent and its Restricted Subsidiaries; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xiii), shall not exceed $10,000,000;
(xviii)    Investments (other than Permitted Acquisitions) so long as the Payment Conditions are satisfied on a pro forma basis immediately after giving effect to such Investments;
(xix)    Investments made with the Available Equity Amount;
(xx)    the licensing or sublicensing of Intellectual Property rights pursuant to arrangements with Persons other than Parent and the Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by Parent or such Restricted Subsidiary, as the case may be, in good faith, and solely to the extent permitted under Section 10.01(v);
(xxi)    loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends made to any Parent Company), Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable Dividend thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);
(xxii)    Investments to the extent that payment for such Investments is made solely by the issuance of Qualified Equity Interests in Parent (or any Equity Interests in any other Parent Company) to the seller of such Investments;
(xxiii)    Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02 (other than pursuant to Section 10.02(xxv)), as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(xxiv)    Investments in a Restricted Subsidiary that is not a Loan Party or in a Joint Venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a cash dividend or other cash distribution from such Restricted Subsidiary or Joint Venture;
(xxv)    Investments made on or prior to the Closing Date to consummate the Transaction;
(xxvi)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business;
(xxvii)    to the extent they constitute Investments, advances by Parent or any of its Restricted Subsidiaries in the ordinary course of business to growers or suppliers for agricultural commodities as advances for such products;

(xxviii)    Investments in the ordinary course of business with respect to performance bonds, bankers’ acceptance, workers’ compensation claims, surety or appeal bond payments, obligations in connection with self-insurance or similar obligations and bank overdrafts;
(xxix)    to the extent they constitute Investments, (a) Liens permitted under Section 10.01 and (b) guarantees permitted under Section 10.04;
(xxx)    so long as no Event of Default has occurred and is continuing, Investments in Joint Ventures, partnerships or otherwise to acquire, build, re-build, develop or improve Fleet Assets in an aggregate amount not to exceed, when taken together with the aggregate outstanding principal amount of Indebtedness incurred under Section 10.04(iii), $200,000,000 at any time outstanding during the time of this Agreement; and
(xxxi)    any other Investments in an aggregate amount, together with the aggregate amount of all other Investments made in reliance on this clause (xxxi), measured at the time such Investment is made, not to exceed the greater of $20,000,000 and 1.25% of Consolidated Total Assets (determined at the time such Investment is made).
9.22    Transactions with Affiliates. Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Parent or any of its Subsidiaries, other than on terms and conditions not less favorable to Parent or such Restricted Subsidiary as would reasonably be obtained by Parent or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:
(i)    Dividends may be paid to the extent provided in Section 10.03, Liens may be incurred to the extent permitted under Section 10.01 and Indebtedness may be incurred to the extent permitted under Section 10.04;
(ii)    loans and other transactions among Parent, the Lead Borrower and its Restricted Subsidiaries may be made to the extent otherwise expressly permitted under Section 10;
(iii)    customary fees and indemnification (including the reimbursement of out-of-pocket expenses) may be paid to directors of Parent and its Restricted Subsidiaries (and, to the extent directly attributable to the operations of Parent and its Restricted Subsidiaries, to any other Parent Company);
(iv)    Parent and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with management, officers, consultants, employees and directors of Parent and its Restricted Subsidiaries in the ordinary course of business;
(v)    so long as no Event of Default shall exist (both before and immediately after giving effect thereto), Parent and/or the Lead Borrower may pay fees to the Sponsor or the Sponsor Affiliates (or dividend such funds to any Parent Company to be paid to the Sponsor or the Sponsor Affiliates) in an amount not to exceed, when taken together with the aggregate amount of Dividends paid pursuant to Section 10.03(vi)(c), $15,000,000 in any fiscal year;
(vi)    the Transaction (including Transaction Costs) shall be permitted;

(vii)    to the extent not otherwise prohibited by this Agreement, transactions between or among Parent and any of its Restricted Subsidiaries shall be permitted (including equity issuances);
(viii)    Parent may make payments (or make Dividends to a Parent Company to make payments) to reimburse the Sponsor or the Sponsor Affiliates for its reasonably incurred and documented out of pocket expenses, and to indemnify it, on a reasonable and customary basis, in connection with financial advisory, financing or other investment banking activities or management, monitoring or other services provided to Parent, the Borrowers or any other Restricted Subsidiary (including in connection with Acquisitions or sales, transfers or other dispositions of assets, whether or not consummated);
(ix)    the issuance of Qualified Equity Interests in Parent to the Sponsor or any Parent Company, or to any management, director, officer, employee or consultant thereof;
(x)    transactions described on Schedule 10.06 to the Disclosure Letter or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;
(xi)    Investments by Parent and its Subsidiaries in Parent’s Subsidiaries and Joint Ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such Joint Venture is only an Affiliate as a result of Investments by Parent and the Restricted Subsidiaries in such Subsidiary or Joint Venture) to the extent otherwise permitted under Section 10.05;
(xii)    any payments required to be made pursuant to the Merger Agreement; and
(xiii)    transactions between Parent and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Parent or any Parent Company; provided, however, that such director abstains from voting as a director of Parent or such Parent Company, as the case may be, on any matter involving such other Person.
Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall Parent or any of its Restricted Subsidiaries pay any management, consulting or similar fee to the Sponsor or any Affiliate of the Sponsor except as specifically provided in clauses (v) and (viii) of this Section 10.06.
9.23    Limitations on Payments of Junior Lien, Subordinated or Unsecured Indebtedness; Modifications of Related Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Parent will not, and will not permit any of its Restricted Subsidiaries to:
(a)    make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Permitted Junior Debt (or any other subordinated, junior lien or unsecured Indebtedness), in each case with a principal amount in excess of the Threshold Amount, except that (b) Permitted Junior Debt or such other Indebtedness may be repaid, redeemed, repurchased or defeased (so long as then retired or the required deposit under the applicable indenture or loan document is then made) or the applicable indenture or loan document is discharged (so long as the Permitted Junior Debt or such other Indebtedness will be paid in full within the time period set forth in the applicable indenture or loan document), (A) so long as the

Payment Conditions are satisfied on a pro forma basis immediately after giving effect to the consummation of the proposed repayment or prepayment or (B) with the Available Equity Amount, (ii) Permitted Junior Debt or such other Indebtedness may be refinanced in accordance with Section 10.04 and (iii) the Convertible Senior Notes may be repaid, redeemed, repurchased or defeased with the proceeds of Permitted Parent Debt permitted under Section 10.04 (including the repurchase of any Convertible Senior Notes required as a result of the Transaction in accordance with the terms of the Convertible Senior Notes Indenture); provided that the restrictions set forth in this clause (a) shall not apply to the 7.875% Senior Notes or any Additional Debt;
(c)    make any payment or prepayment, optional or mandatory, including any payment of interest, in respect of Permitted Parent Debt; provided that, so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the Distribution Conditions are satisfied on a pro forma basis immediately after giving effect to the consummation of the proposed payment or prepayment, Permitted Parent Debt may be repaid or prepaid with the net after-tax proceeds of sales of assets not constituting Collateral and interest and other amounts (other than principal) in respect of Permitted Parent Debt may be paid, in each case, when and as due and payable thereunder (to the extent, and only to the extent, in accordance with the definition of Permitted Parent Debt);
(d)    amend or modify, or permit the amendment or modification of any provision of, any Permitted Junior Debt Document (after the entering into thereof) or the definitive documentation (after the entering into thereof) governing any other subordinated, junior lien or unsecured Indebtedness, in each case with a principal amount in excess of the Threshold Amount, other than any amendment or modification that is not adverse to the interests of the Lenders in any material respect, provided that restrictions set forth in this clause (c) shall not apply to the 7.875% Senior Notes Indenture or any other definitive documentation governing the 7.875% Senior Notes or any Additional Debt; and
(e)    amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (d) is not adverse to the interests of the Lenders in any material respect.
9.24    Limitation on Certain Restrictions on Subsidiaries. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any agreement or instrument binding upon it or any of its assets that restricts the ability of any Restricted Subsidiary that is not a Loan Party (1) to pay Dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Parent or any of its Restricted Subsidiaries or (2) to pay any Indebtedness owed to any Loan Party, except for such restrictions existing under or by reason of:
(i)    applicable law;
(ii)    any Loan Document;
(iii)    any Existing Note Document;

(iv)    customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment, pledge, sublease, sublicense or mortgage, as the case may be, thereof;
(v)    restrictions on the transfer of any asset or Equity Interests pending the close of the sale of such asset or Equity Interests, provided that such restrictions apply only to the assets or Equity Interests to be sold;
(vi)    any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, such Permitted Acquisition and does not apply to Parent or any Restricted Subsidiary, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;
(vii)    encumbrances or restrictions on (a) net worth imposed by customers, suppliers or landlords or (b) cash or other deposits, in each case pursuant to agreements entered into in the ordinary course of business;
(viii)    any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary and its Subsidiaries;
(ix)    an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vi) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Parent or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreement or instruments referred to in such clause (vi);
(x)    restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;
(xi)    restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary of Parent that is not a Loan Party, which Indebtedness is permitted by Section 10.04;
(xii)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;
(xiii)    on or after the execution and delivery thereof, the Permitted Junior Debt Documents and the Additional Debt Documents;
(xiv)    negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Agent and the Secured Parties with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Loan Documents equally and ratably or on a junior basis;

(xv)    covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which the Lien securing such Indebtedness relates;
(xvi)    contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary;
(xvii)    any restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (iii), (viii), (xi), (xiii), (xiv) and (xvi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, no more restrictive with respect to such restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
(xviii)    encumbrances or restrictions existing on the Closing Date, or any extension, renewal, amendment, modification or replacement thereof, except to the extent any such extension, renewal, amendment, modification or replacement, taken as a whole, expands the scope of any such encumbrance or restriction in any material respect.
9.25    Business.
(a)    Parent will not permit at any time the business activities taken as a whole conducted by Parent and its Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by Parent and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) and Similar Business.
(b)    Parent will not engage in any business other than its ownership of the Equity Interests of, and the management of, the Lead Borrower and, indirectly, its Subsidiaries and activities incidental thereto; provided that Parent may engage in those activities that are incidental to (i) the maintenance of its corporate existence in compliance with applicable law, including the ability to incur fees, costs and expenses related to such maintenance, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, the Loan Documents and the definitive documentation relating to other Indebtedness permitted to be incurred or guaranteed by Parent hereunder and other agreements contemplated thereby and hereby, (iv) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions, (v) the making of dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its Equity Interests and compliance with applicable reporting and other obligations in connection therewith or in connection with any issuance or sale, including any public offering, of any Parent Company’s Equity Interests, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (xi) the consummation of the Transaction, (xii) the holding of any cash and Cash Equivalents, (xiii) the entry into, and performance of its obligations with respect to, contracts and other arrangements with management, officers, directors, employees, managers, partners, consultants or independent contractors of Parent or any of its Subsidiaries relating to their employment or directorships (including the providing of indemnification to such Persons), (xiv) the maintaining of deposit accounts in connection with the conduct of its business, (xv) the preparing of reports to Governmental Authorities and to its shareholders, (xvi) the holding of director and shareholder meetings, preparation of organizational records and other organizational activities required to maintain its separate organizational structure and (xvii) the making of loans to or other Investments in, or incurrence of Indebtedness from, its Subsidiaries, the making of other Investments permitted by Section 10.05 and other transactions as and to the extent not prohibited by this Agreement. Notwithstanding anything to the contrary contained in Section 10.02 or this Section 10.09 (other than as specified in this sentence), Parent may merge, amalgamate or consolidate with or into any other Person (other than the Lead Borrower or any Subsidiary) so long as (A) no Event of Default then exists and no Default or Event of Default would result therefrom, (B) Parent shall have given the Agent at least a 10 Business Days (or such shorter period as may be reasonably acceptable to the Agent) prior written notice of such merger, amalgamation or consolidation, (C) such merger, amalgamation or consolidation does not materially impair the interests of the Agent or the Lenders, (D) prior to or contemporaneously with the consummation of such merger, amalgamation or consolidation, Parent shall have delivered all opinions, certificates and other documents reasonably requested by the Agent and (E)(1) in the case of any such merger, amalgamation or consolidation, Parent shall be the continuing or surviving Person or (2) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Parent (any such Person, “Successor Parent”), (w) the Person into which Parent is to be merged, amalgamated or consolidated shall, immediately prior to such transaction, be a newly formed corporation or limited liability company organized under the laws of Delaware, Florida or New Jersey, formed solely for the purpose of such transaction, and, prior to giving effect to such transaction, shall have no Indebtedness or liabilities (other than liabilities relating to its formation) and shall not have engaged in any other business (other than relating to its formation), (x) Successor Parent shall be a corporation or limited liability company organized under the laws of Delaware, Florida or New Jersey, (y) Successor Parent shall expressly assume in writing all the obligations of Parent under this Agreement and the other Loan Documents and the other Loan Parties shall expressly ratify and reaffirm in writing their obligations under the Loan Documents, in each case, pursuant to agreements in form and substance reasonably satisfactory to the Agent and (z) Parent shall have given the Agent all organizational and constituent documents of Successor Parent at least 10 Business Days (or such shorter period as may be reasonably acceptable to the Agent) prior to such merger, amalgamation or consolidation and such organizational and constituent documents of Successor Parent shall be in form and substance reasonably satisfactory to the Agent; provided that if the foregoing requirements are satisfied, Successor Parent will succeed to, and be substituted for, Parent under this Agreement and the other Loan Documents.
9.26    Negative Pledges. Parent shall not, and shall not permit any of its Restricted Subsidiaries to, agree or covenant with any Person to restrict in any way the ability of any Loan Party to grant any Lien on its assets in favor of the Lenders to secure the Obligations, other than pursuant to the Intercreditor Agreement, any Additional Debt Intercreditor Agreement or any Permitted Junior Debt Intercreditor Agreement, and except that this Section 10.10 shall not apply to:
(i)    any covenants contained in this Agreement or any other Loan Documents or that exist on the Closing Date;
(ii)    the covenants contained in the Existing Note Documents, any Additional Notes Documents or any Permitted Junior Debt Documents (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iii)    covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;
(iv)    customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment, pledge, sublease, sublicense or mortgage, as the case may be, thereof;
(v)    customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures that are applicable solely to such Joint Venture;
(vi)    restrictions imposed by law;
(vii)    customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale, provided such restrictions and conditions apply only to the assets or Equity Interests to be sold;
(viii)    any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, such Permitted Acquisition and does not apply to Parent or any Restricted Subsidiary, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;
(ix)    an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (viii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Parent or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreement or instruments referred to in such clause (viii);
(x)    contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;
(xi)    negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Agent and the Secured Parties with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Loan Documents equally and ratably or on a junior basis;
(xii)    any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary and its Subsidiaries;
(xiii)    restrictions on cash or other deposits, in each case pursuant to agreements entered into in the ordinary course of business; and

(xiv)    any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (x), (xi), and (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
9.27    Financial Covenant.
(a)    Parent and its Restricted Subsidiaries shall, on any date when Availability is less than the greater of (a) 10% of the Line Cap, and (b) $10,000,000 (the “FCCR Test Amount”), have a Fixed Charge Coverage Ratio of at least 1.00 to 1.00, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Lead Borrower was required to deliver Section 9.01 Financials, and at the end of each succeeding four fiscal quarter period thereafter until the date on which Availability is equal to or greater than the FCCR Test Amount for 30 consecutive calendar days.
(b)    For purposes of determining compliance with the financial covenant set forth in Section 10.11(a) above, cash equity contributions to Parent or the receipt by Parent of the proceeds from the sale of Qualified Equity Interests in Parent contributed to the Lead Borrower as common equity after the beginning of the final fiscal quarter included in the relevant four fiscal quarter period and on or prior to the day that is the later of 10 Business Days after Parent and its Restricted Subsidiaries become subject to testing the financial covenant set forth in Section 10.11(a) for such fiscal quarter and the day that is 10 Business Days after the day on which Section 9.01 Financials are required to be delivered for such fiscal quarter (such applicable 10-Business Day period being referred to herein as the “Interim Period”) will, at the request of the Lead Borrower and to the extent not otherwise applied, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (i) Specified Equity Contributions may be made in respect of no more than two fiscal quarters in any four fiscal quarter period and no more than five times, (ii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Parent and its Restricted Subsidiaries to be in pro forma compliance with such financial covenant, (iii) the Borrowers shall not be permitted to borrow hereunder during the Interim Period until the relevant Specified Equity Contribution has been made, (iv) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets calculated on the basis of Consolidated EBITDA contained herein and in the other Loan Documents and (v) there shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter in which such Specified Equity Contribution is made or any applicable subsequent periods which include such fiscal quarter, except to the extent the proceeds thereof have actually been used to prepay Indebtedness, but only from and after the fiscal quarter in which such prepayment is made.
9.28    Accounting Changes. Without the consent of the Agent, Parent shall not make or permit any material changes in the accounting policies of Parent and its Restricted Subsidiaries, except as permitted or required by U.S. GAAP or required by applicable law.
9.29    Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note, or any fees or any other amounts owing hereunder or under any other Loan Document; or
9.30    Representations, etc. Any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or in any certificate delivered to the Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
9.31    Covenants. Any Loan Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.04 (with respect to the existence of the Lead Borrower), 9.11, 9.15, 9.16(e) or Section 10, (ii) fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 9.16(a) within five (5) Business Days of the later of the date such Borrowing Base Certificate is required to be delivered and the day the Agent has provided the Lead Borrower with written notice thereof (other than during the occurrence of a Liquidity Event, in which case such period shall be three (3) Business Days after the date such Borrowing Base Certificate is required to be delivered), or (iii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Loan Document (other than those set forth in Sections 11.01 and 11.02), and such default, other than a default in the preceding clause (i) or (ii), shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Agent or the Required Lenders; or
9.32    Default Under Other Agreements. (i) Parent, the Lead Borrower or any Restricted Subsidiary shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity (other than termination events or equivalent events pursuant to the terms of any Hedge Agreement that are not the result of any default or event of default thereunder by Parent, the Lead Borrower or any Restricted Subsidiary), beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created, or (ii) any Indebtedness (other than the Obligations) of Parent, the Lead Borrower or any Restricted Subsidiary shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that (A) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount and (B) the preceding clause (ii) shall not apply (1) to Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is otherwise permitted hereunder, (2) where such declaration or requirement to prepay is rescinded, withdrawn or reversed in writing (and only if such written rescission, withdrawal or reversal has been delivered to the Agent) prior to any termination of the Commitments or acceleration of the Loans pursuant to this Section 11 or the exercise of any rights or remedies by the Agent under the Loan Documents, (3) to any Indebtedness that becomes due (on the date of consummation of a voluntary refinancing) as a result of a voluntary refinancing thereof permitted under Section 10.04, (4) to any Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repaid, prepaid, repurchased or redeemed (or as to which an offer to repay, prepay, repurchase or redeem is required to be made) in connection with any asset sale event, casualty or condemnation event, change of control (without limiting the rights of the Agent and the Lenders under Section 11.10), excess cash flow or other customary provision in such Indebtedness giving rise to such requirement in the absence of any default or event of default thereunder or (5) to the Existing Notes to the extent required to be repaid, prepaid, repurchased or redeemed (or as to which an offer to repay, prepay, repurchase or redeem is required to be made) as a result of the Transaction; or
9.33    Bankruptcy, etc. Parent, the Lead Borrower or any other Significant Party shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against Parent, the Lead Borrower or any other Significant Party, and the petition is not dismissed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor is appointed for all or substantially all of the property of Parent, the Lead Borrower or any other Significant Party and Parent, the Lead Borrower or such Significant Party suffers such appointment to continue undismissed for 60 days, or Parent, the Lead Borrower or any other Significant Party commences any other proceeding under any reorganization, bankruptcy, insolvency, arrangement, winding-up, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Parent, the Lead Borrower or any other Significant Party, or there is commenced against Parent, the Lead Borrower or any other Significant Party any such proceeding which remains undismissed for a period of 60 days, or Parent, the Lead Borrower or any other Significant Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Parent, the Lead Borrower or any other Significant Party suffers any appointment of any custodian, receiver, receiver-manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Parent, the Lead Borrower or any other Significant Party makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Parent, the Lead Borrower or any other Significant Party for the purpose of effecting any of the foregoing; or
9.34    ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, (b) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect, (c) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, applicable law which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (d) Parent or any of the other Significant Parties has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect; or
9.35    Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Agent for the benefit of the Secured Parties the Liens, guarantees, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected security interest in, and Lien on, any material Collateral in favor of the Agent, superior to and prior to the rights of all third Persons with respect to the ABL Priority Collateral (and second lien with respect to Noteholder Priority Collateral) (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01)), except as a result of (a) a sale, transfer or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (b) the release thereof as provided in the applicable Security Document or Section 13.21; or
9.36    Existing Notes (a) Parent or the Lead Borrower shall fail to enforce the Safra 7.875% Senior Notes Commitment, (b) Safra Bank shall fail to provide sufficient funds to Cavendish US for the purpose of causing Cavendish US to make the Change of Control Equity Contribution on or prior to March 5, 2015, (c) Cavendish US shall fail to make the Change of Control Equity Contribution on or prior to March 5, 2015, (d) Parent and the Lead Borrower shall fail to purchase all of the 7.875% Senior Notes that are tendered pursuant to such Offer to Purchase in accordance with the terms of the 7.875% Senior Notes Indenture or

(e) Parent shall fail to consummate the repurchase of any Convertible Senior Notes required as a result of the Transaction in accordance with the terms of the Convertible Senior Notes Indenture; or
9.37    Judgments. One or more judgments or decrees for the payment of money shall be entered against Parent or any other Significant Party involving in the aggregate for Parent and the other Significant Parties a liability or liabilities (to the extent not paid or fully covered by a reputable and solvent insurance company) equal to or exceeding the Threshold Amount and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days; or
9.38    Change of Control. A Change of Control shall occur;
then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent, upon the written request of the Required Lenders, shall by written notice to the Lead Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against any Loan Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Loan Party, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Aggregate Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; (iii) enforce, as Agent, all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base; and (v) require the Loan Parties to Cash Collateralize Letter of Credit Obligations, and, if the Loan Parties fail promptly to deposit such Cash Collateral, the Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 7.01 are satisfied).
9.39    Application of Funds. After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the Letter of Credit Exposure has automatically been required to be Cash Collateralized as set forth above), any amounts received on account of the Obligations (including without limitation, proceeds received by the Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (including, without limitation, pursuant to the exercise by the Agent of its remedies during the continuance of an Event of Default) or otherwise received on account of the Obligations) shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied in the following order:
First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Agent in connection therewith;
Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Bank Product Obligations);
Third, to interest then due and payable on the Lead Borrower’s Swingline Loan;

Fourth, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full;
Fifth, to the payment of fees due to the Agent and the Lenders under the Loan Documents;
Sixth, to interest then due and payable on Loans and other amounts due pursuant to Sections 3.01, 3.02 and 5.01;
Seventh, to Cash Collateralize all Letter of Credit Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Eighth, to the principal balance of Borrowings then outstanding and all Obligations on account of Noticed Bank Products with Secured Parties (but only up to the amount of the most recently established Bank Product Reserve in respect of such Noticed Bank Products which Bank Product Reserve was established prior to and not in contemplation of such exercise of remedies or the Loans having become automatically due and payable), pro rata;
Ninth, to all other Obligations pro rata (other than in respect of Bank Product Obligations);
Tenth, to all Bank Product Obligations pro rata; and
Eleventh, the balance, if any, as required by the Intercreditor Agreement, any Additional Debt Intercreditor Agreement or any Permitted Junior Debt Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Amounts distributed with respect to any Bank Product Obligations shall be the lesser of the maximum Bank Product Obligations last reported to the Agent or the actual Bank Product Obligations as calculated by the methodology reported to the Agent for determining the amount due. The Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Agent, the Agent may assume the amount to be distributed is zero.
In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Tenth of this Section 11.11, the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 11.11 is subject to the provisions of the Intercreditor Agreement, any Additional Debt Intercreditor Agreement and any Permitted Junior Debt Intercreditor Agreement.
Section 10.    The Agent.
10.01    Appointment and Authorization.
(d)    Each Lender hereby irrevocably designates and appoints (i) Bank of America, N.A. as Agent for such Lender, (ii) Wells Fargo Bank, National Association, as syndication agent for such Lender and (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arranger and joint bookrunning managers for such Lender, each to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents. The Agent shall have no other rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender, a Swingline Lender or an Issuing Bank hereunder. None of the Agent, the Syndication Agent and the Joint Lead Arrangers shall have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent, the Syndication Agent or either of the Joint Lead Arrangers. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Agent, the Syndication Agent or the Joint Lead Arrangers is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(e)    Each of the Lenders (including in its capacity as a Bank Product Provider) hereby further authorizes the Agent to enter into the Intercreditor Agreement, any Additional Debt Intercreditor Agreement and any Permitted Junior Debt Intercreditor Agreement and any respective amendments thereto on behalf of such Lender; provided that any such amendments (except to the extent constituting mechanical changes implementing the joinder and/or replacement of representatives of other Indebtedness or other immaterial changes) shall have been approved by Required Lenders (or all Lenders, to the extent such approval is required by pursuant to the terms thereof). Without limiting the generality of the foregoing, each of the Lenders hereby authorizes and directs the Agent to bind each Lender to the actions required by such Lender under the terms of the Intercreditor Agreement, any Additional Debt Intercreditor Agreement and any Permitted Junior Debt Intercreditor Agreement.
(f)    The provisions of this Section 12 (other than Sections 12.09, 12.11 and 12.14) are solely for the benefit of the Agent, the Syndication Agent and the Joint Lead Arrangers, the Lenders and the Issuing Bank, and Parent and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.
10.02    Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of such Agent’s gross negligence or willful misconduct as determined in a final nonappealable judgment by a court of competent jurisdiction.
10.03    Liability of Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent-Related Person shall believe in good faith shall be necessary, under the circumstances as provided in Section 11) or (ii) in the absence of its own gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction in connection with its duties expressly set forth herein, (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder, or (c) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent-Related Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that each of the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
10.04    Reliance by the Agent.
(a)    The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(b)    For purposes of determining compliance with the conditions specified in Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
10.05    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Lead Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Section 11; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.
10.06    Credit Decision; Disclosure of Information by the Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agent and the Joint Lead Arrangers that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
10.07    Indemnification of the Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Agent) from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to the Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Agent) of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the Agent’s (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf the Agent) own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Agent and the Lead Arranger.
10.08    Agent in Its Individual Capacity. Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America, N.A. was not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include Bank of America, N.A.in its individual capacity.
10.09    Successor Agent.
(c)    The Agent may resign as Agent upon 30 days’ notice to the Lead Borrower and the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Agent for the Lenders (it being understood that no Lender shall be obligated to accept such appointment), which successor Agent shall be consented to by the Lead Borrower at all times other than during the existence of an Event of Default under Sections 11.01 or 11.05 (which consent of the Lead Borrower shall not be unreasonably withheld or delayed). If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and with the consent of the Lead Borrower at all times other than during the existence of an Event of Default under Sections 11.01 or 11.05, a successor Agent from among the Lenders (it being understood that no Lender shall be obligated to accept such appointment); provided that any such successor Agent shall be either a domestic office of a commercial bank organized under the laws of the United States or any State thereof, or a United States branch of a bank that is organized under the laws of another jurisdiction, in either case which has a combined capital and surplus of at least $500,000,000; provided that in no event shall any such successor Agent be a Defaulting Lender. Upon the acceptance of its appointment as successor Agent hereunder, the Person acting as such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” means such successor Agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 and Section 13.01 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
(d)    Any resignation by Bank of America, N.A. as Agent pursuant to this Section 12.09 shall also constitute its resignation as a Swingline Lender to the extent that Bank of America, N.A. is acting in such capacity at such time. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (ii) the retiring Swingline Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.
10.10    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or Letter of Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(f)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agent under Sections 2.05 and 13.01) allowed in such judicial proceeding; and
(g)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.05 and 13.01.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.
10.11    Collateral and Guaranty Matters. (a) The Lenders and the Issuing Bank irrevocably authorize the Agent,
(xix)    to release any Lien on any property granted to or held by the Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (i) contingent indemnification obligations and expense reimbursement obligations not yet due and payable and (ii) unless an Event of Default has occurred and is continuing and the Agent and/or Lenders are exercising remedies provided in Section 11 of this Agreement or any other Loan Document or the Loans have automatically become immediately due and payable and the Letter of Credit Exposure has automatically been required to be Cash Collateralized as set forth in Section 11, Bank Product Obligations) and the expiration or termination of all Letters of Credit (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Agent and Issuing Bank), (B) that is sold or disposed of, or to be sold or disposed of, as part of or in connection with any sale or disposition permitted hereunder or under any other Loan Document, or (C) subject to Section 13.10, if approved, authorized or ratified in writing by the Required Lenders;
(xx)    at the request of the Lead Borrower, to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 10.01(vi), (vii), (xiv), (xvii), (xviii), (xxxix) (to the extent such Liens that are replacements of Permitted Liens are Liens permitted by Section 10.01(vi), (vii), (xiv), (xvii) or (xviii)) and, in respect of Noteholder Priority Collateral, (xl), but only to the extent such sections permit such Lien to be prior to the Liens held by the Agent under the Loan Documents; and
(xxi)    to release any Guarantor from its obligations under the Security Agreement if such Person ceases to be a Subsidiary, or becomes an Excluded Subsidiary, as a result of a transaction permitted hereunder.
Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Security Agreement pursuant to this Section 12.11.

10.12    Bank Product Providers. Each Bank Product Provider, by delivery of a notice to the Agent of such agreement, agrees to be bound by this Section 12. Each such Bank Product Provider shall indemnify and hold harmless Agent-Related Persons, to the extent not reimbursed by the Loan Parties, against all claims that may be incurred by or asserted against any Agent-Related Person in connection with such provider’s Bank Product Obligations.
10.13    Agent as “collateral agent”. The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender) hereby irrevocably appoint and authorize the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this capacity, the Agent, as “collateral agent” and any agent, employee or attorney-in-fact appointed by the “collateral agent” pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the “collateral agent”), shall be entitled to the benefits of all provisions of this Section 12 and Section 13 as though such agent, employee or attorney-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.
10.14    Permitted Discretion. In exercising its Permitted Discretion, the Agent (i) may, among other things, consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral and, (ii) as it relates to the establishment, adjustment or imposition of Borrowing Base Reserves, shall require that (A) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Agent after the Closing Date or that are materially different from the facts or events occurring or known to the Agent on the Closing Date, unless the Lead Borrower and the Agent otherwise agree in writing, (B) no Borrowing Base Reserves shall be established in duplication of any other Borrowing Base Reserves then established and (C) no Borrowing Base Reserves shall duplicate the exclusion of any assets from eligibility to be included in the Borrowing Base.
Section 11.    Miscellaneous
11.01    Payment of Expenses, etc.
(e)    The Loan Parties hereby jointly and severally agree to: (i) (A) if the Closing Date occurs, pay all reasonable invoiced out-of-pocket costs and expenses of the Agent, the Joint Lead Arrangers and the Issuing Banks (limited in the case of legal fees and disbursements to the reasonable fees and disbursements of Shearman & Sterling LLP and, if reasonably necessary, one local counsel in any relevant jurisdiction and, solely in the case of an actual or reasonably perceived conflict of interest between the parties entitled to cost and expense reimbursement pursuant to this clause (i) where the parties affected by such conflict provide written notice to the Lead Borrower of such conflict, one additional counsel in each relevant jurisdiction to each group of affected parties similarly situated, taken as a whole) in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein, the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective), of the Agent and the Joint Lead Arrangers in connection with their syndication efforts with respect to this Agreement and of the Agent and the Joint Lead Arrangers and each Lender in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings, and (B) regardless of whether the Closing Date occurs, pay, promptly upon written demand, all reasonable invoiced field examination costs and equipment, machinery and inventory appraisal costs (which, if performed by personnel of the Agent, shall be charged at a rate per day per person equal to the lesser of $1,000 and the rate that would be charged by such personnel on a per day per person basis for such field examination); (ii) pay and hold each of the Agent, the Joint Lead Arrangers, each Lender and each Issuing Bank harmless from and against any and all Other Taxes with respect to the foregoing matters and hold harmless each of the Agent, the Joint Lead Arrangers and each Lender from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Joint Lead Arranger or such Lender) to pay such Other Taxes; and (iii) indemnify the Agent, each Joint Lead Arranger, each Lender, each Issuing Bank and their respective Affiliates, and the officers, directors, employees, agents, and advisors of each of the foregoing (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits and reasonable invoiced out-of-pocket expenses, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Agent, any Joint Lead Arranger or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Loan Party) related to the entering into and/or performance of this Agreement or any other Loan Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, or (b) the actual or alleged presence of Hazardous Materials in the Environment relating in any way to any Real Property owned, leased or operated, at any time, by the Lead Borrower or any of its Subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by Parent or any of its Subsidiaries at any location, whether or not owned, leased or operated by Parent or any of its Subsidiaries; the non-compliance by Parent or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim asserted against Parent, any of its Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by Parent or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (collectively, the “Indemnified Liabilities”); provided that the Indemnified Liabilities shall (A) be limited in the case of attorneys’ fees, disbursements and charges, to the reasonable and documented fees, disbursements and other charges of one firm of counsel for all such Indemnified Persons, taken as a whole, and, if reasonably necessary, one special or local counsel in each relevant jurisdiction (which may be a single counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict provide written notice to the Lead Borrower of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole and (B) exclude, in each case, any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements (i) to the extent arising out of or resulting from the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) to the extent arising out of or resulting from any material breach of the obligations of such Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors under this Agreement or the other Loan Documents (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) to the extent arising out of or resulting from any dispute among Indemnified Persons that does not involve or arise from an act or omission by the Loan Parties or any of their respective Affiliates and is brought by an Indemnified Person against any other Indemnified Person (other than claims against the Agent, any Joint Lead Arranger or any other agent in its capacity as such or in its fulfilling such role). To the extent that the undertaking to indemnify, pay or hold harmless the Agent, any Joint Lead Arranger or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Loan Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
(f)    Neither the Agent nor any Indemnified Person shall be responsible or liable to any Loan Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Loan Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Loan Document or the financing contemplated hereby.
11.02    Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Agent or such Lender (including, without limitation, by branches and agencies of the Agent or such Lender wherever located) to or for the credit or the account of Parent or any of the other Loan Parties against and on account of the Obligations and liabilities of the Loan Parties to the Agent or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
11.03    Notices.
(c)    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier or electronic communication) and mailed, telecopied or delivered: if to any Loan Party, c/o the Lead Borrower, Law Department, 550 South Caldwell Street, Charlotte NC 28226, Attention: Barbara Howland, Assistant Secretary, Telephone No.: 980-636-5167; Telecopier No.: 704-625-9006; if to the Agent, at the Notice Office; if to any Lender, at its address specified in writing to the Agent, at the Notice Office; or, as to any Loan Party or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Lead Borrower and the Agent. All such notices and communications shall, when mailed, telecopied, or sent electronically or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier or electronic mail, except that notices and communications to the Agent, Parent and the Borrowers shall not be effective until received by the Agent, Parent or the Lead Borrower, as the case may be.
(d)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agent and the applicable Lender. Each of the Agent, the Lead Borrower or Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
11.04    Benefit of Agreement; Assignments; Participations, etc.This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that, except as provided in Section 10.02(vii), no Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided, further, that, although any Lender may grant a participation in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 3.04 and 13.04(b)), the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the participant shall not constitute a “Lender” hereunder and, provided, in addition, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory repayment of any Loan shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, (iii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents supporting the Loans in which such participant is participating or (iv) except as otherwise provided in the Loan Documents, release all or substantially all of the value of the guaranty supporting the Loans in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto). Each Borrower agrees that each participant shall be entitled to the benefits of Sections 3.01 and 5.01 (subject to the limitations and requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment; provided, however, that a participant agrees to be subject to the provisions of Section 3.04 as if it were an assignee under clause (b) of this Section and shall not be entitled to receive any greater payment under Section 3.01 or Section 5.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant except to the extent such entitlement to a greater payment results from a change in law after the sale of the participation takes place. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Lead Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest amounts) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loan, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.
(c)    Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)); provided that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender, or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 (or such lesser amount as may be agreed to by the Agent and the Lead Borrower) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee) each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement (which Assignment and Assumption Agreement shall contain an acknowledgement and agreement by the respective assignee that, as a Lender, it shall be subject to, and bound by the terms of the Intercreditor Agreement), provided that (i) at such time, Schedule 2.01 shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the (A) Agent, (B) each Issuing Bank, (C) the Swingline Lender and (D) so long as no Event of Default then exists under Section 11.01 or 11.05, the consent of the Lead Borrower shall (in either case) be required in connection with any such assignment pursuant to clause (y) above (which consents, in any such case, shall not be unreasonably withheld or delayed); provided that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 10 Business Days after having received notice thereof, (iv) the Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment shall be effective until recorded by the Agent on the Register pursuant to Section 13.13. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person that is not already a Lender hereunder, such assignee shall provide to the Agent and the Borrowers such Tax forms as are required to be provided under clauses (b) and (c) of Section 5.01. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 3.04 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 3.01 or 5.01 from those being charged by the assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
(d)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Agent (but without the consent of the Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
(e)    Notwithstanding anything to the contrary herein, no assignment may be made or participation sold to (i) natural persons (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) any Disqualified Lenders that have been identified to the Agent and whose identity is available to each Lender on request, (iii) any Loan Party or (iv) any of the Affiliates or subsidiaries of Loan Parties. The Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and will have no liability with respect to any assignment made to a Disqualified Lender.
(f)    Each Lender acknowledges and agrees to comply with the provisions of Section 13.04 applicable to it as a Lender hereunder.
11.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers or any other Loan Party and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Lender to any other or further action in any circumstances without notice or demand.
11.06    Calculations; Computations.
(a)    The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto). Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with U.S. GAAP as in effect from time to time; provided that (a) if Parent or the Lead Borrower, by notice to the Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in U.S. GAAP or in the application thereof on the operation of such provision (or if the Agent or the Required Lenders, by notice to Parent and the Lead Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in U.S. GAAP or in the application thereof, then such provision shall be interpreted on the basis of U.S. GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to the application of Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, and Financial Accounting Standards Board Accounting Standards Codification 815 (and related interpretations of the foregoing) to the extent such application would otherwise increase or decrease the principal amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness, (iii) without giving effect to any change to U.S. GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under U.S. GAAP as in effect on the date hereof, and (iv) without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect). Where reference is made to “Parent and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of Parent other than Restricted Subsidiaries.
(b)    All computations of interest (other than interest based on the Base Rate) and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day and the last day, other than, in respect of any Loan, Letter of Credit, Letter of Credit Disbursement, Commitment or other Obligation (in the event of a prepayment or repayment of any Loan or Letter of Credit Disbursement or any Commitment termination, subject to Section 2.10(a)) the last day that such Loan, Letter of Credit, Letter of Credit Disbursement, Commitment or other Obligation is outstanding) occurring in the period for which such interest or Fees are payable. All computations of interest based determined by reference to the Base Rate shall be based on a 365-day or 366-day year, as the case may be.
(c)    The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).
11.07    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE AGENT IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY LOAN PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR

THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
11.08    Counterparts. This Agreement and each other Loan Document may be executed in any number of counterparts and by the different parties hereto and thereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. A set of counterparts executed by all the parties hereto shall be lodged with the Lead Borrower and the Agent.
11.09    Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
11.10    Amendment or Waiver; etc.

(i)    Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Loan Parties party hereto or thereto and the Required Lenders (although additional Loan Parties may be added to (and annexes may be modified to reflect such additions) the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender (and Issuing Bank, if applicable) directly and adversely affected thereby, extend the final scheduled maturity of any Commitment, or reduce the rate or extend the time of payment of interest or fees thereon or reduce or forgive the principal amount thereof (it being understood that the waiver of any Default or Event of Default or any waiver, amendment or other modification of any mandatory prepayment shall not constitute a postponement, waiver or a reduction or forgiveness of any payment of principal, interest, fees or other amounts), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the default rate or change the amount of the default rate specified in Section 2.06(c), (ii) except as otherwise expressly provided in the Loan Documents, release all or substantially all of the Collateral under all the Security Documents without the prior written consent of each Lender or contractually subordinate the Agent’s Liens on all or substantially all of the ABL Priority Collateral without the prior written consent of each Lender, (iii) except as otherwise provided in the Loan Documents, release all or substantially all of the value of the guaranty without the prior written consent of each Lender, (iv) amend, modify or waive any pro rata sharing provision of Sections 2.05, 2.10, 2.13, 2.14 or 2.18, any provisions of Section 11.11, or any provision of this Section 13.10(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Closing Date), in each case, without the prior written consent of each Lender, (v) reduce the percentage specified in the definitions of Required Lenders or Supermajority Lenders (or the requirement that at any time there are 2 or more Lenders, "Required Lenders" and "Supermajority Lenders" must include at least 2 Lenders (who are not Affiliates of one another)) without the prior written consent of each Lender (it being understood that, with the prior written consent of the Required Lenders or Supermajority Lenders, as applicable, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or Supermajority Lenders, as applicable, on substantially the same basis as the extensions of Commitments are included on the Closing Date), (vi) except as otherwise expressly provided in the Loan Documents, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement without the consent of each Lender; provided further that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Aggregate Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of such Agent, (3) without the consent of Agent, amend, modify or waive any provision relating to the rights or obligations of the Agent, (4) without the consent of an Issuing Bank or the Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of the such Issuing Bank or Swingline Lender, (5) without the prior written consent of the Supermajority Lenders, change the definition of the terms “Availability” or “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Accounts”, “Eligible Inventory”, “Eligible Equipment”, “Fixed Asset Availability Amount” and “Fixed Asset Sub-Line Amount”) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Borrowing Base Reserves or to add Accounts and Inventory acquired in a Permitted Acquisition to the Borrowing Base as provided herein or to modify eligibility criteria or the application thereof that are expressly subject to the discretion or satisfaction of, or determination by, the Agent or (6) without the prior written consent of the Supermajority Lenders, increase the percentages set forth in the term “Borrowing Base” or add any new classes of eligible assets thereto.
(j)    If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.10(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Lead Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.04 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Loans of such Lender in accordance with Section 3.04, provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Lead Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.10(a).
(k)    Notwithstanding anything to the contrary contained in clause (a) of this Section 13.10, Parent, the Borrowers, the Agent and each applicable Lender may (i) in accordance with the provisions of Section 2.15, enter into an Incremental Commitment Agreement, (ii) in accordance with the provisions of Section 2.19, enter into an Extension Agreement and (iii) in accordance with Section 2.20, enter into a Refinancing Amendment, and, in each such case, make amendments and changes to this Agreement, including this Section 13.10, and the other Loan Documents, as contemplated by such Sections.
(l)    Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.
(m)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Supermajority” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.
(n)    Further, notwithstanding anything to the contrary contained in this Section 13.10, if following the Closing Date, the Agent and any Loan Party shall have jointly identified an obvious error or any error, ambiguity, inconsistency, defect or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
(o)    Notwithstanding anything to the contrary contained in clause (a) of this Section 13.10, Parent may, in accordance with, and subject to, the provisions of the last sentence of Section 10.09(b), consummate the merger, amalgamation or consolidation specified in such last sentence of Section 10.09(b), and make amendments and changes to this Agreement, including this Section 13.10, and the other Loan Documents, as contemplated by such last sentence of Section 10.09(b).
11.11    Survival. All indemnities set forth herein including, without limitation, in Sections 3.01, 3.02, 5.01, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
11.12    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.12 would, at the time of such transfer, result in increased costs under Section 3.01 or 5.01 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
11.13    Register. The Borrowers hereby designate the Agent to serve as its agent, solely for purposes of this Section 13.13, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Commitments and principal amount of Loans and Letter of Credit Obligations by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Parent, the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive for such purposes), notwithstanding notice to the contrary. With respect to any Lender, the transfer of the Commitments of, and the principal (and interest) amounts of the Loans owing to, such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The registration of any provision of Commitment Increases pursuant to Section 2.15 shall be recorded by the Agent on the Register only upon the acceptance of the Agent of a properly executed and delivered Incremental Commitment Agreement. Coincident with the delivery of such Incremental Commitment Agreement for acceptance and registration of the provision of Commitment Increases, as the case may be, or as soon thereafter as practicable, to the extent requested by such Lenders and Notes shall be issued, at the Borrowers’ expense, to such Lender of a Commitment Increase, to be in conformity with Section 2.04 (with appropriate modification) to the extent needed to reflect Commitment Increases, and outstanding Loans made by such Lender of a Commitment Increase.

11.14    Confidentiality.
(c)    Subject to the provisions of clause (b) of this Section 13.14, the Agent, each Joint Lead Arranger and each Lender agrees that it will not disclose without the prior consent of the Lead Borrower (other than to its employees, auditors, advisors or counsel on a need-to-know basis or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.14 to the same extent as such Lender (or language substantially similar to this Section 13.14(a)) any information with respect to Parent or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.14(a) by such Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Agent, (vi) to any prospective or actual direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.14 (or language substantially similar to this Section 13.14(a)), and (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Loans or Commitments or any interest therein by such Lender (in each case, other than a Disqualified Lender), provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.14 (or language substantially similar to this Section 13.14(a)); provided further that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Lender will use its commercially reasonable efforts to notify the Lead Borrower in advance of such disclosure so as to afford the Lead Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.
(d)    The Borrowers hereby acknowledge and agree that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to Parent, the Lead Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Parent, the Lead Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.14 to the same extent as such Lender. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
11.15    USA PATRIOT Act Notice. The Agent and each Lender hereby notifies Parent and the Borrowers that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies Parent, the Borrowers and each Subsidiary Guarantor, which information includes the name of each Loan Party and other information that will allow such Lender to identify the Loan Party in accordance with the PATRIOT Act, and each Loan Party agrees to provide such information from time to time to any Lender.

11.16    Special Provisions Regarding Pledges of Equity Interests in Persons Not Organized in Qualified Jurisdictions. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Loan Parties require that, among other things, all or up to 65% of Equity Interests in various Persons owned by the respective Loan Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Loan Party shall be required to take all actions under the laws of the jurisdiction in which such Loan Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States to perfect the security interests in the Equity Interests of any Person organized under the laws of said jurisdictions (to the extent said Equity Interests are owned by any Loan Party).
11.17    Waiver of Sovereign Immunity. Each of the Loan Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that Parent, the Borrowers, or any of their respective Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of Parent, the Borrowers, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Parent and the Borrowers, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, Parent and the Lead Borrower further agree that the waivers set forth in this Section 13.17 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
11.18    INTERCREDITOR AGREEMENT.
(b)    EACH LENDER, ISSUING BANK AND OTHER SECURED PARTY (I) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER SECURED PARTY (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS OR OTHER SECURED PARTIES, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF, AND (II) WITHOUT LIMITING ANYTHING ELSE CONTAINED HEREIN, AUTHORIZES THE AGENT TO ENTER INTO ANY “ADDITIONAL DEBT INTERCREDITOR AGREEMENT” OR ANY “PERMITTED JUNIOR DEBT INTERCREDITOR AGREEMENT” (IN EACH CASE, AS DEFINED HEREIN) AND ANY OTHER INTERCREDITOR OR SUBORDINATION AGREEMENT (AND ANY AMENDMENTS, AMENDMENTS AND RESTATEMENTS, RESTATEMENTS OR WAIVERS OF OR SUPPLEMENTS TO OR OTHER MODIFICATIONS TO, ANY OF THE FOREGOING) AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR OTHERWISE DEEMED ADVISABLE BY THE AGENT) IN CONNECTION WITH THE INCURRENCE BY ANY LOAN PARTY OF ANY INDEBTEDNESS PERMITTED HEREUNDER, IN ORDER TO PERMIT SUCH INDEBTEDNESS TO BE SECURED BY A VALID, PERFECTED LIEN (IF PERMITTED HEREUNDER) AND/OR TO HAVE THE PRIORITY CONTEMPLATED HEREBY AND EACH LENDER, ISSUING BANK AND OTHER

SECURED PARTY ACKNOWLEDGES THAT ANY SUCH INTERCREDITOR OR SUBORDINATION AGREEMENT WILL BE BINDING UPON IT.
(c)    EACH OF THE LENDERS, THE ISSUING BANKS AND THE OTHER SECURED PARTIES HEREBY IRREVOCABLY (I) CONSENTS TO THE TREATMENT OF LIENS TO BE PROVIDED FOR UNDER THE INTERCREDITOR AGREEMENT AND ANY ADDITIONAL DEBT INTERCREDITOR AGREEMENT OR ANY PERMITTED JUNIOR DEBT INTERCREDITOR AGREEMENT, (II) AGREES THAT, UPON THE EXECUTION AND DELIVERY THEREOF, SUCH SECURED PARTY WILL BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND ANY ADDITIONAL DEBT INTERCREDITOR AGREEMENT OR ANY PERMITTED JUNIOR DEBT INTERCREDITOR AGREEMENT AS IF IT WERE A SIGNATORY THERETO AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS THEREOF, (III) AGREES THAT NO SECURED PARTY SHALL HAVE ANY RIGHT OF ACTION WHATSOEVER AGAINST THE AGENT AS A RESULT OF ANY ACTION TAKEN BY THE AGENT PURSUANT TO THIS SECTION OR IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT OR ANY ADDITIONAL DEBT INTERCREDITOR AGREEMENT OR ANY PERMITTED JUNIOR DEBT INTERCREDITOR AGREEMENT AND (IV) AUTHORIZES AND DIRECTS THE AGENT TO CARRY OUT THE PROVISIONS AND INTENT OF EACH SUCH DOCUMENT.
(d)    EACH OF THE LENDERS, THE ISSUING BANKS AND THE OTHER SECURED PARTIES HEREBY IRREVOCABLY FURTHER AUTHORIZES AND DIRECTS THE AGENT TO EXECUTE AND DELIVER, IN EACH CASE ON BEHALF OF SUCH SECURED PARTY AND WITHOUT ANY FURTHER CONSENT, AUTHORIZATION OR OTHER ACTION BY SUCH SECURED PARTY, ANY AMENDMENTS, SUPPLEMENTS OR OTHER MODIFICATIONS OF ANY SECURITY DOCUMENT TO ADD OR REMOVE ANY LEGEND THAT MAY BE REQUIRED PURSUANT TO THE INTERCREDITOR AGREEMENT, ANY ADDITIONAL DEBT INTERCREDITOR AGREEMENT OR ANY PERMITTED JUNIOR DEBT INTERCREDITOR AGREEMENT.
(e)    THE PROVISIONS OF THIS SECTION 13.18 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER, ISSUING BANK AND OTHER SECURED PARTY IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER, ISSUING BANK OR OTHER SECURED PARTY AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE AGENT.
(f)    THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE LENDERS AND OTHER SECURED PARTIES (AND THEIR SUCCESSORS AND ASSIGNS) AND IS NOT AN AGREEMENT TO WHICH THE LEAD BORROWER OR ANY OF ITS SUBSIDIARIES IS PARTY. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.
11.19    Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, (i) none of the Joint Lead Arrangers or any Lender shall, solely by reason of this Agreement or any other Loan Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Parent and the Borrowers hereby waive, to the fullest extent permitted by law, any claims they may have against any Joint Lead Arranger or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty.
11.20    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
11.21    Release of Liens and Guarantees.
(f)    Any Loan Party (other than Parent or the Lead Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In the event any Loan Party (other than Parent or the Lead Borrower) shall be or shall become an Excluded Subsidiary, such Loan Party shall, upon request of the Lead Borrower (or, if such Loan Party shall become an Excluded Subsidiary as a result of the designation thereof as an Unrestricted Subsidiary, automatically without any further action by any Secured Party or any other Person), be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Loan Party shall be, upon request of the Lead Borrower (or, in the circumstances described above, automatically), released; provided that if such Subsidiary is a Loan Party that owns any Collateral included in the Borrowing Base, no such release shall be effective unless and until the Lead Borrower shall have (i) delivered to the Agent a completed Borrowing Base Certificate calculating and certifying the Borrowing Base and Availability as of the most recent date for which a calculation of the Borrowing Base shall have been delivered pursuant to Section 9.16(a) giving pro forma effect to such Subsidiary becoming an Excluded Subsidiary as if effected immediately prior to such date and (ii) substantially simultaneously with the delivery of the Borrowing Base Certificate referred to in clause (i), to the extent that Aggregate Exposure would otherwise exceed the Borrowing Base then in effect, prepaid Loans and/or Cash Collateralized Letters of Credit in an amount sufficient to eliminate such excess. Upon any sale or other transfer by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, upon any asset ceasing to be, or ceasing to be required to be, Collateral as a result of becoming Excluded Property, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 13.10, the security interests in such Collateral created by the Security Documents shall be automatically released without any further action by any Secured Party or any other Person.
(g)    Upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (i) contingent indemnification obligations and expense reimbursement obligations not yet due and payable and (ii) unless an Event of Default has occurred and is continuing and the Agent and/or Lenders are exercising remedies provided in Section 11 of this Agreement or any other Loan Document or the Loans have automatically become immediately due and payable and the Letter of Credit Exposure has automatically been required to be Cash Collateralized as set forth in Section 11, Bank Product Obligations) and the expiration or termination of all Letters of Credit (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Agent and Issuing Banks), all security interests created by the Security Documents and all guarantees created by Loan Documents shall be automatically terminated and released without any further action by any Secured Party or any other Person.

(h)    In connection with any termination or release pursuant to this Section, the Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Agent.
11.22    Judgment Currency.
(b)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency at the Agent’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(c)    The obligation of each Loan Party in respect of any sum due from it in any currency (the “Relevant Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (including by the Agent on behalf of such Lender, as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the Relevant Currency with such other currency. If the amount of the Relevant Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the Relevant Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the Relevant Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the Relevant Currency, such Lender or the Agent (as the case may be) agrees to promptly remit to the applicable Loan Party such excess.
11.23    Substitution of Currency; Changes in Market Practices.
(c)    If a change in any foreign currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of LIBO Rate) will be amended to the extent determined by the Agent to be necessary to reflect the change in currency (and any relevant market conventions or practices relating to such change in currency) and to put the Lender Group and the Borrowers in the same position, so far as possible, that they would have been in if no change in such foreign currency had occurred.
(d)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
11.24    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
*    *    *
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHIQUITA BRANDS INTERNATIONAL, INC., as Parent
By: /s/ Darcilo Santos
Name: Darcilo Santos
Title: Chief Financial Officer

CHIQUITA BRANDS L.L.C. as Lead Borrower
By: /s/ Darcilo Santos
Name: Darcilo Santos
Title: Chief Financial Officer
of Chiquita Brands International, Inc.
(an Authorized Officer)

CHIQUITA FRESH NORTH AMERICA L.L.C.
FRESH INTERNATIONAL CORP.,
FRESH EXPRESS INCORPORATED
B C SYSTEMS, INC.,
CB CONTAINERS, INC.,
VERDELLI FARMS, INC., and
TRANSFRESH CORPORATION
By: /s/ Darcilo Santos
Name: Darcilo Santos
Title: Chief Financial Officer
of Chiquita Brands International, Inc.
(an Authorized Officer)

V.F. TRANSPORTATION, L.L.C., as a Borrower
By: VERDELLI FARMS, INC., its sole Manager
By: /s/ Darcilo Santos
Name: Darcilo Santos
Title: Chief Financial Officer
of Chiquita Brands International, Inc.
(an Authorized Officer)

BANK OF AMERICA, N.A.
as Administrative Agent, Collateral Agent,
Swingline Lender, Issuing Bank and a Lender
By: /s/ John Olsen
Name: John Olsen
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agent, Joint Lead Arranger and a
Lender and, with respect to the Existing Letters
of Credit, Issuing Bank
By: /s/ Anwar S. Young
Name: Anwar S. Young
Title: Authorized Signatory

Schedule 1.01A – Eligible Equipment Locations

Owned Real Property

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord/ Owner if Leased or Other Interest	Description of Lease or Other Documents Evidencing Interests	Purpose / Use	Option to Purchase / Right of First Refusal
B C Systems, Inc.	1200 / 1220 Merrill Street Salinas, CA (Monterey County)	Owned	N/A	Reel 1434, Page 632, Parcel Number 002-881-061	Plant Support	N/A
B C Systems, Inc.	1225 / 1227 Merrill Street Salinas, CA (Monterey County)	Owned	N/A	Parcel Number 002-881-050	Offices (TransFresh)	N/A
B C Systems, Inc.	1341 Merrill Street Salinas, CA (Monterey County)	Owned	N/A	Parcel Numbers 002-881-051 and 002-881-052	Plant Support (Cooler)	N/A
B C Systems, Inc.	900 E. Blanco Rd. Salinas, CA (Monterey County)	Owned	N/A	Reel 3074, Page 304, Parcel Number 002-881-008	Salinas Plant	N/A
B C Systems, Inc.	Spreckels Land Hunter Lane, CA (Monterey County)	Owned	N/A	Reel 1804, Page 626, Parcel Number 177-091-024	Farmland near plant	N/A
B C Systems, Inc.	Spreckels Land Hunter Lane, CA (Monterey County)	Owned	N/A	Reel 1804, Page 626 Parcel Number 177-091-023	Farmland near plant	N/A
Fresh Express, Incorporated (formerly Fresh-Cuts, Inc., dba Fresh Express Atlanta)	1361 Southern Rd. Morrow, GA (Clayton County) 21.8 acre parcel	Leased to Fresh Express Incorporated	Development Authority of Clayton County	Lease Agreement dated 04/01/04, Book 7229, Page 305, Parcel Number 12081DD001	GA plant	Purchase option in favor of Fresh Express Incorporated
Verdelli Farms, Inc.	7800 Witmer Drive Harrisburg, PA (Dauphin County)	Owned	N/A	Doc # 20080042644 Parcel Number 63-018-046	Harrisburg plant surrounding area	N/A
Verdelli Farms, Inc.	7505 Grayson Road and adjacent land Harrisburg, PA (Dauphin County)	Owned	N/A	Doc # 20080042650 Parcel Number 63-018-116	Harrisburg plant	N/A
Chiquita Brands, L.L.C.	2777 Brodhead Rd Bethlehem, PA 18020	Owned	N/A	Parcel Number L7101D0205	Mid-Atlantic banana distribution center	N/A
BC Systems, Inc.	16859 9th Street Huron, CA	Owned	N/A	Deed #98095636 Parcel Numbers 75-032-033 and 75-091-135	Cooler	N/A

Fresh Express, Incorporated (successor to Fresh Advantage Inc.)	2250 W. Warrior Trail, Grand Prairie, TX	Owned	N/A	Parcel Number 8181340001001-0000	Property adjacent to leased plant	N/A
Fresh Express Incorporated	Salinas Ranch Land, Hunter Lane Salinas, CA	Owned	N/A	Deed Doc # 2000026718 Parcel Number 207-112-004	Farm Land	N/A
BC Systems, Inc.	Nutting Street Salinas, CA	Owned	N/A	Parcel Number 002-881-055	Farm Land	N/A
BC Systems, Inc.	E. Blanco Road Salinas, CA	Owned	N/A	Reel 3074, Page 304 Parcel Numbers 016-231-004 and 002-881-007 (Right of Way)	Farm Land	N/A
BC Systems, Inc.	“Daniels Ranch” Laguna Dam Road Yuma, AZ	Owned	N/A	Parcel Number 108-19-017	Farm Land	N/A
BC Systems, Inc.	“Daniels Ranch” Laguna Dam Road Yuma, AZ	Owned	N/A	Parcel Number 108-19-015	Farm Land	N/A
Fresh Express Incorporated (successor to Red Coach Foods Corporation, successor to Salinas Strawberries Inc.)	Yuma Ranch Land (some accretion land) Laguna Dam Road & County 7th Yuma, AZ	Owned	N/A	Parcel Number 108-18-001	Farm Land	N/A
Fresh Express Incorporated (successor to Red Coach Foods Corporation, successor to Salinas Strawberries Inc.)	Yuma Ranch Land Laguna Dam Road & County 7th Yuma, AZ	Owned	N/A	Parcel Number 108-16-001	Farm Land	N/A
Fresh Express Incorporated (successor to Red Coach Foods Corporation, successor to Salinas Strawberries Inc.)	Yuma Ranch Land Laguna Dam Road & County 7th Yuma, AZ	Owned	N/A	Parcel Number 108-19-013	Farm Land	N/A
Fresh Express Incorporated (successor to Red Coach Foods Corporation, successor to Salinas Strawberries Inc.)	Yuma Ranch Land (Accretion) Laguna Dam Road & County 7th Yuma, AZ	Owned	N/A	Parcel Number 108-17-008	Farm Land	N/A

BC Systems, Inc. (successor to Bruce Church, L.L.C.)	Lots 4 and 5 – Gila/Salt River Land Yuma, AZ	Owned	N/A	Docket 15, Page 59, Parcel Number 181-20-005	Farm Land	N/A
BC Systems, Inc. (successor to Bruce Church, L.L.C.)	Accretion/Alluvion lands near Lots 4 and 5, County 7th, Yuma, AZ	Owned	N/A	Docket 15, Page 60, Parcel Number 181-20-006	Farm Land	N/A

Leased Real Property

Lessee	Lessor	Location	Location Type	Primary Address - Full
Fresh Express Incorporated	Valencia International	Arizona - Nogales - DC	Field Office	1550 W. Calle Plata Suite 102, Nogales, AZ
BC Systems	AZ State Land lease to Estate of Irene H. Church, Joanne C. Taylor, Estate of Thomas H. McNamara Sr., Sally Hughes Church Foundation, Estate of Marion C. McNamara, and Estate of Edward H. Taylor	Arizona - Yuma	Warehouse	6581 Bruce Church Loop App. Nos. 76997 & 090077 (13 acres)
BC Systems	AZ State Land Dept.	Arizona - Yuma	Farm Land	505.380 acres (lease No 1-69)
BC Systems	AZ State Land Dept.	Arizona - Yuma	Offices & Equipment/Truck staging, shops	21 acres (lease No 03-116086-00-002) (formerly 1190)
Fresh Express Incorporated	Sally H. Church Foundation, Joanne Johnson, Patricia McNamara, Sally McNamara Melton, Kathryn Ann McNamara, Thomas H. McNamara, Jr.	Arizona - Yuma	Farm Land	329.2 acres (lease No 1-70)
Fresh Express Incorporated	Patricia McNamara, Sally McNamara Melton, Kathryn Ann McNamara, Thomas H. McNamara, Jr., Trustee, Sally Hughes Church Foundation, and Joanne C. Taylor, Trustee	Arizona - Yuma	Farm Land	Girls Ranch/Township 7 - 853.75 acres
Fresh Express Incorporated	Patricia McNamara, Sally McNamara Melton, Kathryn Ann McNamara, Thomas H. McNamara, Jr., Trustee, Sally Hughes Church Foundation, and Joanne C. Taylor, Trustee	Arizona - Yuma	Farm Land / Cooler	26 acres / Cooler & Farm Land

Fresh Express Incorporated	Joanne Johnson, Patricia McNamara, Sally McNamara Melton, Kathryn Ann McNamara, Thomas H. McNamara, Jr.	Arizona - Yuma	Farm Land	Daniels Ranch - 12.29 acres
Fresh Express Incorporated	Dunn, Dwight & Dunn	Arizona - Yuma	Farm Land	Dunn, Dwight & Penny Ranch - 236.7 acres
Fresh Express Incorporated	La Familia	Arizona - Yuma	Farm Land	La Familia, Yuma parcels 1-10 (148 acres)
Fresh Express Incorporated	Gila Valley Farms	Arizona - Yuma	Farm Land	Yuma parcels 1-10 (69 acres)
Fresh Express Incorporated	Adron Harris dba Harris - Sneed Management	Arizona - Yuma	Farm Land	Yuma parcels 1-10 (88 acres)
Fresh Express Incorporated	Gunshow II LLC, Edwin Lee Fitzhugh, Merill Collum	Arizona - Yuma	Farm Land	Sprague/Fitzhugh, 142 acres
Fresh Express Incorporated	Rava Business Park Incorporated	California - BCS King City	Cooling Facility	600 Airport Rd. King City, CA 93930
Chiquita Fresh North America	NYKCool USA	California - Huneme	Port	Pier 1, Berth 1, Port Huneme, CA 93044-0818
Chiquita Fresh North America	Lowe 6th Street Properties, LLC	California - Los Angeles	Distribution/Ripening Center	Los Angeles Distribution Center, 1321 Wholesale St., Los Angeles, CA 90021
TransFRESH Corporation	Michael D. Cling, Mary Jean Cling, Brian Finegan and Carol Finegan	California - Salinas - Brunken	Office Facility	607 Brunken Avenue, Salinas, CA 93901
TransFRESH Corporation	B C Systems, Inc.	California - Salinas - Merrill	Office Facility	1220 Merrill Street, Salinas, CA 93901
Fresh Express Incorporated	Advance Tech	California - Salinas - Moffett	Storage hanger	1601 Moffett Street, Salinas, CA 93901
TransFRESH Corporation	Susan Togzazzini	California - Santa Maria	Warehouse	1279 W. Stowell Rd #1 Santa Maria, CA 93432
Fresh Express Incorporated	Coastal Pacific Development Co.	California - Granada Hills	Sales Office	10315 Woodley Ave, Suite 113, Granada Hills, CA 91344
TransFRESH Corporation	Oxnard Industrial Park LLC	California - Oxnard	Warehouse	1001 Industrial Avenue, Oxnard, CA 93030
TransFRESH Corporation	Buchwald's C.A. Storage, Inc.	California - Watsonville	Dry Storage	1144 Riverside Drive, Watsonville, CA 95076
Fresh Express Incorporated	Midnight Sun, Inc. V	California - Salinas	Farm Land	Corey Ranch (385.6 acres)
Chiquita Brands International Inc.	NYK Cool USA Inc.	California - Port Hueneme	Lease of Berth	Oxnard Harbor, District Wharf 1
Fresh Express Incorporated	Mary Arcotti, Lena Hawkins, Erminia Beatty, c/o Joe Voilini	California - Monterey County	Farm Land	Violini Sisters Ranch (147.63 acres)

Fresh Express Incorporated	Los Viboras c/o Bengard Harvesting	California - Monterey County	Farm Land	Corey Ranch - Los Viboras, 209.5 acres
Chiquita Fresh North America	Diamond State Port Corporation	Delaware - Wilmington	Port	101 River Road, Port Of Wilmington, Wilmington, DE 19801
Chiquita Fresh North America	William Scotsman	Delaware - Wilmington	Trailer	11 Gist Road
Chiquita Fresh North America	FDC PE Building I, Inc.	Florida - Ft. Lauderdale	Distribution/Ripening Center	3431 Mcintosh Road, Suite 3403, Ft. Lauderdale, FL 33316
Chiquita Fresh North America	Broward County, FL	Florida - Port Everglades	Port	P.O. Box 22817; 2051 S.E. 35th Street, Port Everglades, FL 33316
Fresh Express Incorporated	Development Authority of Clayton County	Georgia - Morrow	Manufacturing Facility	1361 Southern Road, Morrow, GA 30260
Fresh Express Incorporated	CABOT II - GA1B02, M03, W06-07 LLC	Georgia - Morrow - Customer Service	Field Office	1336 Citizens Parkway Suites D and F, Morrow, GA 30260
Fresh Express Incorporated	AGNL Lettuce, L.L.C.	Illinois - Streamwood	Manufacturing Facility	1109 E. Lake Street, Streamwood, IL
Chiquita Fresh North America	SSI PR II Owner, LLC	Massachusetts - Mansfields	Distribution/Ripening Center	31 Suffolk Road, Mansfields, MA 02048
Chiquita Brands L.L.C.	MAH LLC	Massachusetts - Norfolk	Field Office	206 Main St, Unit 2, Norfolk, MA 02056
Chiquita Fresh North America	Park Avenue of Wayzata, Inc.	Minnesota - Wayzata	Sales Office	Suite 604-263 Twelve Oaks Center, 15500 Wayzata Blvd., Wayzata, MN 55391
Chiquita Fresh North America	John Fayard Moving & Warehousing	Mississippi - Gulfport	Distribution/Ripening Center	13486 Fastway Lane, Gulfport, MS 39503
Chiquita Fresh North America	Mississippi Development Authority, the Mississippi State Port Authority at Gulfport	Mississippi - Gulfport	Port	Hwy 90 & 30th Ave.
Chiquita Brands L.L.C.	Parkway 550 South Caldwell LLC	North Carolina - Charlotte	Corporate Headquarters	550 S Caldwell Street, Charlotte, NC 28202
Chiquita Fresh North America	Chiquita Brands, L.L.C.	Pennsylvania - Bethlehem	Distribution/Ripening Center	2777 Brodhead Road, R.D. #2, Bethlehem, PA 18020
Chiquita Brands L.L.C.	Manfredi Cold Storage & Distribution, Inc.	Pennsylvania - Kennett Square	Distribution/Ripening Center	290 Chambers Road, Toughkenamon, PA 19374
Chiquita Fresh North America	Port Freeport (Texas)	Texas - Freeport	Port	801 PORT ROAD; Port Of Freeport, Freeport, TX 77541
Fresh Express Incorporated	Rose FP LLC	Texas - Grand Prairie	Manufacturing Facility	2370 West Warrior Trail, Grand Prairie, TX 75052
TransFRESH Corporation	Seaward RE, L.P.	California - Orange	Warehouse	1234 West Barkley Avenue, Orange, CA 92868

TransFRESH Corporation	Hi-Tech Screw Engineering, Inc.	Florida - Plant City	Warehouse	1404 Mercantile Court, Suite C, Plant City, FL 33567
TransFRESH Corporation	I.D.C. Properties	Texas - McAllen	Warehouse	417 East Cedar, Suite F, McAllen, TX 78501

Subleases by Chiquita Entities to Sublessee
Domingos Farms Incorporated	BC Systems, Inc./Fresh Express Incorporated - collective lessors	Arizona - Yuma	Farm Land	464.5 acres (lease No 1-69)
Domingos Farms Incorporated	Fresh Express Incorporated	Arizona - Yuma	Farm Land	Daniels Ranch - 12.29 acres
Domingos Farms Incorporated	Fresh Express Incorporated	Arizona - Yuma	Farm Land	Dunn, Dwight & Penny Ranch - 236.7 acres
Domingos Farms Incorporated	Fresh Express Incorporated	Arizona - Yuma	Farm Land	La Familia, Yuma parcels 1-10
Domingos Farms Incorporated	Gila Valley Farms	Arizona - Yuma	Farm Land	Yuma parcels 1-10 (69 acres)
Domingos Farms Incorporated	Adron Harris dba Harris - Sneed Management	Arizona - Yuma	Farm Land	Yuma parcels 1-10 (88 acres)
Domingos Farms Incorporated	Fresh Express Incorporated	Arizona - Yuma	Farm Land	Sprague/Fitzhugh, 142 acres
Domingos Farms Incorporated Gila Valley Farms	Fresh Express Incorporated	Arizona - Yuma	Farm Land	Girls Ranch/Township 7 - 853.75 acres
Triangle Farms, Inc.	Fresh Express Incorporated	California - Monterey County	Farm Land	Violini Sisters Ranch (146.63 acres)
Christensen & Giannini L.L.C.	Fresh Express Incorporated	California - Salinas	Farm Land	Corey Ranch, Los Viboras, 209.5 acres, Monterey County, CA
Reiter Berry Farms	Christensen & Giannini L.L.C.	California - Salinas	Farm Land	Corey Ranch, 29.495 acres, Monterey County, CA
Shipley Fuels Marketing LLC	Verdelli Farms, Inc.	Pennsylvania - Harrisburg	Processing	7800 Witmer Drive, Harrisburg, PA
Kennie Rowland	Fresh Express Incorporated	Texas - Grand Prairie	land	2250 W. Warrior Trail, Grand Prairie, TX 75052

Schedule 1.01B – Eligible Inventory Locations

Owned Real Property

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord/ Owner if Leased or Other Interest	Description of Lease or Other Documents Evidencing Interests	Purpose / Use	Option to Purchase / Right of First Refusal
B C Systems, Inc.	1200 / 1220 Merrill Street Salinas, CA (Monterey County)	Owned	N/A	Reel 1434, Page 632, Parcel Number 002-881-061	Plant Support	N/A
B C Systems, Inc.	1225 / 1227 Merrill Street Salinas, CA (Monterey County)	Owned	N/A	Parcel Number 002-881-050	Offices (TransFresh)	N/A
B C Systems, Inc.	1341 Merrill Street Salinas, CA (Monterey County)	Owned	N/A	Parcel Numbers 002-881-051 and 002-881-052	Plant Support (Cooler)	N/A
B C Systems, Inc.	900 E. Blanco Rd. Salinas, CA (Monterey County)	Owned	N/A	Reel 3074, Page 304, Parcel Number 002-881-008	Salinas Plant	N/A
B C Systems, Inc.	Spreckels Land Hunter Lane, CA (Monterey County)	Owned	N/A	Reel 1804, Page 626, Parcel Number 177-091-024	Farmland near plant	N/A
B C Systems, Inc.	Spreckels Land Hunter Lane, CA (Monterey County)	Owned	N/A	Reel 1804, Page 626 Parcel Number 177-091-023	Farmland near plant	N/A
Fresh Express, Incorporated (formerly Fresh-Cuts, Inc., dba Fresh Express Atlanta)	1361 Southern Rd. Morrow, GA (Clayton County) 21.8 acre parcel	Leased to Fresh Express Incorporated	Development Authority of Clayton County	Lease Agreement dated 04/01/04, Book 7229, Page 305, Parcel Number 12081DD001	GA plant	Purchase option in favor of Fresh Express Incorporated
Verdelli Farms, Inc.	7800 Witmer Drive Harrisburg, PA (Dauphin County)	Owned	N/A	Doc # 20080042644 Parcel Number 63-018-046	Harrisburg plant surrounding area	N/A
Verdelli Farms, Inc.	7505 Grayson Road and adjacent land Harrisburg, PA (Dauphin County)	Owned	N/A	Doc # 20080042650 Parcel Number 63-018-116	Harrisburg plant	N/A
Chiquita Brands, L.L.C.	2777 Brodhead Rd Bethlehem, PA 18020	Owned	N/A	Parcel Number L7101D0205	Mid-Atlantic banana distribution center	N/A
BC Systems, Inc.	16859 9th Street Huron, CA	Owned	N/A	Deed #98095636 Parcel Numbers 75-032-033 and 75-091-135	Cooler	N/A

Fresh Express, Incorporated (successor to Fresh Advantage Inc.)	2250 W. Warrior Trail, Grand Prairie, TX	Owned	N/A	Parcel Number 8181340001001-0000	Property adjacent to leased plant	N/A
Fresh Express Incorporated	Salinas Ranch Land, Hunter Lane Salinas, CA	Owned	N/A	Deed Doc # 2000026718 Parcel Number 207-112-004	Farm Land	N/A
BC Systems, Inc.	Nutting Street Salinas, CA	Owned	N/A	Parcel Number 002-881-055	Farm Land	N/A
BC Systems, Inc.	E. Blanco Road Salinas, CA	Owned	N/A	Reel 3074, Page 304 Parcel Numbers 016-231-004 and 002-881-007 (Right of Way)	Farm Land	N/A
BC Systems, Inc.	“Daniels Ranch” Laguna Dam Road Yuma, AZ	Owned	N/A	Parcel Number 108-19-017	Farm Land	N/A
BC Systems, Inc.	“Daniels Ranch” Laguna Dam Road Yuma, AZ	Owned	N/A	Parcel Number 108-19-015	Farm Land	N/A
Fresh Express Incorporated (successor to Red Coach Foods Corporation, successor to Salinas Strawberries Inc.)	Yuma Ranch Land (some accretion land) Laguna Dam Road & County 7th Yuma, AZ	Owned	N/A	Parcel Number 108-18-001	Farm Land	N/A
Fresh Express Incorporated (successor to Red Coach Foods Corporation, successor to Salinas Strawberries Inc.)	Yuma Ranch Land Laguna Dam Road & County 7th Yuma, AZ	Owned	N/A	Parcel Number 108-16-001	Farm Land	N/A
Fresh Express Incorporated (successor to Red Coach Foods Corporation, successor to Salinas Strawberries Inc.)	Yuma Ranch Land Laguna Dam Road & County 7th Yuma, AZ	Owned	N/A	Parcel Number 108-19-013	Farm Land	N/A
Fresh Express Incorporated (successor to Red Coach Foods Corporation, successor to Salinas Strawberries Inc.)	Yuma Ranch Land (Accretion) Laguna Dam Road & County 7th Yuma, AZ	Owned	N/A	Parcel Number 108-17-008	Farm Land	N/A

BC Systems, Inc. (successor to Bruce Church, L.L.C.)	Lots 4 and 5 – Gila/Salt River Land Yuma, AZ	Owned	N/A	Docket 15, Page 59, Parcel Number 181-20-005	Farm Land	N/A
BC Systems, Inc. (successor to Bruce Church, L.L.C.)	Accretion/Alluvion lands near Lots 4 and 5, County 7th, Yuma, AZ	Owned	N/A	Docket 15, Page 60, Parcel Number 181-20-006	Farm Land	N/A

Leased Real Property

Lessee	Lessor	Location	Location Type	Primary Address - Full
Fresh Express Incorporated	Valencia International	Arizona - Nogales - DC	Field Office	1550 W. Calle Plata Suite 102, Nogales, AZ
BC Systems	AZ State Land lease to Estate of Irene H. Church, Joanne C. Taylor, Estate of Thomas H. McNamara Sr., Sally Hughes Church Foundation, Estate of Marion C. McNamara, and Estate of Edward H. Taylor	Arizona - Yuma	Warehouse	6581 Bruce Church Loop App. Nos. 76997 & 090077 (13 acres)
BC Systems	AZ State Land Dept.	Arizona - Yuma	Farm Land	505.380 acres (lease No 1-69)
BC Systems	AZ State Land Dept.	Arizona - Yuma	Offices & Equipment/Truck staging, shops	21 acres (lease No 03-116086-00-002) (formerly 1190)
Fresh Express Incorporated	Sally H. Church Foundation, Joanne Johnson, Patricia McNamara, Sally McNamara Melton, Kathryn Ann McNamara, Thomas H. McNamara, Jr.	Arizona - Yuma	Farm Land	329.2 acres (lease No 1-70)
Fresh Express Incorporated	Patricia McNamara, Sally McNamara Melton, Kathryn Ann McNamara, Thomas H. McNamara, Jr., Trustee, Sally Hughes Church Foundation, and Joanne C. Taylor, Trustee	Arizona - Yuma	Farm Land	Girls Ranch/Township 7 - 853.75 acres
Fresh Express Incorporated	Patricia McNamara, Sally McNamara Melton, Kathryn Ann McNamara, Thomas H. McNamara, Jr., Trustee, Sally Hughes Church Foundation, and Joanne C. Taylor, Trustee	Arizona - Yuma	Farm Land / Cooler	26 acres / Cooler & Farm Land

Fresh Express Incorporated	Joanne Johnson, Patricia McNamara, Sally McNamara Melton, Kathryn Ann McNamara, Thomas H. McNamara, Jr.	Arizona - Yuma	Farm Land	Daniels Ranch - 12.29 acres
Fresh Express Incorporated	Dunn, Dwight & Dunn	Arizona - Yuma	Farm Land	Dunn, Dwight & Penny Ranch - 236.7 acres
Fresh Express Incorporated	La Familia	Arizona - Yuma	Farm Land	La Familia, Yuma parcels 1-10 (148 acres)
Fresh Express Incorporated	Gila Valley Farms	Arizona - Yuma	Farm Land	Yuma parcels 1-10 (69 acres)
Fresh Express Incorporated	Adron Harris dba Harris - Sneed Management	Arizona - Yuma	Farm Land	Yuma parcels 1-10 (88 acres)
Fresh Express Incorporated	Gunshow II LLC, Edwin Lee Fitzhugh, Merill Collum	Arizona - Yuma	Farm Land	Sprague/Fitzhugh, 142 acres
Fresh Express Incorporated	Rava Business Park Incorporated	California - BCS King City	Cooling Facility	600 Airport Rd. King City, CA 93930
Chiquita Fresh North America	NYKCool USA	California - Huneme	Port	Pier 1, Berth 1, Port Huneme, CA 93044-0818
Chiquita Fresh North America	Lowe 6th Street Properties, LLC	California - Los Angeles	Distribution/Ripening Center	Los Angeles Distribution Center, 1321 Wholesale St., Los Angeles, CA 90021
TransFRESH Corporation	Michael D. Cling, Mary Jean Cling, Brian Finegan and Carol Finegan	California - Salinas - Brunken	Office Facility	607 Brunken Avenue, Salinas, CA 93901
TransFRESH Corporation	B C Systems, Inc.	California - Salinas - Merrill	Office Facility	1220 Merrill Street, Salinas, CA 93901
Fresh Express Incorporated	Advance Tech	California - Salinas - Moffett	Storage hanger	1601 Moffett Street, Salinas, CA 93901
TransFRESH Corporation	Susan Togzazzini	California - Santa Maria	Warehouse	1279 W. Stowell Rd #1 Santa Maria, CA 93432
Fresh Express Incorporated	Coastal Pacific Development Co.	California - Granada Hills	Sales Office	10315 Woodley Ave, Suite 113, Granada Hills, CA 91344
TransFRESH Corporation	Oxnard Industrial Park LLC	California - Oxnard	Warehouse	1001 Industrial Avenue, Oxnard, CA 93030
TransFRESH Corporation	Buchwald's C.A. Storage, Inc.	California - Watsonville	Dry Storage	1144 Riverside Drive, Watsonville, CA 95076
Fresh Express Incorporated	Midnight Sun, Inc. V	California - Salinas	Farm Land	Corey Ranch (385.6 acres)
Chiquita Brands International Inc.	NYK Cool USA Inc.	California - Port Hueneme	Lease of Berth	Oxnard Harbor, District Wharf 1
Fresh Express Incorporated	Mary Arcotti, Lena Hawkins, Erminia Beatty, c/o Joe Voilini	California - Monterey County	Farm Land	Violini Sisters Ranch (147.63 acres)

Fresh Express Incorporated	Los Viboras c/o Bengard Harvesting	California - Monterey County	Farm Land	Corey Ranch - Los Viboras, 209.5 acres
Chiquita Fresh North America	Diamond State Port Corporation	Delaware - Wilmington	Port	101 River Road, Port Of Wilmington, Wilmington, DE 19801
Chiquita Fresh North America	William Scotsman	Delaware - Wilmington	Trailer	11 Gist Road
Chiquita Fresh North America	FDC PE Building I, Inc.	Florida - Ft. Lauderdale	Distribution/Ripening Center	3431 Mcintosh Road, Suite 3403, Ft. Lauderdale, FL 33316
Chiquita Fresh North America	Broward County, FL	Florida - Port Everglades	Port	P.O. Box 22817; 2051 S.E. 35th Street, Port Everglades, FL 33316
Fresh Express Incorporated	Development Authority of Clayton County	Georgia - Morrow	Manufacturing Facility	1361 Southern Road, Morrow, GA 30260
Fresh Express Incorporated	CABOT II - GA1B02, M03, W06-07 LLC	Georgia - Morrow - Customer Service	Field Office	1336 Citizens Parkway Suites D and F, Morrow, GA 30260
Fresh Express Incorporated	AGNL Lettuce, L.L.C.	Illinois - Streamwood	Manufacturing Facility	1109 E. Lake Street, Streamwood, IL
Chiquita Fresh North America	SSI PR II Owner, LLC	Massachusetts - Mansfields	Distribution/Ripening Center	31 Suffolk Road, Mansfields, MA 02048
Chiquita Brands L.L.C.	MAH LLC	Massachusetts - Norfolk	Field Office	206 Main St, Unit 2, Norfolk, MA 02056
Chiquita Fresh North America	Park Avenue of Wayzata, Inc.	Minnesota - Wayzata	Sales Office	Suite 604-263 Twelve Oaks Center, 15500 Wayzata Blvd., Wayzata, MN 55391
Chiquita Fresh North America	John Fayard Moving & Warehousing	Mississippi - Gulfport	Distribution/Ripening Center	13486 Fastway Lane, Gulfport, MS 39503
Chiquita Fresh North America	Mississippi Development Authority, the Mississippi State Port Authority at Gulfport	Mississippi - Gulfport	Port	Hwy 90 & 30th Ave.
Chiquita Brands L.L.C.	Parkway 550 South Caldwell LLC	North Carolina - Charlotte	Corporate Headquarters	550 S Caldwell Street, Charlotte, NC 28202
Chiquita Fresh North America	Chiquita Brands, L.L.C.	Pennsylvania - Bethlehem	Distribution/Ripening Center	2777 Brodhead Road, R.D. #2, Bethlehem, PA 18020
Chiquita Brands L.L.C.	Manfredi Cold Storage & Distribution, Inc.	Pennsylvania - Kennett Square	Distribution/Ripening Center	290 Chambers Road, Toughkenamon, PA 19374
Chiquita Fresh North America	Port Freeport (Texas)	Texas - Freeport	Port	801 PORT ROAD; Port Of Freeport, Freeport, TX 77541
Fresh Express Incorporated	Rose FP LLC	Texas - Grand Prairie	Manufacturing Facility	2370 West Warrior Trail, Grand Prairie, TX 75052
TransFRESH Corporation	Seaward RE, L.P.	California - Orange	Warehouse	1234 West Barkley Avenue, Orange, CA 92868

TransFRESH Corporation	Hi-Tech Screw Engineering, Inc.	Florida - Plant City	Warehouse	1404 Mercantile Court, Suite C, Plant City, FL 33567
TransFRESH Corporation	I.D.C. Properties	Texas - McAllen	Warehouse	417 East Cedar, Suite F, McAllen, TX 78501

Subleases by Chiquita Entities to Sublessee
Domingos Farms Incorporated	BC Systems, Inc./Fresh Express Incorporated - collective lessors	Arizona - Yuma	Farm Land	464.5 acres (lease No 1-69)
Domingos Farms Incorporated	Fresh Express Incorporated	Arizona - Yuma	Farm Land	Daniels Ranch - 12.29 acres
Domingos Farms Incorporated	Fresh Express Incorporated	Arizona - Yuma	Farm Land	Dunn, Dwight & Penny Ranch - 236.7 acres
Domingos Farms Incorporated	Fresh Express Incorporated	Arizona - Yuma	Farm Land	La Familia, Yuma parcels 1-10
Domingos Farms Incorporated	Gila Valley Farms	Arizona - Yuma	Farm Land	Yuma parcels 1-10 (69 acres)
Domingos Farms Incorporated	Adron Harris dba Harris - Sneed Management	Arizona - Yuma	Farm Land	Yuma parcels 1-10 (88 acres)
Domingos Farms Incorporated	Fresh Express Incorporated	Arizona - Yuma	Farm Land	Sprague/Fitzhugh, 142 acres
Domingos Farms Incorporated Gila Valley Farms	Fresh Express Incorporated	Arizona - Yuma	Farm Land	Girls Ranch/Township 7 - 853.75 acres
Triangle Farms, Inc.	Fresh Express Incorporated	California - Monterey County	Farm Land	Violini Sisters Ranch (146.63 acres)
Christensen & Giannini L.L.C.	Fresh Express Incorporated	California - Salinas	Farm Land	Corey Ranch, Los Viboras, 209.5 acres, Monterey County, CA
Reiter Berry Farms	Christensen & Giannini L.L.C.	California - Salinas	Farm Land	Corey Ranch, 29.495 acres, Monterey County, CA
Shipley Fuels Marketing LLC	Verdelli Farms, Inc.	Pennsylvania - Harrisburg	Processing	7800 Witmer Drive, Harrisburg, PA
Kennie Rowland	Fresh Express Incorporated	Texas - Grand Prairie	land	2250 W. Warrior Trail, Grand Prairie, TX 75052

Schedule 1.01C
Existing Letters of Credit

Beneficiary	Date of Issuance	Date of Expiry	LC #	Outstanding Amount
Rabobank	02/06/13	02/05/16	IS0022129U	$3,300,000.00
Federal Insurance Company	07/02/08	08/18/15	IS0023055U	$7,000,000.00
The Travelers Indemnity Company	08/09/11	08/31/15	IS0023060U	$9,837,000.00
Zurich American Insurance Company	05/20/08	03/07/16	IS0023678U	$500,000.00
Intl Fidelity Insurance Company	05/29/08	02/07/16	IS0023682U	$1,000,000.00
CapitalSource Bank	05/15/13	05/15/15	IS0034105U	$1,500,000.00
Ntl Union Fire Insurance	04/09/08	03/07/15	IS0022816U	$103,409.00
Broward Cty Bd Commissioners Florida	08/22/08	08/24/15	IS0028926U	$300,000.00
Broward Cty Bd Commissioners Florida	05/24/13	05/24/15	IS0036725U	$20,000.00
Intl Fidelity Insurance Company	05/29/08	02/07/16	IS0023683U	$595,000.00
National de Seguros de Panama y Centroamericana	08/29/14	08/29/15	IS0237168U	$501,971.14
Wells Fargo Bank, N.A. London Branch United Kingdom Mutual Steam Ship Assurance Association (Europe) Limited	11/25/14	03/19/16	IS0257312U	$349,487.00

Schedule 2.01
Commitments

Initial ABL Lender	Commitment
Bank of America, N.A.	$85,000,000
Wells Fargo Bank, National Association	$65,000,000

Schedule 9.16(b)

The Lead Borrower shall provide the Agent with each of the documents set forth below at the following times in form reasonably satisfactory to the Agent:

On a monthly basis (no later than the 20th day of each month) or, for any period in which Availability shall have been less than the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000, on a weekly basis (by the third Business Day of every week prepared as of the close of business on Friday of the previous week); provided, that the foregoing delivery requirement shall revert to a monthly delivery requirement in the event that Availability shall be equal to or greater than the greater of (i) 12.5% of the Line Cap and (ii) $12,500,000 for a period of no less than 30 consecutive days

(a) a detailed aging, by total, of the Borrowers’ Accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(b) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if the Borrowers have not implemented electronic reporting,
(c) Inventory system/perpetual reports specifying the cost of the Borrowers' Inventory, by category (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting).
(d) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if the Borrowers have not implemented electronic reporting,
(e) a summary aging, by vendor, of Parent's and the Borrowers' accounts payable (delivered electronically in an acceptable format, if the Borrowers have implemented electronic reporting),
(f) a monthly Account roll-forward (with supporting details supplied from sales journals, collection journals, credit registers and any other records), in a format reasonably acceptable to the Agent, tied to the beginning and ending account receivable balances of the Borrowers’ general ledger, and
(g) the AP Accrued Liabilities Summary for Parent and its Subsidiaries, including a calculation of consolidated "Grower Payables", and the CIG Contra Accrued Grower Payables from general ledger number 10036-71-13011-40, together with detail for the "Other Accrued Liabilities" calculation as to which payables in such calculation are payable to growers.

Monthly (no later than the 20th day after the end of each month)	(h) a reconciliation of aging of Accounts and trade accounts payable, and Inventory perpetual report, to the Borrowers’ general ledger accounts.
Quarterly	(i) a report regarding Parent's and the Borrowers' accrued, but unpaid, ad valorem taxes.
Annually	(j) a detailed list of the Borrowers' US and Canadian customers, with address and contact information.
Upon request by the Agent (x) after an Event of Default has occurred and is continuing or (y) in connection with a field audit
(k) copies of purchase orders and invoices for Inventory and Equipment acquired by Parent and the Borrowers,
(l) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of the Agent, from time to time,

Upon reasonable request by the Agent
(m) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to the Borrowers' Accounts, and
(n) such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as the Agent may reasonably request.

EXHIBIT A-1
FORM OF NOTICE OF BORROWING
[Date]
Bank of America, N.A., as Administrative Agent
(the “Agent”) for the Lenders
party to the Credit Agreement referred to below
One Bryant Park
New York, NY 10036
Attention: [                ]
Ladies and Gentlemen:
The undersigned, Chiquita Brands L.L.C., a Delaware limited liability company (the “Lead Borrower”), refers to the Credit Agreement, dated as of February 5, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Chiquita Brands International, Inc., a New Jersey corporation, the Lead Borrower, each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time, the Lenders party thereto from time to time, the Agent, Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunning managers, and hereby gives you irrevocable notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement and sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:
(i)     The Business Day of the Proposed Borrowing is ________, ________.
(ii)     The aggregate principal amount of the Proposed Borrowing is $__________.
(iii)     The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBO Rate Loans].
(iv)     [The initial Interest Period for the Proposed Borrowing is [specify period of less than one month] [one month] [two months] [three months] [six months] [twelve months].
(v)     The location and number of the account to which funds shall be disbursed is as follows: [________________].
[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A)     the representations and warranties of any Loan Party contained in Section 8 of the Credit Agreement or in any other Loan Document are and will be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty), on and as of the date of the Proposed Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty);

(B)     no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof;
(C)     Availability is adequate to cover the amount of the Proposed Borrowing; and
(D)    The conditions set forth in Section 7 of the Credit Agreement have been satisfied or waived as of the date hereof.]
Very truly yours,
CHIQUITA BRANDS L.L.C.
By:
    Name:    Title:

EXHIBIT A-2
FORM OF NOTICE OF CONVERSION/CONTINUATION
[Date]
Bank of America, N.A., as Administrative Agent
(the “Agent”) for the Lenders
party to the Credit Agreement referred to below
One Bryant Park
New York, NY 10036
Attention: [                    ]
Ladies and Gentlemen:
The undersigned, Chiquita Brands L.L.C., a Delaware limited liability company (the “Lead Borrower”), refers to the Credit Agreement, dated as of February 5, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Chiquita Brands International, Inc., a New Jersey corporation, the Lead Borrower, each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time, the Lenders party thereto from time to time, the Agent, Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunning managers, and hereby gives you irrevocable notice pursuant to Section 2.08 of the Credit Agreement that the undersigned hereby requests to [convert][continue] the Borrowing of Loans referred to below and sets forth below the information relating to such [conversion][continuation] (the “Proposed [Conversion][Continuation]”) as required by Section 2.08 of the Credit Agreement:
(i)     The Proposed [Conversion][Continuation] relates to the Borrowing of Loans originally made on _____ __, 201_ (the “Outstanding Borrowing”) in the principal amount of $________ and currently maintained as a Borrowing of [Base Rate Loans][LIBO Rate Loans with an Interest Period ending on___________ ___, 201_].
(ii)     The Business Day of the Proposed [Conversion][Continuation] is ____________.
(iii)     The Outstanding Borrowing shall be [continued as a Borrowing of [Base Rate Loans] [LIBO Rate Loans with an Interest Period ending on___________ ___, ______]][converted into a Borrowing of [Base Rate Loans] [LIBO Rate Loans with an Interest Period ending on___________ ___, ______]]., [The undersigned hereby certifies that no Event of Default is in existence on the date of the Proposed Conversion].
Very truly yours,
CHIQUITA BRANDS L.L.C.

By:

[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

    Name:
    Title:

[Notice of Continuation/Conversion]
[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

EXHIBIT B-1
FORM OF REVOLVING NOTE
$____________________     New York, New York
    _________ __, ____
FOR VALUE RECEIVED, Chiquita Brands L.L.C., a Delaware limited liability company, and each other borrower signatory hereto (collectively, the “Borrowers”), hereby jointly and severally promise to pay to [_____________________] (the “Lender”), in lawful money of the United States of America in immediately available funds, at [ ] on or before the Maturity Date for Loans the principal sum of ___________________ DOLLARS ($___________) or, if less, the unpaid principal amount of all Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
The Borrowers promise also to pay interest on the unpaid principal amount of each Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.06 of the Credit Agreement.
This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of February [5], 2015, by and among Chiquita Brands International, Inc., a New Jersey corporation, the Borrowers, the Lenders party thereto from time to time, Bank of America, N.A. as administrative agent and collateral agent, Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunning managers (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Guaranty (as defined in the Security Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement. This Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.
In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
[ ]
By:
    Name:
    Title:

[Revolving Note]
[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

EXHIBIT B-2
FORM OF SWINGLINE NOTE
$____________________    New York, New York
    _________ __, ____
FOR VALUE RECEIVED, Chiquita Brands L.L.C., a Delaware limited liability company, and each other borrower signatory hereto (collectively, the “Borrowers”), hereby jointly and severally promise to pay to [_____________________] (the “Lender”), in lawful money of the United States of America in immediately available funds, at [ ] on or before the Maturity Date for Loans the principal sum of ___________________ DOLLARS ($___________) or, if less, the unpaid principal amount of all Swingline Loans made by the Lender pursuant to the Credit Agreement (as defined below), payable at such times and in such amounts as are specified in the Credit Agreement.
The Borrowers promise also to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.06 of the Credit Agreement.
This Note is one of the Swingline Notes referred to in the Credit Agreement, dated as of February 5, 2015, by and among Chiquita Brands International, Inc., a New Jersey corporation, the Borrowers, the Lenders party thereto from time to time, Bank of America, N.A. as administrative agent and collateral agent, Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunning managers (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Guaranty (as defined in the Security Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part. This Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.
In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
[ ]
By:
    Name:
    Title:

[Swingline Note]
[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

EXHIBIT C-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of February 5, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chiquita Brands International, Inc., a New Jersey corporation, Chiquita Brands L.L.C., a Delaware limited liability company (the “Lead Borrower”), each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time, the Lenders party thereto from time to time, Bank of America, N.A. as administrative agent and collateral agent (the “Agent”), Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunning managers.
Pursuant to the provisions of Section 5.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Lead Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E (or successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Lead Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
    Name:
    Title:
Date: ________ __, 20[  ]

[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

EXHIBIT C-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of February 5, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chiquita Brands International, Inc., a New Jersey corporation, Chiquita Brands L.L.C., a Delaware limited liability company (the “Lead Borrower”), each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time, the Lenders party thereto from time to time, Bank of America, N.A. as administrative agent and collateral agent (the “Agent”), Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunning managers.
Pursuant to the provisions of Section 5.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E (or successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
    Name:
    Title:
Date: ________ __, 20[  ]

[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

EXHIBIT C-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of February 5, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chiquita Brands International, Inc., a New Jersey corporation, Chiquita Brands L.L.C., a Delaware limited liability company (the “Lead Borrower”), each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time, the Lenders party thereto from time to time, Bank of America, N.A. as administrative agent and collateral agent (the “Agent”), Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunning managers.
Pursuant to the provisions of Section 5.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
    Name:
    Title:
Date: ________ __, 20[  ]

[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

EXHIBIT C-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of February 5, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chiquita Brands International, Inc., a New Jersey corporation, Chiquita Brands L.L.C., a Delaware limited liability company (the “Lead Borrower”), each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time, the Lenders party thereto from time to time, Bank of America, N.A. as administrative agent and collateral agent (the “Agent”), Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunning managers.
Pursuant to the provisions of Section 5.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Lead Borrower with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Lead Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
    Name:
    Title:
Date: ________ __, 20[  ]

EXHIBIT D

[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

FORM OF SECRETARY’S CERTIFICATE

[Date]

Reference is hereby made to the Credit Agreement dated as of February 5, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Chiquita Brands International, Inc., a New Jersey corporation, Chiquita Brands L.L.C., a Delaware limited liability company (the “Lead Borrower”), each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time, the Lenders party thereto from time to time, Bank of America, N.A. as administrative agent and collateral agent, Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunning managers. Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

I, _______________________, the [Secretary] [Assistant Secretary] of [Loan Party] (the “Company”), on behalf of the Company and not in my individual capacity, do hereby certify that:

A.    Attached hereto as Annex I is a true, correct and complete copy of the [certificate] [articles] of [incorporation] [formation] of the Company certified by the Secretary of State of the State of [ ] as of a recent date, including all amendments thereto, as in full force and effect on the date hereof. Except as attached hereto, no amendment, supplement or other document relating to, modifying or otherwise affecting the [certificate] [articles] of [incorporation] [formation] of the Company or the equivalent thereof has been filed in its jurisdiction of [incorporation] [formation], and no action has been taken in contemplation of, or to effect or authorize, any such amendment, supplement or other document.

B.    Attached hereto as Annex II is a true, correct and complete copy of the [bylaws] [operating agreement] of the Company including all amendments thereto, as in full force and effect on the date hereof. The attached [have] [has] not been amended since the date thereof, and no action has been taken for the purpose of effecting any amendment, modification or rescission thereof.

C.    Attached hereto as Annex III is a true, correct and complete copy of the resolutions duly adopted by the [governing body] of the Company [at a meeting held on [●], at which a quorum was present and acting throughout] [by written consent without a meeting in accordance with the laws of the State of [ ]], approving and authorizing, among other things, the execution, delivery and performance of the Credit Agreement, the Loan Documents and each of the transactions contemplated thereby. Such resolutions have not been amended, modified or revoked and are in full force and effect on the date hereof.

D.    The persons named in the Incumbency Certificate attached hereto as Annex IV have been duly elected and qualified and are, as of the date hereof, acting officers of the Company, holding the respective offices set opposite their names, and the signatures set opposite their names are their genuine signatures.

E.    Attached hereto as Annex V is a certificate of good standing from the Secretary of State of the State of [ ] in respect of the Company, dated as of a recent date.

[Signature Page Follows]

IN WITNESS WHEREOF, I have signed this certificate as of the date first above written.
By:
    Name:
    Title: [Secretary] [Assistant Secretary]

[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

I, _______________________, [President] of [Loan Party], do hereby certify that _______________________ has been duly elected or appointed and has duly qualified as the [Secretary] [Assistant Secretary] of [Loan Party] and the signature above is [his] [her] genuine signature.
IN WITNESS WHEREOF, I have signed this certificate as of the date first above written.
By:
    Name:
    Title: [President]

[Secretary’s Certificate]

[[NYCORP:3506615v7:3178W: 02/11/2015--01:20 PM]]

EXHIBIT E

ANNEX I
[Certificate] [Articles] of [Incorporation] [Formation] [Organization]

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ANNEX II
[Bylaws] [Operating Agreement] [Limited liability company agreement]

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ANNEX III
Resolutions

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ANNEX IV
Incumbency Certificate of [Loan Party]

Title	Printed Name	Signature
____________________________________
____________________________________
____________________________________

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ANNEX V
Good Standing Certificate

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EXHIBIT E
FORM OF GUARANTY AND SECURITY AGREEMENT

This GUARANTY AND SECURITY AGREEMENT (this “Agreement”), dated as of February 5, 2015, among the Persons listed on the signature pages hereof as “Grantors” and those additional entities that hereafter become parties hereto by executing the form of Joinder attached hereto as Annex 1 (each, a “Grantor” and collectively, the “Grantors”), and BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Credit Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation (“Parent”), CHIQUITA BRANDS L.L.C., a Delaware limited liability company (the “Lead Borrower”), each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time (together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time, the Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunning managers, the Lender Group has agreed to make certain financial accommodations available to the Borrowers from time to time pursuant to the terms and conditions thereof; and
WHEREAS, the Agent has agreed to act as the administrative agent and collateral agent for the benefit of the Lender Group and the Bank Product Providers in connection with the transactions contemplated by the Credit Agreement and this Agreement;
WHEREAS, in order to induce the Lender Group to enter into the Credit Agreement and the other Loan Documents, to induce the Bank Product Providers to enter into the Bank Product Agreements, and to induce the Lender Group and the Bank Product Providers to make financial accommodations to the Borrowers as provided for in the Credit Agreement, the other Loan Documents and the Bank Product Agreements, (a) each Guarantor a party hereto has agreed to guaranty the Guarantied Obligations, and (b) each Grantor has agreed to grant to the Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations; and
WHEREAS, each Grantor (other than the Grantors that are Borrowers) is an Affiliate or a Restricted Subsidiary of one or more of the Borrowers and, as such, will benefit by virtue of the financial accommodations extended to the Borrowers by the Lender Group.
NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Definitions; Construction.
All initially capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

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“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.
“Account” means an account (as defined in Article 9 of the Code).
“Agent” has the meaning set forth in the preamble to this Agreement.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Books” means books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s goods or General Intangibles related to such information).
“Borrower” and “Borrowers” have the meaning set forth in the recitals to this Agreement.
“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
“CFTC” means the Commodity Futures Trading Commission.
“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.
“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to the Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 1.
“Copyrights” means any and all rights in any works of authorship, including (A) copyrights and moral rights, (B) copyright registrations and recordings thereof and all applications in connection therewith, including those listed on Schedule 2, (C) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (D) the right to sue for past, present, and future infringements thereof, and (E) all of each Grantor’s rights corresponding thereto throughout the world.
“Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by Grantors, or any of them, and the Agent, in substantially the form of Exhibit A.
“Credit Agreement” has the meaning set forth in the recitals to this Agreement.
“Disregarded Domestic Entity” means any (i) FSHCO or (ii) U.S. Subsidiary that has no material assets other than Equity Interests in (A) CFCs or (B) Unrestricted Subsidiaries.
“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Eligibility Date” means with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then

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in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations promulgated thereunder.
“Excluded Property” means the assets of the Grantors that are excluded from the Collateral by virtue of the final paragraph of Section 3 of this Agreement.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty in respect of or the grant of a security interest to secure such Swap Obligation (or any portion of the Guaranty in respect thereof) by such Loan Party is or becomes illegal under the CEA or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant on the Eligibility Date with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Farm Products” means farm products (as that term is defined in the Code).
“Fixtures” means fixtures (as that term is defined in the Code).
“Foreign IP Lien Documents” has the meaning set forth in Section 6(i).
“Foreign IP Releases” means releases of all Liens and Security Interests granted pursuant to the Existing Credit Agreement with respect to certain of the Non-United States Trademarks set forth on Schedule 13.
“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, software, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.
“Grantor” and “Grantors” have the respective meanings set forth in the preamble to this Agreement.
“Guarantied Obligations” means all of the Obligations (including any Bank Product Obligations) now or hereafter existing, whether for principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), fees (including the fees provided for in the Fee Letter), indemnification and expense and fee reimbursement obligations (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding, or otherwise) and any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or any other member of the Lender Group in enforcing any rights under the any of the Loan Documents. Without limiting the generality of the foregoing, Guarantied Obligations shall include all amounts that constitute part of the Guarantied Obligations and would be owed by the Borrowers to the Agent, any other member of the Lender Group, or any Bank Product Provider but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization, other Insolvency Proceeding or similar proceeding involving the Borrowers or any guarantor. Notwithstanding anything to the contrary contained in this definition or otherwise in this Agreement, the term “Guarantied Obligations” shall exclude any Excluded Swap Obligations of such Loan Party.

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“Guarantor” means each Grantor that is not a Borrower.
“Guaranty” means the guaranty set forth in Section 2 hereof.
“Indemnified Person” has the meaning set forth in Section 20(a) hereof.
“Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (A) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (B) any licenses or other similar rights provided by the Specified Party to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (x) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a Grantor pursuant to end-user licenses), (y) the license agreements listed on Schedule 3, and (z) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Lender Group’s rights under the Loan Documents.
“Investment Property” means (A) any and all investment property (as that term is defined in the Code), and (B) any and all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.
“Joinder” means each Joinder to this Agreement executed and delivered by the Agent and each of the other parties listed on the signature pages thereto, in substantially the form of Annex 1.
“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).
“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.
“Non-United States Trademarks” means the Trademarks that are set forth on Schedule 13 hereto that are registered or applied for outside the United States.
“Noteholder Documents” has the meaning set forth in the Intercreditor Agreement.
“Noteholder Priority Collateral” has the meaning set forth in the Intercreditor Agreement.
“Parent” has the meaning set forth in the recitals to this Agreement.
“Patents” means patents and patent applications, including (A) the patents and patent applications listed on Schedule 4, (B) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (C) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (D) the right to sue for past, present, and future infringements thereof, and (E) all of each Grantor’s rights corresponding thereto throughout the world.
“Patent Security Agreement” means each Patent Security Agreement executed and delivered by Grantors, or any of them, and the Agent, in substantially the form of Exhibit B.
“Pledged Companies” means each Person listed on Schedule 5 as a “Pledged Company,” together with each other Person, all or a portion of whose Equity Interests are acquired by a Grantor or otherwise become owned by a Grantor as a result of the formation of such Person as a direct Subsidiary of such Grantor after the Closing Date.
“Pledged Interests” means all of each Grantor’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Grantor, regardless of class or designation, in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates

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representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing. For the avoidance of doubt, “Pledged Interests” shall not include voting Equity Interests that are excluded from the Collateral by virtue of the last paragraph of Section 3 of this Agreement.
“Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C.
“Pledged Note” has the meaning set forth in Section 6(m).
“Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.
“Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.
“Proceeds” has the meaning set forth in Section 3.
“PTO” means the United States Patent and Trademark Office.
“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity (other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder) that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
“Secured Obligations” means each and all of the following: (A) all of the present and future Obligations of each of the Grantors arising from, or owing under or pursuant to, this Agreement (including the Guaranty), the Credit Agreement, or any of the other Loan Documents, (B) all Bank Product Obligations, and (C) all other Obligations of the Borrowers and all other Guarantied Obligations of each Guarantor (including, in the case of each of clauses (A), (B) and (C), reasonable attorneys’ fees and expenses and any interest, fees, or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding). Notwithstanding anything to the contrary contained in this definition or otherwise in this Agreement, the term “Secured Obligations” shall exclude any Excluded Swap Obligations of such Loan Party.
“Security Interest” has the meaning set forth in Section 3.
“Specified Party” has the meaning set forth in the definition of “Intellectual Property Licenses.”
“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Property.
“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder.
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap, including any Swap Contract.
“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (A) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on

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Schedule 6, (B) all renewals thereof, (C) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (D) the right to sue for past, present and future infringements and dilutions thereof, (E) the goodwill of each Grantor’s business symbolized by the foregoing or connected therewith, and (F) all of each Grantor’s rights corresponding thereto throughout the world.
“Trademark Security Agreement” means each Trademark Security Agreement executed and delivered by Grantors, or any of them, and the Agent, in substantially the form of Exhibit D.
“URL” means “uniform resource locator,” an internet web address.
“VIN” has the meaning set forth in Section 6(l).
Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein or in the Credit Agreement). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein to the satisfaction, repayment, or payment in full of the Secured Obligations or the Guarantied Obligations shall mean (i) the payment or repayment in full in immediately available funds of (A) the principal amount of, and interest accrued with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, and (B) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee), (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Cash Collateralization for each such Letter of Credit, (iii) the payment or repayment in full in immediately available funds of all other Secured Obligations or Guarantied Obligations (as the case may be) then due and payable, other than (A) unasserted contingent indemnification and expense reimbursement obligations and (B) unless an Event of Default has occurred and is continuing and the Agent and/or Lenders are exercising remedies provided in Section 11 of the Credit Agreement or any other Loan Document or the Loans have automatically become immediately due and payable and the Letter of Credit Exposure has automatically been required to be Cash Collateralized as set forth in Section 11 of the Credit Agreement, any Bank Product Obligations, and (iv) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.
All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
Guaranty.
In recognition of the direct and indirect benefits to be received by Guarantors from the proceeds of the Loans, the issuance of the Letters of Credit, and the entering into of the Bank Product Agreements and by virtue of the financial accommodations to be made to the Borrowers, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Guarantied Obligations. If any or all of the Obligations becomes due and payable, each of the Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay the full amount of such Obligations to the Agent, for the benefit of the Lender Group and the Bank Product Providers, together with any and all reasonable invoiced out-of-pocket expenses that may be incurred by the Agent or any other member of the Lender Group or any Bank Product Provider in demanding, enforcing, or collecting any of the Guarantied Obligations (including the enforcement of any collateral for such Obligations or any collateral for the obligations of the Guarantors under this Guaranty). If claim is ever made upon the Agent or any other member of the Lender

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Group or any Bank Product Provider for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Obligations and any of the Agent or any other member of the Lender Group or any Bank Product Provider repays all or part of said amount by reason of (i) any judgment, decree, or order of any court or administrative body having jurisdiction over such payee or any of its property, or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any Guarantor), then and in each such event, each of the Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Guarantors, notwithstanding any revocation (or purported revocation) of this Guaranty or other instrument evidencing any liability of any Grantor, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
Additionally, each of the Guarantors unconditionally and irrevocably guarantees the payment of any and all of the Obligations to the Agent, for the benefit of the Lender Group and the Bank Product Providers, whether or not due or payable by any Loan Party upon the occurrence of any of the events specified in Section 11.05 of the Credit Agreement, and irrevocably and unconditionally promises to pay the full amount of such Obligations to the Agent, for the benefit of the Lender Group and the Bank Product Providers, without the requirement of demand, protest, or any other notice or other formality, in lawful money of the United States.
The liability of each of the Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Obligations, whether executed by any other Guarantor or by any other Person, and the liability of each of the Guarantors hereunder shall not be affected or impaired by (i) any payment on, or in reduction of, any such other guaranty or undertaking, (ii) any dissolution, termination, or increase, decrease, or change in personnel by any Grantor, (iii) any payment made to the Agent, any other member of the Lender Group, or any Bank Product Provider on account of the Obligations which the Agent, such other member of the Lender Group, or such Bank Product Provider repays to any Grantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (iv) any action or inaction by the Agent, any other member of the Lender Group, or any Bank Product Provider, or (v) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the Obligations or of any security therefor.
This Guaranty includes all present and future Guarantied Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Guaranty as to future Guarantied Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by the Agent, (ii) no such revocation shall apply to any Guarantied Obligations in existence on the date of receipt by the Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any member of the Lender Group or any Bank Product Provider in existence on the date of such revocation, (iv) no payment by any Guarantor, any Borrower, or from any other source, prior to the date of the Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder, and (v) any payment by any Borrower or from any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of such Guarantor hereunder. This Guaranty shall be binding upon each Guarantor, its successors and assigns and inure to the benefit of and be enforceable by the Agent (for the benefit of the Lender Group and the Bank Product Providers) and its successors, transferees, or assigns.
The guaranty by each of the Guarantors hereunder is a guaranty of payment and not of collection. The obligations of each of the Guarantors hereunder are independent of the obligations of any other Guarantor or Grantor or any other Person and a separate action or actions may be brought and prosecuted against one or more of the Guarantors whether or not action is brought against any other Guarantor or Grantor or any other Person and whether or not any other Guarantor or Grantor or any other Person be joined in any such action or actions. Each of the

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Guarantors waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Grantor or other circumstance which operates to toll any statute of limitations as to any Grantor shall operate to toll the statute of limitations as to each of the Guarantors.
Each of the Guarantors authorizes the Agent, the other members of the Lender Group, and the Bank Product Providers without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:
change the manner, place, or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate, or alter: (A) any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon); or (B) any security therefor or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Obligations as so changed, extended, renewed, or altered;
take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon, collect, settle, or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Obligations or any of the Guarantied Obligations (including any of the obligations of all or any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, or any offset on account thereof;
exercise or refrain from exercising any rights against any Grantor;
release or substitute any one or more endorsers, guarantors, any Grantor, or other obligors;
settle or compromise any of the Obligations, any security therefor, or any liability (including any of those of any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Grantor to its creditors;
apply any sums by whomever paid or however realized to any liability or liabilities of any Grantor to the Agent, any other member of the Lender Group, or any Bank Product Provider regardless of what liability or liabilities of such Grantor remain unpaid;
consent to or waive any breach of, or any act, omission, or default under, this Agreement, any other Loan Document, any Bank Product Agreement, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify, or supplement this Agreement, any other Loan Document, any Bank Product Agreement, or any of such other instruments or agreements; or
take any other action that could, under otherwise applicable principles of law, give rise to a legal or equitable discharge of one or more of the Guarantors from all or part of its liabilities under this Guaranty.
It is not necessary for the Agent, any other member of the Lender Group, or any Bank Product Provider to inquire into the capacity or powers of any of the Guarantors or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
Each Guarantor jointly and severally guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any member of the Lender Group or any Bank Product Provider with respect thereto. The obligations of each Guarantor under this Guaranty are independent of the Guarantied Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any other Guarantor or whether any other Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

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any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guarantied Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guarantied Obligations resulting from the extension of additional credit;
any taking, exchange, release, or non-perfection of any Lien in and to any Collateral, or any taking, release, amendment, waiver of, or consent to departure from any other guaranty, for all or any of the Guarantied Obligations;
the existence of any claim, set-off, defense, or other right that any Guarantor may have at any time against any Person, including the Agent, any other member of the Lender Group, or any Bank Product Provider;
any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor;
any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any other Grantor or any guarantors or sureties;
any change, restructuring, or termination of the corporate, limited liability company, or partnership structure or existence of any Grantor; or
any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or any other guarantor or surety.
Waivers:
Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Agent, any other member of the Lender Group, or any Bank Product Provider to (i) proceed against any other Grantor or any other Person, (ii) proceed against or exhaust any security held from any other Grantor or any other Person, or (iii) protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Grantor, any other Person, or any collateral, or (iv) pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Grantor or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Grantor or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Grantor other than payment of the Obligations to the extent of such payment. The Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by the Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy the Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Grantor or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Guarantors hereunder except to the extent the Obligations have been paid.
Each of the Guarantors waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations. Each of the Guarantors waives notice of any Default or Event of Default under any of the Loan Documents. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each Grantor’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope, and extent of the risks which each of the Guarantors assumes and incurs hereunder, and agrees that neither the Agent nor any of the other members of the Lender Group nor any Bank Product Provider shall have any duty to advise any of the Guarantors of information known to them regarding such circumstances or risks.

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To the fullest extent permitted by applicable law, each Guarantor hereby waives: (A) any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Guarantor may now or at any time hereafter have against any Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider; (B) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (C) any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any Borrower or other guarantors or sureties; and (D) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder.
No Guarantor will exercise any rights that it may now or hereafter acquire against any Grantor or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent, any other member of the Lender Group, or any Bank Product Provider against any Grantor or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Grantor or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guarantied Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and all of the Commitments have been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the repayment in full of the Guarantied Obligations, then such amount shall be held in trust for the benefit of the Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to the Agent in the same form as received by such Guarantor to be credited and applied to the Guarantied Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Agreement, or to be held as Collateral for any Guarantied Obligations or other amounts payable under this Guaranty thereafter arising.
Each of the Guarantors hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, Guarantors shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Guarantor’s right to proceed against any Loan Party. In accordance with Section 2856 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction, each of the Guarantors hereby waives until such time as the Obligations have been paid in full:
all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Guarantors by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction;
all rights and defenses that the Guarantors may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) the Agent, the other members of the Lender Group, and the Bank Product Providers may collect from the Guarantors without first foreclosing on any real or personal property collateral pledged by any Borrower or any other Grantor, and (B) if the Agent, on behalf of the Lender Group, forecloses on any Real Property collateral pledged by any Borrower or any other Grantor, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Guarantors even if, by foreclosing on the Real Property collateral, the Agent or the other members of the Lender Group have destroyed or impaired any right the Guarantors may have to collect from any other Grantor, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Guarantors may have because the Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a,

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580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and
all rights and defenses arising out of an election of remedies by the Agent, the other members of the Lender Group, and the Bank Product Providers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed Guarantors’ rights of subrogation and reimbursement against any Grantor by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.
Each of the Guarantors acknowledges and agrees that it is a guarantor, not a surety, under this Agreement.
Each of the Guarantors represents, warrants, and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective to the maximum extent permitted by law.
The provisions in this Section 2 which refer to certain sections of the California Civil Code are included in this Guaranty solely out of an abundance of caution and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty.
Maximum Liability. Anything herein or in any other Loan Document to the contrary notwithstanding, in any action or proceeding involving any applicable state or federal bankruptcy, insolvency, or reorganization law or other law affecting the rights of creditors generally, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the highest amount that can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors in such action or proceeding.
Indemnity and Subrogation.
Subject to Sections 2(h) and (i), in addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law, Parent and the Lead Borrower agree that (A) in the event a payment of an obligation shall be made by any Guarantor (other than Parent or the Lead Borrower) under this Agreement, Parent and the Lead Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (B) in the event any assets of any Grantor (other than Parent or the Lead Borrower) shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation owed to any member of the Lender Group or any Bank Product Provider, Parent and the Lead Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
Subject to Sections 2(h) and (i), each Guarantor and Grantor (a “Contributing Party”) agrees that, in the event a payment shall be made by any other Guarantor (other than Parent or the Lead Borrower) hereunder in respect of any Guarantied Obligation or assets of any other Grantor (other than Parent or the Lead Borrower) shall be sold pursuant to any Security Document to satisfy any Secured Obligation owed to any member of the Lender Group or any Bank Product Provider and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by Parent or the Lead Borrower as provided in Section 2(k)(i), the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets (the “Indemnified Amount”), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 26, the date of the Joinder to this Agreement executed and delivered by such Guarantor or Grantor). Subject to Sections 2(h) and (i), any Contributing Party making any payment to a Claiming Party pursuant to this Section 2(k)(ii) shall be subrogated to the rights of such Claiming Party under Section 2(i) to the extent of such payment. Notwithstanding the foregoing, to the extent that any Claiming Party’s right to indemnification hereunder arises from a payment or sale of Collateral made to satisfy Guarantied Obligations or Secured Obligations constituting Swap Obligations, only those Contributing Parties for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such Claiming Party,

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with the fraction set forth in the second preceding sentence being modified as appropriate to provide for indemnification of the entire Indemnified Amount.
The provisions of Sections 2(k)(i) and (ii) above shall in no respect limit the obligations and liabilities of any Guarantor or Grantor to the Agent, the Lender Group and the Bank Product Providers under the Loan Documents and each Guarantor shall remain liable to the Agent, the Lender Group and the Bank Product Providers for the full amount guaranteed by such Guarantor hereunder.
Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely, unconditionally and irrevocably (i) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (ii) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under the Credit Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 2(l) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2(l), or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 2(l) shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 2(l) constitute, and this Section 2(l) shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
Grant of Security. Each Grantor hereby unconditionally grants, assigns, and pledges to the Agent, for the benefit of each member of the Lender Group and each of the Bank Product Providers, to secure the Secured Obligations, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Grantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located:
all of such Grantor’s Accounts;
all of such Grantor’s Books;
all of such Grantor’s Chattel Paper;
all of such Grantor’s Commercial Tort Claims;
all of such Grantor’s Deposit Accounts;
all of such Grantor’s Equipment;
all of such Grantor’s Farm Products;
all of such Grantor’s Fixtures;
all of such Grantor’s General Intangibles;
all of such Grantor’s Inventory;
all of such Grantor’s Investment Property;
all of such Grantor’s Intellectual Property and Intellectual Property Licenses;
all of such Grantor’s Negotiable Collateral (including all of such Grantor’s Pledged Notes);

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all of such Grantor’s Pledged Interests (including all of such Grantor’s Pledged Operating Agreements and Pledged Partnership Agreements);
all of such Grantor’s Securities Accounts;
all of such Grantor’s Supporting Obligations;
all of such Grantor’s money, Cash Equivalents, or other assets of such Grantor that now or hereafter come into the possession, custody, or control of the Agent (or its agent or designee) or any other member of the Lender Group;
all of such Grantor’s other personal property; and
all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Property, Intellectual Property, Negotiable Collateral, Pledged Interests, Securities Accounts, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (collectively, the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Grantor or the Agent from time to time with respect to any of the Investment Property.
For the avoidance of doubt and without duplication of any of the foregoing above in clauses (a) through (s), Collateral shall include all of the Grantors’ property that constitutes ABL Priority Collateral and/or Noteholder Priority Collateral.
Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” and the terms set forth in this Section setting forth components of the Collateral shall not include, and this Agreement shall not constitute a grant, assignment or pledge of, and the term “Security Interest” shall not include, a security interest or Lien in favor of the Agent, the Lender Group or any Bank Product Provider in or on any of the following (collectively, the “Excluded Property”):
motor vehicles and other assets subject to certificates of title (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements or to the extent such assets are included in the Fixed Asset Availability Amount of the Borrowing Base);
letter of credit rights to any letters of credit the face value of which is, individually, less than $1,000,000 (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements);
any Commercial Tort Claim in an amount of less than $1,000,000;
voting Equity Interests of any Foreign Subsidiary or Disregarded Domestic Entity, solely to the extent that such Equity Interests represent more than 65% of the total combined voting power for all classes of the voting Equity Interests of such Foreign Subsidiary or Disregarded Domestic Entity;
any lease, permit, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, permit, license or agreement or create a right of termination in favor of, or require the consent of, any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Code notwithstanding such prohibition;

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any property subject to a lien securing a purchase money arrangement if the contract or other agreement in which such lien is granted (or the documentation providing for such purchase money arrangement) prohibits the creation of any other lien on such property or to the extent a grant of a security interest therein would otherwise violate or invalidate such contract or agreement or create a right of termination in favor of any other party thereto;
pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any Governmental Authority);
Equity Interests in any Person other than direct or indirect Wholly-Owned Restricted Subsidiaries of Parent or the Lead Borrower to the extent not permitted by the terms of such Person’s organizational or joint venture documents;
assets to the extent a security interest therein would result in adverse regulatory consequences, as reasonably determined by the Lead Borrower and of which the Agent shall be notified in writing by the Lead Borrower;
assets as to which the Agent and the Lead Borrower reasonably agree that the cost of obtaining a security interest therein or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby;
Equity Interests in (A) indirect Foreign Subsidiaries of any Loan Party or (B) any direct or indirect U.S. Subsidiaries of a Foreign Subsidiary;
any governmental licenses or state or local franchises, charters and authorizations to the extent that the granting of a security interest therein is prohibited or restricted thereby (after giving effect to the applicable anti-assignment provisions of the Code or other applicable law) (but not proceeds of the foregoing), only for so long as the applicable license, franchise, charter or authorization prohibits the creation of a security interest therein;
any United States “intent-to-use” trademark or service mark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark applications under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark or service mark application shall be considered Collateral (for the avoidance of doubt, the Security Interest created hereby in the Collateral are not to be construed as an outright assignment or sale (i.e., an absolute transfer) of any Intellectual Property);
assets outside of the United States (and its states and territories); and
Excluded Deposit Accounts including the funds or other property held or maintained in any such Excluded Deposit Account.
Security for Secured Obligations. The Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to the Agent, the Lender Group, the Bank Product Providers or any of them, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding.
Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent or any other member of the Lender Group of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the members of the Lender Group shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the members of the Lender Group be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned

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hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Credit Agreement, or any other Loan Document, Grantors shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of the Credit Agreement and the other Loan Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the applicable Grantor until (i) the occurrence and continuance of an Event of Default and (ii) the Agent has notified the applicable Grantor of the Agent’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 16.
Representations and Warranties. In order to induce the Agent to enter into this Agreement for the benefit of the Lender Group and the Bank Product Providers, each Grantor makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), (provided that the foregoing materiality qualifier shall not apply to clauses (a), (b) and (c) below) as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), (provided that the foregoing materiality qualifier shall not apply to clauses (a), (b) and (c) below) as of each other date the representations and warranties are required to be or deemed made pursuant to the Credit Agreement or any other Loan Document (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date, and except that the representations or warranties as to information included in any Schedule hereto shall apply as of the Closing Date or, following any supplement or update to such Schedule that may be delivered from time to time pursuant to this Agreement, shall apply as of the date of such most recent supplement) and such representations and warranties shall survive the execution and delivery of this Agreement:
The name (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Grantor is set forth on Schedule 7 (as such Schedule may be updated from time to time).
The chief executive office of each Grantor is located at the address indicated on Schedule 7 (as such Schedule may be updated from time to time).
Each Grantor’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 7 (as such Schedule may be updated from time to time).
As of the Closing Date, no Grantor holds any Commercial Tort Claim with a value (as reasonably determined by the Lead Borrower) that exceeds $1,000,000 in amount, except as set forth on Schedule 1.
Set forth on Schedule 9 (as such Schedule may be updated from time to time) is a listing of all of Grantors’ Deposit Accounts and Securities Accounts constituting Collateral, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
Schedule 8 sets forth all Material Real Property owned by any of the Grantors as of the Closing Date.
As of the Closing Date: (i) Schedule 2 provides a complete and correct list of all United States registered Copyrights owned by any Grantor and all United States applications for registration of Copyrights owned by any Grantor; (ii) Schedule 3 provides a complete and correct list of all Intellectual Property Licenses entered into by any Grantor pursuant to which (A) any Grantor has provided any license or other rights in Intellectual Property owned by such Grantor to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) (provided that only material Intellectual Property Licenses are required to be listed on Schedule 3 in respect of this clause (A)) or (B) any Person has granted to any Grantor any license or other rights in Intellectual Property owned by such Person that is material to the business of Parent and its Restricted Subsidiaries, taken as a whole, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Grantor; (iii) Schedule 4 provides a complete and correct list of all United States registered Patents owned by any Grantor and all United States applications for Patents owned by any Grantor;

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and (iv) Schedule 6 provides a complete and correct list of all United Stated registered Trademarks owned by any Grantor, all United States applications for registration of Trademarks owned by any Grantor.

Each Grantor owns exclusively or holds licenses in all Intellectual Property that is necessary in or material to the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole, in each case, except to the extent as would not reasonably be expected to result in a Material Adverse Effect.
To the knowledge of any officer or director of Parent or the Lead Borrower, no Person has infringed, misappropriated or violated or is currently infringing, misappropriating or violating any Intellectual Property rights owned by any Grantor, in each case, that either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.
(A) (1) No Grantor is currently infringing, misappropriating or violating any Intellectual Property rights of any Person, and (2) no product manufactured, used, distributed, licensed, or sold by or service provided by such Grantor has ever infringed or misappropriated or is currently infringing, misappropriating or violating any Intellectual Property rights of any Person, and (B) there are no infringement, misappropriation or violation claims or proceedings pending, or to the knowledge of any officer or director of Parent or the Lead Borrower, threatened against any Grantor, and no Grantor has received any written notice or other communication of any actual or alleged infringement, misappropriation or violation of any Intellectual Property rights of any Person that is unresolved, in each case of clauses (A) and (B), except where such infringement, misappropriation or violation either individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.
To the knowledge of any officer or director of Parent or the Lead Borrower, all registered Copyrights, registered Trademarks, and issued Patents that are owned by the Grantors and necessary in or material to the conduct of their businesses are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect, except to the extent as would not reasonably be expected to result in a Material Adverse Effect.
Each Grantor has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Grantor that are necessary in or material to the conduct of the business of such Grantor, except to the extent as would not reasonably be expected to result in a Material Adverse Effect; and
No Patent, Copyright or Trademark owned by any Grantor is subject to any pending or, to the knowledge of any officer or director of the Parent or the Lead Borrower, threatened action or proceeding, or any holding, decision or judgment therefrom, that seeks or acts to limit, cancel or question the validity of any such Patent, Copyright or Trademark, other than those actions or proceedings that, if adversely determined, or those holdings, decisions or judgments that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
This Agreement creates a valid security interest in the Collateral of each Grantor, to the extent a security interest therein can be created under the Code, securing the payment of the Secured Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Grantor, as a debtor, and the Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 11. Upon the making of such filings, the Agent shall have a perfected security interest in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement. Upon the filing of any Copyright Security Agreement with the United States Copyright Office, the filing of any Patent Security Agreement and any Trademark Security Agreement with the PTO, and the filing of such financing statements in the jurisdictions listed on Schedule 11, all action necessary or desirable to protect and perfect the Security Interest in and on each Grantor’s United States Patents, United States Trademarks, or United States Copyrights set forth on the respective schedules thereto has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Grantor. The Intellectual Property Security Agreements and the instruments prepared pursuant

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to Section 7(f)(iv) for recording and perfecting the Security Interests granted hereunder (“Foreign IP Lien Documents”) create a valid security interest in the Collateral described therein, securing the payment of the Secured Obligations, to the extent that a valid security interest in such Collateral may be created, with regard to such Collateral registered in non-United States jurisdictions, under the law of such applicable non-United States jurisdiction. Upon the filing of such Foreign IP Lien Documents and any other actions, filings, registrations or recordings that may be necessary for perfection under the laws of any applicable non-United States jurisdiction (to the extent such jurisdiction recognizes the laws of perfection), the Lien created by the Foreign IP Lien Documents shall constitute a fully perfected security interest in all right, title and interest of each Grantor in the Collateral covered by such filing, which security interest is enforceable as such against any and all creditors of and purchasers from any Grantor.
(i) Except for the Security Interest created hereby, each Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 5 as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Closing Date; (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and nonassessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of such Grantor identified on Schedule 5 as supplemented or modified by any Pledged Interests Addendum or any Joinder to this Agreement; (iii) such Grantor has the right and requisite authority to pledge the Investment Property pledged by such Grantor to the Agent as provided herein; (iv) all actions necessary or desirable to perfect and establish the first priority of, or otherwise protect, the Agent’s Liens in the Investment Property, and the proceeds thereof, will have been duly taken, upon (A) the execution and delivery of this Agreement; (B) the taking of possession by the Agent (or its agent or designee) of any certificates representing the Pledged Interests, together with undated powers (or other documents of transfer acceptable to the Agent) endorsed in blank by the applicable Grantor; (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 11 for such Grantor with respect to the Pledged Interests of such Grantor that are not represented by certificates, and (D) with respect to any Securities Accounts, the delivery of Control Agreements with respect thereto; and (v) each Grantor has delivered to and deposited with the Agent all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to the Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Grantor has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.
[Reserved].
Schedule 12 sets forth all motor vehicles and other Equipment required under applicable law to be registered, or evidenced by, or otherwise subject to, a certificate of title owned by the Grantors as of the Closing Date that have been included in Eligible Equipment under the Credit Agreement, by model, model year, and vehicle identification number (“VIN”). No motor vehicles or other Equipment required under applicable law to be registered, or evidenced by, or otherwise subject to, a certificate of title have been included in Eligible Equipment under the Credit Agreement except to the extent that the applicable Grantor has, no later than sixty (60) days following the Closing Date (or such longer period as may be reasonably acceptable to the Agent), delivered the original of such certificate of title to the Agent, has delivered to the Agent all documents for filing required to evidence the Agent’s Lien with respect to such Equipment, and has taken or caused to be taken all other steps (other than any filing by the Agent of the titles and other documents delivered by the applicable Grantor to the Agent) required to perfect the Agent’s Lien with respect to such Equipment.
As of the Closing Date, there is no default, breach, violation, or event of acceleration existing under any promissory note (as that term is defined in the Code) constituting Collateral and pledged hereunder (each a “Pledged Note”) and no event has occurred or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation, or event of acceleration under any Pledged Note. As of the Closing Date, no Grantor that is an obligee under a Pledged Note has waived any default, breach, violation, or event of acceleration under such Pledged Note.
As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, the Pledged Interests issued pursuant to such agreement (A) are not dealt in or traded on securities exchanges or in securities markets, (B) do not constitute investment company securities, and

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(C) are not held by such Grantor in a Securities Account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.
Covenants. Each Grantor, jointly and severally, covenants and agrees with the Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 23:
Possession of Collateral. In the event that any officer or director of Parent or the Lead Borrower has knowledge that any Collateral constituting (i) a Pledged Note (together with all related Pledged Notes) is evidenced by or consists of Negotiable Collateral having an individual value or face amount of $1,000,000 or (ii) Pledged Interests in a Wholly-Owned Restricted Subsidiary is evidenced by or consists of certificated Investment Property, the Grantors shall promptly (and in any event within ten (10) Business Days after acquiring such knowledge), notify the Agent thereof, and if and to the extent that perfection or priority of the Agent’s Security Interest is dependent on or enhanced by possession, the applicable Grantor, promptly (and in any event within ten (10) Business Days) after request by the Agent, shall execute such other documents and instruments as shall be requested by the Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral or Investment Property to the Agent, together with such undated powers (or other relevant document of transfer acceptable to the Agent) endorsed in blank as shall be requested by the Agent, and shall do such other acts or things deemed reasonably necessary or desirable by the Agent to protect the Agent’s Security Interest therein.
Chattel Paper. Promptly (and in any event within ten (10) Business Days) after request by the Agent, each Grantor shall take all steps reasonably necessary to grant the Agent control of all electronic Chattel Paper in accordance with the Code and all "transferable records" as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the aggregate value or face amount of such electronic Chattel Paper equals or exceeds $10,000,000.
Letter-of-Credit Rights. In the event that any officer or director of Parent or the Lead Borrower has knowledge that the Grantors (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $10,000,000 or more in the aggregate, then the applicable Grantor or Grantors shall promptly (and in any event within ten (10) Business Days after acquiring such knowledge), notify the Agent thereof and, promptly (and in any event within ten (10) Business Days) after request by the Agent, enter into a tri-party agreement with the Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to the Agent and directing all payments thereunder to the Agent's Account, all in form and substance reasonably satisfactory to the Agent.
Commercial Tort Claims. In the event that any officer or director of Parent or the Lead Borrower has knowledge that the Grantors (or any of them) obtain any Commercial Tort Claim having a value (as reasonably determined by the Lead Borrower) in the amount of $1,000,000 or more, then the applicable Grantor or Grantors shall promptly (and in any event within ten (10) Business Days of acquiring such knowledge (or such longer period as may be reasonably acceptable to the Agent)), notify the Agent upon incurring or otherwise obtaining such Commercial Tort Claims and amend Schedule 1 to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to the Agent, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by the Agent to give the Agent a first priority, perfected security interest in any such Commercial Tort Claim.
[Reserved.]
Intellectual Property.
Upon the request of the Agent, in order to facilitate filings with the PTO and the United States Copyright Office, each Grantor shall execute and deliver to the Agent one or more Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements to further evidence the Agent’s Lien on such Grantor’s Patents, Trademarks, or Copyrights, and the General Intangibles of such Grantor relating thereto or represented thereby;

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Each Grantor shall have the duty, in each case only with respect to the Intellectual Property that is material to the business of Parent and its Restricted Subsidiaries, taken as a whole, to (A) diligently enforce and defend such Intellectual Property, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) take all reasonable and necessary action to preserve and maintain all of such Grantor’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) require all employees, consultants, and contractors of each Grantor who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality. Each Grantor further agrees not to abandon any Intellectual Property or Intellectual Property License that is material to the business of Parent and its Restricted Subsidiaries, taken as a whole, except that Grantors shall be permitted to abandon or allow to lapse any Intellectual Property to the extent expressly permitted by the Credit Agreement. Each Grantor hereby agrees to take the steps described in this Section 7(f)(ii) with respect to all new or acquired Intellectual Property to which such Grantor is now or later becomes entitled that is necessary in or material to the business of Parent and its Restricted Subsidiaries, taken as a whole;
Grantors acknowledge and agree that the Lender Group shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Grantor. Without limiting the generality of this Section 7(f)(iii), Grantors acknowledge and agree that no member of the Lender Group shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but the Agent may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all reasonable invoiced out-of-pocket expenses incurred in connection therewith (including reasonable invoiced fees and expenses of attorneys and other professionals) shall be for the sole account of the Borrowers;
Each Grantor agrees (A) in respect of those Non-United States Trademarks described on Schedule 13, to promptly record and perfect the Security Interests and Liens contemplated hereunder with the Governmental Authorities in the non-United States jurisdictions set forth on Schedule 13, and in any case submit such recordations to such governmental authorities within 120 days of the date hereof (or such later date as may be reasonably acceptable to the Agent), (B) to promptly submit the Foreign IP Releases to the appropriate governmental authorities within 120 days of the date hereof (or such later date as may be consented to in writing by the Agent in its sole discretion), (C) to diligently pursue the recordation and perfection required by this Section 7(f)(iv) and to keep the Agent informed on a periodic basis as to the status of such recordation and perfection activities, and (D) to reasonably cooperate with the Agent or its designee in connection with such trademark security interest recordation and perfection activities; provided that, to the extent any security interest attaching to Noteholder Priority Collateral consisting of any Non-United States Trademark is released, the obligations imposed by this Section 7(f)(iv) on any Grantor in respect of such Non-United States Trademark shall cease to apply and any Security Interest granted hereunder in respect of such Non-United States Trademark shall be automatically released and the Agent shall (at the Borrowers’ expense) make any filings and take any and all other actions required to ensure such release is recorded; and
On each date on which a Compliance Certificate is to be delivered pursuant to Section 9.01(e) of the Credit Agreement in respect of a fiscal year (or, if an Event of Default has occurred and is continuing, more frequently if requested by the Agent), each Grantor shall provide the Agent with a written report of all new Patents, Trademarks or Copyrights that are registered in the United States or the subject of pending United States applications for registrations, and of all Intellectual Property Licenses, in each case that are material to the business of Parent and its Restricted Subsidiaries, taken as a whole, and were acquired, registered, or for which applications for registration were filed by any Grantor during the prior period and a written report of any statements of use or amendments to allege use with respect to any intent-to-use United Stated trademark applications. In the case of such registrations or applications therefor in the United States, which were acquired by any Grantor, each such Grantor shall file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the new owner (or as a co-owner thereof, if such is the case) of such Intellectual Property and, at the request of the Agent, shall promptly cause to be prepared, executed, and delivered to the Agent supplemental schedules to the applicable

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Patent Security Agreement, Trademark Security Agreement or Copyright Security Agreement to identify such Patent, Trademark and Copyright registrations and applications therefor (with the exception of Trademark applications filed on an intent-to-use basis for which no statement of use or amendment to allege use has been filed) and such Intellectual Property Licenses as being subject to the security interests created thereunder.
Investment Property.
If any Grantor shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, it shall, within the time periods set forth in Section 9.12(e) of the Credit Agreement, deliver to the Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;
Upon the occurrence and during the continuance of an Event of Default, following the request of the Agent, all sums of money and property paid or distributed in respect of the Investment Property that are received by any Grantor shall be held by the Grantors in trust for the benefit of the Agent segregated from such Grantor’s other property, and such Grantor shall deliver it forthwith to the Agent in the exact form received;
No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests, in each case if the same is prohibited pursuant to the Loan Documents;
Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees that it will cooperate with the Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect any sale or transfer thereof; and
As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Grantor in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide or shall provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.
[Reserved].
Transfers and Other Liens. Grantors shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except as expressly permitted by the Credit Agreement, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral of any Grantor, except for Permitted Liens. The inclusion of Proceeds in the Collateral shall not be deemed to constitute the Agent’s consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Loan Documents.
Controlled Accounts; Controlled Investments. Each Grantor will comply with the terms of Sections 9.16(c), (d) and (e) of the Credit Agreement as if it were a party to the Credit Agreement as a “Loan Party.”
Name, Etc. Parent or the Lead Borrower will furnish to the Agent, within 45 days (or such longer period as the Administrative Agent may agree to in writing) of the effectiveness of any such change, written notice of any change in (i) the legal name of any Grantor, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Grantor (including as a result of any merger, amalgamation or consolidation), (iii) the location of the chief executive office of any Grantor or (iv) solely with respect to any Grantor organized in any State requiring such information to be set forth on the face of a financing statement under the Code, the organizational identification number, if any, or the Federal Taxpayer Identification Number of any Loan Party.
Motor Vehicles / Goods Covered by Certificate of Title. Promptly after request by the Agent, with respect to all goods covered by a certificate of title owned by any Grantor that are to be included within Eligible Equipment

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under the Credit Agreement, such Grantor shall use commercially reasonable efforts to deliver to the Agent or the Agent’s designee, the certificates of title for all such goods and promptly after request by the Agent, such Grantor shall use commercially reasonable efforts to take all actions necessary to cause such certificates to be filed (with the Agent’s Lien noted thereon) in the appropriate state motor vehicle filing office (it being agreed and understood by each Grantor that no motor vehicles or other Equipment required under applicable law to be registered, or evidenced by, or otherwise subject to a certificate of title owned by any Grantor may be included within Eligible Equipment under the Credit Agreement (and each Grantor agrees not to report any such Equipment as Eligible Equipment under the Credit Agreement) unless and until either the foregoing steps are completed with respect to each such good absent the express determination to the contrary by the Agent (provided, however, that the motor vehicles set forth on Schedule 12 of this Agreement may be included in Eligible Equipment from the Closing Date through the date that is sixty (60) days following the Closing Date (or such longer period as may be reasonably acceptable to the Agent) without satisfaction of the foregoing requirements with respect to such items).
Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the other Loan Documents referred to below in the manner so indicated.
Credit Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.
Patent, Trademark, Copyright Security Agreements. The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of the Agent hereunder. In the event of any conflict between any provision in this Agreement and a provision in a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, such provision of this Agreement shall control.
Further Assurances.
Each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that the Agent may reasonably request, in order to perfect and protect the Security Interest granted hereby, to create, perfect or protect the Security Interest purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral; except that no filings with respect to Intellectual Property registered in non-US jurisdictions shall be required other than in those countries and against those Trademarks as set forth in Schedule 13 hereto.
Each Grantor authorizes the filing by the Agent of financing or continuation statements, or amendments thereto in the jurisdictions set forth in Schedule 11 and any other jurisdictions reasonably determined by the Agent to be appropriate.
Each Grantor authorizes the Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance. Each Grantor also hereby ratifies any and all financing statements or amendments previously filed by the Agent in any jurisdiction.
Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of the Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.
At the time of delivery of the Section 9.01 Financials, in connection with the delivery of the related compliance certificate required by Section 9.01(e) of the Credit Agreement, (i) the Lead Borrower shall certify that there have been no changes to Schedule 3(b) to the Perfection Certificate since the Closing Date or, if later, since the date of the most recent compliance certificate delivered pursuant to Section 9.01(e) of the Credit Agreement, or if there have been any such changes, set forth such changes in such compliance certificate and, if requested by the Agent, shall use commercially reasonable efforts to obtain a bailee letter acknowledged by such Bailee (as that term

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is defined in the Perfection Certificate) that notifies such Bailee of the Agent’s security interest in such Collateral and instructs such Bailee to hold all such Collateral for the Agent’s account subject to the Agent’s instructions, and (ii) if any Collateral in an aggregate amount (for any one location) in excess of $100,000 is located on any Real Property of the Grantor that is leased by the Grantor from a third party, then the Lead Borrower shall certify that there have been no changes to such locations since the Closing Date or, if later, since the date of the most recent compliance certificate delivered pursuant to Section 9.01(e) of the Credit Agreement, or if there have been any such changes, set forth such changes in such compliance certificate and, if requested by the Agent, shall use commercially reasonable efforts to obtain a Collateral Access Agreement that, inter alia, waives or subordinates all present and future Liens which the owner or lessor of such premises may be entitled to assert against the Collateral, and that allows the Agent access to such Real Property for the purpose of inspecting the Collateral or exercising its remedies under the Loan Documents subject to conditions to be mutually agreed among the parties thereto. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default or at any time during which Availability shall be less than the greater of 20% of the Line Cap or $20,000,000, at the request of the Agent the Lead Borrower shall deliver to the Agent the certifications set forth in subsections (i) and (ii) above on the last Business Day of each calendar month or promptly upon the request of the Agent.
Notwithstanding anything herein to the contrary, (i) control agreements or other perfection by “control” shall not be required with respect to any Collateral, other than with respect to certificated Pledged Interests (other than certificated Pledged Interests constituting Equity Interests in any partnership, joint venture or Subsidiary that is not a Wholly-Owned Restricted Subsidiary) or evidences of Pledged Notes to the extent required under Section 7(a) and, in the case of Deposit Accounts, as expressly required under Section 7(j) or under the Credit Agreement and (ii) no Grantor shall be required to take any actions outside of the United States to perfect the Agent’s Security Interest in any Collateral.
Agent’s Right to Perform Contracts, Exercise Rights, etc. Upon the occurrence and during the continuance of an Event of Default, the Agent (or its designee) (a) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could, (b) shall have the right to use any Grantor’s rights under Intellectual Property Licenses in connection with the enforcement of the Agent’s rights hereunder, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses, and (c) shall have the right to request that any Equity Interests that are pledged hereunder be registered in the name of the Agent or any of its nominees.
Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Credit Agreement, to take any action and to execute any instrument which the Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:
to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;
to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of the Agent;
to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;
to file any claims or take any action or institute any proceedings which the Agent may deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of the Agent with respect to any of the Collateral;
to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;
to use any Intellectual Property or Intellectual Property Licenses of such Grantor, including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising

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matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor; and
the Agent, on behalf of the Lender Group or the Bank Product Providers, shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property and Intellectual Property Licenses and, if the Agent shall commence any such suit, the appropriate Grantor shall, at the request of the Agent, do any and all lawful acts and execute any and all proper documents reasonably required by the Agent in aid of such enforcement.
To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.
Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the reasonable invoiced out-of-pocket expenses of the Agent incurred in connection therewith shall be payable, jointly and severally, by the Grantors.
Agent’s Duties. The powers conferred on the Agent hereunder are solely to protect the Agent’s interest in the Collateral, for the benefit of the Lender Group and the Bank Product Providers, and shall not impose any duty upon the Agent to exercise any such powers. Except for the exercise of reasonable care to assure the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which the Agent accords its own property.
Collection of Accounts, General Intangibles and Negotiable Collateral. At any time upon the occurrence and during the continuance of an Event of Default, the Agent or the Agent’s designee may (a) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral of such Grantor have been assigned to the Agent, for the benefit of the Lender Group and the Bank Product Providers, or that the Agent has a security interest therein, and (b) collect the Accounts, General Intangibles and Negotiable Collateral of any Grantor directly, and any collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Loan Documents.
Disposition of Pledged Interests by the Agent. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Grantor understands that in connection with such disposition, the Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Grantor, therefore, agrees that: (a) if the Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, the Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that the Agent has handled the disposition in a commercially reasonable manner.
Voting and Other Rights in Respect of Pledged Interests.
Upon the occurrence and during the continuation of an Event of Default, (i) the Agent may, at its option, upon concurrent written notice to the Lead Borrower, and in addition to all rights and remedies available to the Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Grantor, but under no circumstances is the Agent obligated by the terms of this Agreement to exercise such rights,

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and (ii) if the Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints the Agent, such Grantor’s true and lawful ATTORNEY-IN-FACT and IRREVOCABLE PROXY to vote such Pledged Interests in any manner the Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable until the Secured Obligations have been paid in full.
For so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of the Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of the Agent or the other members of the Lender Group.
Remedies. Upon the occurrence and during the continuance of an Event of Default:
The Agent may, and, at the instruction of the Required Lenders, shall exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law. Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, the Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit, and upon such other terms as the Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notification of sale shall be required by law, at least ten (10) days notification prior to the date of such sale by mail to the applicable Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notification shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. The Agent shall not be obligated to make any sale of Collateral regardless of notification of sale having been given. The Agent may adjourn any public sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that (A) the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code and (B) to the extent notification of sale shall be required by law, notification by mail of the URL where a sale will occur and the time when a sale will commence at least ten (10) days prior to the sale shall constitute a reasonable notification for purposes of Section 9-611(b) of the Code. Each Grantor agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and a Grantor is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610(b) of the Code.
The Agent is hereby granted a non-exclusive license or other right to use, without liability for royalties or any other charge, each Grantor’s Intellectual Property, including but not limited to, any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, and advertising matter, whether owned by any Grantor or with respect to which any Grantor has rights under license, sublicense, or other agreements (including any Intellectual Property License), as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of the Agent.
The Agent may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Grantor or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Grantor’s Deposit Accounts in which the Agent’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Grantor to pay the balance of such Deposit Account to or for the benefit of the Agent, and (ii) with respect to any Grantor’s Securities Accounts in which the Agent’s Liens are perfected by control under Section 9-106(c) of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Grantor to (A) transfer any cash in such Securities Account to or for the benefit of the Agent, or (B) liquidate any financial

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assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of the Agent.
Any cash held by the Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Credit Agreement. Notwithstanding the foregoing, the proceeds of any sale, collection or realization upon any Collateral of any Grantor, including any Collateral consisting of cash, shall not be applied to any Excluded Swap Obligation of such Grantor and shall instead be applied to other Secured Obligations. In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full, each Grantor shall remain jointly and severally liable for any such deficiency.
Each Grantor hereby acknowledges that the Secured Obligations arise out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing the Agent shall have the right to an immediate writ of possession without notice of a hearing. If an Event of Default shall occur and be continuing, the Agent shall have the right to the appointment of a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by the Agent.
Remedies Cumulative. Each right, power, and remedy of the Agent, any other member of the Lender Group, or any Bank Product Provider as provided for in this Agreement, the other Loan Documents or any Bank Product Agreement now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement, the other Loan Documents and the Bank Product Agreements or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agent, any other member of the Lender Group, or any Bank Product Provider, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Agent, such other member of the Lender Group or such Bank Product Provider of any or all such other rights, powers, or remedies.
Marshaling. The Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.
Indemnity and Expenses.
Each Grantor, jointly and severally, agrees to indemnify the Agent and the other members of the Lender Group from and hold each of them harmless against any and all Indemnified Liabilities as and to the extent provided in Section 13.01(a)(iii) of the Credit Agreement. This provision shall survive the termination of this Agreement and the Credit Agreement and the repayment of the Secured Obligations.
Each Grantor, jointly and severally, agrees to pay to the Agent all reasonable invoiced out-of-pocket which the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (iii) the exercise or enforcement of any of the rights of the Agent hereunder or (iv) the failure by any Grantor to perform or observe any of the provisions hereof, in each case as and to the extent provided in Sections 13.01(a)(i) and 13.01(a)(ii) of the Credit Agreement.
Merger, Amendments; Etc. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. No waiver of any

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provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Agent and each Grantor to which such amendment applies.
Addresses for Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to the Agent at its address specified in the Credit Agreement, and to any of the Grantors at their respective addresses specified in the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.
Continuing Security Interest: Assignments under Credit Agreement; Releases.
This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Obligations have been paid in full in accordance with the provisions of the Credit Agreement and the Commitments have expired or have been terminated, (ii) be binding upon each Grantor, and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Agent, and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may, in accordance with the provisions of the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. No transfer or renewal, extension, assignment, or termination of this Agreement or of the Credit Agreement, any other Loan Document, or any other instrument or document executed and delivered by any Grantor to the Agent nor any additional Loans or other loans made by any Lender to any Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to the Grantors, or any of them, by the Agent, nor any other act of the Lender Group or the Bank Product Providers, or any of them, shall release any Grantor from any obligation, except a release or discharge executed in writing by the Agent or otherwise in accordance with the provisions of the Credit Agreement. The Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by the Agent and then only to the extent set forth therein. A waiver by the Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which the Agent would otherwise have had on any other occasion.
The Guaranty, the Security Interest and all other Liens and security interests granted, assigned, pledged or otherwise created or provided hereunder shall terminate and be released at the time or times and in the manner set forth in Section 13.21 of the Credit Agreement.
Survival. All representations and warranties made by the Grantors in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any member of the Lender Group may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under the Credit Agreement (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable) is outstanding and unpaid or any Letter of Credit is outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Agent) and so long as the Commitments have not expired or terminated.
CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE AGENT IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR

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COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY GRANTOR, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
NO CLAIM MAY BE MADE BY ANY GRANTOR AGAINST THE AGENT OR ANY LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH, AND EACH GRANTOR HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
New Loan Parties. Pursuant to Section 9.12 of the Credit Agreement, certain Restricted Subsidiaries (including Persons that become Restricted Subsidiaries by acquisition or creation) of any Grantor are required to enter into this Agreement by executing and delivering in favor of the Agent a Joinder to this Agreement in substantially the form of Annex 1. Upon the execution and delivery of Annex 1 by any such new Restricted Subsidiary, such Restricted Subsidiary shall become a Guarantor and Grantor hereunder with the same force and effect as if originally named as a Guarantor and Grantor herein. The execution and delivery of any instrument adding an additional Guarantor or Grantor as a party to this Agreement shall not require the consent of any

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Guarantor or Grantor hereunder. The rights and obligations of each Guarantor and Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor or Grantor hereunder.
Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Agent” shall be a reference to the Agent, for the benefit of each member of the Lender Group and each of the Bank Product Providers.
Miscellaneous.
This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or any Grantor, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
Intercreditor Agreements.
Notwithstanding anything herein to the contrary, in the event of any conflict between any provision in this Agreement and any provision in the Intercreditor Agreement (or any Additional Debt Intercreditor Agreement or Permitted Junior Debt Intercreditor Agreement), such provision in the Intercreditor Agreement (or such Additional Debt Intercreditor Agreement or Permitted Junior Debt Intercreditor Agreement) shall control.
Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, any obligation of any Grantor hereunder with respect to the delivery of any Collateral that constitutes Noteholder Priority Collateral (or Collateral included in any analogous term under any Additional Debt Intercreditor Agreement) shall be deemed to be satisfied if such Grantor delivers, or has delivered, such Noteholder Priority Collateral (or such Collateral included in any analogous term under any Additional Debt Intercreditor Agreement) to Wells Fargo Bank, National Association, as collateral agent under the Noteholder Documents (or any Additional Debt Representative under any Additional Debt Documents) in accordance with the requirements of the corresponding provision of the applicable Noteholder Document (or Additional Debt Documents). Any representation, warranty, covenant or other obligation of any Grantor hereunder to create a “first priority” security interest in any Collateral that constitutes Noteholder Priority Collateral shall be first priority other than any Lien in favor of Wells Fargo Bank, National Association, as collateral agent under the Noteholder Documents (or any Lien in favor of any Additional Debt Representative under any Additional Debt Documents) and any other Permitted Lien permitted by the Credit Agreement to be prior to the Security Interest.
[signature pages follow]

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IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

CHIQUITA BRANDS INTERNATIONAL, INC., By: Name: Darcilo Santos Title: Chief Financial Officer

CHIQUITA BRANDS L.L.C.
CHIQUITA FRESH NORTH AMERICA L.L.C.
FRESH INTERNATIONAL CORP.
FRESH EXPRESS INCORPORATED
B C SYSTEMS, INC.
CB CONTAINERS, INC.
VERDELLI FARMS, INC.
TRANSFRESH CORPORATION

By:
Name: Darcilo Santos
Title: Chief Financial Officer
   of Chiquita Brands International, Inc.
   (an Authorized Officer)

V.F. TRANSPORTATION, L.L.C., By: VERDELLI FARMS, INC., its sole Manager By: Name: Darcilo Santos Title: Chief Financial Officer of Chiquita Brands International, Inc. (an Authorized Officer)

[[NYCORP:3506613v7:3178W: 02/11/2015--01:25 PM]]

AGENT:	BANK OF AMERICA, NATIONAL ASSOCIATION By: Name: Title:

EXHIBIT F
FORM OF SOLVENCY CERTIFICATE
February 5, 2015
To the Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned, the Chief Financial Officer of CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation (“Parent”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:
1.    This Certificate is furnished to the Agent and the Lenders pursuant to Section 6.12 of the Credit Agreement, of even date herewith, by and among Parent, CHIQUITA BRANDS L.L.C., a Delaware limited liability company (the "Lead Borrower"), each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time (together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time, BANK OF AMERICA, N.A., as the administrative agent and collateral agent (in such capacities, the “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunning managers (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this Certificate, I, or officers of Parent under my direction and supervision:

(a)	have reviewed the financial statements (including the pro forma financial statements) referred to in Section 6.11 of the Credit Agreement.

(b)	have knowledge of and have reviewed to my (or their) satisfaction the Credit Agreement.

(c)	am (or are) familiar with the financial condition of Parent and its subsidiaries.
3.    Based on and subject to the foregoing, I hereby certify on behalf of Parent that, as of the Closing Date immediately after giving effect to the consummation of the Transaction and the related financing transactions (including the incurrence of any Loans), Parent and its Subsidiaries, taken as a whole, are Solvent.
4.     For purposes of this Certificate, “Solvent” means, with respect to Parent and its Subsidiaries, taken as a whole, as of any date of determination, that (a) at fair valuations, the sum of the debts (including contingent liabilities) of Parent and its Subsidiaries, taken as a whole, is less than all of the assets of Parent and its Subsidiaries, taken as a whole, (b) Parent and its Subsidiaries, taken as a whole, are not engaged or about to engage in a business or transaction for which the remaining assets of Parent and its Subsidiaries, taken as a whole, are unreasonably small in relation to the business or transaction or for which the property remaining with Parent and its Subsidiaries, taken as a whole, is an unreasonably small capital, and (c) Parent and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or reasonably believe that they will incur, debts beyond the ability of Parent and its Subsidiaries, taken as a whole, to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Signature Page Follows]
IN WITNESS WHEREOF, Parent has caused this certificate to be executed on its behalf by its Chief [Accounting] Officer as of the date first set forth above.
CHIQUITA BRANDS INTERNATIONAL, INC.
By: ___________________________________
Name:
Title: Chief [Accounting] Officer

EXHIBIT G
FORM OF COMPLIANCE CERTIFICATE
[on Borrower's letterhead]

To:	Bank of America, N.A. One Bryant Park
New York, NY 10036
Attn:

Re:	Compliance Certificate dated _____________
Ladies and Gentlemen:
Reference is made to that certain CREDIT AGREEMENT (the “Credit Agreement”) dated as of February 5, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation (“Parent”), CHIQUITA BRANDS L.L.C., a Delaware limited liability company (the “Lead Borrower”), each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time (together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time, BANK OF AMERICA, N.A., as the administrative agent and collateral agent (in such capacities, the “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunning managers. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.
Pursuant to Section 9.01(e) of the Credit Agreement, the undersigned officer of the Lead Borrower hereby, on behalf of each Borrower, certifies that:
1.    The financial information of Parent and its Subsidiaries furnished pursuant to [Section 9.01(a)] [Section 9.01(b)] of the Credit Agreement and attached as Schedule 1 hereto, has been prepared in accordance with U.S. GAAP (except, in the case of unaudited financial statements, (a) for the lack of footnotes, statements of cash flows, shareholders' equity and comprehensive income and (b) being subject to year-end audit and normal closing adjustments, including adjustments from income tax calculations and quarterly cut-off procedures), and fairly presents in all material respects the consolidated financial condition of Parent and its consolidated Subsidiaries as of the date set forth therein and the results of their operations for the period set forth therein.
2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its consolidated Subsidiaries during the accounting period covered by the financial statements attached as Schedule 1 hereto.
3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 hereto, in each case specifying the nature and period of existence thereof and what action Parent and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.
4.    Schedule 3 hereto contains a reasonably detailed and true and correct calculation of the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries for the applicable period to which the financial information attached as Schedule 1 hereto pertains.
5.    There have been no changes to Schedule 3(b) to the Perfection Certificate since the Closing Date or, if later, since the date of the most recent Compliance Certificate delivered pursuant to Section 9.01(e)(ii) of

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the Credit Agreement prior to the date hereof, or if there have been any such changes, a list in reasonable detail of such changes is attached as Schedule 4 hereto.
6.    There have been no changes to the locations where Collateral in an aggregate amount (for any one location) in excess of $100,000 is located on any Real Property of any Grantor that is leased by such Grantor from a third party since the Closing Date or, if later, since the date of the most recent Compliance Certificate delivered pursuant to Section 9.01(e)(iii) of the Credit Agreement prior to the date hereof, or if there have been any such changes, a list in reasonable detail of such changes is attached as Schedule 5 hereto.
[7.    There have been no changes to Schedule 1, 2, 3, 4, 5, 6, 7, 9 or 11, in each case, to the Security Agreement, in each case since the Closing Date or, if later, since the date of the most recent Compliance Certificate delivered pursuant to Section 9.01(e)(iv) of the Credit Agreement prior to the date hereof, or if there have been any such changes, a list in reasonable detail of such changes, to the extent required to be reported to the Agent pursuant to the Security Documents, is attached as Schedule 6 hereto [and the Lead Borrower and the other Loan Parties have taken all actions required to be taken by them pursuant to the Security Documents in connection with such changes].]

[Signature Page Follows]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigDned as of the date first written above.

CHIQUITA BRANDS L.L.C., as Lead Borrower By: Name: Title:

[Compliance Certificate]

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SCHEDULE 1

Financial Information

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SCHEDULE 2

Default or Event of Default

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SCHEDULE 3

Financial Covenant
1.    Fixed Charge Coverage Ratio.
The Fixed Charge Coverage Ratio, measured on a month-end basis, for the ____-month period ending _________, ________ is ___:1.0, which has been calculated as follows:

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SCHEDULE 4

Updates to Schedule 3(b) to the Perfection Certificate

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SCHEDULE 5
Updates to Leased Locations of Collateral

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SCHEDULE 6
Updates to Security Agreement Schedules

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EXHIBIT H
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment Agreement”) is entered into as of _______________________________ between _______________________________ (“Assignor”) and _______________________________ (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.
1.    In accordance with the terms and conditions of Section 13.04 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, (i) that interest in and to the Assignor's rights and obligations (in its capacity as a Lender) under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified in Annex I, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above, collectively, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.
2.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto or any collateral thereunder; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price in Annex I represents the amount owed by the Borrowers to the Assignor with respect to the Assignor’s share of the Loans assigned hereunder, as reflected on the Assignor’s books and records.
3.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it has received copies of the Credit Agreement and the other Loan Documents,

[[NYCORP:3506613v7:3178W: 02/11/2015--01:25 PM]]

together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own independent credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (iii) from and after the Settlement Date (as defined below), it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, and (v) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest; (b) agrees that it will, independently and without reliance upon the Agent, the Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.
4.    Following the execution of this Assignment Agreement by the Assignor and the Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment Agreement (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by the Agent for its sole and separate account of a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consents of the Agent, the Lead Borrower, the Swingline Lender and any Issuing Bank and (d) the date specified in Annex I.
5.    As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Assignment Agreement, including, without limitation, such assigning Lender’s obligations under Sections 3.01, 3.02, 5.01, 12.07 and 13.01 of the Credit Agreement. The Assignee acknowledges that as of the date hereof it shall be bound by the terms and conditions of the Intercreditor Agreement as provided for in Section 13.18 of the Credit Agreement.
6.    Upon the Settlement Date, the Assignee shall pay to the Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, the Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of

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principal, interest, fees and other amounts) to the Assignor for amounts which have accrued up to but excluding the Settlement Date and to the Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, the Assignor shall pay to the Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to the Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to the Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts, paid or payable in kind from and after the Settlement Date to the Assignee.
7.    This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
8.    THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW, SUBMISSION TO JURISDICTION, VENUE, AND WAIVER OF JURY TRIAL SET FORTH IN SECTION 13.07 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor By Name: Title:

[NAME OF ASSIGNEE] as Assignee By Name: Title:

ACCEPTED THIS ____ DAY OF _______________ BANK OF AMERICA, N.A., as Agent By Name: Title:

[Assignment and Assumption Agreement]

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ANNEX I TO ASSIGNMENT AND ASSUMPTION AGREEMENT

1.
Borrowers: CHIQUITA BRANDS L.L.C., B C SYSTEMS, INC., CB CONTAINERS, INC., CHIQUITA FRESH NORTH AMERICA L.L.C., FRESH EXPRESS INCORPORATED, FRESH INTERNATIONAL CORP., TRANSFRESH CORPORATION, VERDELLI FARMS, INC. and V.F. TRANSPORTATION, L.L.C.

2.	Name and Date of Credit Agreement:
Credit Agreement, dated as of February 5, 2015, among CHIQUITA BRANDS INTERNATIONAL, INC. (“Parent”), CHIQUITA BRANDS L.L.C. (the “Lead Borrower”), each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time, the Lenders party thereto from time to time, BANK OF AMERICA, N.A., as the administrative agent and collateral agent (in such capacities, the “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunning managers.

3.	Date of Assignment Agreement: __________

4.	Amounts:

(a)	Assigned Amount of Commitment: $__________

(b)	Assigned Amount of Loans: $__________

5.	Settlement Date: __________

6.	Purchase Price: $__________

7.	Notice and Payment Instructions, etc.:

Assignee: _______________________________ _______________________________ _______________________________	Assignor: _______________________________ _______________________________ _______________________________

8.

9.	Agreed and Accepted:

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EXHIBIT J

[ASSIGNOR] By:____________________________ Title:___________________________	[ASSIGNEE] By:____________________________ Title:___________________________

Accepted: BANK OF AMERICA, N.A., as Agent By Name: Title:

CHIQUITA BRANDS L.L.C., a Delaware limited liability company, as Lead Borrower By Name: Title:

[Annex I to Assignment and Assumption Agreement]
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SUMMARY AVAILABILITY                                    EXHIBIT I

12/31/2014	Data should only be entered in yellow boxes
Company Name	Chiquita Brands LLC
TOTAL SUMMARY
Total AR Availability	73,830,745
Total Inventory Availability	15,949,780
Total Machinery & Equipment Availability	19,550,000
Total AR and Equipment	109,330,525
Line Limit	150,000,000
Total Availability	109,330,525
Reserves:
Less: PACA	1,644,000
Less: Landlord Rent Reserve	0
Less: Bank Product Reserve	0
Total Other Availability/Credit Products Reserve	1,644,000
Gross Availability	107,686,525

Outstanding Loan Balance	0
Outstanding L/Cs	25,074,000
Net Availability	82,612,525
The company named in the box above labeled “Company Name” (the “Company”), by its duly authorized officer signing below hereby certifies that the information set forth in this certificate s true and correct, in all material respects, as of the date(s) indicated herein.

Prepared by :___________________________

Authorized Signature: /s/ Joseph B. Johnson 2/4/2015

(1)
If this document is being transmitted electronically, the Company acknowledges that by entering the name of its duly authorized officer on the Certificate, that officer has reviewed the Certificate and affirmed the representations warranties and certifications referenced above.

EXHIBIT J

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PERFECTION CERTIFICATE
February 5, 2015

Reference is hereby made to (a) that certain Credit Agreement dated as of February 5, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among CHIQUITA BRANDS INTERNATIONAL, INC., as parent ("Parent"), CHIQUITA BRANDS L.L.C., CHIQUITA FRESH NORTH AMERICA L.L.C., FRESH INTERNATIONAL CORP., FRESH EXPRESS INCORPORATED, B C SYSTEMS, INC. TRANSFRESH CORPORATION, VERDELLI FARMS INC., CB CONTAINERS, INC., and V.F. TRANSPORTATION, L.L.C. as borrowers ("Borrowers"), the lenders party thereto as "Lenders" (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender"), BANK OF AMERICA, N.A. ("Bank of America"), in its capacity as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunning managers, and (b) that certain Guaranty and Security Agreement dated as of February 5, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the "Guaranty and Security Agreement") by and among Parent and Borrowers as "Grantors", and Agent.
All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term "Loan Parties" shall mean the "Loan Parties" as that term is defined in the Credit Agreement and "Code" shall mean the "Code" as that term is defined in the Guaranty and Security Agreement.
The undersigned, the Chief Financial Officer of Parent, hereby certifies (in my capacity as Chief Financial Officer of Parent and not in my individual capacity) to Agent and each of the other members of the Lender Group and the Bank Product Providers as follows as of February 5, 2015:
Names.
The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business in the states listed on Schedule 1(a).
Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.

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Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.
Chief Executive Offices. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.
Real Property.
Attached hereto as Schedule 3(a) is a list of all (i) owned or leased Real Property (as defined in the Guaranty and Security Agreement) of each Loan Party, (ii) common names, addresses and uses of each such parcel of Real Property, and (iii) other information relating thereto required by such Schedule.
Schedule 3(b) sets forth all third parties ("Bailees") with possession of any Collateral (including inventory and equipment) of the Loan Parties with an aggregate value of at least $100,000, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee's possession and the location of such inventory and equipment (if none please so state).
Extraordinary Transactions. Except for those purchases, mergers, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of certified file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction of formation identified in Section 1(a) and in each location identified in Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3(a).
UCC Filings. The financing statements (the filing of which has been duly authorized by each Loan Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the Guaranty and Security Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.
Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 11(c).
Termination Statements. Attached hereto as Schedule 8 are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8 hereto with respect to each Lien described therein.
Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of all of the issued and outstanding Equity Interests of each Loan Party and its Subsidiaries organized under the laws of a State in the United States and Fresh Holding C.V. and Compania Mundimar S.A. and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 9(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 9(b) is a true and correct organizational chart of Parent and its Subsidiaries.
Instruments and Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other tangible evidence of Indebtedness held by each Loan Party as of December 31,

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2014 having an individual value or face amount in excess of $1,000,000, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.
Intellectual Property.
Schedule 11(a) provides a complete and correct list of all registered Copyrights (as defined in the Guaranty and Security Agreement) owned by any Loan Party and all applications for registration of Copyrights owned by any Loan Party. Schedule 11(a) provides a complete and correct list of all registered Patents (as defined in the Guaranty and Security Agreement) owned by any Loan Party and all applications for Patents owned by any Loan Party. Schedule 11(a) provides a complete and correct list of all registered Trademarks (as defined in the Guaranty and Security Agreement) owned by any Loan Party and all applications for registration of Trademarks owned by any Loan Party.
Schedule 11(b) provides a complete and correct list of all material Intellectual Property Licenses (as defined in the Guaranty and Security Agreement) entered into by any Loan Party pursuant to which (i) any Loan Party has provided any license or other rights in Intellectual Property (as defined in the Guaranty and Security Agreement) owned by such Loan Party to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) or (ii) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned by such Person that is material to the business of such Loan Party;
Attached hereto as Schedule 11(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office (as applicable) are the filings necessary to perfect the Agent’s security interests in the registered or applied-for United States Trademarks, registered or applied-for United States Patents, and registered or applied-for United States Copyrights set forth on Schedule 11(a), including duly signed copies of each of the Patent Security Agreements, Trademark Security Agreements and the Copyright Security Agreements, as applicable (subject to the attachment as exhibits to such filings of listings of the applicable information set forth in Schedule 11(a) with respect to the Trademarks, Patents and Copyrights (as applicable) of the applicable Grantor).
Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all commercial tort claims that exceed $1,000,000 held by each Loan Party, including a brief description thereof.
Deposit Accounts and Securities Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts and Securities Accounts (each as defined in the Guaranty and Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.
Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder, having an individual value or face amount in excess of $1,000,000.
Motor Vehicles. Attached hereto as Schedule 15 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) owned by a Loan Party that are included or are proposed to be included in the Borrowing Base as Eligible Equipment.
Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes _x__ No ____
Vessels, boats or ships:	Yes ____ No _x__
Railroad rolling stock:	Yes ____ No _x__
If the answer is yes to any of these other types of assets, please describe on Schedule 16.

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

CHIQUITA BRANDS INTERNATIONAL, INC., By: Name: Darcilo Santos Title: Chief Financial Officer

CHIQUITA BRANDS L.L.C.
CHIQUITA FRESH NORTH AMERICA L.L.C.
FRESH INTERNATIONAL CORP.
FRESH EXPRESS INCORPORATED
B C SYSTEMS, INC.
CB CONTAINERS, INC.
VERDELLI FARMS, INC.
TRANSFRESH CORPORATION

By:
Name: Darcilo Santos
Title: Chief Financial Officer
   of Chiquita Brands International, Inc.
   (an Authorized Officer)

V.F. TRANSPORTATION, L.L.C., By: VERDELLI FARMS, INC., its sole Manager By: Name: Darcilo Santos Title: Chief Financial Officer of Chiquita Brands International, Inc. (an Authorized Officer)

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EXHIBIT K
FORM OF BANK PRODUCTS PROVIDER LETTER AGREEMENT
[Date]

Bank of America, N.A.
GA7-293-08-01, 300 Galleria parkway, Suite 800
Atlanta, GA 30339
Attention: John M. Olsen
Fax No.: (404) 607-3277
Reference is hereby made to that certain Credit Agreement, dated as of February 5, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among CHIQUITA BRANDS INTERNATIONAL, INC., A New Jersey corporation (“Parent”), CHIQUITA BRANDS L.L.C., a Delaware limited liability company (the “Lead Borrower”), each U.S. Subsidiary listed as a Borrower on the signature pages thereto and such other U.S. Subsidiaries as the Lead Borrower may designate from time to time (together with the Lead Borrower, the “Borrowers”), the Lenders party thereto from time to time, BANK OF AMERICA, N.A., as the administrative agent and collateral agent (in such capacities, the “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunning managers. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.
Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the “Specified Bank Product Agreement [Agreements]”) dated as of [__________] by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party or Subsidiary].
Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and the Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 12.01 through 12.05 and Sections 12.07, 12.08, and 12.12 (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms used therein. The Specified Bank Products Provider and the Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Products Provider with respect to the Bank Products provided pursuant to Specified Bank Product Agreement[s], on the other hand.
Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 11.11, 12 and 13.10 of the Credit Agreement, including, as applicable, the defined terms used therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, the Specified Bank Products Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to the Agent and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.
Reporting Requirements. The Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as the Agent shall request, the Specified Bank Products Provider agrees to provide the Agent with a written report, in form and substance satisfactory to Agent, detailing the Specified Bank Products Provider’s reasonable

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determination of the liabilities and obligations (and mark- to-market exposure) of Parent, Borrower and the other Loan Parties in respect of the Bank Products provided by the Specified Bank Products Provider pursuant to Specified Bank Products Agreement[s]. If the Agent does not receive such written report within the time period provided above, the Agent shall be entitled to assume that the reasonable determination of the liabilities and obligations of Parent, Borrowers and the other Loan Parties with respect to the Bank Products provided pursuant to Specified Bank Product Agreement[s] is zero.
Bank Product Reserve Conditions. [The Specified Bank Products Provider further acknowledges and agrees that the Agent shall have the right (to the extent permitted pursuant to the Credit Agreement), but shall have no obligation to establish, maintain, relax, or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not (including whether it is sufficient in amount). If the Agent chooses to implement any Bank Product Reserves, the Specified Bank Products Provider acknowledges and agrees that the Agent shall be entitled to rely on the information in the reports described above to establish the amount of such Bank Product Reserves.] [The Specified Bank Products Provider hereby acknowledges that (a) the Bank Product evidenced by the Specified Bank Product Agreement does not constitute a “Noticed Bank Product” and (b) no Bank Product Reserve will be established in respect of the Bank Product Obligations arising under the Specified Bank Product Agreement.]
Bank Product Obligations. From and after the delivery to the Agent of this agreement duly executed by the Specified Bank Products Provider and the acknowledgement of this agreement by the Agent and the Lead Borrower, the obligations and liabilities of Parent, Borrowers and the other Loan Parties to the Specified Bank Products Provider in respect of Bank Products evidenced by Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and the Specified Bank Products Provider shall constitute a Bank Product Provider until such time as the Specified Bank Products Provider or its Affiliate is no longer a Lender. The Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.
Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 13.03 of the Credit Agreement, and, if to the Specified Bank Products Provider, shall be mailed, sent, or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank Products Provider:	________________________ ________________________ ________________________ Attn: ____________________ Fax No. __________________

Miscellaneous. This agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto (including any successor agent pursuant to Section 12.09 of the Credit Agreement); provided, that Parent, Borrowers and the other Loan Parties may not assign this agreement or any rights or duties hereunder without the other parties’ prior written consent and any prohibited assignment shall be absolutely void ab initio. Unless the context of this agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.
Governing Law. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW, SUBMISSION TO JURISDICTION, VENUE AND WAIVER OF JURY TRIAL SET FORTH

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IN SECTION 13.07 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[Signature Pages Follow]

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Sincerely, [SPECIFIED BANK PRODUCTS PROVIDER] By: Name: Title:

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Acknowledged, accepted, and agreed as of the date first written above: CHIQUITA BRANDS L.L.C., as Lead Borrower By: Name: Title:

[Chiquita ABL Credit Agreement]